As filed with the Securities and Exchange Commission on January 23, 2007

Registration No. 333-139536

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NAVTEQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7372	77-0170321
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer
incorporation or organization)	classification code number)	Identification No.)

222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
(312) 894-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence M. Kaplan, Esq.
Senior Vice President and General Counsel
NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
(312) 894-7000

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas L. Hanley, Esq.	William W. Matthews, Esq.
Pepper Hamilton LLP	Barry Siegel, Esq.
600 14th Street, N.W.	Klehr, Harrison, Harvey, Branzburg & Ellers LLP
Washington, D.C. 20005	260 South Broad Street
(202) 220-1200	Philadelphia, PA 19102
(215) 568-6060

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated January 23, 2007

The information in this proxy statement/prospectus is not complete and may be changed. NAVTEQ may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful. Any representation to the contrary is a criminal offense.

TRAFFIC.COM, INC.
851 Duportail Road
Wayne, Pennsylvania 19087

              , 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Traffic.com, Inc. (“Traffic.com”) to be held on          , 2007, at          a.m., Eastern Time. The special meeting will be held at the Valley Forge Suites, 888 Chesterbrook Blvd., Wayne, Pennsylvania 19087.

As described in the enclosed proxy statement/prospectus, at the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger that Traffic.com entered into as of November 5, 2006 with NAVTEQ Corporation, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc., pursuant to which Traffic.com will merge with and into NAVTEQ Holdings Delaware, Inc. If holders of record of a majority of the outstanding shares of Traffic.com common stock as of                      2007 and entitled to vote in person or by proxy at the special meeting vote to adopt the Agreement and Plan of Merger and the other conditions in the Agreement and Plan of Merger are satisfied or waived, Traffic.com will be merged with and into NAVTEQ Holdings Delaware, Inc. and NAVTEQ Holdings Delaware, Inc. will continue as the surviving corporation. NAVTEQ Holdings Delaware, Inc. is a wholly-owned subsidiary of NAVTEQ Holdings B.V., which is a wholly-owned subsidiary of NAVTEQ Corporation.

As further described in this proxy statement/prospectus, each Traffic.com stockholder will receive per share outstanding of Traffic.com common stock, at the election of the stockholder thereof: either (i) $8.00 in cash, without interest, or (ii) 0.235 shares of NAVTEQ common stock. Note that your election of cash or stock will be subject to certain conditions and limitations, including a limit on total cash consideration of $49 million (minus the cash value of dissenting shares) and a limit on the total number of NAVTEQ shares issued of 4.3 million (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock).  It is likely, therefore, that if you elect to receive cash for your shares of Traffic.com common stock, you will receive a combination of NAVTEQ common stock and cash in proportions that will depend on the elections made by other Traffic.com stockholders.  Similarly, if you elect to receive shares of NAVTEQ common stock, you are likely to receive a combination of NAVTEQ common stock and cash in proportions that will depend on the elections by other Traffic.com stockholders.  These conditions and limitations are described in greater detail in the proxy statement/prospectus.

As further described in this proxy statement/prospectus, certain affiliated stockholders of Traffic.com owning        outstanding shares of Traffic.com common stock as of the record date, have agreed pursuant to a voting agreement to elect to receive their merger consideration entirely in shares of NAVTEQ common stock.

NAVTEQ common stock is listed on the New York Stock Exchange under the trading symbol “NVT.” On January 19, 2007, the closing sale price of NAVTEQ common stock was $31.63.

Traffic.com’s board of directors investigated, considered and evaluated the terms and conditions of the Agreement and Plan of Merger. Based on its review, Traffic.com’s board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of Traffic.com and its stockholders and recommends that you vote FOR the adoption of the Agreement and Plan of Merger.

Your vote is very important, regardless of the number of shares you own. Traffic.com cannot complete the merger unless the Agreement and Plan of Merger is adopted and the merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Traffic.com common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, please promptly complete, sign and return the enclosed proxy card in the envelope provided. Your shares then will be represented at the special meeting. Note that a failure to vote your shares has the same effect as a vote against the adoption of the Agreement and Plan of Merger. If a written proxy card is signed by a stockholder of Traffic.com and returned without instructions, the shares represented by the proxy will be voted FOR the adoption of the Agreement and Plan of Merger. If you attend the special meeting, you may, by following the procedures discussed in the accompanying documents, withdraw your proxy and vote in person.

The accompanying notice of special meeting, proxy statement/prospectus and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. In particular, please see the section entitled “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Traffic.com. We look forward to seeing you at the special meeting.

Sincerely,

Mark J. DeNino
Chairman of the Board

Wayne, Pennsylvania

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement/prospectus, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                   , 2007, and is first being mailed to Traffic.com stockholders

beginning on or about              , 2007.

TRAFFIC.COM, INC.
851 Duportail Road
Wayne, Pennsylvania 19087

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                           , 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Traffic.com, Inc. (“Traffic.com”) will be held on                    , 2007, at            a.m., Eastern Time, at Valley Forge Suites, 888 Chesterbrook Blvd., Wayne, Pennsylvania 19087 (the “Special Meeting”), for the following purposes:

1.                     To vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 5, 2006, by and among Traffic.com, NAVTEQ Corporation, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc., pursuant to which Traffic.com will merge with and into NAVTEQ Holdings Delaware, Inc., at which time the corporate existence of Traffic.com will cease and NAVTEQ Holdings Delaware, Inc. will continue as the surviving corporation, and to approve the merger; and

2.                     To transact any other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

The merger proposal is more fully described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting. The Merger Agreement is included as Annex A to the proxy statement/prospectus. The accompanying proxy statement/prospectus is first being furnished to the stockholders of Traffic.com on or about         , 2007.

The board of directors has fixed the close of business on               , 2007 as the record date for determining the stockholders entitled to receive notice of and to vote at, either in person or by proxy, the Special Meeting and at any adjournments or postponements thereof. As of the record date, there were              shares of common stock outstanding and entitled to vote. If a written proxy card is signed by a stockholder of Traffic.com and returned without instructions, the shares represented by the proxy will be voted FOR the adoption of the Merger Agreement.

THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF TRAFFIC.COM AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

A majority of shares of Traffic.com common stock outstanding on the record date and entitled to vote must be voted in favor of the merger proposal in order for the Merger Agreement to be adopted. Your failure to vote your shares will have the same effect as voting against the merger proposal.

In connection with the proposed merger, you may exercise appraisal rights as provided in the Delaware General Corporation Law. The procedure for exercising appraisal rights is summarized under the heading “Appraisal Rights” in the accompanying proxy statement/prospectus and a copy of Section 262 of the Delaware General Corporation Law, which includes the specific procedures for exercising appraisal rights, is included as Annex D to the proxy statement/prospectus.

It is important for your shares to be represented at the special meeting. Please promptly mark, sign, date and return the enclosed proxy even if you plan to attend the special meeting. You should not send any certificates representing Traffic.com common stock with your proxy.

We look forward to seeing you at the special meeting.

By Order of the Board of Directors,

Brian J. Sisko
Senior Vice President,
Secretary and General Counsel

PROXY STATEMENT/PROSPECTUS

Traffic.com, Inc. is providing this proxy statement/prospectus and accompanying proxy card to you in connection with the solicitation by its board of directors of proxies to be voted at a special meeting of stockholders and at any adjournment of the special meeting. This proxy statement/prospectus also constitutes a prospectus of NAVTEQ Corporation with respect to the shares of common stock of NAVTEQ Corporation that will be issued to stockholders of Traffic.com, Inc. pursuant to the merger described herein.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about NAVTEQ Corporation, which we refer to herein as NAVTEQ, from documents that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 182 of this proxy statement/prospectus.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from NAVTEQ through the “Financial Information—SEC Filings” link located on the Investor Relations page of NAVTEQ’s website at www.navteq.com or from the Securities and Exchange Commission, which is referred to herein as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are also available from NAVTEQ without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Traffic.com stockholders may request a copy of such documents by contacting NAVTEQ at:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attn: Investor Relations
Telephone: (312) 894-7000

You may obtain copies of information relating to Traffic.com, without charge, by contacting Traffic.com at:

Traffic.com, Inc.
851 Duportail Road
Wayne, PA 19087
Attn: General Counsel
Telephone: (610) 725-9700

We are not incorporating the contents of the websites of the SEC, NAVTEQ, Traffic.com or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

In order for you to receive timely delivery of the NAVTEQ documents incorporated by reference into this proxy statement/prospectus in advance of the Traffic.com special meeting, NAVTEQ should receive your request no later than         , 2007, which is five business days prior to the special meeting.

TABLE OF CONTENTS

Page
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	3
SUMMARY	9
The Companies	9
The Merger	9
Ownership of NAVTEQ After the Merger	11
Risk Factors	11
Traffic.com Stockholders Entitled to Vote; Vote Required	11
Recommendation of the Traffic.com Board of Directors	11
Opinion of Financial Advisor to Traffic.com’s Board of Directors, Allen & Company LLC, and Opinion of Financial Advisor to the Special Committee of Traffic.com’s Board of Directors, Susquehanna Financial Group, LLLP	12
Share Ownership and Voting Agreements of Traffic.com Directors and Executive Officers	12
Interests of Traffic.com Directors and Executive Officers in the Merger	13
Listing of NAVTEQ Common Stock and Delisting and Deregistration of Traffic.com Common Stock	13
Appraisal Rights	14
Conditions to Completion of the Merger	14
Regulatory Matters	14
Agreement to Complete the Merger	15
Traffic.com is Generally Prohibited from Soliciting Other Offers	15
Termination of the Merger Agreement	15
Termination Fee	16
Material United States Federal Income Tax Consequences of the Merger	16
Accounting Treatment	16
Differences in Rights of NAVTEQ Stockholders and Traffic.com Stockholders	16
NAVTEQ SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	17
TRAFFIC.COM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	20
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	22
COMPARATIVE PER SHARE MARKET PRICE DATA	24
RISK FACTORS	26
Risk Factors Relating to the Merger	26
Risks Related to NAVTEQ’s Business	33
THE SPECIAL MEETING OF TRAFFIC.COM STOCKHOLDERS	48
Date, Time and Place of Special Meeting	48
Purpose of the Special Meeting	48
Record Date for the Special Meeting	48
Vote of Traffic.com Stockholders Required for Adoption of the Merger	48
Adjournment or Postponement	49
Voting and Voting of Proxies	49
Revocability of Proxies	50
Solicitation of Proxies	50
Householding of Special Meeting Materials	50

ANNEXES
Annex A	Agreement and Plan of Merger
Annex B-1	Voting Agreement, dated as of November 5, 2006, by and among NAVTEQ Corporation and each of Robert N. Verratti, David L. Jannetta, The Jannetta Family Trust, Mark J. DeNino, and Christopher M. Rothey
Annex B-2

Voting Agreement, dated as of November 5, 2006, by and among NAVTEQ Corporation and each of TL Ventures III L.P., TL Ventures III Offshore L.P., TL Ventures III Interfund L.P., TL Ventures IV L.P. and TL Ventures IV Interfund L.P.

Annex C-1	Opinion of Financial Advisor to Traffic.com’s Board of Directors, Allen & Company LLC
Annex C-2	Opinion of Financial Advisor to the Special Committee of Traffic.com’s Board of Directors, Susquehanna Financial Group, LLLP
Annex D	Section 262 of the Delaware General Corporation Law

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus contain or may contain “forward looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to NAVTEQ or Traffic.com, respectively, wherever they occur in this proxy statement/prospectus or the other documents incorporated by reference into this proxy statement/prospectus, are necessarily estimates reflecting the judgment of the respective managements of NAVTEQ and Traffic.com and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus under “Risk Factors” and elsewhere and in those documents incorporated by reference into this proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•       the effects of local and national economic, credit and capital market conditions on the economy in general, and on the automotive, consumer mobile device and advertising (including television, radio and Internet) industries or any segment of any such industries in particular, and the effects of foreign exchange rates and interest rates;

•       the ability to obtain the approval of Traffic.com’s stockholders, to obtain or meet the closing conditions in the merger agreement, including applicable regulatory and tax requirements, and to otherwise complete the merger in a timely manner;

•       the ability to integrate the operations of Traffic.com into NAVTEQ in a timely and cost-effective manner;

•       the ability of NAVTEQ to integrate other companies acquired by NAVTEQ with the operations of NAVTEQ and Traffic.com;

•       the actual operating results, earnings per share dilution and revenue and cost synergies after the merger;

•       the growth rates for adverstising revenue related to licensing and distribution of traffic data, mix of revenue among customers and sales channels and share of business after the merger;

•       the ability of NAVTEQ or the combined company to attract and retain key customers and forecast customer demand patterns in future periods;

•       the effects of competition on pricing, revenues and earnings;

•       the ability to retain key personnel both before and after the merger;

•       the ability of each company to successfully execute its business strategies before and after the merger;

•       the extent and timing of market acceptance of new products or product services;

•       the ability of each company to procure, maintain, enforce and defend its patents and proprietary rights;

•       changes in third party relations and approvals;

•       changes in laws, including increased tax rates, regulations or accounting standards and decisions of courts, regulators and governmental bodies;

•       the ability to recoup costs of capital investments through higher revenues; and

•       the occurrence of acts of war or terrorist incidents.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither NAVTEQ nor Traffic.com undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Traffic.com, may have regarding the merger and the other matters being considered at the special meeting of Traffic.com stockholders and brief answers to those questions. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:                  Why am I, as a Traffic.com stockholder, receiving this proxy statement/prospectus?

A:                    NAVTEQ and Traffic.com have agreed to the acquisition of Traffic.com by NAVTEQ under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see “The Merger Agreement” beginning on page 92 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, Traffic.com stockholders must adopt the merger agreement. Traffic.com will hold a special meeting of its stockholders to obtain this approval.

This proxy statement/prospectus contains important information about the merger, the merger agreement and the special meeting of the stockholders of Traffic.com, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for the Traffic.com stockholders below.

Q:                  Why are NAVTEQ and Traffic.com proposing the merger?

A:                    NAVTEQ and Traffic.com each believe that combining the strengths of the two companies is in the best interests of each company and its stockholders. The acquisition of Traffic.com will provide NAVTEQ with proprietary traffic content, as well as the technology and expertise to deliver that content to a wide variety of customers across multiple industries. Combined, the two companies have the potential to create and deliver advanced dynamic content that will fuel the next generation of location-enabled applications. Both Traffic.com and NAVTEQ believe that the combination will create a stronger and more competitive company that will be capable of creating more stockholder value than Traffic.com or NAVTEQ could as separate companies. In addition, Traffic.com is also proposing the merger to provide its stockholders with both the opportunity to receive a premium for their shares to the trading price of Traffic.com’s common stock immediately prior to the announcement of the merger agreement and to participate in the potential growth of the combined company. To review the reasons for the merger in greater detail, see “The Merger — Traffic.com’s Reasons for the Merger; Recommendation of the Merger by the Board of Directors” on page 57 and “The Merger — NAVTEQ’s Reasons for the Merger” on page 81 of this proxy statement/prospectus.

Q:                  What will happen in the merger?

A:                    Pursuant to the terms of the merger agreement, Traffic.com will merge with and into NAVTEQ Holdings Delaware, Inc., a newly formed, wholly-owned subsidiary of NAVTEQ Holdings B.V., which is a wholly-owned subsidiary of NAVTEQ. Upon the consummation of the merger, NAVTEQ Holdings Delaware, Inc. will survive the merger as a direct wholly-owned subsidiary of NAVTEQ Holdings B.V. and the separate existence of Traffic.com will cease.

Q:                  What consideration will Traffic.com stockholders receive in the merger?

A:                    Under the merger agreement, at the effective time of the merger, each outstanding share of Traffic.com common stock will be converted into the right to receive, at the election of each Traffic.com stockholder (subject to certain conditions, including those pertaining to pro-ration): (i) $8.00 in cash, without interest or (ii) 0.235 shares of NAVTEQ common stock. The election of cash or stock will be subject to a limit on total cash consideration of $49 million (minus the cash value of dissenting shares) and a limit on total stock consideration equal to 4.3 million shares of NAVTEQ common stock (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock). As further described in the section entitled “The Voting Agreements” beginning on page 119 of this proxy statement/prospectus, certain affiliated stockholders of Traffic.com owning       outstanding shares of Traffic.com common stock as of the record date have agreed pursuant to a voting agreement to elect to receive their merger consideration entirely in shares of NAVTEQ common stock.

Q:                  What must Traffic.com stockholders do to elect to receive cash or NAVTEQ common stock?

A:                    To elect to receive cash or NAVTEQ common stock for your shares of Traffic.com common stock, you must indicate in the place provided on the election form, which you will receive in a separate mailing, the number of shares of Traffic.com common stock that you own and whether you prefer to receive cash, stock or you do not have a preference. You cannot elect to receive both cash and stock and your election will cover all of the shares of Traffic.com stock that you own. You must then sign the form and return it in the separate envelope that will be provided to you along with the election form so that it is received prior to the election deadline, which is 5:00 p.m. Eastern time on the date that is ten business days following the effective date of the merger. If the merger occurs, NAVTEQ will promptly make a public announcement of this fact.

Q:                  Can I revoke or change my election after I mail my form of election?

A:                    Yes. You may revoke or change your election at any time before the election deadline. You can do this by sending a written notice of such revocation or change in your election to the exchange agent at the address contained on the election form.

If you revoke your election form and then do not re-submit an election form that is timely, you will be deemed to have indicated that you are making no election with respect to your shares of Traffic.com common stock.

Q:                  Are Traffic.com stockholders guaranteed to receive the amount of cash or NAVTEQ common stock that they request on their election form?

A:                    No. The election of cash or stock will be subject to a limit on total cash consideration of $49 million (minus the cash value of dissenting shares) and a limit on the total number of NAVTEQ shares issued of 4.3 million (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock). It is likely, therefore, that if you elect to receive cash for your shares of Traffic.com common stock, you will receive a combination of NAVTEQ common stock and cash in proportions that will depend on the elections made by other Traffic.com stockholders. Similarly, if you elect to receive shares of NAVTEQ common stock, you are likely to receive a combination of NAVTEQ common stock and cash in proportions that will depend on the elections by other Traffic.com stockholders.

Q:                  If I make an election to receive cash, under what circumstances will my election be re-allocated so that I receive a mix of cash and NAVTEQ common stock?

A:                    Your election will be re-allocated if the total cash elections exceed $49 million (minus the cash value of dissenting shares). In that circumstance, you will receive a combination of cash and NAVTEQ common stock following a pro rata adjustment of all elections for cash in order to stay within the cash limitation of $49 million (minus the cash value of dissenting shares).

Q:                  If I make an election to receive NAVTEQ common stock, under what circumstances will my election be re-allocated so that I receive a mix of cash and NAVTEQ common stock?

A:                    Your election may be re-allocated if the total stock elections exceed 4.3 million shares of NAVTEQ common stock (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock). In that circumstance, you will receive a combination of cash and NAVTEQ common stock following a pro rata adjustment of all elections for NAVTEQ common stock in order to stay within the share limitation of 4.3 million NAVTEQ shares (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock).

Q:                  What happens if I do not make an election or my election form is not timely received?

A:                    If the total cash elections made by all Traffic.com stockholders exceed $49 million (minus the cash value of dissenting shares), you will receive shares of NAVTEQ common stock. If the total stock elections made by all Traffic.com stockholders exceed 4.3 million shares (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock), you will receive cash.

In any other event, you will receive a combination of NAVTEQ common stock and cash based on the amount of each such type of consideration remaining after allocations are made to the holders of shares of Traffic.com common stock who have made an election.

Q:                  How will I receive my shares of NAVTEQ common stock or cash?

A:                    After receiving the proper documentation from you and determining the proper allocations of cash and NAVTEQ common stock to be paid to all Traffic.com stockholders, the exchange agent will forward to you the cash and/or shares of NAVTEQ common stock to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found under the caption “The Merger Agreement — Stockholder Elections; Allocations; Proration Procedures — Surrender and Payment” beginning on page 97 of this proxy statement/prospectus.

Stockholders will not receive any fractional shares of NAVTEQ common stock. Instead, they will receive cash, without interest, for any fractional share of NAVTEQ common stock that they might otherwise have been entitled to receive upon surrender of their Traffic.com common stock.

Q:                  When do NAVTEQ and Traffic.com expect the merger to be completed?

A:                    NAVTEQ and Traffic.com are working to complete the merger as quickly as practicable and currently expect that the merger will be completed in the first quarter of 2007. However, we cannot predict the exact timing of the completion of the merger because it is subject to certain regulatory approvals and other conditions.

Q:                  What are the United States federal income tax consequences of the merger?

A:                    NAVTEQ and Traffic.com each expect the merger to qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code. The U.S. federal income tax consequences of a reorganization to an exchanging Traffic.com stockholder will depend on the relative mix of cash and NAVTEQ common stock received by such Traffic.com stockholder.

Traffic.com stockholders should carefully review the information under the caption “Material United States Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the merger to them. Each stockholder’s tax consequences will depend on such stockholder’s own situation. Traffic.com stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger to them.

Q:                  What are Traffic.com stockholders voting on?

A:                    Traffic.com stockholders are voting on a proposal to adopt the merger agreement.

Q:                  What vote of Traffic.com stockholders is required to adopt the merger agreement?

A:                    Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Traffic.com common stock entitled to vote at the Traffic.com special meeting.

Q:                  Who can attend and vote at the special meeting?

A:                    All holders of record of Traffic.com common stock outstanding at the close of business on             , 2007, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were              shares of Traffic.com common stock outstanding and entitled to vote at the special meeting, held by          holders of record.

Q:                  How does the Traffic.com board of directors recommend that Traffic.com stockholders vote?

A:                    The Traffic.com board of directors unanimously recommends that Traffic.com stockholders vote FOR the proposal to adopt the merger agreement. The Traffic.com board of directors and the special committee have determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Traffic.com and its stockholders. Accordingly, the Traffic.com board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. For a more complete description of the recommendation of the Traffic.com board of directors, see “The Merger — Traffic.com’s Reasons for the Merger, Recommendation of the Merger by the Board of Directors” beginning on page 57 of this proxy statement/prospectus.

Q:                  When and where will the special meeting of Traffic.com stockholders be held?

A:                    The Traffic.com special meeting will take place at the Valley Forge Suites, 888 Chesterbrook Blvd., Wayne, Pennsylvania 19087, on            , 2007, at            a.m., Eastern Time.

Q:                  Are there any risks related to the merger or any risks relating to owning NAVTEQ common stock?

A:                    Yes. You should carefully review the section entitled “Risk Factors” beginning on page 26 of this proxy statement/prospectus. In addition, we encourage you to read NAVTEQ’s publicly filed documents incorporated by reference into this proxy statement/prospectus.

Q:                  Are there any stockholders already committed to vote in favor of the adoption of the merger agreement?

A:                    Yes. Pursuant to voting agreements entered into with NAVTEQ, certain directors and executive officers of Traffic.com — namely, Robert N. Verratti, Mark J. DeNino, David L. Jannetta and Christopher M. Rothey  — and certain other stockholders of Traffic.com have agreed to vote shares of Traffic.com common stock in favor of the adoption of the merger agreement at the special meeting. The shares held by such directors, officers and other stockholders collectively represented approximately    % of the outstanding shares of Traffic.com common stock as of the record date entitled to vote at the special meeting. For a more complete description of the voting agreements, see “The Voting Agreements” beginning on page 119 of this proxy statement/prospectus. The voting agreements are also attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

Q:                  Am I entitled to appraisal or dissenters’ rights?

A:                    Yes. Traffic.com stockholders are entitled to appraisal rights. Under Delaware law, Traffic.com stockholders have the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of their shares of Traffic.com common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, a stockholder must strictly follow the procedures prescribed by Section 262 of the Delaware General Corporation Law. See “The Merger — Appraisal Rights” beginning on page     of this proxy statement/prospectus. In addition, the full text of the applicable provisions of Delaware law is included as Annex D to this proxy statement/prospectus.

Q:                  What should I do now in order to vote on the proposals being considered at the Traffic.com special meeting?

A:                    Stockholders of record of Traffic.com as of the record date of the Traffic.com special meeting may vote now by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope by following the instructions on the enclosed proxy card. If you hold Traffic.com common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Additionally, you may also vote in person by attending the Traffic.com special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not you plan to attend the special meeting, you should submit your proxy as described in this proxy statement/prospectus.

Q:                  Should I send in my Traffic.com share certificates now?

A:                    No. You should not send in your Traffic.com stock certificates now. Following the merger, a letter of transmittal will be sent to you informing you of where to deliver your Traffic.com stock certificates in order to receive the cash consideration and/or shares of NAVTEQ common stock (plus any cash in lieu of a fractional share of NAVTEQ common stock) to which you are entitled. You should not send in your Traffic.com stock certificates prior to receiving the letter of transmittal.

Q:                  What will happen if I abstain from voting or fail to vote?

A:                    An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but indicates an abstention from voting. If you abstain, it will have the same effect as voting against the proposal to adopt the merger agreement. If no instructions are indicated on a properly executed proxy or voting instruction card, the shares will be voted FOR the adoption of the proposal to adopt the merger agreement. If you fail to vote or if your shares are held in “street name” and you fail to instruct your broker how to vote your shares, it will have the same effect as voting against the proposal to adopt the merger agreement.

Q:                  Can I change my vote after I have delivered my proxy?

A:                    Yes.  If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•       delivering a signed written notice of revocation to the Secretary of Traffic.com at:

Traffic.com, Inc.
851 Duportail Road
Wayne, Pennsylvania 19087

•       signing and delivering a new, valid proxy bearing a later date; or

•       attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” you must contact your broker, bank or other nominee to change your vote.

Q:                  What should I do if I receive more than one set of voting materials for the special meeting?

A:                    You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

SUMMARY

The following is a summary that highlights selected information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the merger, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, you should read the information regarding NAVTEQ incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about NAVTEQ that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 182 of this proxy statement/prospectus.

The Companies

NAVTEQ

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
(312) 894-7000

NAVTEQ is a leading provider of digital map information and related software and services used in a wide range of navigation, mapping and geographic-related applications, including products and services that provide maps, driving directions, turn-by-turn route guidance, fleet management and tracking and geographic information systems. NAVTEQ originally incorporated in the State of California in August 1985 as Karlin & Collins, Inc., and reincorporated in the State of Delaware in September 1987 as Navigation Technologies Corporation. In February 2004, NAVTEQ changed its name to NAVTEQ Corporation. NAVTEQ maintains a web site at www.navteq.com. Information contained on, or that may be accessed through, NAVTEQ’s web site is not part of this proxy statement/prospectus.

Traffic.com

Traffic.com, Inc.
851 Duportail Road
Wayne, Pennsylvania 19087
(610) 725-9700

Traffic.com is a leading provider of traffic information in the United States, which can be formatted to meet the personal or unique needs of its customers and delivered across multiple platforms, including radio, television, the Internet, wireless devices, and in-vehicle navigation systems. Traffic.com was incorporated in the State of Delaware on October 23, 1998 under the name Argus Networks, Inc. Traffic.com changed its name to Traffic.com, Inc. in October 1999, then to Mobility Technologies, Inc. in May 2001 and then back to Traffic.com, Inc. in March 2005. Traffic.com maintains a web site at www.traffic.com. Information contained on, or that may be accessed through, Traffic.com’s web site is not part of this proxy statement/prospectus.

The Merger (see page 92)

NAVTEQ and Traffic.com have agreed to the acquisition of Traffic.com by NAVTEQ under the terms of the merger agreement that is described in this proxy statement/prospectus. In the merger, Traffic.com will merge with and into NAVTEQ Holdings Delaware, Inc., a newly formed, wholly-owned subsidiary of NAVTEQ Holdings B.V. (a wholly-owned subsidiary of NAVTEQ). Upon the consummation of the merger, NAVTEQ Holdings Delaware, Inc. will survive as a direct wholly-owned subsidiary of NAVTEQ Holdings B.V. and the separate existence of Traffic.com will cease. We have attached the merger agreement to this proxy statement/prospectus as Annex A. We encourage you to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration

Under the merger agreement, at the effective time of the merger, each outstanding share of Traffic.com common stock will be converted into the right to receive, at the election of the holder thereof (subject to certain conditions, including those pertaining to pro-ration): (i) $8.00 in cash, without interest, or (ii) 0.235 shares of NAVTEQ common stock, par value $0.001 per share. The election of cash or stock will be subject to a limit on the total cash consideration of $49 million (minus the cash value of dissenting shares) and a limit on the total stock consideration equal to 4.3 million shares of NAVTEQ common stock (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock). For a full description of the merger consideration and the possible adjustments to the type of merger consideration and number of shares you might receive as a Traffic.com stockholder, see “The Merger Agreement — Treatment of Securities” and “Risk Factors — Risks Relating to the Merger” beginning on pages 92 and 26, respectively, of this proxy statement/prospectus.

Fractional Shares

NAVTEQ will not issue fractional shares of NAVTEQ common stock in the merger. As a result, each Traffic.com stockholder will receive cash for any fractional share of NAVTEQ common stock that the stockholder would otherwise be entitled to receive in the merger after aggregating all fractional shares to be received by the stockholder.

Treatment of Stock Options and Warrants

NAVTEQ will assume the following Traffic.com stock options that are outstanding upon consummation of the merger: (1) options that are not yet vested and exercisable, (2) options that are vested, and have a per share exercise price greater than the market price per share of Traffic.com common stock on the day immediately prior to the closing of the merger, and (3) options that are issued under the Traffic.com 1999 Non-Employee Option Plan, are vested and exercisable, which have a per share exercise price that is less than or equal to the market price per share of Traffic.com common stock on the day immediately prior to the closing of the merger.

With the exception of Traffic.com options issued under Traffic.com’s 1999 Non-Employee Option Plan, all Traffic.com options to purchase common stock that are vested, currently exercisable and which have a per share exercise price that is less than or equal to the market price per share of Traffic.com common stock on the day immediately prior to the closing date of the merger will be cancelled. Therefore, holders of these options must exercise them or exchange them, as described below, prior to the closing of the merger or the options will be cancelled and of no value. Option holders who exercise these options for Traffic.com common stock prior to the closing will be entitled to make the same elections of cash or NAVTEQ stock as all other Traffic.com stockholders. Alternatively, holders of these options may elect to exchange them, without first exercising them for shares of Traffic.com common stock, by delivering appropriate documentation to Traffic.com and NAVTEQ. Option holders who choose to exchange their options will be entitled to elect cash or NAVTEQ common stock on the same basis as Traffic.com stockholders (including the pro-ration provisions), and the consideration such option holders will receive will be net of the exercise price of the applicable option or options and any applicable withholding for taxes payable by the holder.

Prior to the closing of the merger, Traffic.com must obtain written agreements from each holder of certain outstanding Traffic.com warrants which shall provide that such holder will (1) exercise their warrants prior to the closing of the merger, (2) in lieu of exercising such warrants for Traffic.com common stock, exchange each share underlying the warrants for 0.235 shares of NAVTEQ common stock, or (3) be subject to a new warrant or warrants in replacement of the Traffic.com warrants, in a form agreed to by such holders and NAVTEQ. The TL Ventures entities, affiliates of Traffic.com, have agreed to exchange their warrants for shares of NAVTEQ common stock.

Once converted, all such exchanged Traffic.com options and warrants will be cancelled and the holder of those options or warrants will no longer have any rights with respect to the exchanged options or warrants except for the right, upon surrender of such exchanged option or exchanged warrant, to receive the cash and/or stock consideration, certain dividends and distributions and cash in lieu of fractional shares of NAVTEQ common stock, in each case without interest.

For a full description of the treatment of stock options and warrants upon consummation of the merger, see “The Merger Agreement — Treatment of Securities” beginning on page 92 of this proxy statement/prospectus.

Ownership of NAVTEQ After the Merger

Based on the number of shares of NAVTEQ common stock issued and outstanding on January 19, 2007, and assuming the election by Traffic.com stockholders of 4.3 million shares, the maximum total stock consideration payable to Traffic.com stockholders, Traffic.com stockholders will hold approximately 4.4% of the issued and outstanding of NAVTEQ common stock immediately after the merger.

Risk Factors (see page 26)

In evaluating the merger, the merger agreement or the issuance of shares of NAVTEQ common stock in the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page 26 of this proxy statement/prospectus.

Traffic.com Stockholders Entitled to Vote; Vote Required (see page 48)

The special meeting of Traffic.com stockholders will be held on             , 2007 at          a.m., Eastern Time, at Valley Forge Suites, 888 Chesterbrook Blvd., Wayne, Pennsylvania 19087. At the special meeting, the Traffic.com stockholders will be asked to adopt the merger agreement.

Only holders of record of Traffic.com common stock at the close of business on                 , 2007 are entitled to notice of and to vote at the special meeting. We refer to this date as the record date. As of the record date, there were                shares of Traffic.com common stock outstanding and entitled to vote at the special meeting held by                holders of record.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Traffic.com common stock entitled to vote at the special meeting.

Recommendation of Traffic.com’s Board of Directors (see page 57)

Traffic.com’s board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Traffic.com and its stockholders and recommends that you vote FOR adoption of the merger agreement.

Opinion of Financial Advisor to Traffic.com’s Board of Directors, Allen & Company LLC, and Opinion of Financial Advisor to the Special Committee of Traffic.com’s Board of Directors, Susquehanna Financial Group, LLLP (see pages 60-81 and Annex C-1 and Annex C-2)

Allen & Company LLC delivered an opinion to the Traffic.com board of directors and Susquehanna Financial Group, LLLP delivered an opinion to the special committee of the Traffic.com board of directors, each to the effect that, as of November 5, 2006, and based upon and subject to the various considerations described in each opinion, the merger consideration was fair from a financial point of view to the holders of Traffic.com common stock other than the stockholders enumerated therein.

The full text of the written opinions of each of Allen & Company LLC and Susquehanna Financial Group, LLLP, which set forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Allen & Company LLC and Susquehanna Financial Group, LLLP, respectively, in rendering its opinion, are attached as Annex C-1 and Annex C-2 respectively, to this proxy statement/prospectus. Holders of Traffic.com common stock are urged to, and should, read each opinion carefully.

Each of Allen & Company LLC and Susquehanna Financial Group, LLLP provided its opinion for the information and assistance of the Traffic.com board of directors and special committee, respectively, in connection with its consideration of the merger. Each of the Allen & Company LLC and Susquehanna Financial Group, LLLP opinions addresses only the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Traffic.com common stock (other than the stockholders enumerated in each opinion and any stockholders who demand and perfect appraisal rights) as of the date of the opinion. Neither Allen & Company LLC nor the Susquehanna Financial Group, LLLP opinion addresses any other aspect of the proposed merger or constitutes a recommendation as to how any holder of Traffic.com common stock should vote or act with respect to the adoption of the merger agreement or any other matter.

Share Ownership and Voting Agreements of Traffic.com Directors and Executive Officers (see pages 142 and 119)

At the close of business on the Traffic.com record date, directors and executive officers of Traffic.com and their affiliates beneficially owned approximately              shares of issued and outstanding Traffic.com common stock, collectively representing approximately       % of the shares of Traffic.com common stock outstanding on that date.  Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Traffic.com common stock entitled to vote at the special meeting. Concurrently with the execution and delivery of the merger agreement, certain directors and executive officers and their affiliates entered into voting agreements with NAVTEQ and Traffic.com pursuant to which those directors and executive officers and affiliates have agreed to vote their Traffic.com shares outstanding as of the record date, collectively representing approximately       % of the outstanding shares of Traffic.com common stock entitled to vote at the special meeting, in favor of adoption of the merger agreement.

Interests of Traffic.com Directors and Executive Officers in the Merger (see page 83)

In considering the recommendation of the Traffic.com board of directors with respect to the merger agreement and the merger, you should be aware that certain members of the Traffic.com board of directors and certain of Traffic.com’s executive officers have interests in the merger that may be different than, or in addition to, the interests of Traffic.com stockholders generally. These interests include:

•       Upon completion of the merger, Robert N. Verratti, Traffic.com’s Chief Executive Officer will be entitled to receive a bonus equal to 3% of the gross proceeds from the merger (up to a maximum amount of $5.4 million) less amounts received in the merger by Mr. Verratti in exchange for his stock holdings in Traffic.com, along with additional amounts in connection with a tax gross-up of such bonus. The bonus is payable in a combination of cash and NAVTEQ common stock. In addition, Mr. Verratti may receive a lump sum payment equal to $290,000, if he is terminated without cause or if he resigns within 12 months of the merger;

•       Mark J. DeNino, the Chairman of the board of directors, is a managing director of the TL Ventures entities, stockholders that own approximately 33.6% shares of issued and outstanding Traffic.com common stock as of November 3, 2006, and may be deemed to have shared voting and dispositive power over the shares of stock held by these stockholders along with the other members or stockholders of the respective general partners of the TL Ventures entities. Pursuant to an agreement with NAVTEQ and Traffic.com, the TL Ventures entities will receive only shares of NAVTEQ common stock in the merger with respect to the exchange of the Traffic.com warrants they hold;

•       John Josephson, a member of the board of directors, is a managing director of Allen & Company LLC, which will receive compensation from Traffic.com for its work as Traffic.com’s financial advisor and  provided a written opinion to the board of directors in connection with the merger as to the fairness, from a financial point of view, of the merger consideration being paid by NAVTEQ;

•       the potential receipt of severance payments, payable to certain Traffic.com executive officers if they are terminated without cause or were to resign for “good reason”;

•       the acceleration of vesting of certain directors’ and executive officers’ outstanding stock options, as a result of which these directors and executive officers will hold fully vested options;

•       the continued indemnification of, and provision for directors’ and officers’ liability insurance coverage to, current directors and officers of Traffic.com after the merger; and

•       the employment of certain executive officers of Traffic.com by NAVTEQ upon completion of the merger.

The Traffic.com board of directors was aware of these interests and considered them, among other matters, in making its recommendation to the Traffic.com stockholders.

Listing of NAVTEQ Common Stock and Delisting and Deregistration of Traffic.com Common Stock (see page 91)

Application will be made to have the shares of NAVTEQ common stock issued in the merger approved for listing on the New York Stock Exchange. If the merger is completed, Traffic.com common stock will no longer be listed on the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Traffic.com will no longer file periodic public reports.

Appraisal Rights (see page 89)

Under Delaware law, Traffic.com stockholders of record who do not vote in favor of the merger will be entitled to exercise appraisal rights and obtain payment for the judicially-determined fair value of their shares of Traffic.com common stock in connection with the merger if the merger is completed. A discussion of these appraisal rights is included in this proxy statement/prospectus beginning on page 89 of this proxy statement/prospectus and the relevant provisions of the Delaware General Corporation Law are included as Annex D to this proxy statement/prospectus.

Conditions to Completion of the Merger (see page 111)

A number of conditions must be satisfied before the merger will be completed. These include, among others:

•       the adoption of the merger agreement by the Traffic.com stockholders;

•       the expiration or termination of the waiting period, or any extension of the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the Hart-Scott-Rodino Act or HSR Act, and receipt of all clearances, consents and approvals necessary for completion of the merger under United States and foreign laws;

•       the number of shares dissenting from approval of the merger not exceeding ten percent of the aggregate number of shares of Traffic capital stock outstanding as of the record date for Traffic.com’s stockholders’ meeting;

•       the absence of any legal restraints or prohibitions preventing the completion of the merger;

•       the authorization for listing on the New York Stock Exchange of the shares of NAVTEQ common stock to be issued in the merger;

•       the effectiveness of a registration statement on Form S-4 and no stop order suspending the effectiveness of that Form S-4;

•       the representations and warranties of each party contained in the merger agreement being true and correct, except to the extent that breaches of those representations and warranties have not had and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the representing party or have been waived;

•       the performance or compliance in all material respects of each party with all agreements and covenants contained in the merger agreement at the completion of the merger;

•       the delivery of written agreements from certain holders of outstanding Traffic.com warrants providing for the exercise of such warrants in full at or prior to closing, the exchange of such warrants for the per share stock consideration set forth in the merger agreement or the replacement of such warrants by new warrants in a form agreed to by NAVTEQ and such holders; and

•       the absence since the date of the merger agreement of the occurrence of a material adverse effect with respect to either party.

Regulatory Matters (see page 88)

Under the HSR Act, and the rules promulgated thereunder by the U.S. Federal Trade Commission, or FTC, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. NAVTEQ and Traffic.com filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on

December 8, 2006. The waiting period under the HSR Act terminated on January 8, 2007. Although the waiting period has terminated, at any time before the effective time of the merger, the FTC, the Antitrust Division, or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger, or to require the divestiture of certain assets of NAVTEQ or Traffic.com. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. The merger may also be subject to review by other governmental authorities under the antitrust laws of various other jurisdictions where NAVTEQ and Traffic.com conduct business.

Agreement to Complete the Merger (see page 92)

Each of NAVTEQ and Traffic.com has agreed to cooperate fully with the other party and, subject to provisions in the merger agreement, use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations to complete the merger as promptly as practicable, but, in no event, later than June 30, 2007.

Traffic.com is Generally Prohibited from Soliciting Other Offers (see page 105)

The merger agreement contains detailed provisions that prohibit Traffic.com and its subsidiaries and its officers, directors or representatives from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to any acquisition proposal (as defined in the merger agreement), including an acquisition proposal that would result in the person or group acquiring more than a 10% interest in Traffic.com’s total outstanding securities, any merger, consolidation, business combination or similar transaction involving Traffic.com or any of its subsidiaries, pursuant to which the stockholders of Traffic.com immediately prior to the transaction would hold less than 90% of the equity interests in the surviving or resulting entity of such transaction or the parent of any such surviving or resulting entity, any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Traffic.com and its subsidiaries, taken as a whole (other than in a transaction involving not more than 20% of the assets of Traffic.com and its subsidiaries, taken as a whole, as may be consented to by NAVTEQ, which consent may not be unreasonably withheld, conditioned or delayed), any liquidation or other significant corporate reorganization, or any combination of these events. The merger agreement does not, however, prohibit Traffic.com or its board of directors from considering and recommending to the Traffic.com stockholders an unsolicited acquisition proposal from a third party if specified conditions are met.

Termination of the Merger Agreement (see page 115)

Under certain circumstances specified in the merger agreement, either NAVTEQ or Traffic.com may terminate the merger agreement. Subject to the limitations set forth in the merger agreement, the circumstances generally include the following events:

•       the other party consents to the termination;

•       the merger is not completed by May 31, 2007, or if properly extended, by June 30, 2007;

•       a non-appealable final order of a court or other action of any governmental entity has the effect of permanently prohibiting completion of the merger;

•       the required approval of the Traffic.com stockholders has not been obtained at the Traffic.com special meeting;

•       the other party breaches its representations, warranties or covenants in the merger agreement such that its conditions to completion of the merger would not be satisfied; or

•       a material adverse effect has occurred with respect to the other party following the execution of the merger agreement.

Additionally and subject to the limitations set forth in the merger agreement, NAVTEQ may terminate the merger agreement unilaterally if Traffic.com has not complied with the provisions of the merger agreement relating to non-solicitation of acquisition proposals and board recommendations.

Termination Fee (see page 117)

If the merger is not completed under certain circumstances specified in the merger agreement, Traffic.com may have to pay a termination fee of $6.25 million to NAVTEQ.

Material United States Federal Income Tax Consequences of the Merger (see page 85)

NAVTEQ and Traffic.com each expect the merger to qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code. The U.S. federal income tax consequences of a reorganization to an exchanging Traffic.com stockholder will depend on the relative mix of cash and NAVTEQ common stock received by such Traffic.com stockholder.

Traffic.com stockholders should carefully review the information under the caption “Material United States Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the merger to them. Each stockholder’s tax consequences will depend on such stockholder’s own situation. Traffic.com stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger to them.

Accounting Treatment (see page 88)

The merger is expected to be accounted for as a business combination utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. NAVTEQ management has made a preliminary allocation of the estimated purchase price based on preliminary estimates of fair values as set forth in the NAVTEQ unaudited pro forma condensed combined financial statements. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present).

Differences in Rights of NAVTEQ Stockholders and Traffic.com Stockholders (see page 172)

Traffic.com stockholders receiving merger consideration in the form of shares of NAVTEQ common stock will have different rights once they become NAVTEQ stockholders due to differences between the governing documents of NAVTEQ and Traffic.com. These differences are described in detail under “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 172 of this proxy statement/prospectus.

NAVTEQ SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with the NAVTEQ consolidated financial statements and related notes incorporated by reference in this proxy statement/prospectus, and NAVTEQ Management’s Discussion and Analysis of Financial Condition and Results of Operations included in NAVTEQ’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, which are also incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from audited consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from audited consolidated financial statements not included or incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data for the nine months ended September 25, 2005 and October 1, 2006 and the consolidated balance sheet data as of October 1, 2006 have been derived from unaudited condensed consolidated financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of NAVTEQ, include all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of this information when read in conjunction with the NAVTEQ audited consolidated financial statements and related notes incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data presented below are not necessarily indicative of results for any future period.

	Years Ended December 31,					Nine Months Ended
	2001	2002	2003	2004	2005	Sept. 25, 2005	Oct. 1, 2006
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net revenue	$110,431	165,849	272,623	392,858	496,512	350,534	400,928
Operating costs and expenses:
Database creation and distribution costs	82,343	92,499	125,841	186,330	222,933	169,227	197,934
Selling, general and administrative expenses	56,979	63,422	83,024	111,942	139,323	88,611	112,101
Total operating costs and expenses	139,322	155,921	208,865	298,272	362,256	257,838	310,035
Operating income (loss)	(28,891)	9,928	63,758	94,586	134,256	92,696	90,893
Interest income (expense), net (1)	(17,383)	(668)	380	1,134	4,237	2,550	7,807
Other income (expense), net (1)	(70,235)	—	6,163	(1,892)	498	90	(514)
Income (loss) before income taxes	(116,509)	9,260	70,301	93,828	138,991	95,336	98,186
Income tax expense (benefit) (2)	—	1,105	(165,514)	39,762	(31,839)	(47,828)	31,665
Net income (loss) before cumulative effect of change in accounting princple	(116,509)	8,155	235,815	54,066	170,830	143,164	66,521
Cumulative effect of change in accounting principle	—	—	—	—	—	—	506
Net income (loss)	(116,509)	8,155	235,815	54,066	170,830	143,164	67,207
Cumulative preferred stock dividends	(91,417)	(110,464)	—	—	—	—	—
Net income (loss) applicable to common stockholders	$(207,926)	(102,309)	235,815	54,066	170,830	143,164	67,207
Earnings (loss) per share of common stock before cumulative effect of change in accounting principle:
Basic	$(7.31)	(2.41)	2.81	0.62	1.90	1.60	0.72
Diluted	$(7.31)	(2.41)	2.69	0.59	1.81	1.52	0.70
Cumulative effect of change in accounting principle per share of common stock:
Basic	$—	—	—	—	—	—	0.01
Diluted	$—	—	—	—	—	—	0.01
Earnings (loss) per share of common stock:
Basic	$(7.31)	(2.41)	2.81	0.62	1.90	1.60	0.72
Diluted	$(7.31)	(2.41)	2.69	0.59	1.81	1.52	0.70
Weighted average shares used in per share computation:
Basic	28,441	42,446	84,062	86,509	90,115	89,700	92,884
Diluted	28,441	42,446	87,593	92,001	94,198	93,959	95,668

	As of December 31,					As of October 1,
	2001	2002	2003	2004	2005	2006
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,506	9,427	1,982	30,101	85,070	66,403
Cash on deposit with affiliate	5,000	10,000	65,307	—	—	—
Marketable securities	—	—	—	72,930	133,728	212,300
Working capital (deficit)	(16,388)	(8,633)	82,088	97,587	190,945	255,483
Deferred income tax assets (2)	—	—	172,065	142,765	211,848	206,654
Total assets	62,476	80,327	325,165	364,708	615,888	701,061
Long-term debt (1)	—	—	—	—	—	—
Total stockholders’ equity (1)	3,571	11,237	217,911	232,818	490,064	589,130

	Year Ended December 31,					Nine Months Ended
						Sept. 25,	October 1,
	2001	2002	2003	2004	2005	2005	2006
Consolidated Statement of Cash Flow Data:
Cash flow provided by (used in) operating activities	$(11,501)	22,234	65,948	106,422	137,753	77,480	63,360
Capital expenditures	(5,119)	(2,156)	(9,269)	(12,875)	(10,466)	(5,086)	(10,305)
Capitalized software development costs	(10,773)	(10,027)	(9,966)	(12,792)	(12,369)	(8,948)	(6,332)
Total capital expenditures and capitalized software development costs	(15,892)	(12,183)	(19,235)	(25,667)	(22,835)	(14,034)	(16,637)
Depreciation and amortization	8,541	10,563	12,030	15,568	21,568	15,769	19,372

(1)      NAVTEQ’s outstanding borrowings with Philips were extinguished in exchange for preferred stock during 2001. NAVTEQ recognized a loss on the extinguishment of $69,568, which is reflected in other income (expense), net for 2001.

(2)      During 2003, the valuation allowance on deferred tax assets was partially reversed, resulting in a benefit of $168,752. During 2004, the balance of deferred tax assets was adjusted due to changes in corporate income tax rates, primarily in the Netherlands, resulting in expense of $3,824. During 2005, additional valuation allowance on deferred tax assets was reversed, resulting in a benefit of $83,270. Also during 2005, the balance of deferred tax assets was adjusted due to the reversal of tax benefits related to deferred compensation, resulting in expense of $1,836 and due to changes in corporate income tax rates, primarily in the Netherlands, resulting in expense of $720.

TRAFFIC.COM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with the Traffic.com consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus, and “Traffic.com Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. For presentation purposes, the accompanying financial statements refer to the calendar year-end and calendar quarter-end of each respective year and quarter. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from the audited consolidated financial statements, included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements not included in this proxy statement/prospectus. The consolidated statement of operations data for the nine months ended September 30, 2005 and 2006, respectively, and the consolidated balance sheet data as of September 30, 2006 have been derived from the unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of Traffic.com, include all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of this information when read in conjunction with the Traffic.com audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data presented below are not necessarily indicative of results for any future period.

	Years Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands except per share data)
Statement of Operations Data:
Revenue	$15,908	$27,206	$37,376	$42,442	$43,293	$32,096	$38,215
Gross margin	(5,972)	(3,864)	6,388	10,352	9,726	7,555	8,148
Operating expenses	19,097	17,975	23,316	22,908	47,259 (1)	38,242 (1)	26,279
Loss from operations	(25,069)	(21,839)	(16,928)	(12,556)	(37,533)	(30,687)	(18,131)
Net loss	(24,207)	(26,891)	(21,079)	(15,984)	(43,142)	(34,916)	(18,808)
Net income (loss) attributable to common stockholders	(27,197)	(29,821)	13,745 (2)	(18,112)	(45,179)	(36,559)	(18,916)
Net income (loss) attributable to common stockholders per share:
Basic	$(14.41)	$(15.79)	$5.15	$(5.91)	$(13.00)	$(10.79)	$(1.00)
Diluted	$(14.41)	$(15.79)	$1.45	$(5.91)	$(13.00)	$(10.79)	$(1.00)
Number of shares used in per share calculation:
Basic	1,888	1,889	2,671	3,064	3,474	3,387	18,937
Diluted	1,888	1,889	9,492	3,064	3,474	3,387	18,937

(1)      Includes $18,473 of legal settlement charges.

(2)      Includes gains recognized on the redemption of Series D preferred stock and gains recognized on the exchange of Series A through D preferred stock as designated on Note 10 to the financial statements (see page F-24 of this proxy statement/prospectus).

	As of December 31,					As of September 30,
	2001	2002	2003	2004	2005	2006
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$6,643	$15,961	$8,999	$4,898	$13,143	$22,023
Working capital	6,219	12,252	8,936	8,252	3,807	25,833
Total assets	24,236	33,625	36,188	33,730	54,978	64,582
Long term deferred revenue and deferred license fees	4,063	10,973	9,159	26,963	32,646	34,237
Senior secured credit facility and accrued interest	—	24,722	24,850	23,744	37,659	—	(A)
Other long term liabilities	155	96	35	—	678	1,392
Redeemable convertible preferred stock	61,428	64,358	37,686	39,814	56,977	—	(B)
Total stockholders’ equity (deficit)	(47,902)	(77,338)	(48,217)	(66,120)	(97,677)	16,493

(A)    The senior secured credit facility was repaid with a portion of the proceeds of Traffic.com’s initial public offering in January 2006.

(B)    The redeemable convertible preferred stock was converted to common stock upon Traffic.com’s initial public offering in January 2006.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth the historical net income (loss) and book value per share of NAVTEQ and Traffic.com, the pro forma combined per share data on an unaudited basis after giving effect to the acquisition of Traffic.com by NAVTEQ and an equivalent pro forma combined basis for Traffic.com. The data are derived from and should be read in conjunction with the NAVTEQ and Traffic.com audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements and related notes, and the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere or incorporated by reference in this proxy statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. With the exception of a special cash dividend that was paid on June 18, 2004 by NAVTEQ to its common stockholders of record as of April 19, 2004, neither NAVTEQ nor Traffic.com declared any cash dividends related to their respective common stock during the periods presented nor do they expect to declare any cash dividends in the foreseeable future.

The NAVTEQ pro forma combined net income for each period presented includes the consolidated net income of NAVTEQ and Traffic.com on a pro forma basis as if the transaction was consummated on January 1, 2005. The NAVTEQ pro forma combined book value per share is calculated on a pro forma basis as if the transaction was consummated at the end of each period presented. The Traffic.com pro forma equivalent per share values are calculated by multiplying the NAVTEQ pro forma combined per share values by the exchange ratio of 0.235.

	Year ended December 31, 2005	Nine Months ended October 1, 2006 (1)
NAVTEQ — Historical
Income per common share:
Basic	$1.90	$0.72
Diluted	$1.81	$0.70
Dividends per common share	—	—
Book value per common share	$5.32	$6.31
Traffic — Historical
Loss per common share:
Basic	$(13.00)	$(1.00)
Diluted	$(13.00)	$(1.00)
Dividends per common share	—	—
Book value per common share	$(25.53)	$0.80
NAVTEQ — Pro Forma Combined
Income per common share:
Basic	$1.48	$0.53
Diluted	$1.42	$0.52
Dividends per common share	—	—
Book value per common share	$6.50	$7.43

Traffic.com — Pro Forma Equivalent
Income per common share:
Basic	$0.35	$0.12
Diluted	$0.33	$0.12
Dividends per common share	—	—
Book value per common share	$1.53	$1.75

(1)                 The historical per share data for Traffic.com are based on the nine months ended September 30, 2006.

COMPARATIVE PER SHARE MARKET PRICE DATA

NAVTEQ’s Market Price Data

NAVTEQ’s common stock is listed on the New York Stock Exchange under the symbol “NVT.” Public trading of NAVTEQ’s common stock commenced on August 4, 2004. This table sets forth, for the periods indicated, the range of high and low sale prices per share for NAVTEQ’s common stock as reported on the New York Stock Exchange. NAVTEQ’s fiscal year ends on December 31 of each year. As of January 19, 2007, NAVTEQ had approximately 210 stockholders of record.

	2005
	High	Low
First quarter	$48.57	$37.30
Second quarter	$45.23	$34.30
Third quarter	$51.00	$36.06
Fourth quarter	$53.70	$38.40

	2006
	High	Low
First quarter	$51.59	$40.00
Second quarter	$55.86	$37.25
Third quarter	$45.00	$23.73
Fourth quarter	$37.25	$25.14

Traffic.com’s Market Price Data

Traffic.com’s common stock is listed on the Nasdaq Global Market under the symbol “TRFC.” Public trading of the common stock commenced on January 24, 2006. This table sets forth, for the periods indicated, the range of high and low sale prices per share for Traffic.com’s common stock as reported on the Nasdaq Global Market. Traffic.com’s fiscal year ends on December 31 of each year. As of January 19, 2007, Traffic.com had approximately 94 stockholders of record.

	2006
	High	Low
First quarter (commencing January 25, 2006)	$13.30	$8.21
Second quarter	$8.64	$3.38
Third quarter	$6.11	$4.10
Fourth quarter	$8.30	$4.62

Recent Closing Prices

The following table sets forth the closing per share sale prices of NAVTEQ’s common stock and Traffic.com’s common stock as reported on the New York Stock Exchange and the Nasdaq Global Market, respectively, on November 3, 2006, the last full trading day before the public announcement of the fact that Traffic.com and NAVTEQ had entered into a definitive agreement regarding the proposed acquisition, and on        , 2007, the record date for the special meeting of Traffic.com stockholders:

	NAVTEQ Common Stock	Traffic.com Common Stock
November 3, 2006	$32.19	$6.15
, 2007

Following the transaction, NAVTEQ common stock will continue to be listed on the New York Stock Exchange and, until the completion of the merger, Traffic.com’s common stock will continue to be quoted on the Nasdaq Global Market.

Except for a special cash dividend that was paid on June 18, 2004 by NAVTEQ to its common stockholders of record as of April 19, 2004, neither NAVTEQ nor Traffic.com has ever declared or paid any cash dividends on its common stock.

RISK FACTORS

If you receive shares of NAVTEQ common stock in the merger, your investment will be subject to different risks related to NAVTEQ’s business, the combined operations of NAVTEQ and Traffic.com and/or the terms and structure of the merger. You should carefully consider the risk factors described below, the matters discussed under “Cautionary Statement Concerning Forward-Looking Statements” on page 1 of this proxy statement/prospectus, and all other information contained or incorporated by reference in this proxy statement/prospectus before deciding whether to vote to adopt the merger agreement and approve the merger and become a NAVTEQ stockholder. If any of the following risks, as well as other risks and uncertainties that are not currently known to NAVTEQ or Traffic.com or that are currently not believed by NAVTEQ or Traffic.com to be material, actually occur, the business, financial condition and results of operation of the combined company could be materially and adversely affected.

Risk Factors Relating to the Merger

Although NAVTEQ and Traffic.com expect that the merger will result in benefits to the combined company, NAVTEQ may not realize those benefits after the merger has been completed because of various challenges.

The integration of Traffic.com into NAVTEQ will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt the businesses of NAVTEQ and Traffic.com. The anticipated benefits and synergies of the merger are based on a number of projections and assumptions, not actual experience, and assume a successful integration. While NAVTEQ and Traffic.com believe that the merger will

•       combine Traffic.com’s valuable proprietary sensor network and related real-time traffic data with NAVTEQ’s customer base and expertise in creating, maintaining and distributing digital map data resulting in a stronger, more diversified provider of geographic and other location-based content;

•       allow for the realization of cost synergies; and

•       result in a combined company with a potential for increased revenue and a stronger strategic position in the traffic business;

we cannot assure you that any or all of these results will be achieved. Moreover, NAVTEQ’s ability to realize the anticipated benefits of the merger will depend, in part, upon the following:

•       NAVTEQ maintaining and growing Traffic.com’s business of delivering traffic data to traditional media outlets (such as television and radio) and the corresponding advertising revenue associated therewith and significantly increasing Traffic.com’s business of delivering traffic data to new media lines of distribution (such as the Internet, wireless devices and in-vehicle navigation systems) and the corresponding advertising revenue associated therewith;

•       NAVTEQ creating innovative combined product and service offerings;

•       NAVTEQ integrating Traffic.com’s business, technology and personnel into NAVTEQ in an efficient and timely manner, including reducing redundant expenses and leveraging NAVTEQ’s existing infrastructure and business, without significant disruption to the combined business;

•       the potential loss of NAVTEQ and Traffic.com customers in connection with the merger, as well as the potential for lower than expected demand or greater than expected price sensitivity from current and targeted customers in the future;

•       any charges associated with integrating Traffic.com into NAVTEQ following the closing;

•       United States and worldwide macroeconomic conditions, both generally and specifically within the traffic data business;

•       potential incompatibility of business cultures;

•       potential loss of key employees;

•       the diversion of management’s attention from ongoing business concerns; and

•       coordinating geographically separate organizations.

Some of these factors are outside the control of either company. One or more of these factors could result in increased operating costs, lower revenues, lower earnings or losses, or failures to compete effectively in the traffic data business, any of which could reduce the price of NAVTEQ’s stock and reduce the value of your investment.

In addition, to the extent NAVTEQ is unable to realize the anticipated benefits of the merger it may become necessary to cut or delay planned development within NAVTEQ’s traffic business as well as other portions of NAVTEQ’s business. Should these cuts or delays become necessary, there may be an adverse impact on the combined company’s earnings and growth following the merger.

Even if the merger is completed, the merger may result in a loss of customers and suppliers for the combined company.

Some customers may seek alternative sources for products and services after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to maintain the same quality, or support and develop such products and services in the same manner. NAVTEQ and Traffic.com anticipate that the combined company could experience some customer attrition by reason of the announcement of the merger or after the merger has been completed. The merger also could result in the loss of suppliers and potential disputes or litigation with customers or suppliers. We cannot assure you that any steps taken by management to counter this potential customer or supplier attrition will be effective, and if ineffective, the loss of customers and/or suppliers may materially and adversely affect NAVTEQ and Traffic.com. In addition, if the merger does not occur for any reason, NAVTEQ’s and Traffic.com’s relationships with their current customers and suppliers may be adversely affected.

In addition, NAVTEQ’s existing and planned traffic products and services rely and will continue to rely on suppliers and distributors other than Traffic.com. An adverse reaction to the merger by one or all of these suppliers and distributors could have a materially adverse effect on NAVTEQ’s traffic business now and in the future. NAVTEQ cannot assure you that it would be able to replace these suppliers or distributors on commercially reasonable terms, if at all.

The merger may result in a loss of employees from either or both of NAVTEQ or Traffic.com.

Some employees of Traffic.com may choose not to continue with the combined company after the announcement or the completion of the merger, and there may be a perception of uncertainty among Traffic.com employees that could result in further employee turnover. Similarly, some NAVTEQ employees working in NAVTEQ’s existing traffic business also may choose not to continue with the combined company after the merger, or may perceive uncertainty about the direction of the combined company. The loss of key employees or a large number of employees could negatively materially impact NAVTEQ’s ability to realize the benefits of the proposed merger. The proposed merger also may cause uncertainty which may make it more difficult to attract new employees for Traffic.com or NAVTEQ’s traffic business prior to completion of the merger.

The value of the consideration to Traffic.com stockholders who receive NAVTEQ common stock in the merger will decrease if the value of NAVTEQ’s stock decreases.

At the effective time of the merger, the value of the stock portion of the merger consideration that will be received by Traffic.com stockholders will depend on the trading price of NAVTEQ’s common stock. The exchange ratio that determines the number of shares of NAVTEQ common stock that Traffic.com stockholders will receive in the merger has been fixed at 0.235 shares of NAVTEQ common stock for each share of Traffic.com common stock. The merger agreement does not contain any “price protection” mechanism that would adjust the number of shares that Traffic.com stockholders will receive based on any decreases or increases in the trading price of NAVTEQ common stock. Therefore, this exchange ratio will remain the same regardless of the trading price of NAVTEQ’s common stock, and if NAVTEQ’s common stock price decreases prior to completion of the merger, the market value of the stock portion of the consideration will decrease. Changes to NAVTEQ’s common stock price may result from a variety of factors (many of which are beyond the control of NAVTEQ and Traffic.com), including the risk factors contained herein and the following:

•       changes in both companies’ businesses, operations and prospects;

•       changes in market assessments of the business, operations and prospects of either company or the combined company;

•       the ability of NAVTEQ to integrate other acquired companies with the operations of NAVTEQ and Traffic.com; and

•       general market and economic conditions and other factors generally affecting the price of NAVTEQ’s and Traffic.com’s common stock.

The prices of NAVTEQ and Traffic.com common stock at the closing of the merger are likely to vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Traffic.com stockholder meeting. As a result, the value of the merger consideration received by Traffic.com stockholders also is likely to vary, and will be lower if the trading price of NAVTEQ’s common stock is lower. During the 12-month period ended on              , 2007, the most recent practical date prior to the date of this proxy statement/prospectus, NAVTEQ’s common stock traded in a range from a low of $        to a high of $        and ended that period at $       . See “Comparative Per Share Market Price Data” on page 24 of this proxy statement/prospectus for more detailed share price information. If the trading price of NAVTEQ’s common stock declines after you vote, you will receive less value than you expected when you voted. Neither NAVTEQ nor Traffic.com is permitted under the merger agreement to terminate the merger agreement or resolicit the vote of Traffic.com’s stockholders solely because of changes in the trading prices of their respective common stock.

Traffic.com stockholders are likely to receive merger consideration that is different from their elections.

As described elsewhere in this proxy statement/prospectus, Traffic.com stockholders will be able to elect to receive either cash or shares of NAVTEQ common stock in connection with the merger. However, the merger agreement limits the amount of cash and shares of NAVTEQ common stock available to fulfill the elections of Traffic.com stockholders, which means that Traffic.com stockholders are likely to receive a form of merger consideration that is different from the form they specified in their elections. The merger agreement limits the total amount of cash available to fulfill cash elections to

$49 million (less the cash value of dissenting shares) and limits the total number of NAVTEQ shares available to fulfill stock elections to 4.3 million shares (reduced by the number of shares of NAVTEQ common stock payable to the holders of Traffic.com warrants that are to be exchanged for NAVTEQ common stock). As a result of these limitations, if you elect to receive cash, your election may be re-allocated if the total cash elections exceed $49 million (less the cash value of dissenting shares), which means that you would receive a combination of cash and NAVTEQ common stock instead of all cash. Conversely, if you elect to receive NAVTEQ common stock, your election may be re-allocated if the total stock elections exceed 4.3 million shares (reduced by the number of shares of NAVTEQ common stock payable to the holders of Traffic.com warrants that are to be exchanged for NAVTEQ common stock), which means that you would receive a combination of cash and NAVTEQ common stock instead of all NAVTEQ shares.

For a more detailed description of the merger consideration and possible re-allocation regarding your elections, see “The Merger Agreement — Treatment of Securities” beginning on page 92 of this proxy statement/prospectus.

The market price for NAVTEQ common stock may be affected by factors different from those affecting the shares of Traffic.com.

Upon completion of the merger, holders of Traffic.com common stock (other than those who receive only cash consideration in the merger) will become holders of NAVTEQ common stock. NAVTEQ’s businesses differ from those of Traffic.com in a number of material respects, and, accordingly, the results of operations of the combined companies will be affected by factors different from those currently affecting the results of operations of Traffic.com as a stand-alone company. For a discussion of the businesses of Traffic.com and NAVTEQ and of certain factors to consider in connection with those businesses, see “Information About NAVTEQ” and “Information About Traffic.com” and the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

The market price of NAVTEQ common stock may decline as a result of the merger.

The market price of NAVTEQ common stock may decline as a result of the merger if the integration of NAVTEQ and Traffic.com is unsuccessful or takes longer than expected, the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the effect of the merger on NAVTEQ’s financial results is not consistent with the expectations of financial analysts or investors.

The issuance of shares of NAVTEQ common stock to Traffic.com stockholders in the merger and charges associated with the merger may have a negative impact on the earnings per share of the combined company.

If the merger is completed, we expect that 4.3 million shares of NAVTEQ common stock will be issued to Traffic.com stockholders. Based on the increased number of NAVTEQ shares outstanding following the merger, Traffic.com’s historical operating losses, the anticipated accounting charges related to the merger and the potential for additional costs associated with integrating the two companies, the merger may result in lower earnings per share than would have been earned by NAVTEQ in the absence of the merger. We expect that over time the merger will yield cost and revenue synergies and other benefits to the combined company such that the merger will ultimately be accretive to earnings per share. However, NAVTEQ cannot assure you that an increase in earnings per share will be achieved. In order to achieve increases in earnings per share as a result of the merger, NAVTEQ will, among other things, need to successfully increase revenues, including significantly growing the business of providing traffic data to new media distribution channels (such as Internet, wireless and in-vehicle navigation applications) and the corresponding advertising revenue associated therewith, integrate Traffic.com’s operations into NAVTEQ’s businesses after the merger and reduce Traffic.com’s historic increases in operating expenses.

NAVTEQ and Traffic.com have incurred substantial costs, and will incur additional costs whether or not the merger is completed, and these may adversely affect NAVTEQ’s and Traffic.com’s financial results and operations and the market prices of their common stock.

NAVTEQ and Traffic.com already have incurred substantial costs in connection with the proposed merger, including fees of attorneys and accountants and diversion of management resources, and anticipate incurring additional costs prior to the vote of Traffic.com’s stockholders and the closing of the merger. In addition, Traffic.com is also subject to certain restrictions under the merger agreement on the conduct of its business prior to completion of the merger, which may adversely affect its business. If the merger is not completed, each of NAVTEQ and Traffic.com will have incurred these costs for little or no benefit. Also, if the merger is not completed due to certain circumstances specified in the merger agreement, Traffic.com may be required to pay NAVTEQ a termination fee of $6.25 million. See “The Merger Agreement — Termination; Termination Fee and Expenses” on page 115 of this proxy statement/prospectus. Based on the trading price of NAVTEQ’s common stock on the date of this proxy statement/prospectus, if the merger is completed, the combined company will have incurred approximately $    million in connection with the parties financial advisors’ fees and additional significant costs in integrating Traffic.com into NAVTEQ in the fiscal quarter in which the merger is completed and in the fiscal quarters following such merger, and require significant management resources. Although these costs may vary depending on whether or not the merger is completed, they may adversely affect the financial results of the companies.

In addition, if the merger is not completed, NAVTEQ and Traffic.com may experience negative reactions from the financial markets and NAVTEQ’s and Traffic.com’s suppliers, customers and employees. Each of these factors may adversely affect the trading price of NAVTEQ and/or Traffic.com common stock and NAVTEQ’s and/or Traffic.com’s financial results and operations. In particular, if the merger is not completed for any reason, Traffic.com’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed or the market’s perceptions as to the reasons why the merger was not completed.

The merger agreement limits Traffic.com’s ability to pursue alternative business combinations.

Certain “no shop” provisions included in the merger agreement make it difficult for Traffic.com to sell its business to a party other than NAVTEQ. These provisions include the general prohibition on Traffic.com soliciting any acquisition proposal or offer for a competing transaction, a requirement that Traffic.com pay a termination fee of $6.25 million if the merger agreement is terminated in specified circumstances, and a requirement that Traffic.com submit the merger agreement and the merger to a vote of its stockholders even if the Traffic.com board of directors changes its recommendation. See “The Merger Agreement — Termination; Termination Fee and Expenses” beginning on page 115 of this proxy statement/prospectus, and “The Merger Agreement — Obligations of Traffic.com’s Board of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders” beginning on page 107 of this proxy statement/prospectus. These provisions might discourage a third party with an interest in acquiring all of or a significant part of Traffic.com from considering or proposing an acquisition, including a proposal that might be more advantageous to the stockholders of Traffic.com when compared to the terms and conditions of the merger described in this proxy statement/prospectus. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire Traffic.com than it might otherwise have proposed to pay to Traffic.com stockholders.

Certain Traffic.com directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Traffic.com stockholders.

Executive officers and members of the board of directors of Traffic.com negotiated the terms of the merger agreement and merger with representatives of NAVTEQ, and Traffic.com’s board of directors adopted the merger agreement and is recommending that Traffic.com’s stockholders vote to adopt the merger agreement and approve the merger. When considering these facts and other disclosures contained in this proxy statement/prospectus, Traffic.com stockholders should be aware that some directors and executive officers of Traffic.com have interests in the merger that may be different from, or in addition to, the interests of Traffic.com stockholders. These interests include employment of certain Traffic.com executive officers with NAVTEQ or one of its subsidiaries or affiliates following the merger, the accelerated vesting of certain directors’ and executive officers’ outstanding stock options, payment of severance payments following termination in certain circumstances under employment agreements and change of control agreements, payment of a sale bonus to Traffic.com’s chief executive officer, payment of a financial advisory fee to a firm associated with a director of Traffic.com, receipt of all NAVTEQ common stock upon exchange of warrants held by TL Ventures entities, who are affiliated stockholders of Traffic.com, and a right to continued indemnification and insurance coverage following the merger for acts or omissions by such directors and executive officers that occurred prior to the merger. As a result of these interests, these directors and executive officers could be more likely to vote to approve and adopt the merger agreement and to approve the merger than if they did not have these interests, and may have reasons for doing so that are not the same as the interests of other Traffic.com stockholders. Certain directors and executive officers of Traffic.com and stockholders affiliated with two of the directors of Traffic.com have entered into voting agreements with NAVTEQ pursuant to which they have agreed to vote their shares of Traffic.com common stock, representing approximately     % of all outstanding shares of Traffic.com common stock as of the close of business on the record date for the special meeting of Traffic.com’s stockholders, in favor of the proposal to adopt the merger agreement and approve the merger. For a full description of the interests of directors and executive officers of Traffic.com, see “The Merger — Interests of Directors and  Executive Officers of Traffic.com in the Merger” beginning on page 83 of this proxy statement/prospectus.

If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions in the merger agreement must be satisfied or waived to complete the merger, including the adoption of the merger agreement by Traffic.com stockholders. NAVTEQ and Traffic.com cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost and could adversely affect NAVTEQ’s and/or Traffic.com’s stock price.

The merger may be completed even though NAVTEQ or Traffic.com suffers a material adverse change in its business.

In general, either NAVTEQ or Traffic.com may refuse to complete the merger if the other party suffers a material adverse effect on its business between November 5, 2006, the date of the signing of the merger agreement, and the closing of the merger. However, certain types of changes or occurrences would not prevent the merger from going forward, even if the change or occurrence would have a material adverse effect on NAVTEQ or Traffic.com, including the following:

•       changes affecting the United States or world economy generally which changes do not have a disproportionate impact on the affected company;

•       changes affecting the industry which changes do not have a disproportionate impact on the affected company;

•       change in the affected company’s stock price or the trading volume in its stock (but not excluding any underlying effect which may have caused such change in stock price or trading volume);

•       failure to meet the affected company’s internal projections or securities analysts’ estimates of revenue, earnings or other business or operating metrics for the affected company for any period ending on or after the date of the merger agreement (or for such other period for which estimates of revenues, earnings or other business or operating metrics are released) (but not excluding any underlying effect which may have caused such failure to meet securities analysts’ estimates of revenue, earnings or other business or operating metrics);

•       changes in accounting requirements or principles imposed upon the affected company pursuant to changes in GAAP or applicable law which changes were first publicly disclosed after November 5, 2006, the date of signing of the merger agreement;

•       changes in applicable laws, or the interpretation thereof;

•       litigation brought by a holder of the affected company arising from allegations of a breach of fiduciary duty relating to the merger agreement; and

•       the loss of any single customer by Traffic.com which, individually, accounted for $1,000,000 or less of Traffic.com’s net revenue during the preceding twelve month period prior to November 5, 2006, the date of the signing of the merger agreement, or any group of customers which, in the aggregate, accounted for $1,000,000 or less of Traffic.com’s net revenue during the preceding twelve month period prior to that date.

In addition, either NAVTEQ or Traffic.com could waive the closing condition related to the occurrence of a material adverse effect on the other party and the merger would be completed even if a specified material adverse effect were to occur.

NAVTEQ and Traffic.com may be unable to obtain the regulatory approvals required to complete the merger.

Under the HSR Act, NAVTEQ and Traffic.com are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. NAVTEQ and Traffic.com made the pre-merger notification filing under the HSR Act on December 8, 2006. The waiting period under the HSR Act terminated on January 8, 2007. Although the waiting period has terminated, at any time before the effective time of the merger, the FTC, the Antitrust Division, or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger, or to require the divestiture of certain assets of NAVTEQ or Traffic.com. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. The merger may also be subject to review by other governmental authorities under the antitrust laws of various other jurisdictions where NAVTEQ and Traffic.com conduct business.

NAVTEQ and Traffic.com cannot be certain that any required approvals will be obtained, nor can they be certain that the approvals will be obtained within the time contemplated by the merger agreement. A delay in obtaining any required clearances, consents and approvals would delay and may possibly prevent the completion of the merger.

At any time and even after completion of the merger, either the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, or other U.S. or foreign governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. NAVTEQ and Traffic.com cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, NAVTEQ and Traffic.com will prevail. For a full description of the regulatory clearances, consents and approvals required for the merger, see “The Merger — Regulatory Matters” beginning on page 88 of this proxy statement/prospectus.

NAVTEQ’s ability to utilize Traffic.com’s net operating loss carryforwards will be limited.

As of December 31, 2005, Traffic.com’s net operating loss, or NOL, carryforwards were approximately $122 million for Federal income tax purposes. Pursuant to Section 382 of the Internal Revenue Code, utilization of a corporation’s NOL carryforwards to offset future taxable income may be substantially limited if the corporation experiences a significant change in ownership. NAVTEQ has determined that such an ownership change will occur for Traffic.com if the merger is completed. Accordingly, NAVTEQ’s ability to use Traffic.com’s NOL carryforwards to offset future taxable income, if any, may be significantly restricted. In addition, Traffic.com may have experienced other ownership changes as a result of past securities offerings or financings which may further limit the use of its NOL carryforwards.

Risks Related to NAVTEQ’s Business

NAVTEQ derives a significant portion of its revenue from a limited number of customers, and if NAVTEQ is unable to maintain these customer relationships or attract additional customers, NAVTEQ’s revenue will be adversely affected.

For the years ended December 31, 2003, 2004 and 2005, revenue from NAVTEQ’s largest customer, BMW AG, accounted for approximately 18%, 16% and 13%, respectively, of NAVTEQ’s total revenue. In addition, during those three years, sales to NAVTEQ’s top 15 customers accounted for approximately 75%, 78% and 76% of NAVTEQ’s revenue, respectively. Although NAVTEQ has achieved some success in expanding NAVTEQ’s customer base, NAVTEQ anticipates that a limited number of customers will continue to represent a significant percentage of NAVTEQ’s revenue for the foreseeable future. In addition, although NAVTEQ has contractual arrangements with most of NAVTEQ’s key customers, the majority of these arrangements are not long term and generally do not obligate NAVTEQ’s key customers to make any minimum or specified level of purchases. Therefore, NAVTEQ’s relationships with these key customers may or may not continue in the future, and NAVTEQ is not guaranteed any minimum level of revenue from them. NAVTEQ cannot assure you that NAVTEQ’s revenue from NAVTEQ’s current customers will reach or exceed historical levels in any future period. The loss of one or more of NAVTEQ’s key customers, or fewer or smaller orders from them, would adversely affect NAVTEQ’s revenue.

The market for products and services incorporating NAVTEQ’s map database is evolving and its rate of growth is uncertain.

NAVTEQ’s success depends upon the availability and functionality of NAVTEQ’s customers’ products and services, and NAVTEQ’s customers’ abilities to successfully market and sell their products and services incorporating NAVTEQ’s database. Continued growth in the adoption of route guidance products in the automotive industry and in the consumer mobile device industry (in products such as mobile phones, PDAs and PNDs), technological improvements in wireless devices, such as inclusion of GPS capabilities in mobile devices and increases in functional memory, and continued development by NAVTEQ’s current and potential customers of dynamic navigation, route planning, location-based services, asset tracking and other geographic-related products and services incorporating NAVTEQ’s database, are critical to its future growth. If NAVTEQ’s customers do not continue to successfully develop and market new products and services incorporating NAVTEQ’s database, or the products that its customers develop and market do not meet consumer expectations in terms of functionality, price and quality, NAVTEQ’s revenue and operating results will be adversely affected. Even if these products and services continue to be developed and marketed by NAVTEQ’s customers and gain market acceptance, NAVTEQ may not be able to license the database at prices that will enable us to maintain profitable operations.

Growth in the market for vehicle navigation products and services historically has occurred first in Europe and then in North America. If the market growth in North America is not consistent with the growth NAVTEQ has experienced in Europe, NAVTEQ’s ability to grow its revenue will be adversely affected. In addition, NAVTEQ expects that the retail price for vehicle navigation products and services will significantly decrease, which will result in a more affordable price for consumers and a higher volume of sales of such products and services. This decrease in retail price has not occurred as quickly as NAVTEQ had expected, and the delay or lack of such decreases in the future would adversely affect NAVTEQ’s future growth.

NAVTEQ’s product offering is not diversified and if it attempts to diversify, it may not be successful.

NAVTEQ’s map database is its principal product, and a substantial majority of its revenue is attributable to the licensing of its database for route guidance applications. Consequently, if the market for existing and new products and services incorporating NAVTEQ’s database declines or does not continue to grow, NAVTEQ’s business would be seriously harmed because NAVTEQ currently does not have additional products or services that would generate sufficient revenue to enable it to sustain its business while seeking new markets and applications for its database. In addition, any attempt by NAVTEQ to diversify its product and service offerings may not be successful and may cause NAVTEQ to divert resources and management attention away from its core business, which could adversely affect its financial position, reputation and relationships with its customers.

Even with respect to NAVTEQ’s principal map database product, customers continue to request that additional types of content be included in its data. If NAVTEQ is unable to timely include such content in its product and service offerings or do not effectively determine what types of content to include and the related prioritization of developing such product and service offerings, its customers may purchase map data and related content elsewhere, which would adversely affect its revenue.

If NAVTEQ is unable to manage its growth effectively, NAVTEQ’s profitability and ability to implement its strategy will be adversely affected.

NAVTEQ’s continued growth has and will continue to place significant demands on its managerial, operational and financial resources. To accommodate this growth and successfully execute its strategy, NAVTEQ will need to continue to hire additional qualified personnel and implement new or upgraded operating and financial systems and internal operating and financial controls and procedures throughout the company. NAVTEQ’s inability to expand and integrate these additions and upgrades in an efficient and timely manner could cause NAVTEQ’s expenses to increase, revenue to decline and could otherwise adversely affect its profitability and ability to implement its strategy.

NAVTEQ derives the majority of its revenue from the use of its map database in vehicle navigation systems and fluctuations in the condition of the automotive market may result in fluctuations in the demand for products incorporating NAVTEQ’s database.

The use of NAVTEQ’s database in vehicle navigation systems, which NAVTEQ supplies directly and indirectly to automobile manufacturers, historically has accounted for a substantial majority of its revenue. Approximately 83%, 82% and 72% of NAVTEQ’s revenue for the years ended December 31, 2003, 2004 and 2005, respectively, were generated by the sale of NAVTEQ’s database for use in new automobiles equipped with navigation systems. Any significant downturn in the demand for these products would materially decrease NAVTEQ’s revenue. The automotive market historically has experienced fluctuations due to increased competition, economic conditions and circumstances affecting the global market for automobiles generally, and additional fluctuations are likely to occur in the future. To the extent that NAVTEQ’s future revenue depends materially on sales of new automobiles equipped with navigation systems enabled by digital maps, NAVTEQ’s business may be vulnerable to these fluctuations.

If NAVTEQ’s customers are unable to pay its fees in a timely manner, NAVTEQ’s revenue and results of operations could be materially negatively impacted.

NAVTEQ has a number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in the creditworthiness of one of these customers or other matters affecting the collectibility of amounts due from these customers could have a material adverse affect on NAVTEQ’s results of operations in the period in which these changes or events occur and make it difficult to forecast its results. NAVTEQ records allowances for estimated losses from uncollectible accounts based upon specifically-identified amounts that it believes to be uncollectible. In addition, NAVTEQ records additional allowances based on historical experience and its assessment of the general financial condition of its customer base. If NAVTEQ’s actual collections experience changes, revisions to its allowances may be required. NAVTEQ’s credit losses have historically been within both NAVTEQ’s expectations and the provision recorded, but fluctuations in credit loss rates in the future may affect its financial results.

NAVTEQ is experiencing significant changes in its customer base which is resulting in new challenges that may decrease its growth, negatively impact its business and make it more difficult to forecast its results.

Revenue derived from the use of NAVTEQ data in location-enabled mobile devices, as opposed to in-vehicle navigation devices, is becoming a much more significant part of its overall operating results. This shift is requiring us to focus on a number of factors, including the following:

•       incorporating alternative pricing structures into NAVTEQ’s business models;

•       the importance of brand awareness and loyalty;

•       serving a larger number of small customers; and

•       shorter design cycles which makes it easier to substitute map data.

If NAVTEQ is unable to effectively respond to these factors, its growth and business would be negatively affected.

In addition, NAVTEQ’s total revenue will likely have a more seasonal pattern with first quarter revenue generally being relatively weaker than other quarters and fourth quarter revenue generally being relatively stronger than other quarters. Since NAVTEQ is in the early stages of this shift in its revenue, NAVTEQ’s ability to forecast its revenue, particularly in the fourth quarter, may be limited, and may result in material differences between any forecasted operating results and its actual results.

This could cause volatility in NAVTEQ’s stock price. In addition, if NAVTEQ becomes more dependent on revenues associated with location-enabled devices, NAVTEQ’s business may be more sensitive to the general strength of the fourth quarter holiday shopping season and external retail shopping factors, each of which could significantly negatively impact its business.

NAVTEQ’s results of operations will suffer if it is not able to maintain its license fees.

NAVTEQ’s profitability depends significantly on the prices it is able to charge customers for its data and other services. The license fees NAVTEQ charges its customers are affected by a number of factors, including:

•       the quality of NAVTEQ’s data and other products and services and its customers’ perception of such quality;

•       brand awareness and loyalty;

•       the proliferation of navigation applications in lower-cost products and services and market acceptance of those products and services;

•       NAVTEQ’s customers’ expectations of lower license fees as a result of economies of scale, customer-imposed efficiency improvements and decreases in prices of hardware and software incorporating NAVTEQ’s database;

•       competition;

•       advances in technology that reduce the cost of geographic data acquisition;

•       introduction of new services or products by NAVTEQ or its competitors;

•       pricing policies of NAVTEQ’s competitors;

•       price sensitivity of end-users of navigation products and services; and

•       general economic conditions.

Any one or a combination of these factors could cause a decline in NAVTEQ’s license fees and thus, adversely affect its revenue and profitability. In addition, the success of NAVTEQ’s pricing policies is based, in part, on NAVTEQ’s assessment of the evolution of the market for products and services incorporating navigation applications, which is uncertain, and NAVTEQ’s ability to correlate the price it charges for various uses of its database. If either NAVTEQ’s assessment of the market evolution or its price correlations turn out to be incorrect, then NAVTEQ’s revenue and profitability may be adversely affected.

The automotive market and the market for mobile devices are highly competitive and manufacturers in these markets are continually looking for ways to reduce the costs of components included in their products in order to maintain or broaden consumer acceptance of those products. Because NAVTEQ’s map database is a component incorporated in automotive, mobile phone and handheld navigational systems, NAVTEQ faces pressure, from time to time, from its customers to lower its database license fees. NAVTEQ has in the past, and may in the future, need to lower its license fees to preserve customer relationships or extend use of its database to a broader range of products. To the extent NAVTEQ lowers its license fees in the future, NAVTEQ cannot assure you that it will be able to achieve related increases in the use of its database or other benefits to offset fully the effects of these adjustments.

In addition, increased competition has affected NAVTEQ’s ability to maintain the level of its prices. If price adjustments resulting from increased competition are not offset by increases in sales of NAVTEQ’s database, its revenue and profitability could be adversely affected.

Increased competition could result in price reductions, reduced profit margins or loss of market share by NAVTEQ.

The market for map information is highly competitive. NAVTEQ competes with other companies and governmental and quasi-governmental agencies that provide map information to a wide variety of users in a wide range of applications with varying levels of functionality.

NAVTEQ currently has several major competitors in providing map information, including Tele Atlas N.V. and numerous European governmental and quasi-governmental mapping agencies (e.g., Ordnance Survey in the United Kingdom) that license map data for commercial use. Governmental and quasi-governmental agencies also are making more map data information with greater coverage and content, and higher quality, available free of charge or at lower prices, which may encourage new market entrants or reduce the demand for fee-based products and services which incorporate NAVTEQ’s map database.

In addition, some of NAVTEQ’s customers prefer to license data from several vendors in order to diversify their sources of supply and to maintain competitive and pricing pressures. Increased competition from NAVTEQ’s current competitors or new market entrants (which may include its customers) with respect to quality, content, pricing and otherwise, actions taken by its customers to diversify their sources of supply and increase pricing pressure, initiatives to develop community- and probe-based map data and other competitive pressures may result in price reductions, reduced profit margins or loss of market share by NAVTEQ.

One of NAVTEQ’s primary competitors has filed a complaint against NAVTEQ alleging various anti-competitive and tortious acts which could adversely affect its business, results of operations and financial condition.

On April 22, 2005, Tele Atlas N.V. and Tele Atlas North America (“Tele Atlas”) filed a complaint against NAVTEQ in the United States District Court for the Northern District of California. The complaint alleges that NAVTEQ violated Sections 1 and 2 of the Sherman Act, Section 3 of the Clayton Act, and Sections 16720, 16727 and 17200 of the California Business and Professions Code, and that NAVTEQ intentionally interfered with Tele Atlas’s contractual relations and prospective economic advantage with third parties, by allegedly excluding Tele Atlas from the market for digital map data for use in navigation system applications in the United States through exclusionary and predatory practices. On August 16, 2005, Tele Atlas filed an amended complaint based on these same causes of action. Specifically, in its amended complaint, Tele Atlas alleges that NAVTEQ controls a predominant share of variously defined markets for digital map data and have entered into exclusive contracts with digital map data customers for the purpose of acquiring or maintaining an illegal monopoly in these alleged markets. Tele Atlas also contends that these allegedly exclusive contracts have interfered with Tele Atlas’ current and prospective business relationships and amount to unfair competition under California state law. In addition, Tele Atlas alleges that NAVTEQ, through its license under U.S. Patent No. 5,161,886, control a predominant share of the alleged relevant technology market consisting of methods for displaying portions of a topographic map from an apparent perspective view outside and above a vehicle in the United States, and allegedly have entered into patent licenses and/or other arrangements in a manner that violates the aforesaid laws. On November 2, 2005, the Court dismissed some, but not all, of Tele Atlas’ claims for failure to state valid causes of action. On November 22, 2005, Tele Atlas filed a second amended complaint based on the same causes of actions and essentially the same allegations as in its first amended complaint and NAVTEQ filed an answer denying Tele Atlas’ claims. Tele Atlas seeks preliminary and permanent injunctive relief, unspecified monetary, exemplary and treble damages, and costs and attorneys’ fees of suit. Based on a review of the second amended complaint, NAVTEQ believes that the allegations are without merit. NAVTEQ intends to take all necessary steps to vigorously defend itself against this action; however, because this matter is in a very early stage, NAVTEQ cannot predict its outcome or potential effect, if any, on its business, financial position or results of operations. A negative outcome could adversely affect NAVTEQ’s business, results of operations and financial condition. Even if NAVTEQ prevails in this matter, it may incur significant costs in connection with its defense, experience a diversion of management time and attention, realize a negative impact on its reputation with its customers and face similar governmental and private actions based on these allegations.

NAVTEQ has historically incurred operating losses and it may not achieve sustained profitability.

Prior to the year ended December 31, 2002, NAVTEQ had been unprofitable on an annual basis since its inception. For the years ended December 31, 2000 and 2001, NAVTEQ had operating losses of $51.3 million and $28.9 million, respectively, and net losses of $109.6 million and $116.5 million, respectively. As of December 31, 2005, NAVTEQ had an accumulated deficit of $296.9 million. Although NAVTEQ has achieved an operating profit and a net profit for the year ended December 31, 2002 and each fiscal year thereafter, it cannot assure you that its revenue will continue to grow at its current rate or that it will be able to maintain profitability in the future.

NAVTEQ’s dependence on its vehicle navigation systems manufacturer customers for compilation could result in a material decrease in its revenue or otherwise adversely affect its business.

For vehicle navigation systems, NAVTEQ relies on its vehicle navigation systems manufacturer customers to compile copies of its map database into their proprietary formats. This can be a time and labor intensive and complex process. In some cases, these customers also are responsible for distributing the compiled database to the automobile manufacturers. If these customers do not compile or distribute its map database in a timely manner and consistent with the requirements of the automobile manufacturers, NAVTEQ’s reputation and relationships with the automobile manufacturers could be adversely affected. In other cases, NAVTEQ’s navigation systems manufacturer customers compile NAVTEQ’s map database and then return a master copy to NAVTEQ. NAVTEQ then distributes copies of the database to the automobile manufacturers in exchange for a distribution fee. If these customers do not fulfill their obligations to us to compile NAVTEQ’s map database, or to the extent NAVTEQ has not entered into agreements clearly specifying their obligations or fail to do so in the future, NAVTEQ may not be able to satisfy its obligations to automobile manufacturers, which could result in its contractual liability to these automobile manufacturers, and would likely decrease NAVTEQ’s revenue and adversely affect NAVTEQ’s business. NAVTEQ’s vehicle navigation systems manufacturer customers also could decide not to provide compilation services to NAVTEQ, which would prevent NAVTEQ from providing distribution services to the automobile manufacturers with respect to these customers’ navigation systems, and would result in a material decrease in NAVTEQ’s revenue.

NAVTEQ derives a significant portion of its revenue from its  international operations and economic, political and other inherent risks of international operations may adversely affect its  financial performance.

NAVTEQ has approximately134 satellite and administrative offices in 25 countries worldwide. NAVTEQ has substantial operations in Europe. Approximately 66%, 68% and 64% of NAVTEQ’s total revenue for the years ended December 31, 2003, 2004 and 2005, respectively, were attributable to NAVTEQ’s European operations. NAVTEQ expects a significant portion of its revenue and expenses will be generated by its European operations in the future. Accordingly, NAVTEQ’s operating results are and will continue to be subject to the risks of doing business in foreign countries, which could have a material adverse effect on its business. NAVTEQ also collects data in various foreign jurisdictions and outsources some software development and data production functions in foreign jurisdictions. The key risks to us of operating in foreign countries include:

•       reduced or inadequate intellectual property protections and/or high rates of intellectual property piracy in some jurisdictions;

•       multiple, conflicting, vague and changing laws and regulations, including tax laws, employment laws, governmental approvals, permits and licenses;

•       restrictions on the movement of cash;

•       general political and economic instability;

•       restrictions on the import and export of technologies;

•       price controls or restrictions on exchange of foreign currencies;

•       trade barriers, including tariffs and other laws and practices that favor local companies;

•       maintenance of quality standards for outsourced work; and

•       difficulties and costs in staffing and managing foreign subsidiary operations, including cultural differences.

NAVTEQ expects to continue to expand internationally into other countries and regions, including into emerging economies, where it believes that many of these risks are increased. In some cases, this expansion may require or result in investments in or acquisitions of local companies or other strategic relationships, any of which may involve these risks.

Currency translation risk and currency transaction risk may adversely affect NAVTEQ’s results of operations.

Material portions of NAVTEQ’s revenue and expenses have been generated by its European operations, and expect that its European operations will account for a material portion of its revenue and expenses in the future. Substantially all of NAVTEQ’s international expenses and revenue are denominated in foreign currencies, principally the euro. As a result, NAVTEQ’s financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in Europe and other foreign markets in which it has operations. Accordingly, fluctuations in the value of those currencies in relation to the U.S. dollar have caused and will continue to cause dollar-translated amounts to vary from one period to another. In addition to currency translation risks, NAVTEQ incurs currency transaction risk whenever one of its operating subsidiaries enters into either a purchase or a sales transaction using a currency other than the local currency in which it receives revenue and pays expenses.

For the year ended December 31, 2005, NAVTEQ generated approximately 65% of its total revenue, and incurred approximately 48% of its total costs in foreign currencies. NAVTEQ’s European operations reported revenue of $316.2 million for the year ended December 31, 2005. For the year ended December 31, 2005, every one cent change in the exchange ratio of the euro against the dollar resulted in a $2.6 million change in NAVTEQ’s revenue and a $1.2 million change in its operating income. NAVTEQ’s analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in Europe or the United States. Given the volatility of exchange rates, NAVTEQ may not be able to manage effectively its currency translation and/or transaction risks, which may adversely affect its financial condition and results of operations.

NAVTEQ is subject to income taxes in many countries because of its international operations and it exercises judgment in order to determine its provision for income taxes. Because that determination is an estimate, NAVTEQ cannot be certain that its income tax provisions and accruals will be adequate.

NAVTEQ is subject to income taxes in many countries, jurisdictions and provinces. NAVTEQ’s international operations require it to exercise judgment in determining its global provision for income taxes. Regularly, NAVTEQ makes estimates where the ultimate tax determination is uncertain. While NAVTEQ believes its estimates are reasonable, it cannot assure you that the final determination of any tax audit or tax-related litigation will not be materially different from that reflected in its historical income tax provisions and accruals. The assessment of additional taxes, interest and penalties as a result of audits, litigation or otherwise, could be materially adverse to NAVTEQ’s current and future results of operations and financial condition.

NAVTEQ may not generate sufficient future taxable income to realize its deferred tax assets.

NAVTEQ has a significant amount of tax loss carryforwards and interest expense carryforwards that will be available to reduce the taxes it would otherwise owe in the future. NAVTEQ has recognized the value of these future tax deductions in its consolidated balance sheet at December 31, 2005. The realization of NAVTEQ’s deferred tax assets is dependent upon the combined company’s generation of future taxable income during the periods in which the combined company is permitted, by law, to use those assets. NAVTEQ exercises judgment in evaluating its ability to realize the recorded value of these assets, and consider a variety of factors, including the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. NAVTEQ’s evaluation of the realizability of deferred tax assets must consider both positive and negative evidence, and the weight given to the potential effects of positive and negative evidence is based on the extent to which the evidence can be verified objectively. While NAVTEQ believes that sufficient positive evidence exists to support its determination that the realization of its deferred tax assets is more likely than not, it cannot assure you that it will have profitable operations in the future that will allow it to fully realize those assets.

Increased governmental regulation may place additional burdens on NAVTEQ’s business and adversely affect its ability to compete.

Although NAVTEQ does not believe governmental regulation has had a material effect on its business and operations to date, it is possible that it will experience the effects of increased regulation in the future. In Europe and the United States, the combination of heightened security concerns and the increase in the breadth and accuracy of NAVTEQ’s map database could result in more restrictive laws and regulations, such as export control laws, applicable to its database. In addition, automobile safety initiatives may result in restrictions on devices that use NAVTEQ’s database. As NAVTEQ continues to expand its geographic coverage, policies favoring local companies and other regulatory initiatives may result in export control laws and other restrictions on its ability to access, collect and use map data or otherwise conduct business in various countries throughout the world. NAVTEQ’s failure to comply with local policies and regulations could result in a number of adverse consequences, including loss of access to map data, restrictions or prohibitions on its use of map information, financial penalties, criminal sanctions or loss of licenses or other authority to do business in those jurisdictions. Any of these occurrences could adversely affect NAVTEQ’s ability to complete, improve, license or distribute its database, which could result in a competitive disadvantage for it and the possible loss of customers and revenue.

NAVTEQ is required to evaluate its  internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in its financial reports and have an adverse effect on NAVTEQ’s stock price.

As a public reporting company, NAVTEQ must comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, including expanded disclosures and accelerated reporting requirements. NAVTEQ is now required to furnish a report by its management on its internal control over financial reporting. The report must contain among other matters, an assessment of the effectiveness of its internal control over financial reporting as of the end of its fiscal year. This assessment must include disclosure of any material weaknesses in NAVTEQ’s internal control over financial reporting identified by management. The report must also contain a statement that NAVTEQ’s auditors have issued an attestation report on management’s assessment of such internal control.

NAVTEQ’s annual report on Form 10-K for the year ended December 31, 2005 included NAVTEQ’s management’s report stating that its management had assessed the effectiveness of NAVTEQ’s internal control over financial reporting for the year ended December 31, 2005, and had concluded that as of December 31, 2005, its internal control over financial reporting was effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. It also included an attestation from NAVTEQ’s auditors that NAVTEQ’s report is fairly stated. However, if NAVTEQ’s management identifies one or more material weaknesses in its internal control over financial reporting in the future in accordance with NAVTEQ’s annual assessment, it will be unable to assert that its internal control is effective. If NAVTEQ is unable to assert that its internal control over financial reporting is effective for any fiscal year, or if its auditors are unable to attest that its management’s report is fairly stated or they are unable to express an opinion on the effectiveness of its internal control, NAVTEQ could lose investor confidence in the accuracy and completeness of its financial reports, which could have an adverse effect on its stock price.

Likewise, if NAVTEQ is not able to comply with the requirements of Section 404 in a timely manner or if its auditors are not able to complete the procedures required to support its attestation report, NAVTEQ could lose investor confidence in the accuracy and completeness of its financial reports, which could have an adverse effect on its stock price.

If NAVTEQ cannot retain its existing management team or attract and retain highly skilled and qualified personnel, its business could be adversely affected.

NAVTEQ’s success depends to a significant degree on the skills, experience and efforts of its current executive officers, including Judson C. Green, President and Chief Executive Officer, David B. Mullen, Executive Vice President and Chief Financial Officer and John K. MacLeod, Executive Vice President, NAVTEQ Connected Services and its other key employees, including management, sales, support, technical and services personnel. Qualified employees are in high demand throughout technology-based industries, and NAVTEQ’s future success depends in significant part on its ability to attract, train, motivate and retain highly skilled employees and the ability of its executive officers and other members of senior management to work effectively as a team.

If NAVTEQ is unable to integrate acquired companies effectively, its business could be adversely affected.

NAVTEQ may pursue acquisitions of existing companies in order to grow its business, to expand the scope and breadth of its database and to diversify its products and services. NAVTEQ cannot assure you that it will be able to successfully integrate its recent acquisition of The Map Network, Inc. or any future acquisitions, that these acquired companies will operate profitably, or that it will realize the potential benefits from these acquisitions. If NAVTEQ does not successfully integrate acquired companies, the attention of its management may be diverted and its business, financial condition and results of operations could be adversely affected.

If NAVTEQ fails to adapt its technology infrastructure, map database and data collection tools to changes in technology, it could lose its existing customers and be unable to attract new business.

The market for products and services incorporating digital map information is evolving and is characterized by rapid technological change, changes in customer requirements, the introduction of new products and services and enhancements to existing products and services. Although NAVTEQ’s database currently can be used by its customers in a wide variety of applications, it will need to be able to maintain the compatibility of its map database with new products and services introduced as a result of technological changes. If NAVTEQ is unable to do so, demand for its database could decline and its revenue would be adversely affected.

In addition, NAVTEQ’s customers expect it to be able to handle larger amounts of data comprising of new and often dynamic content on an increasingly real-time basis. If NAVTEQ’s technology infrastructure and data collection tools are inflexible or unable to effectively respond to such expectations, its customers may purchase map data and related content from other sources.

If NAVTEQ  fails to establish and maintain relationships with third party sources of data used in its map database or other suppliers, its business is likely to suffer.

NAVTEQ depends upon third party sources for data to build, maintain and enhance its database. In certain cases, this data is readily available only from limited third party sources and/or at significant cost. NAVTEQ cannot assure you that it will be successful in maintaining its relationships with its current third party sources or that it will be able to continue to obtain data from them on acceptable terms or at all. NAVTEQ also cannot assure you that it will be able to obtain data from alternative sources if its current sources become unavailable. In some cases, NAVTEQ may obtain data on less favorable terms in order to satisfy its customers’ requirements. In addition, NAVTEQ may be unable to obtain data from additional sources that would allow it to enhance its existing coverage and expand its geographic coverage. NAVTEQ’s rights to use any data it obtains may be limited in scope and duration and subject to various other terms and restrictions that may reduce its usefulness to it. NAVTEQ’s inability to obtain data from its current sources or additional or alternative sources, or to use the acquired data for its intended purposes, may impair or delay the further development, updating and distribution of its database. Any impairments or delays may adversely affect its relationships with its customers and cause it to lose revenue. Further, if NAVTEQ must pay more for the data than it has in the past or acquire data on unfavorable terms to satisfy customer requirements, its profitability may be adversely affected.

NAVTEQ also relies on one of its suppliers to produce end-user copies of its data. If NAVTEQ is unable to obtain end-user copies from such supplier on terms acceptable to it or at all, it may be difficult to find a replacement, and could result in significant increase to NAVTEQ’s costs in cases where it distributes its map data directly to automotive manufacturers.

If NAVTEQ’s customers do not accurately report the amount of license fees owed to it, NAVTEQ will not receive all of the revenue to which it is entitled.

Except with respect to NAVTEQ’s automobile manufacturer customers for whom it makes and distributes copies of its database, NAVTEQ relies on its customers to report the amount of license fees owed to it under its agreements with them. The majority of NAVTEQ’s agreements, including those with its key customers, give NAVTEQ the right to audit their records to verify this information. However, these audits can be expensive, time-consuming and possibly detrimental to NAVTEQ’s ongoing business relationships with its customers. As a result, to date NAVTEQ has only audited a small number of customers in any given year and have relied primarily on the accuracy of its customers’ reports. To the extent those reports are inaccurate, the revenue NAVTEQ collects from its customers could be materially less than the amount it should be receiving from them. Though NAVTEQ believes the revenue lost from underreporting has not been material historically, it cannot estimate the impact of underpayments in the future.

Errors or defects in the database NAVTEQ delivers to customers may expose it to risks of product liability claims and adversely affect its reputation, which could result in customer loss, decreased revenue, unexpected expenses and loss of market share.

The use of NAVTEQ’s data in route guidance products and other navigation products and applications involves an inherent risk of product liability claims and associated adverse publicity. Claims could be made by NAVTEQ’s customers if errors or defects result in failure of their products or services, or by end-users of those products or services or others alleging loss or harm as a result of actual or perceived errors or defects in its map database. NAVTEQ’s potential exposure may increase as products and services incorporating its map database begin to be used more widely in emergency response or other safety-related applications and as the information included in earlier versions of NAVTEQ’s map database becomes dated or obsolete. In addition, errors or defects in NAVTEQ’s database may require us to participate in product recalls, or cause us to voluntarily initiate a recall in order to maintain good customer relationships.

Product liability claims present a risk of protracted litigation, substantial money damages, attorneys’ fees, costs and expenses, and diversion of management’s attention from the operation of NAVTEQ’s business. Although NAVTEQ has not had any product liability claims brought against it to date, it cannot assure you that claims will not be brought in the future. NAVTEQ attempts to mitigate the risks of product liability claims through the use of disclaimers, limitations of liability and similar provisions in its license agreements; however, it cannot assure you that any of these provisions will prove to be effective barriers to claims. Recalls also may be costly and divert management’s attention from the operation of NAVTEQ’s business. In some circumstances, NAVTEQ is contractually obligated to indemnify its customers for liabilities, costs and expenses arising out of product liability claims. Providing indemnification or contesting indemnification claims from its customers may result in NAVTEQ incurring substantial costs and expenses. In some cases, purchase orders submitted by its customers purport to incorporate certain customer-favorable contractual terms and conditions which, if given effect, could increase NAVTEQ’s potential product liability and recall liability exposure. In addition, adverse publicity may reduce NAVTEQ’s customers’ willingness to incorporate its database and related applications into their products, which would adversely affect its revenue.

NAVTEQ’s inability to adequately protect its map database and other intellectual property could enable others to market databases with similar coverage and features that may reduce demand for NAVTEQ’s database and adversely affect its revenue.

NAVTEQ relies primarily on a combination of copyright laws, trade secrets, patents, database laws and contractual rights to establish and protect its intellectual property rights in its database, software and related technology. NAVTEQ cannot assure you that the steps it has taken or will take to protect its intellectual property from infringement, misappropriation or piracy will prove to be sufficient. Current or potential competitors may use its intellectual property without NAVTEQ’s authorization in the development of databases, software or technologies that are substantially equivalent or superior to NAVTEQ’s, and even NAVTEQ discovers evidence of infringement, misappropriation or intellectual property piracy, its recourse against them may be limited or could require it to pursue litigation, which could involve substantial attorneys’ fees, costs and expenses and diversion of management’s attention from the operation of its business. NAVTEQ’s database is a compilation of public domain, licensed, otherwise-acquired and independently developed information obtained from various sources such as aerial photographs, commercially available maps and data, government records, other data sources and field observation. Current or potential competitors may be able to use publicly available sources of information and techniques similar to what NAVTEQ uses to independently create a database containing substantially the same information as NAVTEQ’s database. Any of these events likely would harm its competitive position.

The laws of some countries in which NAVTEQ operates do not protect its intellectual property rights to the same extent as the laws of other countries. For example, although NAVTEQ’s database and software are protected in part by copyright, database and trade secret rights, copyright protection does not extend to facts and legislative database protections that relate to compilations of facts currently exist only in certain countries of Europe and do not exist in the United States or Canada. In addition, as NAVTEQ continues to expand its geographic coverage outside of Europe and North America, there may be little or no intellectual property protection and increased rates of piracy. Further, NAVTEQ recently has begun to outsource some software development and data production functions and license certain data collection tools and know how to third parties located in foreign countries where it believes there is an increased risk of infringement, misappropriation and piracy and an increased possibility that it may not be able to enforce its contractual and intellectual property rights.

Copies of NAVTEQ’s database that are distributed to end-users do not always include effective protection against unlawful copying. While NAVTEQ attempts to stop data piracy, its database is sometimes illegally copied and sold through auction sites and other channels.

NAVTEQ may face intellectual property infringement claims that could be time consuming, costly to defend and result in NAVTEQ’s loss of significant rights.

Due to the uncertain and developing nature of this area of intellectual property law, NAVTEQ cannot assure you that claims of infringement or similar claims will not be asserted against it. Various public authorities and private entities claim copyright or other ownership of or protection with respect to certain data and map information that NAVTEQ uses in its database. Although NAVTEQ’s general policy is to seek to obtain licenses or other rights where necessary or appropriate, it cannot assure you that it has obtained or will be successful in obtaining all of these licenses or rights. In the event that claims are asserted against NAVTEQ, it may be required to obtain one or more licenses from third parties. NAVTEQ may or may not be able to obtain those licenses at a reasonable cost or at all. Also, if NAVTEQ is found to have infringed the intellectual property rights of a third party, it may be subject to payment of substantial royalties or damages, or enjoined or otherwise prevented from marketing part or all of its database, software or related technologies and/or products which would incorporate its database, software or related technologies, any of which could cause NAVTEQ to lose revenue, impair its customer relationships and damage its reputation.

NAVTEQ also claims rights in its trademarks and service marks. Certain of NAVTEQ’s marks are registered in Europe, the United States, and elsewhere and it has filed applications to register certain other marks in these jurisdictions. Marks of others that are the same or similar to certain of its marks currently exist or may exist in the future. NAVTEQ cannot assure you that it will be able to continue using certain marks or that certain of its marks do not infringe the marks of others. NAVTEQ has licensed others to use certain of its marks in connection with its database and software and expects to continue licensing certain of its marks in the future. Licensees of NAVTEQ’s marks may take actions that might materially and adversely affect the value of NAVTEQ’s marks or reputation.

NAVTEQ’s intellectual property indemnification practices and potential obligations may adversely affect its business.

NAVTEQ’s license agreements with its customers generally contain indemnification provisions which, in certain circumstances may require it to indemnify its customers for liabilities, costs and expenses arising out of violations of intellectual property rights. These indemnification provisions and other actions by NAVTEQ may result in indemnification claims or claims of intellectual property right infringement. In some instances, the potential amount of the indemnities may be greater than the revenue it receives from the customer. Any indemnification claims or related disputes or litigation, whether ultimately NAVTEQ is or is not required to provide indemnification, could be time-consuming and costly, damage its reputation, prevent it from offering some services or products, or require it to enter into royalty or licensing arrangements, which may not be on terms favorable to it.

NAVTEQ’s technology systems may suffer failures and business interruptions that could increase its operating costs and cause delays in its operations.

NAVTEQ’s operations face the risk of systems failures. Although NAVTEQ believes it has sufficient disaster recovery plans and redundant systems in place, its systems and operations are vulnerable to damage or interruption from fire, flood, power loss, computer hardware and software failure, telecommunications failure, computer hacking break-ins and similar events. The occurrence of a natural disaster or unanticipated problems with its technology systems at NAVTEQ’s production facility in Fargo, North Dakota, at the location of the mainframe computer that stores its map database or at its offices in Chicago, Illinois and Veldhoven, the Netherlands could cause interruptions or delays in the ongoing development and enhancement of its map database and related software, and inhibit its ability to timely deliver its database to its customers, which in turn could cause it to lose customers or revenue. NAVTEQ’s technology systems may also be subject to capacity constraints which would cause increased operating costs in order to overcome these constraints.

In addition, NAVTEQ is in the process of migrating its computer systems related to its database to a new platform, and during this process it is incurring both the costs associated with migrating and maintaining its legacy systems. While NAVTEQ cannot assure you that there will not be unanticipated costs, it does not believe that the costs associated with the migration will be material to its results of operations. Hardware failure or software errors occurring in NAVTEQ’s legacy systems or during repair or after the completion of this migration could result in errors in its database, which could cause it to have to repair and re-ship its database to some customers and hinder its ability to timely deliver its database to its customers. Repairs and reshipments of its data could result in a material increase in its operating costs, subject us to liability from its customers and end-users and harm its reputation. Delays in completing the migration also could inhibit NAVTEQ’s ability to enhance and improve its database, which could adversely affect its ability to compete.

NAVTEQ is required to achieve and maintain various quality assurance standards and if it is unable to do so, NAVTEQ’s key customers may not do business with it.

Many of NAVTEQ’s customers, particularly those in the automotive industry, require their suppliers to maintain certain quality assurance standards and certifications, including those pursuant to the ISO series of international standards. Although NAVTEQ has achieved many of these certifications, it cannot assure you that it will be able to continue to meet these standards in the future or that its customers will not require it to obtain and maintain certifications under different or more stringent standards in the future, which it may or may not be able to accomplish. If NAVTEQ is unable to do so, those customers may refuse to do business with it, which could materially reduce its revenue and adversely affect its reputation.

Changes to financial accounting standards may affect NAVTEQ’s results of operations and cause it to change its business practices.

NAVTEQ prepares its financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, or FASB, the SEC and various bodies formed to promulgate and interpret appropriate accounting policies. A change in those accounting principles or interpretations could have a significant effect on NAVTEQ’s reported financial results and may affect its reporting of transactions completed before a change is announced or adopted.

Risks Related to Ownership of NAVTEQ’s Common Stock

NAVTEQ’s stock price may be volatile, and you may not be able to resell shares of its common stock at or above the price you paid or at all.

The price of NAVTEQ common stock may fluctuate widely, depending upon many factors, including the market’s perception of its prospects and those of geographic data providers in general, differences between its actual financial and operating results and those expected by investors and analysts, changes in analysts’ recommendations or projections, changes in general economic or market conditions and broad market fluctuations. Broad market and industry factors may decrease the market price of NAVTEQ common stock, regardless of its actual operating performance. Stock prices for technology-related companies have experienced significant price and volume volatility. Companies that experience volatility in the market price of their securities often are subject to securities class action litigation. This type of litigation, if instituted against NAVTEQ, could result in substantial costs and divert management’s attention and resources away from its business. In addition, NAVTEQ is currently experiencing a major shift in its business from in-vehicle navigation devices to location-enabled mobile devices which is causing its business to be more seasonal and difficult to predict, each of which could result in volatility in its stock price.

NAVTEQ’s quarterly revenue and operating results are difficult to predict and if it does not meet quarterly financial expectations its stock price may experience increased volatility.

NAVTEQ’s quarterly revenue and operating results are difficult to predict due to a variety of factors, including the timing of purchases by its customers, the introduction of new products or services by them incorporating its map database and changes in its pricing policies or those of its competitors. These or other factors, many of which are beyond NAVTEQ’s control, may result in this unpredictability continuing in the future. This could cause NAVTEQ’s operating results in some quarters to vary from market expectations and lead to volatility in its stock price. NAVTEQ currently does not provide guidance to the marketplace with respect to its quarterly financial results. As such, analysts’ estimates may not reflect NAVTEQ’s own expectations as to its future financial performance.

If securities or industry analysts do not publish research or reports about NAVTEQ’s business, or if they change their recommendations regarding NAVTEQ stock adversely, its stock price and trading volume could decline.

The trading market for NAVTEQ common stock will be influenced by the research and reports that industry or securities analysts publish about it or its business. If one or more of the analysts who cover NAVTEQ downgrade NAVTEQ stock, its stock price would likely decline. If one or more of these analysts ceases coverage of NAVTEQ or fails to regularly publish reports on it, NAVTEQ could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline.

NAVTEQ may require additional capital in the future, which may not be available to it. Sales of its equity securities to provide this capital may dilute your ownership in NAVTEQ.

NAVTEQ may need to raise additional funds through public or private debt or equity financings in order to:

•       take advantage of expansion opportunities;

•       acquire complementary businesses or technologies;

•       develop new services and products; or

•       respond to competitive pressures.

Any additional capital raised through the sale of NAVTEQ’s equity securities may dilute your percentage ownership interest in NAVTEQ. Furthermore, any additional financing NAVTEQ may need may not be available on terms favorable to it or at all. The unavailability of needed financing could adversely affect NAVTEQ’s ability to execute its growth strategy.

NAVTEQ does not intend to pay dividends for the foreseeable future.

Except for the special cash dividend that was paid on June 18, 2004 to NAVTEQ’s common stockholders of record as of April 19, 2004, NAVTEQ has never declared or paid any cash dividends on its common stock. Payment of future cash dividends will be at the discretion of NAVTEQ’s board of directors after taking into account various factors, including NAVTEQ’s financial condition, operating results, current and anticipated cash needs and plans for expansion, and any limitations on dividend payments included in any financing or other agreements that NAVTEQ may be party to at the time. NAVTEQ’s existing credit facility currently restricts its ability to pay dividends. Consequently, investors cannot rely on dividend income and your opportunity to achieve a return on your investment in NAVTEQ common stock will likely depend entirely upon any future appreciation in the price of its stock. There is no guarantee that the price of common stock will appreciate in the future or that the price at which you purchased your shares will be maintained.

Delaware law and NAVTEQ’s certificate of incorporation and bylaws contain provisions that could delay and discourage takeover attempts that stockholders may consider favorable.

Certain provisions of NAVTEQ’s certificate of incorporation and bylaws and applicable provisions of Delaware corporate law may make it more difficult for or prevent a third party from acquiring control of NAVTEQ or changing NAVTEQ’s board of directors and management. These provisions include:

•       the ability by NAVTEQ’s board of directors to issue preferred stock with voting or other rights or preferences;

•       NAVTEQ’s stockholders may only take action at a meeting of NAVTEQ’s stockholders and not by written consent; and

•       NAVTEQ’s stockholders must comply with advance notice procedures in order to nominate candidates for election to its board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of the stockholders.

Any delay or prevention of a change of control transaction or changes in NAVTEQ’s board of directors or management could deter potential acquirors or prevent the completion of a transaction in which NAVTEQ’s stockholders could receive a substantial premium over the then current market price for their shares.

THE SPECIAL MEETING OF TRAFFIC.COM STOCKHOLDERS

This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by Traffic.com’s board of directors in connection with a special meeting of Traffic.com’s stockholders. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2006, by and among Traffic.com, NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc., pursuant to which Traffic.com will merge with and into NAVTEQ Holdings Delaware, Inc. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus is first being furnished to the stockholders of Traffic.com on or about         , 2007.

Date, Time and Place of the Special Meeting

The special meeting of the stockholders of Traffic.com will be held on held on                   , 2007, at            a.m. Eastern time, at Valley Forge Suites, 888 Chesterbrook Blvd., Wayne, Pennsylvania 19087.

Purpose of the Special Meeting

At the special meeting, Traffic.com stockholders will be asked:

•       to consider and vote upon a proposal to adopt the merger agreement; and

•       to transact any business as may properly be brought before the special meeting or an adjournment or postponement of the special meeting.

At this time, the Traffic.com board of directors is unaware of any matters, other than those set forth in the Notice of Special Meeting of Stockholders, that may properly come before the special meeting.

If the stockholders of Traffic.com adopt the merger agreement, Traffic.com will merge with and into NAVTEQ Holdings Delaware, Inc., a wholly-owned subsidiary of NAVTEQ B.V. (a wholly-owned subsidiary of NAVTEQ), and NAVTEQ Holdings Delaware, Inc. will survive the merger as a wholly-owned subsidiary of NAVTEQ.

After careful consideration, Traffic.com’s board of directors has unanimously approved the merger agreement and determined that the merger is advisable, fair to and in the best interests of, Traffic.com and Traffic.com’s stockholders and unanimously recommends that you vote FOR the adoption of the merger agreement.

Record Date for the Special Meeting

Traffic.com’s board of directors has fixed the close of business on             , 2007 as the record date for determining those Traffic.com stockholders entitled to notice of and to vote at the Traffic.com special meeting. On the record date, there were            shares of Traffic.com common stock outstanding and entitled to vote, held by approximately         holders of record. A list of stockholders eligible to vote at the meeting will be available for review during regular business hours at Traffic.com’s headquarters, located at 851 Duportail Road, Wayne, Pennsylvania 19087, for ten days prior to the meeting.

Vote of Traffic.com Stockholders Required for Adoption of the Merger

A majority of outstanding shares of Traffic.com common stock entitled to vote at the special meeting must be represented in person or by proxy to constitute a quorum for the conduct of business at the special meeting. The adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, requires the affirmative vote of a majority of the outstanding shares of Traffic.com common stock. At the special meeting, each holder of Traffic.com common stock is entitled to one vote for each share of Traffic.com common stock held as of the record date.

Pursuant to voting agreements by and among NAVTEQ, Traffic.com, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and certain Traffic.com stockholders, subject to certain limitations, each of these stockholders has agreed to vote his or its shares of Traffic.com common stock in favor of the adoption of the merger agreement and the transactions contemplated thereby. As of the record date, these stockholders beneficially owned approximately        issued and outstanding shares of Traffic.com common stock, which represents approximately         % of the outstanding shares of Traffic.com common stock entitled to vote at the special meeting.

Pursuant to a voting agreement by and among NAVTEQ, Traffic.com, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and certain TL Ventures entities, subject to certain limitations, these TL Ventures entities have agreed to vote their shares of Traffic.com common stock in favor of the adoption of the merger agreement and the transactions contemplated thereby. Under the voting agreement, these TL Ventures entities have agreed to elect to receive their per share merger consideration entirely in shares of NAVTEQ common stock. As of the record date, these TL Ventures entities beneficially owned approximately            issued and outstanding shares of Traffic.com common stock, which represents approximately           % of the outstanding shares of Traffic.com common stock entitled to vote at the special meeting. Pursuant to an agreement with NAVTEQ and Traffic.com, these TL Ventures entities have agreed to exchange these warrants for NAVTEQ common stock.

Adjournment or Postponement

The special meeting may be adjourned or postponed by the chairman of Traffic.com’s board of directors or other authorized persons in order to permit further solicitation of proxies.

Voting and Voting of Proxies

All shares of Traffic.com common stock represented by properly executed proxies or voting instructions that are received prior to or at the special meeting prior to the closing of the polls will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy or voting instruction card, the shares will be voted FOR adoption of the merger agreement. All properly executed proxy cards or voting instruction cards that have indicated an abstention from voting will be considered present at the special meeting for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement as described herein. All stockholders are urged to mark the applicable box on the proxy card or voting instruction card to indicate how to vote all shares.

For Traffic.com shares held in an account at a broker or bank, the voting stockholder must instruct the broker or bank on how to vote the Traffic.com shares. If an executed proxy card returned by a broker or bank indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will have the same effect as a vote against adopting the merger agreement. This is called a broker non-vote. A broker or bank will vote shares over which it does not have discretionary authority only if the stockholder that beneficially owns the shares provides instructions on how to vote the shares.

Because the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Traffic.com common stock entitled to vote, all abstentions, failures to submit a properly signed proxy card or voting instruction card and broker non-votes will have the same effect as votes against the adoption of the merger agreement.

Traffic.com currently does not expect that any matter other than the proposal described herein will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

The persons named as proxies may vote for one or more adjournments of the special meeting to permit further solicitations in favor of the proposals to be considered at those meetings.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by:

•       filing a written notice of revocation with the Secretary of Traffic.com at 851 Duportail Road, Wayne, Pennsylvania, 19087 prior to or at the special meeting;

•       delivering a properly executed subsequently dated proxy card prior to or at the special meeting; or

•       appearing in person and voting at the special meeting.

Attendance at the special meeting will not in and of itself constitute the revocation of a proxy. If the special meeting is postponed or adjourned, it will not affect the ability of Traffic.com stockholders of record to exercise their voting rights or to revoke any previously-granted proxy by using the methods described above.

Solicitation of Proxies

Traffic.com will pay all expenses relating to this proxy solicitation. Traffic.com reserves the right to retain a solicitation agent to assist in the solicitation of proxies. Traffic.com will also request banks, brokers and other intermediaries holding shares of Traffic.com common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented through solicitation by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Traffic.com. No additional compensation will be paid to Traffic.com’s directors, officers or employees for soliciting votes in connection with the special meeting.

Householding of Special Meeting Materials

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the proxy statement/prospectus may have been sent to multiple stockholders in your household. Traffic.com will promptly deliver a separate copy of the proxy statement/prospectus to you if you write to or call Traffic.com at the following address or phone number: Traffic.com, Inc., 851 Duportail Road, Wayne, Pennsylvania 19087, Telephone: (610) 725-9700, Attention: General Counsel.

The matters to be considered at the special meeting are of great importance to the stockholders of Traffic.com. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid and addressed envelope (or, in the case of shares of Traffic.com held for you by a broker, to give voting instructions to your broker).

You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of your Traffic.com stock certificates will be mailed to you as soon as practicable after completion of the merger.

THE MERGER

General

The NAVTEQ and Traffic.com boards of directors have approved the merger agreement, the merger and the transactions contemplated by the merger agreement. At the effective time of the merger, Traffic.com will be merged with and into NAVTEQ Holdings Delaware, Inc. and the separate existence of Traffic.com will cease. Each outstanding share of Traffic.com common stock will be converted into the right to receive, at the election of the holder (subject to certain conditions, including those pertaining to pro-ration described elsewhere in this proxy statement/prospectus): (i) $8.00 in cash, without interest or (ii) 0.235 shares of NAVTEQ common stock. The election of cash or stock will be subject to a limit on total cash consideration of $49 million (minus the cash value of dissenting shares) and a total stock consideration equal to 4.3 million shares of NAVTEQ common stock (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock).

Background of the Merger

NAVTEQ and Traffic.com have maintained a customer-supplier relationship since 2004, when NAVTEQ launched its traffic data service with Traffic.com serving as one of the primary sources of traffic data for NAVTEQ.

In April 2005, David B. Mullen, NAVTEQ’s Executive Vice President and Chief Financial Officer and Robert N. Verratti, Traffic.com’s Chief Executive Officer, first discussed NAVTEQ’s possible interest in acquiring Traffic.com. On May 5, 2005, Mr. Mullen, Judson C. Green, NAVTEQ’s Chief Executive Officer and President and Howard Hayes, NAVTEQ’s Vice President of Dynamic Content Product Management, met with Mr. Verratti, Mark J. DeNino, Traffic.com’s Chairman, Christopher M. Rothey, Traffic.com’s Chief Operating Officer, and a representative of TL Ventures, Traffic.com’s largest stockholder, to further discuss a potential acquisition. Subsequent to that meeting, Mr. Verratti informed Mr. Green that Traffic.com was exploring the possibility of an initial public offering of its stock and, therefore, any acquisition proposal from NAVTEQ would need to be at a purchase price above Traffic.com’s anticipated initial public offering valuation. The parties continued their discussions through August 2005, and during that time period Traffic.com provided NAVTEQ certain background business, and financial information. The parties terminated discussions in August 2005 when they could not reach agreement regarding valuation. On August 31, 2005, Traffic.com filed a registration statement on Form S-1 with the SEC for its initial public offering. Traffic.com completed its initial public offering in January 2006.

On May 5, 2006, Mr. Hayes contacted Mr. Rothey to discuss Traffic.com’s interest in exploring a potential acquisition of Traffic.com by NAVTEQ. Mr. Rothey reported this conversation to Mr. Verratti, and on May, 8, 2006, after Messrs. Rothey and Verratti discussed the matter with other members of senior management at Traffic.com and with individual members of Traffic.com’s board of directors, Mr. Rothey contacted Mr. Hayes to discuss what NAVTEQ’s plans for Traffic.com might be if an acquisition were to occur, NAVTEQ’s views as to the potential benefits of such a transaction to Traffic.com and its stockholders, and whether NAVTEQ was considering a transaction structure that would include NAVTEQ stock as all or part of the merger consideration. Mr. Rothey informed Mr. Hayes that a NAVTEQ proposal for an all cash deal at a purchase price below the initial public offering price for Traffic.com’s stock was not likely to be acceptable.

Between May 5, 2006 and May 16, 2006, NAVTEQ purchased 375,800 shares of Traffic.com common stock on the open market for an average price of $5.30 per share.

As a follow-up to the conversations between Messrs. Hayes and Rothey, Mr. Mullen contacted Mr. Verratti on May 11, 2006 to further discuss Traffic.com’s interest in exploring a potential acquisition of Traffic.com by NAVTEQ. Mr. Verratti called Mr. Mullen on May 15, 2006 to express Traffic.com’s willingness to explore a potential acquisition by NAVTEQ and suggested that the parties meet. On May 18, 2006, Messrs. Verratti and Mullen met in Chicago along with Douglas Power, NAVTEQ’s Vice President, Corporate Development and James Ratigan of Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as Merrill Lynch), NAVTEQ’s financial advisor, and John Josephson, one of Traffic.com’s directors and a Managing Director of Allen & Company LLC, Traffic.com’s financial advisor.The parties discussed generally their respective interests in possibly pursuing a transaction. Mr. Verratti indicated that Traffic.com might possibly consider a transaction at a purchase price per share of Traffic.com common stock less than Traffic.com’s initial public offering price if the transaction consideration to be paid to Traffic.com’s stockholders consisted largely of NAVTEQ stock. Mr Verratti did not indicate a specific price or range of prices which he thought might be acceptable to Traffic.com. Mr. Verratti stated that he would discuss NAVTEQ’s interest with other members of Traffic.com’s board and would contact NAVTEQ thereafter to indicate whether Traffic.com believed that further discussions were warranted. Mr. Verratti reported the outcome of the meeting to the members of Traffic.com’s board of directors and they discussed their various opinions regarding the continuation of exploratory discussions. On May 19, 2006, Mr. Verratti informed Mr. Mullen that Traffic.com was interested in continuing discussions.

On May 22, 2006, Mr. Josephson sent Mr. Power a form of confidentiality and non-disclosure agreement in order to facilitate due diligence and further discussions between the parties. Representatives of NAVTEQ and Traffic.com negotiated the terms of this agreement, and the definitive form of confidentiality and non-disclosure agreement was signed by the parties on May 31, 2006. Neither the confidentiality and non-disclosure agreement nor any other agreement in effect between Traffic.com and NAVTEQ prior to the execution of the definitive merger agreement contained any provision that prevented Traffic.com from discussing potential business combinations with other parties.

On June 1, 2006, representatives of NAVTEQ and Merrill Lynch met with members of Traffic.com’s management team at Traffic.com’s offices and Traffic.com’s management team presented an overview of Traffic.com’s business and operations. Following the meeting on June 1, 2006 and continuing throughout June 2006, NAVTEQ forwarded due diligence requests to Traffic.com and Traffic.com, in response to those requests, provided NAVTEQ certain financial and operating data. In addition, Traffic.com personnel participated in a series of calls during June 2006 with NAVTEQ personnel and representatives of Merrill Lynch to review business and financial information provided by Traffic.com; to respond to various due diligence questions; and to discuss possible synergies that might be realized from a combination of Traffic.com and NAVTEQ.

Also, during this time period, after consultation with Traffic.com’s board of directors regarding the most appropriate method for gathering information concerning the potential interest of other companies in undertaking a strategic transaction with Traffic.com, Allen & Company LLC conducted a market check of other companies which might have an interest in undertaking discussions with Traffic.com regarding a potential strategic alternative to the merger. A broad list of companies was compiled based on the Traffic.com board of directors’ and Allen & Company LLC’s assessment of potential strategic and synergistic benefits which could accrue as a result of a potential transaction. It was agreed that certain of such companies should not be contacted due to concerns related to the status of ongoing business relationships, confidentiality, and/or competitive reasons. The remainder of the companies on such list were contacted by Allen & Company LLC. Such contacts resulted in three companies expressing a sufficient level of interest to execute non-disclosure agreements, meet with Traffic.com management and review non-public information. After preliminary discussions with each of these companies, it was agreed between Traffic.com’s board of directors and Allen & Company LLC that no party had expressed sufficiently serious interest to warrant further discussions regarding a potential transaction.

On June 15, 2006, Mr. Josephson called Mr. Power to discuss whether NAVTEQ, based upon its due diligence and analysis of Traffic.com, was interested in continuing discussions with Traffic.com and, if NAVTEQ was interested, Traffic.com requested that NAVTEQ provide a written preliminary indication of purchase price as soon as possible. Mr. Power responded that NAVTEQ was continuing its analysis and was not yet in a position to provide an indication of purchase price.

At a meeting of Traffic.com’s board of directors on June 27, 2006, Traffic.com’s management provided the board of directors with an update regarding its discussions with NAVTEQ.

On June 30, 2006, Messrs. Mullen and Power spoke with Messrs. Verratti and Josephson and verbally provided a preliminary purchase price indication of $7.50 to $8.50 per share of Traffic.com common stock, subject to the completion of additional due diligence and the approval of NAVTEQ’s board of directors, with the purchase price to be paid in shares of NAVTEQ common stock. Mr. Verratti indicated that he believed the Traffic.com board of directors would likely not be interested in continuing discussions at a price per share of $7.50, but would likely authorize continued negotiations at a price per share of $8.50 or above, and that he and Mr. Josephson would discuss NAVTEQ’s proposal with Traffic.com’s board of directors before providing a further response.

On July 10, 2006, Traffic.com’s board of directors met to evaluate and discuss NAVTEQ’s interest in acquiring Traffic.com, including the preliminary purchase price indication of a range of $7.50 to $8.50 per share and transaction consideration consisting entirely of NAVTEQ common stock.Following this meeting, on July 11, 2006, Messrs. Verratti and Josephson informed Messrs. Power and Ratigan that Traffic.com’s board of directors believed they could support a transaction providing consideration in the range of $8.00 to $9.00 per share of Traffic.com common stock, suggested the parties discuss a cash component to the offer and authorized management to continue discussions with NAVTEQ and allow further due diligence to proceed.

Representatives of NAVTEQ and Merrill Lynch engaged in additional due diligence during the remainder of July and until the end of the first week of August 2006. On July 18 and 19, 2006 representatives of NAVTEQ and Merrill Lynch visited Traffic.com’s headquarters to conduct due diligence, including holding meetings with Traffic.com personnel to discuss possible synergies that could be realized from a combination of Traffic.com and NAVTEQ. In addition to these in-person meetings, Traffic.com continued to provide NAVTEQ and its advisors with financial and operating information in response to NAVTEQ’s due diligence requests.

On July 31, 2006, Mr. Josephson informed Mr. Power of Traffic.com’s request that NAVTEQ provide a definitive acquisition price proposal in advance of Traffic.com’s board of directors meeting scheduled for August 8, 2006. In response to the request, on August 6, 2006, Messrs. Mullen and Power informed Messrs. Verratti and Josephson of a revised indication of interest providing for a purchase price of $7.50 per share of Traffic.com common stock, with 75% of the purchase price to be paid in shares of NAVTEQ common stock and 25% to be paid in cash. They stated that this indication of interest was subject to the satisfactory completion of additional due diligence and approval of NAVTEQ’s board of directors.

Traffic.com’s board of directors met on August 8, 2006 to discuss NAVTEQ’s revised indication of interest. Messrs. Green, Mullen and Power of NAVTEQ also attended part of the board meeting, at the invitation of Traffic.com’s board of directors, to make a presentation regarding NAVTEQ and the revised indication of interest. At this meeting, Traffic.com’s board of directors also authorized the formation of a special committee of the board of directors, consisting of non-management directors, to evaluate proposals to acquire Traffic.com.

The Traffic.com special committee and the full board of directors each held meetings on August 11, 2006 and discussed plans for responding to NAVTEQ’s August 6, 2006 revised indication of interest. The board of directors determined to respond to NAVTEQ with a counterproposal providing for merger consideration of $8.625 per share of Traffic.com common stock and a “collar”

mechanism to provide Traffic.com stockholders with protection against potential fluctuations in NAVTEQ’s stock price. In addition, the counterproposal contemplated a consideration mix that would include both NAVTEQ common stock and cash, but cash in a smaller amount than proposed by NAVTEQ. On August 14, 2006 Messrs. Josephson and Plum, Chairman of the special committee, on behalf of the special committee and the full board of directors, informed Messrs. Power and Ratigan of the counterproposal.

On August 16, 2006, Messrs. Power and Ratigan participated in a conference call with Messrs. Josephson and Plum to discuss NAVTEQ’s response to the counterproposal made in their August 14, 2006 call. In that call, Mr. Power indicated that Traffic.com’s counterproposal price of $8.625 per share was outside of the range of NAVTEQ’s interest and that NAVTEQ would not consider a collar. Mr. Josephson asked NAVTEQ to respond with its final, best price offer for different cash and stock consideration mixes and collar scenarios.

Traffic.com’s special committee met on August 17, 2006 to discuss NAVTEQ’s counterproposal response. Following the meeting, Mr. Josephson called Mr. Ratigan and indicated that he believed the special committee would support a transaction with a purchase price of $8.00 per share of Traffic.com common stock, and mixed consideration in the ratio of 75% NAVTEQ common stock and 25% cash. Subsequently, on August 22, 2006, Messrs. Power and Ratigan informed Mr. Josephson that NAVTEQ was continuing to evaluate the transaction and would resume negotiations after Labor Day.

On September 14, 2006, Messrs. Power and Ratigan called Messrs. Plum and Josephson, and Mr. Power conveyed NAVTEQ’s “best and final” proposal, consisting of a purchase price of $7.50 per share of Traffic.com common stock to be payable in NAVTEQ common stock for 75% of Traffic.com’s shares and $8.00 per share of Traffic.com common stock payable in cash for the remaining 25% of Traffic.com shares. In addition, the exact exchange ratio would be determined by NAVTEQ and Traffic.com immediately prior to signing the definitive merger agreement and be fixed at signing of the agreement, and NAVTEQ’s proposal assumed that NAVTEQ’s trading price would be in the range of $25.00 to $30.00 and there would likely be changes to the proposal if NAVTEQ’s stock price was above $30.00. Mr. Power also indicated that NAVTEQ’s proposal did not include any “collar” mechanism, and was subject to NAVTEQ’s satisfactory completion of due diligence and approval of its board of directors.

At a meeting of the Traffic.com board of directors on September 15, 2006, Messrs. Josephson and Plum conveyed NAVTEQ’s revised proposal.

The Traffic.com special committee met on September 16, 2006 to discuss NAVTEQ’s revised proposal. The special committee concluded that Traffic.com should continue discussions with NAVTEQ and move forward with drafting definitive transaction documents, subject to due diligence to be performed by Traffic.com on NAVTEQ, as NAVTEQ common stock would be a significant portion of the merger consideration if the transaction proceeded. Following this meeting at the direction of the committees, Mr. Plum retained Morris, Nichols, Arsht & Tunnell LLP to act as counsel to the special committee.

On September 20, 2006, Messrs. Josephson and Plum, on behalf of the special committee called Messrs. Power and Ratigan and indicated that NAVTEQ’s September 14, 2006 proposal was acceptable and expressed Traffic.com’s desire to negotiate and sign the transaction documents as soon as possible.

On September 21, 2006, representatives of NAVTEQ began additional due diligence at Traffic.com’s executive offices. Additionally, Traffic.com began delivering confirmatory due diligence materials to NAVTEQ. Concurrently, Traffic.com personnel prepared financial and legal due diligence requests to be delivered to NAVTEQ in order to commence its due diligence regarding NAVTEQ.

On September 22, 2006, Messrs. Power and Ratigan telephoned Mr. DeNino, as the representative of TL Ventures to discuss TL Ventures’ support of the transaction and NAVTEQ’s requests for a voting agreement from TL Ventures in favor of the transaction and a six month lock-up period with respect to the shares of NAVTEQ common stock to be received by TL Ventures as part of the transaction consideration.

Traffic.com’s special committee met on September 24, 2006 to discuss progress in discussions and due diligence occurring, as well as to discuss the hiring of independent outside legal counsel for the special committee.

Traffic.com’s special committee met on September 26, 2006 to discuss progress in due diligence occurring and to discuss the hiring of an independent financial advisor for the special committee.

On September 27, 2006, Traffic.com received the first draft of the merger agreement from NAVTEQ’s counsel, Pepper Hamilton LLP. The merger agreement and the related transaction documents were negotiated by the parties and counsel (including counsel to the special committee) throughout the period prior to the signing of the merger agreement on November 5, 2006.

On September 28, 2006, NAVTEQ’s board of directors held a special meeting at which the proposed merger and the status of the negotiations were discussed by the directors with members of NAVTEQ’s management.

On October 2, 2006, the special committee of Traffic.com’s board of directors met to discuss the status of negotiations concerning the merger agreement as well as to discuss the final terms of engagement with its financial advisor. Following the meeting, the special committee retained Susquehanna Financial Group, LLLP to act as the special committee’s financial advisor in connection with the intended transaction.

Traffic.com’s board of directors met October 5, 2006 to discuss various issues regarding the terms of the draft merger agreement.

On October 6, 2006, members of Traffic.com’s management, members of Traffic.com’s board of directors (including a member of the special committee), representatives of Allen & Company LLC, representatives of Susquehanna Financial Group, LLLP and a representative of Ernst & Young LLP, Traffic.com’s independent registered public accounting firm, met with NAVTEQ personnel at NAVTEQ’s offices in Chicago for a NAVTEQ management presentation and to review other matters as part of Traffic.com’s due diligence regarding NAVTEQ.

On October 10, 2006, NAVTEQ’s board of directors held a regularly scheduled meeting at which the proposed merger and the status of the negotiations were discussed by the directors with members of NAVTEQ’s management and its financial advisor, Merrill Lynch.

Traffic.com’s special committee met on October 12, 2006 principally to discuss the outcome of the October 6, 2006 due diligence session.

On October 13, 2006, Traffic.com’s board met to discuss the NAVTEQ diligence meeting in Chicago, review the status of the transaction, and to preview Traffic.com’s third quarter financial results.

On October 16 and October 17, 2006, representatives of NAVTEQ and NAVTEQ’s outside legal counsel, Pepper Hamilton LLP held discussions with representatives of Traffic.com and Traffic.com’s outside legal counsel, Klehr, Harrison, Harvey, Branzburg & Ellers, LLP and the special committee’s outside legal counsel, Morris, Nichols, Arsht and Tunnell LLP, regarding the terms and conditions in the draft merger agreement and related documents.

Traffic.com’s special committee met on October 23, 2006 to discuss the status of negotiations with respect to the proposed transaction.

On October 24, 2006, representatives of NAVTEQ and NAVTEQ’s outside legal counsel, Pepper Hamilton LLP had further discussions with representatives of Traffic.com and Traffic.com’s outside legal counsel, Klehr, Harrison, Harvey, Branzburg & Ellers LLP and the special committee’s outside legal counsel, Morris, Nichols, Arsht and Tunnell LLP, regarding the terms and conditions in the draft merger agreement and related documents.

On October 25, 2006, NAVTEQ issued a press release announcing its third quarter results of operations.

On October 26, 2006, Mr. Power spoke with Gary Anderson, a representative of TL Ventures, regarding the proposed transaction terms.

Traffic.com’s special committee met on October 27, 2006 to disuss a preliminary draft of the fairness opinion which Susquehanna Financial Group, LLLP was preparing for the special committee.

On October 27, 2006, Mr. Power and Mr. Josephson discussed the exchange ratio to be used in calculating the stock portion of the merger consideration. Mr. Josephson indicated that Traffic.com believed that the ratio should be 0.25, so that each share of Traffic.com common stock would be converted into the right to receive 0.25 shares of NAVTEQ common stock or $8.00 in cash, subject to the 75% stock/25% cash total consideration split. Mr. Power noted that the parties’ earlier discussions regarding the exchange ratio were based on an assumed trading price of NAVTEQ common stock between $25.00 and $30.00, and that the current trading market for NAVTEQ’s common stock was above $30.00; therefore, a ratio of 0.25 was not acceptable to NAVTEQ. Mr. Josephson then proposed a ratio of 0.24 and Mr. Power indicated that he would discuss the matter internally with NAVTEQ management and respond.

On November 1 and November 2, 2006, representatives of NAVTEQ and NAVTEQ’s outside legal counsel, Pepper Hamilton LLP had discussions with representatives of Traffic.com and Traffic.com’s outside legal counsel, Klehr, Harrison, Harvey, Branzburg & Ellers LLP, regarding a number of the terms and conditions in the draft merger agreement and related documents.

On November 2, 2006, Mr. Power called Mr. Josephson to inform him that NAVTEQ was proposing an exchange ratio of 0.235.

Traffic.com’s special committee met on November 2, 2006 to discuss the most recent pricing and other negotiations with NAVTEQ as well as to further discuss with Susquehanna Financial Group, LLLP its intended fairness opinion analysis.

On November 3, 2006, NAVTEQ’s board of directors met to discuss and consider the merger agreement and proposed merger. Members of NAVTEQ’s management, including Messrs. Mullen and Power, provided the board of directors with a summary of the discussions and negotiations with Traffic.com, a review of the merger agreement, a review and update regarding due diligence regarding Traffic.com and information regarding the negotiated exchange ratio and recent trading prices of Traffic.com’s and NAVTEQ’s stock. Following these discussions, NAVTEQ’s board of directors voted to approve the merger agreement and the transactions contemplated thereby.

On November 5, 2006, Traffic.com’s special committee met to discuss the merger agreement and receive the fairness opinion analysis from Susquehanna Financial Group, LLLP. Following the presentation by Susquehannna Financial Group, LLLP, the special committee unanimously approved resolutions approving the merger with NAVTEQ.

On November 5, 2006, Traffic.com’s board of directors met to approve the transaction. Members of Traffic.com’s management, including Messrs. Verratti, Maunder and Sisko, representatives of Allen & Company LLC and representatives of Klehr, Harrison, Harvey, Branzburg & Ellers LLP provided the board of directors with a summary of discussions and negotiations with NAVTEQ, a review and update of due diligence, a review of the fairness of the transaction from a financial point of view and a review of the merger agreement. After discussion and deliberation, Traffic.com’s board of directors voted unanimously to approve the merger agreement and the transactions contemplated thereby.

Following the meetings of the board of directors of NAVTEQ and Traffic.com and the meeting of the special committee of Traffic.com’s board, the parties executed the merger agreement on November 5, 2006. The execution of the merger agreement and the proposed merger was announced in a press release by NAVTEQ prior to the opening of trading on November 6, 2006.

Traffic.com’s Reasons for the Merger; Recommendation of the Merger by the Board of Directors

Traffic.com’s board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Traffic.com and its stockholders. Accordingly, the board of directors has approved the merger agreement and the transactions contemplated thereby, and recommends that the Traffic.com stockholders vote FOR adoption of the merger agreement and approval of the merger.

As described above under “Background of the Merger,” during their analysis and deliberations leading up to their decision to approve the merger agreement and the transactions contemplated thereby, Traffic.com’s special committee and board of directors consulted with Traffic.com’s senior executive officers and their financial and legal advisors and considered a variety of factors weighing positively in favor of the merger, including the following:

•  the strategic fit between Traffic.com’s and NAVTEQ’s capabilities, intellectual property, business lines and customer bases;

•  the value to be received by holders of Traffic.com common stock in the merger, including the fact that, based on the closing price of Traffic.com’s common stock and NAVTEQ’s common stock on November 3, 2006 (the last trading day before the signing of the merger agreement), the blended value of the merger consideration on a per share basis represented a premium of approximately 20.2% over the closing price of Traffic.com’s common stock on November 3, 2006 and 34.1% over the average closing price of Traffic.com’s common stock for the thirty trading days ended November 3, 2006;

•  the benefits inherent in pursuing Traffic.com’s business objectives in the context of a larger, more well-funded enterprise, rather than on a stand-alone basis;

•  the opportunity for the Traffic.com stockholders to benefit from any increase in the trading price of NAVTEQ common stock between the announcement of the merger and the completion of the merger (because of the fixed exchange ratio being utilized to calculate the stock portion of the merger consideration), as well as any increase in the trading price of NAVTEQ common stock after completion of the merger;

•  the fact that the choice of cash or stock in the merger consideration affords Traffic.com stockholders the opportunity to participate in the growth and opportunities of the combined company through the stock component of the merger consideration or to receive cash for their shares through the cash component of the merger consideration;

•  the risks inherent in operating as a stand-alone enterprise with a limited number of business lines, including, but not limited to, cash requirements, competitive pressures, and the challenges facing the traditional broadcast media advertising industry;

•  the possible acceleration of Traffic.com’s interactive advertising initiatives as a result of the coordination of efforts between the respective technologies of Traffic.com and NAVTEQ, the combined sales forces and the leveraging of customer relationships;

•  the expected qualification of the merger as a transaction described in Section 368(a) of the Internal Revenue Code, resulting in the majority of the consideration to be received by the Traffic.com stockholders not being subject to federal income tax, as described in the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement/prospectus;

•  the fact that the contractual conditions to the completion of the merger, such as the receipt of stockholder approval and antitrust clearance, are expected to be fulfilled and the corresponding likelihood that the merger will be consummated;

•  the enhanced ability of Traffic.com to attract superior personnel as part of a larger, well-established enterprise;

•  the fact that certain TL Ventures entities, holders of approximately 33.6% of the outstanding shares of Traffic.com common stock, as well as Messrs. Verratti, Jannetta and Rothey, each significant holders of Traffic.com common stock, have agreed to support the merger by voting in favor of the adoption of the merger agreement and approval of the merger at the special meeting;

•  Allen & Company LLC’s financial opinion described in the section entitled “Opinion of Allen & Company LLC to the Traffic.com Board of Directors” beginning on page 60 of this proxy statement/prospectus, including its analysis rendered orally on and confirmed in writing as of November 5, 2006, to the effect that, as of the date of such opinion, and based on and subject to various assumptions made, matters considered, limitations and qualifications described in its written opinion, the consideration proposed to be received by holders of Traffic.com common stock in the merger was fair from a financial point of view to Traffic.com’s non-affiliated stockholders;

•  Susquehanna Financial Group, LLLP’s opinion described in the section entitled “Opinion of Susquehanna Financial Group, LLLP to the Special Committee of Traffic.com’s Board of Directors” beginning on page 72 of this proxy statement/prospectus, to the effect that, as of the date of such opinion, and based on and subject to various assumptions made, matters considered, limitations and qualifications described in its written opinion, the consideration proposed to be received by holders of Traffic.com common stock (other than the stockholders enumerated in the opinion and any stockholders who demand and perfect appraisal rights) in the merger was fair, from a financial point of view, to Traffic.com's non-affiliated stockholders; and

•  the fact that the terms of the merger agreement allows for the consideration by the Traffic.com board of directors of a subsequent offer to acquire Traffic.com in certain circumstances.

In addition to the above factors, Traffic.com’s special committee and board of directors also considered the potential adverse impact of other factors weighing negatively against the merger, including the following:

•       the risk that the merger might not be completed, and the potential negative effects of such an event on the trading price of Traffic.com’s common stock; Traffic.com’s operating results, including the expenses associated with the transaction; Traffic.com’s ability to attract and retain key personnel; and Traffic.com’s ability to retain customers and maintain sales;

•       the chance that the Traffic.com stockholders would be adversely affected by any decrease in the trading price of NAVTEQ common stock after the execution of the merger agreement (because of the fixed exchange ratio being utilized to calculate the stock portion of the merger consideration), whether due to the announcement of the merger or otherwise;

•       based on the number of shares of NAVTEQ common stock issued and outstanding on November 5, 2006, and assuming that Traffic.com stockholders elect to receive 4.3 million shares of NAVTEQ common stock, the maximum total stock consideration payable to Traffic.com stockholders, Traffic.com stockholders will hold approximately 4.4% of the issued and outstanding NAVTEQ common stock immediately after the merger;

•       the possible effects on the long-term stock price and financial results of NAVTEQ if the benefits and synergies expected of the merger are not obtained on a timely basis or at all;

•       the limitations imposed in the merger agreement on the solicitation by Traffic.com of alternative business combinations;

•       the requirement that Traffic.com must pay to NAVTEQ a termination fee of $6.25 million if the merger agreement is terminated under certain circumstances specified in the merger agreement, as described in the section entitled “The Merger Agreement-Termination; Termination Fee and Expenses” beginning on page 115 of this proxy statement/prospectus;

•       the challenges of combining the businesses, operations and workforces of Traffic.com and NAVTEQ and realizing the anticipated cost savings and operating synergies; and

•       the risks described in the section entitled “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

Traffic.com’s special committee and board of directors also considered the interests that certain executive officers and directors of Traffic.com have with respect to the merger, as described in the section entitled “Interests of Traffic.com’s Directors and Executive Officers in the Merger” on page 83 of this proxy statement/prospectus.

The special committee and board of directors concluded that the positive factors significantly outweighed the negative factors described above. This discussion of the information and factors considered by the special committee and board of directors includes material positive and negative factors considered by the special committee and board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the special committee and board of directors. In reaching their determination to approve and recommend the merger agreement and the transactions contemplated thereby, the special committee and board of directors did not find it useful to and did not quantify or assign any relative or specific weights to the various factors that they considered in reaching their determination that the merger agreement and the transactions contemplated thereby, are advisable and fair to and in the best interests of Traffic.com and its stockholders. Rather, the special committee and board of directors viewed their position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by them. In addition, in considering the factors described above, individual members of the special committee and board of directors may have given different weights to different factors.

After considering this information, the special committee approved the merger agreement and the board of directors approved the merger agreement and the transactions contemplated thereby, and the board of directors recommends that Traffic.com stockholders adopt the merger agreement and the transactions contemplated thereby, including the merger.

Opinion of Allen & Company LLC to the Traffic.com Board of Directors

Pursuant to an engagement letter dated March 22, 2006, Traffic.com retained Allen & Company LLC (“Allen”) to act as its exclusive financial advisor in connection with any potential business combination transaction involving Traffic.com, including a possible sale of Traffic.com. In selecting Allen, Traffic.com’s board of directors considered that Allen is an internationally recognized investment banking firm with substantial experience providing strategic advisory services. Allen, as part of its investment banking business, is regularly engaged in the evaluation of businesses and their equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, valuations, and general corporate advisory services. John Josephson, a member of Traffic.com’s board of directors, is a managing director of Allen & Company.

At the November 5, 2006 meeting of Traffic.com’s board of directors, Allen delivered its opinion that, as of November 5, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the per share cash consideration and the per share stock consideration to be paid in connection with the merger with NAVTEQ were fair from a financial point of view to the non-affiliate holders of Traffic.com common stock (other than the stockholders enumerated in its opinion).

The full text of Allen’s written opinion is attached as Annex C-1 to this proxy statement/prospectus and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, the matters considered and qualifications and limitations of the review undertaken by Allen. Allen’s opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Allen as of the date of the Allen opinion, and Allen assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Allen’s opinion:

•       was provided for the information and assistance of Traffic.com’s board of directors in connection with its consideration of the merger with NAVTEQ;

•       did not constitute a recommendation to the board of directors of Traffic.com or to any holder of Traffic.com common stock as to how to vote in connection with the merger; and

•       did not address Traffic.com’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Traffic.com or the effects of any other transaction in which Traffic.com might engage.

In arriving at its opinion, Allen has among other things:

•       reviewed and analyzed the terms and conditions of the merger agreement and related documents (none of which prior to the delivery of the opinion had been executed by the parties);

•       analyzed the consideration being offered for Traffic.com’s outstanding shares pursuant to the terms of the Merger Agreement;

•       reviewed trends in the syndicated content, traditional advertising media, online content, automotive/road data service, image database and spatial software industries;

•       reviewed and analyzed the business prospects and financial condition of Traffic.com and NAVTEQ;

•       reviewed the historical business information and financial results of Traffic.com and NAVTEQ;

•       reviewed non-public business information and financial information of Traffic.com and NAVTEQ provided by the managements of Traffic.com and NAVTEQ;

•       reviewed the budgets and updated forecasts for fiscal year 2006 prepared by the managements of Traffic.com and NAVTEQ;

•       reviewed projected results for fiscal years 2007-2009 prepared by the management of Traffic.com;

•       reviewed projected results for fiscal year 2007 prepared by the management of NAVTEQ;

•       reviewed information obtained from meetings with senior managements of Traffic.com and NAVTEQ;

•       reviewed and analyzed the daily trading statistics of, and the Wall Street research expectations for, the common stock of Traffic.com and NAVTEQ;

•       reviewed and analyzed public financial information of publicly traded comparable companies in the syndicated content, traditional advertising media, online content, automotive/road data service, image database and spatial software industries;

•       reviewed and analyzed public financial information of transactions involving comparable companies in the syndicated content, traditional advertising supported media, online content and automotive/road data service industries;

•       analyzed premiums paid in comparably sized (i) cash, (ii) stock and (iii) cash and stock transactions during the past four years;

•       analyzed the implied value of Traffic.com based on (i) the multiples of publicly traded comparable companies, (ii) the premiums paid in comparably sized cash and stock transactions, (iii) the transaction multiples of comparable company merger and acquisition transactions and (iv) discounted cash flow analyses; and

•       conducted such other financial analyses and investigations as deemed necessary or appropriate for the purposes of the opinion expressed.

The opinion also reflects Allen’s familiarity, developed in the course of serving as financial advisor to Traffic.com over the previous three years, with Traffic.com’s business and prospects, as well as with prevailing trends in the marketplace in which Traffic.com competes.

Allen relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Traffic.com and NAVTEQ or obtained by it from public sources, including, without limitation, the Traffic.com and NAVTEQ financial projections. With respect to the projections, Allen relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Traffic.com and NAVTEQ as to the expected future performance of their respective companies. Allen did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and Allen further relied upon the assurances of the senior managements of each company that they were unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at its opinion, Allen did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Traffic.com, nor was Allen furnished with any such appraisals. Allen assumed that the merger would be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Traffic.com.

Allen did not express any opinion as to the price or range of prices at which Traffic.com’s common stock would trade subsequent to the announcement of the merger.

The following is a brief summary of the material financial analyses performed by Allen and presented to Traffic.com’s Board of Directors in connection with rendering its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Allen, and the order of analyses described does not represent the relative importance or weight given to the analyses performed by Allen.

Some of the financial analyses detailed below include summary data and information presented in tabular format. Considering the summary data and tables alone could create a misleading or incomplete view of Allen’s financial analyses. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses and the transaction history.

Summary of Consideration

Allen reviewed the financial terms and conditions of the merger agreement (dated November 5, 2006) and analyzed the consideration being offered for Traffic.com’s common stock. As described in the merger agreement, each issued and outstanding share of Traffic.com common stock will be converted into the right to receive, at the election of the holder thereof and subject to pro ration:

(i)                     0.235 shares of NAVTEQ common stock (the fixed exchange ratio) (approximately $7.56 based on NAVTEQ’s closing price as of November 3, 2006); or

(ii)                  cash in the amount of $8.00, without interest.

The merger agreement also provides that the aggregate cash consideration will not exceed $49 million (less the cash value of dissenting shares) and the aggregate number of NAVTEQ shares issued will not exceed 4.3 million shares (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock).

In addition, as more fully discussed in the section entitled “The Merger Agreement — Treatment of Securities” on page 92 of this proxy statement/prospectus, NAVTEQ will assume, subject to formulaic adjustment, each Traffic.com option that is (i) not yet vested and exercisable by its terms, regardless of the exercise price, (ii) vested and has a per share exercise price greater than the market price per share of Traffic.com common stock on the day immediately prior to the closing of the merger, or (iii) issued under the 1999 Non-Employee Option Plan, vested, currently exercisable which has a per share exercise price that is less than or equal to the market price per share of Traffic.com common stock on the day immediately prior to the closing of the merger and which has not been exercised prior to the effective date of the merger. All other options will be cancelled (if not exercised). Additionally, Traffic.com will obtain agreements from certain Traffic.com warrant holders providing for the exercise of warrants, the exchange of warrants for shares of

NAVTEQ common stock or the conversion of warrants into new warrants for NAVTEQ common stock.

Based on the closing price of NAVTEQ’s common stock as of November 3, 2006, the proposed transaction implied an equity value of Traffic.com of approximately $179 million.

Selected Market and Trading Information Concerning Traffic.com

Allen reviewed selected market information concerning Traffic.com’s common stock. Among other things, Allen observed the following with respect to the closing prices of Traffic.com’s common stock:

Closing Price as of November 3, 2006	$6.15
1-Week Before November 3, 2006	$5.00
1-Month Before November 3, 2006	$5.08
52-Week High (Intraday)	$13.30
30-Day Average (as of November 3, 2006)	$5.02
90-Day Average (as of November 3, 2006)	$4.79

Allen also analyzed additional stock price and volume performance data for Traffic.com’s common stock since the completion of its initial public offering on January 24, 2006. Allen then compared Traffic.com’s share price performance since its initial public offering to the relative performance of various indices, including market indices and indices comprised of companies that Allen deemed generally comparable to Traffic.com’s business segments. The indices that Allen used for the purposes of this comparison were:

•       S&P 500;

•       NASDAQ Composite;

•       Index of traditional advertising media companies, including Belo, CBS, Citadel, Clear Channel, Cox Radio, Dow Jones, Entercom, Gannett, Gray Television, Hearst, Journal Register, Lee Enterprises, LIN TV, New York Times, Radio One, Sinclair, Tribune and Young;

•       Index of online content companies, including Bankrate, CNET Networks, Homestore, HouseValues, The Knot, Monster and TheStreet.com; and

•       Index of auto / road data service companies, including NAVTEQ, Tele Atlas, Sirius Satellite Radio and XM Satellite Radio.

Allen’s analysis concerning Traffic.com common stock was based on information concerning Traffic.com and its common stock available as of November 5, 2006. Allen did not and does not express any opinion as to the market value of Traffic.com common stock on or after November 5, 2006.

Selected Premiums Paid Analysis

Allen analyzed the premiums paid in acquisition transactions since January 1, 2002 with values of between $75 and $250 million. It selected 91 transactions, 12 of which involved mixed cash and stock consideration.

As of November 5, 2006 and using the historical transaction data, Allen calculated the implied share price of Traffic.com and the implied exchange ratio based on applying the low, median and high premiums historically paid to Traffic.com’s share price one day before; one week before; one month before; 52-week high; 30 day average; and 90 day average. In order to calculate the implied Traffic.com share price, (i) premiums were applied to the historical market price of Traffic.com less Traffic.com’s cash and cash equivalents per share and (ii) the cash and cash equivalents per share value were added back after the application of the premium to determine the implied share price.

Cash and Stock Transactions:

	Traffic .com	Premium			Implied Share Price			Implied Exchange Ratio
	Price	Low	Median	High	Low	Median	High	Low	Median	High
1-Day	$6.15	(11)%	25%	93%	$5.60	$7.42	$10.94	0.174x	0.231x	0.340x
1-Week	$5.00	(11)%	30%	126%	$4.57	$6.20	$10.07	0.142x	0.192x	0.313x
1-Month	$5.08	(11)%	33%	137%	$4.64	$6.44	$10.69	0.144x	0.200x	0.332x
52-Week High	$13.30	(55)%	9%	90%	$6.57	$14.42	$24.38	0.204x	0.448x	0.758x
30-Day Average	$5.02	5%	28%	123%	$5.22	$6.16	$9.98	0.162x	0.192x	0.310x
90-Day Average	$4.79	10%	40%	131%	$5.18	$6.32	$9.77	0.161x	0.196x	0.303x
High					$6.57	$14.42	$24.38	0.204x	0.448x	0.758x
Median					$5.20	$6.38	$10.38	0.162x	0.198x	0.323x
Low					$4.57	$6.16	$9.77	0.142x	0.192x	0.303x

All Transactions:

	Traffic .com	Premium			Implied Share Price			Implied Exchange Ratio
	Price	Low	Median	High	Low	Median	High	Low	Median	High
1-Day	$6.15	(35)%	28%	260%	$4.35	$7.60	$19.59	0.135x	0.236x	0.609x
1-Week	$5.00	(28)%	31%	240%	$3.87	$6.25	$14.63	0.120x	0.194x	0.454x
1-Month	$5.08	(41)%	31%	267%	$3.41	$6.37	$16.04	0.106x	0.198x	0.498x
52-Week High	$13.30	(77)%	1%	93%	$3.76	$13.44	$24.70	0.117x	0.418x	0.767x
30-Day Average	$5.02	(35)%	30%	273%	$3.60	$6.24	$16.05	0.112x	0.194x	0.499x
90-Day Average	$4.79	(37)%	37%	272%	$3.38	$6.19	$15.13	0.105x	0.192x	0.470x
High					$4.35	$13.44	$24.70	0.135x	0.418x	0.767x
Median					$3.68	$6.31	$16.04	0.114x	0.196x	0.498x
Low					$3.38	$6.19	$14.63	0.105x	0.192x	0.454x

Based on the per share consideration stipulated in the merger agreement, the per share stock consideration (and exchange ratio) and the per share cash consideration contemplated by the merger agreement were within the minimum and maximum values exhibited by these historical premiums paid.

Selected Comparable Company Trading Analysis

Allen reviewed and compared selected financial information, ratios and values of Traffic.com.com to corresponding financial information, ratios and values of the following selected publicly-traded companies:

•       Syndicated content with advertising revenue:

•        Westwood One

•       Online content:

•        Bankrate

•        CNET Networks

•        Homestore

•        HouseValues

•        The Knot

•        Monster

•        The Street

•       Auto / road data services:

•        NAVTEQ

•        Tele Atlas

•        Sirius Satellite Radio

•        XM Satellite Radio

Although none of the selected companies was directly comparable to Traffic.com, the companies involved were chosen because they are publicly traded companies with businesses, end markets and operations that, for purposes of analysis, could be considered similar to the business, end markets and operations of Traffic.com.

For each of the companies listed above, Allen calculated the ratio of enterprise value to expected revenue for 2006 and 2007. The “enterprise value” is the sum of the fully-diluted market value of any common equity and the value of any preferred stock at liquidation value, plus any short-term and long-term debt, minus cash and cash equivalents, and minus unconsolidated investments and other interests. The forecast revenue data for the selected comparable companies was generally based on Wall Street research analyst consensus data.

Allen calculated the low, median and high multiples for each of the segments listed above, namely syndicated content with advertising revenue, online content and auto / road data services. Allen then weighted those multiples by Traffic.com’s expected 2006 and 2007 revenue mix to determine the blended valuation multiples. Based on the blended enterprise value to revenue multiples and after adjusting for Traffic.com’s capital structure and cash balance, Allen calculated the implied share price of Traffic.com and the implied exchange ratio. Allen examined the value implied for Traffic.com with and without approximately $23 million of theoretical value of Traffic.com’s net operating loss carryforwards.

The share prices and exchange ratios for Traffic.com implied by the low, median and high public market multiples for each business segment were as follows:

	2006			2007
	Low	Median	High	Low	Median	High
Syndicated Content with Ad Revenue	2.1x	2.1x	2.1x	2.1x	2.1x	2.1x
Online Content	0.6x	4.1x	7.5x	0.6x	3.4x	6.5x
Auto / Road Data Services	4.3x	4.8x	9.3x	3.5x	3.9x	5.6x
Blended Multiple	2.4x	2.6x	3.3x	2.1x	2.5x	3.1x
Value Excluding Theoretical NOL Value
Implied Traffic.com Share Price	$6.54	$6.90	$8.58	$7.11	$8.40	$10.31
Implied Exchange Ratio	0.203x	0.214x	0.267x	0.221x	0.261x	0.320x
Value Including Theoretical NOL Value
Implied Traffic.com Share Price	$7.53	$7.90	$9.58	$8.10	$9.39	$11.30
Implied Exchange Ratio	0.234x	0.245x	0.298x	0.252x	0.292x	0.351x

Based on the per share consideration stipulated in the merger agreement, the per share stock consideration (and exchange ratio) and the per share cash consideration contemplated by the merger agreement were within the minimum and maximum values exhibited by the multiples of comparable publicly-traded companies.

Selected Premiums Paid Analysis Applied to Comparable Company Trading Analysis

Allen also calculated the implied share price of Traffic.com and the implied exchange ratio based on applying the low, median and high of the one-day premiums paid in historical cash and stock transactions to the comparable company trading analysis above. These values were as follows:

	2006			2007
	Low	Median	High	Low	Median	High
Syndicated Content with Ad Revenue	2.1x	2.1x	2.1x	2.1x	2.1x	2.1x
Online Content	0.6	4.1	7.5	0.6	3.4	6.5
Auto / Road Data Services	4.3	4.8	9.3	3.5	3.9	5.6
Blended Multiple	2.4x	2.6x	3.3x	2.1x	2.5x	3.1x
One-Day Before Premium (Cash & Stock Deals)	(11)%	25%	93%	(11)%	25%	93%
Value Excluding Theoretical NOL Value
Implied Traffic.com Share Price	$5.95	$8.36	$15.63	$6.45	$10.22	$18.96
Implied Exchange Ratio	0.185x	0.260x	0.486x	0.200x	0.318x	0.589x
Value Including Theoretical NOL Value
Implied Traffic.com Share Price	$6.94	$9.35	$16.63	$7.44	$11.22	$19.95
Implied Exchange Ratio	0.216x	0.291x	0.516x	0.231x	0.348x	0.620x

Based on the per share consideration stipulated in the merger agreement, the per share stock consideration (and exchange ratio) and the per share cash consideration contemplated by the merger agreement were within the minimum and maximum values exhibited by applying historical premiums paid to the multiples of comparable publicly traded companies.

Selected Comparable Precedent Transactions Analysis

Allen reviewed and compared selected financial information, ratios and values of Traffic.com to corresponding financial information, ratios and values of the following acquisition transactions:

•       Syndicated content with advertising revenue:

•        19 Entertainment / CKX

•        Endemol / Telefonica

•        MetroNetworks / Westwood One

•        King World Productions / CBS

•       Online content:

•        iVillage / NBC Universal

•        PriceGrabber.com / Experian

•        Propertyfinder.com / News Corp.

•        Weblogs, Inc. / Time Warner Inc.

•        IGN Entertainment / News Corp.

•        Intermix Media / News Corp.

•        Ask Jeeves / InterActiveCorp

•        About.com / The New York Times

•        Rapidata / Greenfield Online

•        MarketWatch / Dow Jones

•        ClassMates Online / United Online

•        Sportsline / Viacom

•        Webshots / CNET Networks

•        Stoneage Corp. / Autobytel

•        Interactive Search / Ask Jeeves

•       Auto / road data services:

•        Intrado / West Corp.

•        Geographic Data Technology / Tele Atlas NV

•        Vicinity Corp. / Microsoft Corp.

•        MapQuest.com, Inc. / America Online, Inc.

Although none of the selected transactions nor the companies involved in them was directly comparable to the merger or to Traffic.com, the transactions were chosen because they involved companies with businesses, end markets and operations that, for purposes of analysis, could be considered similar to the business, end markets and operations of Traffic.com.

Allen reviewed the enterprise values in the selected transactions as a multiple of revenue for the last twelve-months publicly reported period prior to the announcement of each respective transaction and the one-year forward estimated revenue contemporaneous with the date of the announcement for each respective transaction. Financial data for the companies in the selected transactions was based on publicly-available information as of the respective announcement dates including each target company’s most recent quarterly SEC filings and estimates contained in a selection of publicly available Wall Street equity research reports, available at or around the time of the respective transactions.

Allen calculated the low, median and high multiples for each of the three sets of transactions listed above, namely syndicated content with advertising revenue, online content and auto / road data services. Allen then weighted those multiples by Traffic.com’s expected 2006 and 2007 revenue mix to determine the blended valuation multiples. Based on the blended enterprise value to revenue multiples and adjusting for Traffic.com’s capital structure and cash balance, Allen calculated the implied share price of Traffic.com and the implied exchange ratio. Allen examined the value implied for Traffic.com with and without approximately $23 million of theoretical value of Traffic.com’s net operating loss carryforwards.

The share prices and exchange ratios for Traffic.com implied by the low, median and high historical transaction multiples for each segment were as follows:

	Current Year			Forward Year
	Low	Median	High	Low	Median	High
Syndicated Content with Ad Revenue	2.0x	3.7x	11.9x	2.0x	3.3x	11.2x
Online Content	1.3x	5.9x	12.5x	1.3x	4.8x	7.6x
Auto / Road Data Services	0.8x	2.7x	30.7x	0.6x	2.9x	19.4x
Blended Multiple	1.8x	3.6x	14.6x	1.7x	3.5x	11.8x
Value Excluding Theoretical NOL Value
Implied Traffic.com Share Price	$5.26	$9.42	$34.87	$6.06	$11.31	$36.16
Implied Exchange Ratio	0.164x	0.293x	1.083x	0.188x	0.351x	1.123x
Value Including Theoretical NOL Value
Implied Traffic.com Share Price	$6.26	$10.41	$35.87	$7.05	$12.31	$37.15
Implied Exchange Ratio	0.194x	0.324x	1.114x	0.219x	0.382x	1.154x

Based on the per share consideration stipulated in the merger agreement, the per share stock consideration (and exchange ratio) and the per share cash consideration contemplated by the merger agreement were within the minimum and maximum values exhibited by applying the multiples of historical transactions.

Discounted Cash Flow Analysis

Allen calculated the implied enterprise value of Traffic.com based on (i) the net present value of forecast cash flows of Traffic.com and (ii) the net present value of the terminal value, which is an estimate of the future value of Traffic.com beyond the forecast period. Allen used forecast financial data for 2006 — 2009 prepared by Traffic.com management. The present values were calculated using a 32% — 34% weighted average cost of capital for Traffic.com based on Traffic.com’s market beta as well as estimates for the equity market risk premium and the small cap premium. The terminal value was calculated by applying the 2006 median blended valuation multiple from the comparable public companies analysis to the forecasted 2009 revenue.

Based on the enterprise values calculated from the present value analysis and adjusting for Traffic.com’s capital structure and cash balance, Allen calculated the implied share price of Traffic.com and the implied exchange ratio. Allen examined the value implied for Traffic.com with and without approximately $23 million of theoretical value of Traffic.com’s net operating loss carryforwards.

The share prices and exchange ratios for Traffic.com implied by the discounted cash flow analysis were as follows:

Traffic.com High Case forecast:

•       Excluding Theoretical Value of Net Operating Loss Carryforwards

Equity Value per Share				Implied Exchange Ratio
	2009E Revenue Multiple				2009E Revenue Multiple
WACC	2.0x	2.5x	3.0x	WACC	2.0x	2.5x	3.0x
32%	$5.91	$7.27	$8.62	32%	0.184x	0.226x	0.268x
33%	$5.77	$7.10	$8.42	33%	0.179x	0.220x	0.262x
34%	$5.64	$6.93	$8.23	34%	0.175x	0.215x	0.256x

•       Including Theoretical Value of Net Operating Loss Carryforwards

Equity Value per Share				Implied Exchange Ratio
	2009E Revenue Multiple				2009E Revenue Multiple
WACC	2.0x	2.5x	3.0x	WACC	2.0x	2.5x	3.0x
32%	$6.90	$8.26	$9.62	32%	0.214x	0.257x	0.299x
33%	$6.77	$8.09	$9.42	33%	0.210x	0.251x	0.293x
34%	$6.63	$7.93	$9.22	34%	0.206x	0.246x	0.286x

Traffic.com Low Case forecast:

•       Excluding Theoretical Value of Net Operating Loss Carryforwards

Equity Value per Share				Implied Exchange Ratio
	2009E Revenue Multiple				2009E Revenue Multiple
WACC	2.0x	2.5x	3.0x	WACC	2.0x	2.5x	3.0x
32%	$5.42	$6.70	$7.99	32%	0.168x	0.208x	0.248x
33%	$5.29	$6.54	$7.80	33%	0.164x	0.203x	0.242x
34%	$5.17	$6.39	$7.62	34%	0.160x	0.199x	0.237x

•       Including Theoretical Value of Net Operating Loss Carryforwards

Equity Value per Share				Implied Exchange Ratio
	2009E Revenue Multiple				2009E Revenue Multiple
WACC	2.0x	2.5x	3.0x	WACC	2.0x	2.5x	3.0x
32%	$6.41	$7.70	$8.98	32%	0.199x	0.239x	0.279x
33%	$6.28	$7.54	$8.79	33%	0.195x	0.234x	0.273x
34%	$6.16	$7.39	$8.61	34%	0.191x	0.229x	0.268x

Based on the per share consideration stipulated in the merger agreement, the per share stock consideration (and exchange ratio) and the per share cash consideration contemplated by the merger agreement were within the minimum and maximum values exhibited by the discounted cash flow analysis.

Theoretical Value of Traffic.com’s Net Operating Loss Carryforwards

Traffic.com’s net operating loss carryforwards were assumed to be approximately $129 million as of September 30, 2006. In order to calculate the theoretical value of Traffic.com’s net operating loss position, Allen calculated the present value of the potential future tax savings associated with these net operating loss carryforwards. Allen calculated this value under two scenarios:

•       The first scenario assumed that Traffic.com continued to operate as a standalone entity. In this scenario, Traffic.com’s net operating loss carryforwards are used to shield projected taxable income and these savings were discounted back to the present at Traffic.com’s weighted average cost of capital (see above).

•       The second scenario assumed that Traffic.com was acquired by another entity. In this scenario, Allen assumed that the permitted yearly usage of net operating loss carryforwards is limited by Section 382 of the Internal Revenue Code, and that this usage was discounted to the present at a rate of 12%.

Allen used a theoretical value for Traffic.com’s net operating loss position of approximately $23 million based on the average of these two calculations.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Allen opinion. Allen based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Allen did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Allen opinion. In arriving at its opinion, Allen considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Allen arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Allen in connection with its opinion operated collectively to support its determination as to the fairness of the per share consideration to be received by holders of Traffic.com common stock other than the stockholders enumerated in its opinion and any stockholders who demand and perfect appraisal rights. The analyses performed by Allen, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

As mentioned above, none of the public companies used in the comparable company analysis described above are identical to Traffic.com, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly-traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Traffic.com and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The form and amount of consideration payable in the merger were determined through negotiations between Traffic.com and NAVTEQ and were approved by the board of directors of Traffic.com. Allen’s opinion was just one of the many factors taken into consideration by Traffic.com’s board of directors. Consequently, Allen’s analysis should not be viewed as determinative of the decision of Traffic.com’s board of directors with respect to the fairness of the consideration to be received by holders of Traffic.com common stock.

Pursuant to the terms of Allen’s engagement letter, as compensation for its services, Traffic.com has agreed to pay Allen a transaction fee, if a transaction involving Traffic.com is consummated, equal to 2% of the total consideration paid in the merger. Traffic.com has also agreed to reimburse Allen for reasonable out-of-pocket expenses incurred by Allen in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. Traffic.com has agreed to indemnify Allen against certain liabilities arising out of or in connection with Allen’s engagement.

In the ordinary course of business, Allen and its affiliates may actively trade the equity securities of Traffic.com, NAVTEQ and/or other entities affiliated with the companies, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Opinion of Susquehanna Financial Group, LLLP to the Special Committee of Traffic.com’s Board of Directors

The special committee of Traffic.com’s board of directors engaged Susquehanna Financial Group, LLLP (“Susquehanna”) to provide an opinion to the special committee regarding the fairness from a financial point of view to the holders of Traffic.com common stock (other than the stockholders enumerated in its opinion and any stockholders who demand and perfect appraisal rights) of the consideration to be paid to such stockholders pursuant to the merger.

On November 5, 2006, Susquehanna rendered an oral opinion to the special committee, which it subsequently confirmed in writing by delivery of a written opinion, dated November 5, 2006, to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of Traffic.com common stock (other than (i) all affiliates of Traffic.com, (ii) NAVTEQ, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and their respective affiliates, (iii) any current or former employees of Traffic.com who may be entitled to receive any payments or other benefits as a result of or in connection with the merger pursuant to any agreement other than the merger agreement and (iv) any stockholder who demands and perfects appraisal rights).

The full text of Susquehanna’s written opinion, dated November 5, 2006, to the special committee, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Susquehanna in preparing its opinion, is included as Annex C-2 to thisproxy statement/prospectus. You are encouraged to carefully read the full text of Susquehanna’s written opinion. However, Susquehanna’s opinion is not intended to be, and does not constitute, advice or a recommendation to any security holder as to how such security holder should vote or act with respect to any matter relating to the merger.

In issuing its opinion, in addition to those assumptions described below with respect to the various analyses made by Susquehanna, the following assumptions were made, or assurances of management were relied upon, by Susquehanna:

•       the financial, accounting and other information provided to Susquehanna by Traffic.com and NAVTEQ or otherwise discussed with or reviewed by Susquehanna was accurate and complete and Susquehanna did not assume any responsibility for independent verification of that information;

•       the information provided to Susquehanna was prepared on a reasonable basis in accordance with industry practice and that neither Traffic.com or NAVTEQ was aware of any information or facts that would make the information provided to Susquehanna incomplete or misleading;

•       neither Traffic.com nor NAVTEQ were a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger;

•       financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to Traffic.com, NAVTEQ and the merger reviewed by Susquehanna reflected the best currently available estimates and judgments of Traffic.com’s and NAVTEQ’s respective management;

•       the merger would be consummated pursuant to the terms of the merger agreement without amendment thereto and without waiver by any party of any conditions or obligations thereunder;

•       the merger would be treated as a tax-free reorganization for federal income tax purposes; and

•       all the necessary regulatory or other approvals and consents required for the merger would be obtained in a manner that would not adversely affect Traffic.com, NAVTEQ or the contemplated benefits of the merger.

Susquehanna’s opinion, in addition to those factors and limitations described below with respect to various analyses made by Susquehanna, was also subject to the following factors and limitations:

•       Susquehanna made no recommendation as to the specific form or amount of the consideration to be received by Traffic.com stockholders in the merger, which was determined through negotiations between Traffic.com and NAVTEQ;

•       Susquehanna’s written opinion addressed only the fairness, as of the date of the opinion, from a financial point of view, to Traffic.com’s stockholders (other than (i) all affiliates of Traffic.com, (ii) NAVTEQ, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and their respective affiliates, (iii) any current or former employees of Traffic.com who may be entitled to receive any payments or other benefits as a result of or in connection with the merger pursuant to any agreement other than the merger agreement and (iv) any stockholder who demands and perfects appraisal rights) of the proposed consideration to be received in the proposed merger. Susquehanna’s written opinion did not address any other aspect or implication of the merger or any other terms, agreements or understandings entered into by Traffic.com or any other person relating to the merger or otherwise and does not constitute a recommendation to any Traffic.com stockholder as to how such stockholder should vote with respect to the merger or whether a stockholder should elect stock or cash consideration;

•       Susquehanna’s written opinion did not address Traffic.com’s basic business decision to proceed with or effect the merger or the merits of the merger relative to any alternative transaction or business strategy that may have been available to Traffic.com. Susquehanna was not requested to, nor did it, solicit or assist Traffic.com in soliciting indications of interest from third parties for all or any part of Traffic.com or any alternative transaction. However, Susquehanna understood that Allen solicited third parties about the potential sale of all or any part of Traffic.com;

•       Susquehanna expressed no opinion as to any financial forecasts, pro forma adjustments, net operating loss or other estimates or business outlook or forward-looking information of Traffic.com or NAVTEQ or the assumptions on which they were based;

•       in arriving at its opinion, Susquehanna did not perform any appraisals or valuations of any assets or liabilities (fixed, contingent or other) of Traffic.com or NAVTEQ, and was not furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, Susquehanna undertook no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, regulatory action, possible unasserted claims or other contingent liabilities to which Traffic.com, NAVTEQ or any of their respective affiliates is a party or may be subject and, at the special committee’s direction and with its consent, Susquehanna’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters;

•       Susquehanna expressed no opinion as to the long-term viability of NAVTEQ following the merger, including the potential for or timing of commercialization of any product or service, the nature and extent of NAVTEQ’s financing needs or the ability of NAVTEQ to satisfy any such financing needs;

•       the analyses of Susquehanna are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Traffic.com, NAVTEQ or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Traffic.com, NAVTEQ and the merger were compared and other factors that could affect the public-trading value or transaction value of the companies; and

•       Susquehanna’s opinion was necessarily based upon the information available to Susquehanna and facts and circumstances as they existed and were subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Susquehanna did not express any opinion (i) as to the price at which shares of Traffic.com common stock have traded or such stock may trade following announcement of the merger or at any other future time or (ii) as to the price at which shares of NAVTEQ common stock may trade following the announcement or consummation of the merger or at any other future time. Susquehanna has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof and did not have any obligation to update, revise or reaffirm its opinion.

In connection with its opinion, Susquehanna made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things Susquehanna:

•       reviewed the financial terms and conditions of a draft of the merger agreement dated November 5, 2006;

•       reviewed certain publicly-available historical business and financial information relating to Traffic.com and NAVTEQ;

•       reviewed various financial forecasts and other data provided to it by Traffic.com and NAVTEQ relating to their businesses, as well as various publicly-available financial analyst forecasts with respect to Traffic.com and NAVTEQ;

•       held discussions with members of the senior management of both Traffic.com and NAVTEQ with respect to the respective businesses and prospects of Traffic.com and NAVTEQ;

•       reviewed public information with respect to certain other companies in lines of businesses Susquehanna believed to be generally comparable to the businesses of Traffic.com and NAVTEQ;

•       reviewed the financial terms of certain business combinations involving companies in lines of businesses Susquehanna believed to be generally comparable to that of Traffic.com and NAVTEQ;

•       performed a discounted cash flow analysis of Traffic.com on a standalone basis; and

•       reviewed the historical stock prices and trading volumes of Traffic.com common stock and NAVTEQ common stock.

In addition, Susquehanna conducted such other studies, analyses and investigations and considered such other financial, economic, and market criteria as Susquehanna deemed necessary or appropriate in arriving at its opinion.

Valuation Analyses

In preparing its opinion to the special committee, Susquehanna performed a variety of analyses, including those described below. The summary of Susquehanna’s valuation analyses is not a complete description of the analyses underlying Susquehanna’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those analytic methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Susquehanna arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analytic method or factor. Accordingly, Susquehanna believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Susquehanna considered general business, economic, industry and market performance and conditions, financial and otherwise, and other matters. No company, transaction or business used in Susquehanna’s analyses for comparative purposes is identical to Traffic.com, NAVTEQ or the proposed merger, and while the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Susquehanna did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Susquehanna’s analyses and the ranges of value indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Traffic.com’s control and the control of Susquehanna. Much of the information used in, and accordingly the results of, Susquehanna’s analyses are inherently subject to substantial uncertainty.

Susquehanna’s opinion and analyses were provided to the special committee in connection with its consideration of the proposed merger and were only one of many factors considered by the special committee in evaluating the proposed merger. Neither Susquehanna’s opinion nor its analyses were determinative of the merger consideration or of the views of the special committee with respect to the merger.

The following is a summary of the material valuation analyses Susquehanna discussed with the special committee in connection with the rendering of Susquehanna’s opinion on November 5, 2006. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Susquehanna’s analyses.

For purposes of its analyses, Susquehanna reviewed a number of financial metrics including:

•       enterprise value — the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities, if applicable) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet, if applicable) as of a specified date;

•       EBITDA — the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period; and

•       EBITDA + OpEx — the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period plus the amount of the relevant company’s operating expenses after gross profit; and

•       PEG Ratio — the ratio of the relevant company’s equity value divided by net income expressed as a multiple of its long term earnings growth rate.

Unless the context indicates otherwise, enterprise and equity values on a fully diluted basis used in the selected companies analyses described below were calculated using the closing prices of the common stock of the selected companies listed below as of November 3, 2006, and the enterprise and equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Equity values were calculated on a fully diluted basis. Estimates of 2006 and 2007 revenues, EBITDA and net income for the selected companies listed below were based on publicly available research analyst estimates for those companies. Last twelve month, or LTM, financial information for Traffic.com was based on the twelve month period preceding June 30, 2006, and estimates of 2006 and 2007 revenues, EBITDA, operating expenses and net income for Traffic.com were based on estimates provided by management.

Summary of Traffic.com Valuation Analysis

Market Analysis.   Susquehanna reviewed stock trading and ownership information concerning Traffic.com, including the price performance of Traffic.com’s common stock relative to the NASDAQ Composite Index, the S&P 500 Index and the comparable companies described below and stock price and volume information since Traffic.com’s initial public offering on January 25, 2006. Susquehanna also reviewed the historical liquidity of Traffic.com’s stock as represented by comparing the bid-ask spread to the daily dollar value traded since the initial public offering.

Premiums Paid Analysis.   Susquehanna reviewed publicly-available information for selected acquisitions of public companies relative to pre-announcement market trading prices to determine the premiums payable in the transactions over recent trading prices. Susquehanna selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•       transactions involving all public targets trading in major global stock exchanges and all industries, excluding those companies for which information on stock price quotations was not reliable and the REIT, financial, biopharmaceutical, energy, utilities and telecommunications industries;

•       transactions announced and closed over the past 18 months with implied equity values of $50 million to $1 billion.

Susquehanna further segmented the above data set as follows:

•       all transactions;

•       domestic transactions only; and

•       domestic transactions with negative trailing EBITDA.

In examining the aforementioned acquisition transactions, Susquehanna analyzed the implied premium (or discount) paid in the selected transactions over trading prices for the target company one day, one week, 30 days, 60 days and 90 days prior to the announcement of the transaction. Susquehanna calculated implied price premiums for Traffic.com based upon the merger consideration and an assumed announcement date of November 5, 2006. The following table sets forth information concerning the premiums implied by the merger and premiums in the selected transactions.

	Time Prior to Announcement
Average Premium / Discount Paid	1 Day	1 Week	30 Days	60 Days	90 Days
All Transactions	36.4%	37.1%	38.5%	35.5%	51.5%
Domestic Transactions Only	32.7%	32.3%	32.8%	29.2%	46.7%
Domestic Transactions with Negative Trailing EBITDA	31.3%	34.5%	40.3%	11.4%	-1.1%
Traffic.com Proposed Premium (1)(2)	24.7%	41.7%	54.1%	60.6%	57.5%

(1)                 Represents the premium of the blended offer price of $7.68 as of November 5, 2006 compared to the current price, one week moving average, 30 day moving average, 60 day moving average, and 90 day moving average prices of Traffic.com.

(2)                 The blended offer price of $7.68 represents a blended average of the cash and stock consideration and does not represent the actual consideration that any Traffic.com stockholder may receive, which depends on the elections made by the stockholder and other stockholders. Pursuant to the merger agreement, certain holders have elected to receive all stock consideration.

Comparable Companies Analysis.   Susquehanna calculated multiples of enterprise and equity values to certain financial data for Traffic.com and selected media and broadcasting companies, selected specialty internet services companies, selected subscription-based media companies and selected specialized data collection companies.

The calculated multiples included:

•       Enterprise value as a multiple of estimated 2006 revenue;

•       Enterprise value as a multiple of estimated 2007 revenue;

•       Enterprise value as a multiple of estimated 2006 EBITDA;

•       Enterprise value as a multiple of estimated 2007 EBITDA;

•       Enterprise value as a multiple of estimated 2006 EBITDA plus operating expenses;

•       Enterprise value as a multiple of estimated 2007 EBITDA plus operating expenses;

•       Equity value as a multiple of estimated 2006 net income; and

•       Equity value as a multiple of estimated 2007 net income.

The selected media and broadcasting companies were:

•       Clear Channel Communications, Inc.;

•       Sinclair Broadcast Group, Inc.;

•       Westwood One, Inc.;

•       Emmis Communications Corp.; and

•       Fisher Communications, Inc.

The selected specialty internet services companies were:

•       WebMD Health Corp.;

•       CNET Networks, Inc.;

•       Move, Inc.;

•       Knot, Inc.; and

•       Bankrate, Inc.

The selected subscription-based media companies were:

•       Sirius Satellite Radio, Inc.; and

•       XM Satellite Radio Holdings, Inc.;

The selected specialized data collection companies were:

•       Arbitron, Inc.;

•       CoStar Group, Inc.;

•       NetRatings, Inc.;

•       Harris Interactive, Inc.;

•       HouseValues, Inc.; and

•       Onvia, Inc.

The comparable companies analysis indicated the following:

Multiple description	Minimum	Median	Maximum
Enterprise Value as a multiple of:
2006E Revenue	2.0x	3.1x	4.0x
2007E Revenue	2.0x	3.2x	4.0x
2006E EBITDA	8.2x	11.5x	19.4x
2007E EBITDA	8.4x	10.5x	15.9x
2006E EBITDA + OpEx (1)	8.8x	10.9x	12.6x
2007E EBITDA + OpEx (1)	9.1x	10.3x	11.8x
Equity Value as a multiple of:
2006E Net Income	21.2x	23.3x	61.8x
2007E Net Income	18.5x	25.5x	107.1x

(1)                 Due to Traffic.com’s revenue mix at the time of the analysis, EBITDA + OpEx metrics were applied only to the selected media and broadcasting companies listed above.

Susquehanna applied weights to the four segments of comparable companies according to the portion of Traffic.com’s revenue that Traffic.com’s management expected to be generated from each corresponding segment in 2006 and 2007. Susquehanna applied multiple ranges based on the comparable companies analysis to corresponding financial estimates provided by Traffic.com’s management. Susquehanna was limited to valuations derived from revenue and EBITDA + OpEx due to negative projected operating metrics. In order to account for negative operating metrics, Susquehanna applied a discount to the revenue multiples before determining a valuation range. Using minimum, median and maximum revenue multiples, the comparable companies analysis indicated an implied equity per share valuation range of $3.99 to $8.49 per share. Using minimum, median and maximum EBITDA + OpEx multiples, the comparable companies analysis indicated an implied equity valuation range of $4.02 to $7.40 per share.

Comparable Transactions Analysis.   Susquehanna calculated multiples of enterprise and equity values to certain financial data based on the purchase prices paid in selected announced comparable transactions.

The calculated multiples included:

•       Enterprise value as a multiple of LTM revenues;

•       Enterprise value as a multiple of LTM EBITDA; and

•       Equity value as a multiple of LTM net income.

The comparable transactions were:

Target	Acquiror
iVillage, Inc.	NBC Universal
Emmis Communications	Emmis Communications (MBO)
Liberty Corp.	Raycom Media, Inc.
Medsite.com, Inc.	WebMD Health Corp.
WeddingChannel.com	The Knot, Inc.
eMedicine.com	WebMD Health Corp.
Mortgage Market Information Svcs, Inc.	Bankrate, Inc.
FastFind	Bankrate, Inc.
HealthCentersOnline, Inc.	iVillage, Inc.
Twofold Photos, Inc.	CNET Networks, Inc.
Opinion Research Corporation	InfoUSA, Inc.
OneSource Information Svcs, Inc.	InfoUSA, Inc.

The comparable transactions analysis indicated the following:

Multiple description	Minimum	Median	Maximum
Enterprise Value as a multiple of:
LTM Revenue	3.1x	4.0x	5.6x
LTM EBITDA	13.0x	14.0x	31.0x
Equity Value as a multiple of:
LTM Net Income	24.7x	45.4x	66.1x

Susquehanna applied weightings to the four segments of comparable companies according to the portion of Traffic.com’s LTM revenue generated from the corresponding segments. Susquehanna applied multiple ranges based on the comparable transactions analysis to corresponding financial metrics for Traffic.com. Susquehanna was limited to valuations derived from revenue due to negative trailing operating metrics. In order to account for negative operating metrics, Susquehanna applied a discount to the revenue multiples before determining a valuation range. Using minimum, median and maximum revenue multiples, the comparable transactions analysis indicated an implied equity valuation range of $5.26 to $8.56 per share.

Discounted Cash Flow Analysis.   Susquehanna also calculated the present value of Traffic.com’s unleveraged, after-tax free cash flows based on estimates provided by Traffic.com’s management team. In performing this analysis, Susquehanna used a discount rate of 13.1% based on Traffic.com’s weighted average cost of capital and the weighted average cost of capital for the comparable companies and a perpetual growth rate for Traffic.com’s free cash flow beyond 2009 ranging from 3.0% to 5.0%. This discounted cash flow analyses indicated an implied equity valuation range of $6.65 to $7.66 per share.

Summary of NAVTEQ Valuation Analysis

Comparable Companies Analysis.   Susquehanna calculated multiples of enterprise and equity values to certain financial data for NAVTEQ and selected comparable companies.

The calculated multiples included:

•       Enterprise value as a multiple of estimated 2006 EBITDA;

•       Enterprise value as a multiple of estimated 2007 EBITDA;

•       Equity value as a multiple of estimated 2006 net income;

•       Equity value as a multiple of 2006 net income;

•       Estimated 2006 P/E ratio as a multiple of long term growth rate; and

•       Estimated 2007 P/E ratio as a multiple of long term growth rate.

The selected comparable companies were:

•       Getty Images, Inc.;

•       Tele Atlas NV;

•       Integraph Corp.;

•       CoStar Group; and

•       MapInfo Corp.

The comparable companies analysis indicated the following:

Multiple description	Minimum	Median	Maximum
Enterprise Value as a multiple of:
2006E EBITDA	5.8x	12.5x	35.5x
2007E EBITDA	5.2x	9.5x	22.9x
Equity Value as a multiple of:
2006E Net Income	18.2x	27.5x	78.7x
2007E Net Income	16.5x	23.5x	64.7x
2006E PEG Ratio	1.1x	1.6x	2.6x
2007E PEG Ratio	1.0x	1.3x	2.2x

Susquehanna applied multiple ranges based on the comparable companies analysis to corresponding financial data for NAVTEQ, including estimates provided by the NAVTEQ’s management. Using minimum, median and maximum revenue multiples, the comparable transactions analysis indicated an implied equity valuation range of $24.12 to $45.30 per share, compared to a closing price for NAVTEQ of $32.19 on November 3, 2006.

Other Matters.   The special committee engaged Susquehanna pursuant to a letter agreement dated October 4, 2006 to provide an opinion to the special committee regarding the fairness from a financial point of view to the holders of Traffic.com common stock (other than (i) all affiliates of Traffic.com, (ii) NAVTEQ, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and their respective affiliates, (iii) any current or former employees of Traffic.com who may be entitled to receive any payments or other benefits as a result of or in connection with the merger pursuant to any agreement other than the merger agreement and (iv) any stockholder who demands and perfects appraisal rights) of the merger consideration in the merger. Pursuant to the engagement letter, Traffic.com will pay Susquehanna a fee for its services, a portion of which became payable upon the delivery of Susquehanna’s opinion, regardless of the conclusion reached therein and the remainder of which will become payable upon, and is contingent on, the closing of the merger. Traffic.com has also agreed to reimburse Susquehanna for certain expenses and to indemnify Susquehanna and certain affiliated and related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Susquehanna’s engagement.

Susquehanna is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. An affiliate of Susquehanna is a specialist on the American Stock Exchange in options on NAVTEQ’s common stock and another affiliate is a market maker on the NASDAQ Global Market in Traffic.com common stock. In the ordinary course of business, Susquehanna and/or its affiliated and related entities may actively trade securities of Traffic.com and NAVTEQ for its and/or their own account or effect transactions in such securities for the accounts of Susquehanna’s customers and, accordingly, Susquehanna and/or its affiliated and related entities may at any time hold a long or short position in such securities.

NAVTEQ’s Reasons for the Merger

The board of directors of NAVTEQ considered a variety of factors in evaluating and approving the merger and the merger agreement, including the potential benefits of the merger to NAVTEQ, the potential risks and uncertainties of the merger, and the terms of the merger agreement. In evaluating and approving the merger and the merger agreement, the NAVTEQ board consulted with NAVTEQ’s management and its financial advisor, Merrill Lynch.

The potential benefits of the merger identified and considered by the NAVTEQ board of directors relate primarily to combining Traffic.com’s valuable proprietary sensor network and related real-time traffic data with NAVTEQ’s customer base and expertise in creating, maintaining and distributing digital map data, with the anticipated result being a stronger, more diversified provider of geographic and other location-based content. In addition, the NAVTEQ board of directors believed that cost synergies may be realized by combining the companies. The potential benefits identified and considered by the board include:

•       access to valuable traffic-related content;

•       reduced dependence on third party data suppliers;

•       improved supplier and distributor economics;

•       access to state-of-the-art traffic data processing capabilities;

•       enhanced customer retention; and

•       pricing flexibility and alternative revenue models.

Additional factors considered by NAVTEQ’s board of directors relating to the merger and the merger agreement include:

•       analyses of Traffic.com by NAVTEQ’s management and information relating to the respective businesses, prospects, financial performance and condition, operations, management and competitive positions of NAVTEQ and Traffic.com;

•       the potential effect on NAVTEQ stockholder value of a combination with Traffic.com;

•       the extensive arms-length negotiations between NAVTEQ and Traffic.com;

•       current financial market conditions and historical market prices, volatility and trading information with respect to NAVTEQ’s and Traffic.com’s common stock;

•       the terms of the merger agreement generally, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations to complete the transaction;

•       the exchange ratio and related financial terms of the merger agreement;

•       the conditions to the closing of the merger requiring an absence of material adverse changes in Traffic.com’s and NAVTEQ’s businesses; and

•       the $6.25 million termination fee payable to NAVTEQ under specified circumstances, which would have an effect on Traffic.com’s ability to pursue or complete an alternative transaction.

The risks and uncertainties identified and considered by the NAVTEQ board of directors in its consideration of the merger, including:

•       NAVTEQ’s ability to maintain and grow Traffic.com’s business of delivering traffic data to traditional media outlets, and the corresponding advertising revenue associated therewith, and significantly increase its business of delivering traffic data to new media lines of distribution (such as the Internet, wireless devices and in-vehicle navigation applications) and the corresponding advertising revenue associated therewith;

•       NAVTEQ’s ability to create innovative combined product and service offerings;

•       NAVTEQ’s ability to integrate Traffic.com’s business, technology and personnel into NAVTEQ in an efficient and timely manner without significant disruption to the combined business;

•       NAVTEQ’s ability to achieve cost and revenue synergies from the combination of the businesses and realize profitability with respect to Traffic.com’s business;

•       the potential loss of NAVTEQ and Traffic.com customers in connection with the merger, as well as the potential for lower than expected demand or greater than expected price sensitivity from current and targeted customers in the future;

•       the potential loss of suppliers;

•       the potential loss of key employees; and

•       the diversion of management’s attention from ongoing business concerns.

The NAVTEQ board of directors concluded that, overall, the risks and uncertainties relating to the merger were outweighed by the potential benefits of the transaction to NAVTEQ. However, NAVTEQ cannot assure you that the actual results of the merger will result in the achievement of all or any of the anticipated benefits. Some of the factors identified above are outside NAVTEQ’s control and one or more of these factors could result in increased operating costs, lower revenues, lower earnings or losses, or failures to compete effectively in the traffic data business, any of which could result in the anticipated benefits of the merger not being achieved.

The foregoing discussion of the information and factors considered by the NAVTEQ board of directors is not meant to be exhaustive, but summarizes the material factors considered by the NAVTEQ board in connection with its approval of the merger agreement and the merger. In view of the variety of factors considered, both positive and negative, as well as the complexity of these matters, the NAVTEQ board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual members of the board of directors may have given different weights to different factors. In making its determinations and recommendations, the NAVTEQ board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it.

Interests of Traffic.com’s Directors and Executive Officers in the Merger

In considering the recommendation of Traffic.com’s board of directors to vote for the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger, stockholders of Traffic.com should be aware that certain members of the board of directors and certain members of Traffic.com’s management team have relationships, agreements and arrangements that provide them with interests in the merger that may be in addition to or differ from those of Traffic.com’s stockholders generally. The board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the merger and in making its decision to recommend to the Traffic.com stockholders that they vote to adopt the merger agreement.

Executive Bonus

Upon completion of the merger, Robert N. Verratti, Traffic.com’s Chief Executive Officer and director, pursuant to the terms of his employment agreement with Traffic.com, dated October 1, 2004,will be entitled to receive a bonus equal to 3% of the gross proceeds from the merger (up to a maximum amount of $5.4 million) less amounts received in the merger by Mr. Verratti in exchange for his stock holdings in Traffic.com. Mr. Verratti is also entitled to receive additional amounts in connection with a tax gross-up of such bonus. The bonus is payable in a combination of cash and NAVTEQ common stock.

Change in Control Agreements

In 2006, Traffic.com entered into change in control agreements with certain of its executive officers. On November 5, 2006, Traffic.com signed an agreement with Mr. Verratti, which was approved by Traffic.com’s compensation committee on May 23, 2006. The agreement provides that, in the event of a “change in control” of Traffic.com, (i) he will have the right to receive a lump sum payment equal to $290,000, if he is terminated other than for cause within 12 months of a “change in control,” or if he voluntarily resigns within 12 months of the merger; and (ii) any unvested options held by him will become vested. The merger will be a “change in control” as defined in the agreement.

On August 7, 2006, David L. Jannetta, Traffic.com’s President, Christopher M. Rothey, Traffic.com’s Chief Operating Officer, Andrew P. Maunder, Traffic.com’s Chief Financial Officer, Joseph A. Reed, Traffic.com’s Chief Information Officer, Brian J. Sisko, Traffic.com’s Chief Legal Officer and Michael Nappi, Traffic.com’s Senior Vice President of Business Development, each entered into an agreement with Traffic.com, which was approved by Traffic.com’s compensation committee on May 23, 2006. The agreements provide that, in the event of a “change in control” of Traffic.com, 1) each will have the right to receive a lump sum payment equal to the greater of six months’ base salary calculated as of the date of termination or six months’ base salary calculated as a date within one month prior to his termination, if such person is terminated other than for good cause within 12 months of a “change in control,” or if such person voluntarily resigns with good reason; and 2) any unvested options held by such person will become vested. In August 2006, Traffic.com also entered into an agreement with William Powers, Traffic.com’s Senior Vice President of Sales, which provides that, in the event of a “change in control” of Traffic.com, 1) he will have the right to receive a lump sum cash payment equal to $103,500, if he is terminated other than for good cause within 12 months of a “change in control”, or if he voluntarily resigns; and 2) any unvested options held by Mr. Powers will become vested. The merger will be a “change in control” as defined in each of these agreements.

Relationships with Related Parties

Mark J. DeNino, the Chairman of Traffic.com’s board of directors, is a managing director of the TL Ventures entities, stockholders that own 33.6% of the shares of Traffic.com common stock as of November 3, 2006, and may be deemed to have shared voting and dispositive power over the shares of stock held by these stockholders along with the other members or stockholders of the respective general partners of the TL Ventures entities. Pursuant to an agreement with NAVTEQ and Traffic.com, the TL Ventures entities also will receive only shares of NAVTEQ common stock in the merger with respect to the exchange of their warrants. Robert Verratti, Traffic.com’s Chief Executive Officer, owns less than a 1% interest in one of the TL Ventures entitites.

John Josephson, a member of Traffic.com’s board of directors, is a managing director of Allen & Company LLC. Allen & Company LLC is Traffic.com’s financial advisor and provided a written opinion to the board of directors in connection with the merger as to the fairness, from a financial point of view, of the merger consideration being provided by NAVTEQ. Allen & Company LLC will be compensated for its work as Traffic.com’s financial advisor. The compensation will be equal to 2% of the total consideration paid in the merger.

Indemnification and Insurance

The merger agreement provides that NAVTEQ shall, and shall cause its subsidiaries to, for a period of six years after the completion of the merger, to the fullest extent permitted by law, honor and fulfill in all respects the obligations of Traffic.com and its subsidiaries under any and all indemnification agreements in effect as of November 5, 2006 between Traffic.com, its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Traffic.com prior to the completion of the merger, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the completion of the merger.

The merger agreement also provides that NAVTEQ will maintain for a period of six years after completion of the merger the current directors’ and officers’ liability insurance policies maintained by Traffic.com or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although NAVTEQ will not be required to pay annual premiums in excess of 250% of Traffic.com’s current annual insurance premium.

Material United States Federal Income Tax Consequences of the Merger

Generally

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders of Traffic.com common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. This discussion assumes you hold your shares of Traffic.com common stock as capital assets within the meaning of Section 1221 of the Code.

The discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to U.S. holders of Traffic.com common stock subject to special treatment under the federal income tax laws such as:

•       insurance companies;

•       tax-exempt organizations;

•       financial institutions;

•       dealers in securities or foreign currency;

•       banks or trusts;

•       persons that hold Traffic.com common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•       persons that have a functional currency other than the U.S. dollar;

•       investors in pass-through entities; or

•       persons who acquired their Traffic.com common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

Further, this discussion does not consider the potential effects of any state, local or foreign tax laws or U.S. federal tax laws other than federal income tax laws.

You should consult your own tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For purposes of this discussion, you are a “U.S. holder” if you beneficially own Traffic.com common stock and you are:

•       a citizen or resident of the United States for federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•       a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•       an estate that is subject to U.S. federal income tax on its income regardless of its source.

Neither NAVTEQ nor Traffic.com has requested a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below. It is a condition to the closing of the merger that Pepper Hamilton LLP, counsel to NAVTEQ, and Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to Traffic.com, issue opinions to NAVTEQ and Traffic.com, respectively, to the effect that, among other items, the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. These opinions will rely on certain facts, assumptions, limitations, representations and covenants, including those contained in certificates provided by NAVTEQ and Traffic.com, that if incorrect or untrue could affect both the opinions and the conclusions described below. The opinions will not bind the courts or prevent the IRS from adopting a position contrary to that expressed in the opinions.

The following discussion assumes that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

The U.S. federal income tax consequences of the merger to you will depend on whether you receive cash, shares of NAVTEQ common stock or a combination of cash and NAVTEQ common stock in exchange for your Traffic.com common stock. At the time you will make your cash or stock election pursuant to the terms of the merger agreement, you will not know whether, and to what extent, the proration rules of the merger agreement will alter the mix of consideration you will receive. As a result, the tax consequences to you will not be ascertainable until you know the amount of cash and shares of NAVTEQ common stock which you will receive pursuant to the merger.

Exchange of Traffic.com Common Stock Solely for NAVTEQ Common Stock.   Except as discussed below under “Cash in Lieu of Fractional Shares of NAVTEQ Common Stock,” if you receive solely NAVTEQ common stock in exchange for your shares of Traffic.com common stock, you will not recognize gain or loss upon the merger. Your aggregate tax basis in the NAVTEQ common stock which you receive will be equal to the aggregate tax basis of the Traffic.com common stock which you surrender (excluding any portion of your basis in Traffic.com common stock that is allocated to cash that you receive in lieu of fractional shares of NAVTEQ common stock), and your holding period in shares of NAVTEQ common stock will include your holding period in the shares of Traffic.com common stock which you surrender.

Exchange of Traffic.com Common Stock Solely for Cash.   If you receive solely cash in exchange for your Traffic.com common stock pursuant to the merger, you will recognize gain or loss equal to the difference between the amount of cash which you receive and the aggregate tax basis of the shares of Traffic.com common stock which you surrender. You must calculate gain or loss separately for each block of shares of Traffic.com common stock if you purchased blocks of your Traffic.com common stock in different transactions.

Exchange of Traffic.com Common Stock for a Combination of NAVTEQ Common Stock and Cash.   Except as discussed below under “Cash in Lieu of Fractional Shares of NAVTEQ Common Stock,” if you receive a combination of NAVTEQ common stock and cash in exchange for shares of Traffic.com common stock, you generally will recognize any gain, but not loss, that you realize pursuant to the merger.

You will recognize gain in an amount not in excess of the cash you receive in the merger up to the amount of gain that you realize pursuant to the merger. For this purpose, the amount of gain that you realize pursuant to the merger will equal the excess, if any, of:

•       the sum of:

(i) the cash that you receive, plus

(ii) the fair market value of the shares of NAVTEQ common stock which you receive, over

•       your tax basis in the Traffic.com common stock which you surrender pursuant to the merger.

The aggregate tax basis in NAVTEQ common stock received pursuant to the merger, including the basis allocable to any fractional share of NAVTEQ common stock for which cash is received, will be equal to the aggregate tax basis in the Traffic.com common stock which you surrender pursuant to the merger, decreased by the amount of cash that you receive and increased by the amount of gain, if any, which you recognize or any amount treated as a dividend to you. Your holding period in the shares of NAVTEQ common stock received will include your holding period for the shares of Traffic.com common stock which you surrendered in exchange therefor.

Cash in Lieu of Fractional Shares of NAVTEQ Common Stock.   If you receive cash instead of a fractional share of NAVTEQ common stock, you will recognize a taxable gain or loss based upon the difference between the amount of cash you receive with respect to such fractional share and your tax basis in the shares of Traffic.com common stock that is allocated to such fractional share.

Character of Recognized Gain and Loss.   Any gain that you recognize generally will be treated as capital gain. Your gain could be treated as ordinary dividend income to the extent of your ratable share of Traffic.com’s earnings and profits, however, if your receipt of the cash in the merger has the effect of a dividend for U.S. federal income tax purposes under Sections 356 and 302 of the Code. See below under “Potential Treatment of Cash as a Dividend”.

If your holding period in your shares of Traffic.com common stock is greater than one year as of the consummation of the merger, then your capital gain or loss with respect to your shares will constitute long-term capital gain or loss. Long-term capital gains will be subject to U.S. federal income tax at a maximum rate of 15% in the hands of certain U.S. holders such as individuals. The use of capital losses to offset ordinary income is subject to limitations.

Potential Treatment of Cash as a Dividend.   In general, the determination of whether the receipt of cash pursuant to the merger will be treated as a dividend depends upon the extent to which your receipt of cash reduces your deemed percentage stock ownership of NAVTEQ. For purposes of this determination, you will be treated as if you first exchanged all of your Traffic.com common stock solely for NAVTEQ common stock and then NAVTEQ immediately redeemed (the “deemed redemption”) a portion of such NAVTEQ common stock in exchange for the cash that you actually received. The gain that you recognize pursuant to the merger followed by a deemed redemption will be treated as capital gain if (i) the deemed redemption is “substantially disproportionate” with respect to you (and after the deemed redemption you actually or constructively own less than 50% of the voting power of the outstanding NAVTEQ common stock) or (ii) the deemed redemption is not “essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to you if the percentage of the outstanding NAVTEQ common stock that you actually and constructively own immediately after the deemed redemption is less than 80% of the percentage of the outstanding NAVTEQ common stock that you are deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in your deemed percentage stock ownership of NAVTEQ. In applying the above tests, you may, under constructive ownership rules, be deemed to own stock that is owned by other persons in addition to the stock you actually own. The

IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

As these rules are complex and dependent upon your specific circumstances, you should consult your tax advisor to determine whether you may be subject to these rules.

Information Reporting and Backup Withholding

You may be subject to information reporting with respect to the cash that you receive in exchange for Traffic.com common stock, including cash that you receive in lieu of a fractional share of NAVTEQ common stock. You may also be subject to backup withholding, unless (i) you are an exempt holder (such as a corporation or a tax-exempt organization), (ii) you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on a Form W-9 or successor form or (iii) you are otherwise exempt from backup withholding. You may credit any amount withheld under the backup withholding rules against your U.S. federal income tax liability, and you may seek a refund of any excess amount withheld under the backup withholding rules by filing the appropriate form with the IRS.

Regulatory Matters

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. NAVTEQ and Traffic.com filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on December 8, 2006 and the waiting period thereunder terminated on January 8, 2007. However, at any time before or after the time that the merger is effective under Delaware law, and notwithstanding that the HSR Act waiting period has expired, the FTC, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of Traffic.com or businesses acquired as a result of the merger. The merger may also be subject to review by the governmental authorities under the antitrust laws of various other jurisdictions where NAVTEQ and Traffic.com conduct business. As of the date of this proxy statement/prospectus, NAVTEQ and Traffic.com have not yet obtained any governmental or regulatory approvals that may be required to complete the merger.

There can be no assurance that the governmental reviewing authorities will permit any applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, NAVTEQ is not required to sell, dispose of or hold separately any assets or businesses or interests in any assets or businesses of NAVTEQ, Traffic.com or their respective affiliates, make any other change in any portion of the businesses of Traffic.com or NAVTEQ or incur any limitation on the conduct of the business of Traffic.com or NAVTEQ in order to obtain any clearances or approvals in connection with the merger. Either NAVTEQ or Traffic.com may refuse to complete the merger if any such restrictions or conditions are required by governmental authorities as a condition to the completion of the merger.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141,

“Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as set forth in the NAVTEQ unaudited pro forma condensed combined financial statements. NAVTEQ management has made a preliminary allocation of the estimated purchase price based on preliminary estimates of fair values. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present).

Appraisal Rights

A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the adoption of the merger agreement, (b) deliver a written demand for appraisal of his or her shares to the Secretary of Traffic.com before the vote on the adoption of the merger agreement at the special meeting and (c) continuously hold his, her or its shares from the date of making the demand through the effective date of the merger.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the certificates representing shares, or if the shares are held as direct registration shares, as such stockholder’s name appears on the books and records of the transfer agent as the owner of shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the merger agreement. A holder of shares held in “street name” who desires appraisal rights with respect to such shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held his, her or its shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder thereof. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Traffic.com of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Traffic.com, Inc., 851 Duportail Road, Wayne, Pennsylvania 19087, Attention: Brian J. Sisko, Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares and such written demand must be received by Traffic.com prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, the stockholder must not vote his, her or its shares of common stock in favor of the adoption of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement and approval of the merger or abstain from voting on the adoption of the merger agreement.

Within 120 days after the effective time of the merger, either the surviving company in the merger or any stockholder who has timely and properly demanded appraisal of his or her shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal with a copy served on the surviving corporation in the case of a petition filed by a stockholder. NAVTEQ Holdings Delaware, Inc., as the surviving corporation, presently has no intention of filing an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that NAVTEQ Holdings Delaware, Inc. will file a petition with respect to the fair value of Traffic.com’s common stock. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery may take into account all relevant factors. In Weinberger v. VOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” and that “fair price obviously requires consideration of all relevant factors involving the value of a company.’’

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal will have the right to withdraw his or her demand for appraisal and to accept the cash and shares of NAVTEQ common stock to which such stockholder is entitled pursuant to the merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the surviving company in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the cash and shares of NAVTEQ common stock as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 which sets forth the procedures for demanding statutory appraisal rights. You are encouraged to carefully read the full text of Section 262, a copy of the text of which is attached hereto as Annex D.

Listing of NAVTEQ Common Stock

Application will be made to have the shares of NAVTEQ common stock to be issued in the merger approved for listing on the New York Stock Exchange, where NAVTEQ common stock is currently traded under the symbol “NVT.”

Delisting and Deregistration of Traffic.com Common Stock after the Merger

Shares of Traffic.com common stock currently are listed and traded on the Nasdaq Global Market under the symbol “TRFC.” If the merger is completed, the shares of Traffic.com common stock will be delisted from the Nasdaq Global Market and shares of Traffic.com common stock will no longer publicly traded.

Shares of Traffic.com common stock are currently registered under the Securities Exchange Act of 1934. Following the merger, Traffic.com will file a Form 15 with the SEC requesting the suspension and termination of the registration of its common stock under the Exchange Act.

Restrictions on Sales of Shares of NAVTEQ Common Stock Received in the Merger

The shares of NAVTEQ common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of NAVTEQ common stock issued to any person who is deemed to be an “affiliate” of Traffic.com prior to the merger. Persons who may be deemed to be “affiliates” of Traffic.com prior to the merger include individuals or entities that control, are controlled by, or are under common control of Traffic.com prior to the merger, and may include officers and directors, as well as principal stockholders of Traffic.com. Affiliates of Traffic.com will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of Traffic.com prior to the merger may not sell any of the shares of NAVTEQ common stock received by them in connection with the merger except pursuant to:

•       an effective registration statement under the Securities Act covering the resale of those shares;

•       an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•       any other applicable exemption under the Securities Act.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement contains representations and warranties of Traffic.com, NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between these parties and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among the parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information.

The Merger

The merger agreement provides for the merger of Traffic.com with and into NAVTEQ Holdings Delaware, Inc., a newly formed, wholly-owned subsidiary of NAVTEQ Holdings B.V. (a wholly-owned subsidiary of NAVTEQ). NAVTEQ Holdings Delaware, Inc. will survive the merger as a direct wholly-owned subsidiary of NAVTEQ Holdings B.V. and the separate existence of Traffic.com will cease.

Closing and Effective Time of the Merger

We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “The Merger Agreement — Conditions to Obligations to Complete the Merger” beginning on page 111 of this proxy statement/prospectus, are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the holders of a majority of the outstanding shares of Traffic.com common stock. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger as soon as practicable following the satisfaction or waiver of the last to be satisfied or waived of the conditions provided for in the merger agreement. Because completion of the merger is subject to certain conditions that are beyond our control, we cannot predict the exact timing, although absent any unanticipated delay, we expect to close the merger during the first quarter of 2007.

Treatment of Securities

NAVTEQ Common Stock

The merger will not affect any shares of NAVTEQ common stock that are issued and outstanding immediately prior to the effective time of the merger.

Traffic.com Common Stock

Upon completion of the merger, each share of Traffic.com common stock (1) held by any direct or indirect wholly-owned subsidiary of Traffic.com, (2) held by NAVTEQ or any direct or indirect wholly-owned subsidiary of NAVTEQ, or (3) held in Traffic.com’s treasury, will be canceled and cease to exist and no cash, shares of NAVTEQ capital stock or other consideration will be delivered in exchange for such shares.

Subject to the other provisions described in this section, each share of Traffic.com common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive at the election of the holder (subject to the limitations described below) either (1) 0.235 shares of NAVTEQ common stock, or (2) cash in the amount of $8.00, without interest. The election of cash or stock will be subject to a limit on total cash consideration of $49 million (minus the cash value of any dissenting shares) and a limit on the total number of NAVTEQ shares of common stock issued of 4.3 million (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for NAVTEQ common stock), as more fully described below. The TL  Ventures entities,  affiliates of Traffic.com owning       shares of Traffic.com common stock as of the record date, have agreed pursuant to a voting agreement to elect to receive all of their per share merger consideration entirely in shares of NAVTEQ common stock. Once converted, all such shares of Traffic.com common stock will be cancelled and the holder of a certificate representing such shares of Traffic.com common stock will no longer have any rights with respect to those shares except for the right to receive the cash and/or stock consideration, certain dividends and distributions and cash in lieu of fractional shares.

In the event that prior to the effective date of the merger NAVTEQ common stock or Traffic.com common stock is changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the merger consideration will be adjusted accordingly to reflect the change in the number of shares or class.

Traffic.com Stock Options and Warrants

NAVTEQ will assume Traffic.com stock options that are outstanding upon consummation of the merger: (1) that are not yet vested and exercisable, (2) that are vested, and have a per share exercise price greater than the market price per share of Traffic.com common stock on the day immediately prior to the closing of the merger, or (3) that are issued under the Traffic.com 1999 Non-Employee Option Plan, are vested and exercisable, which have a per share exercise price that is less than or equal to the market price per share of Traffic.com common stock on the day immediately prior to the closing of the merger and which have not been exercised prior to the effective date of the merger. Except as described below, these assumed options will continue to have the same terms and conditions as were in effect immediately prior to the effective time of the merger. The assumed options will be exercisable (or will become exercisable in accordance with their terms) for the number of whole shares of NAVTEQ common stock equal to the product of (1) the number of shares underlying each assumed option and (2) 0.235. The per share exercise price of these assumed options will be equal to the quotient of (1) the exercise price of the assumed option and (2) 0.235. The assumed options will be subject to the same vesting schedule as was applicable prior to the effective time of the merger. Traffic.com must take all actions necessary prior to the closing date of the merger to permit NAVTEQ to assume these options.

With the exception of Traffic.com options issued under Traffic.com’s 1999 Non-Employee Option Plan, all Traffic.com options that are vested, currently exercisable and which have a per share exercise price that is less than or equal to the market price per share of Traffic.com common stock on the day immediately prior to closing of the merger will be cancelled. Therefore, holders of these options must exercise them or exchange them, as described below, prior to the closing of the merger or the options will be cancelled and of no value. Option holders who exercise these options for Traffic.com common stock prior to the closing will be entitled to make the same elections of cash or NAVTEQ common stock as all other Traffic.com stockholders. Alternatively, holders of these options may elect to exchange them, without first exercising them for shares of Traffic.com common stock, by delivering appropriate documentation to Traffic.com and NAVTEQ. Option holders who choose to exchange their options will be entitled to elect cash or NAVTEQ common stock on the same basis as Traffic.com stockholders (including the pro-ration provisions), and the consideration such option holders will receive will be net of the exercise price of the applicable option or options and any applicable withholding for taxes payable by the holder.

With respect to holders of outstanding Traffic.com options issued under the Traffic.com 1999 Non-Employee Option Plan, Traffic.com must only use commercially reasonable efforts to cause these holders to exercise their options at or prior to the closing of the merger. Regardless, Traffic.com may provide, prior to closing of the merger, that these options may, at the election of the holder, be exchanged for the merger consideration (described above with respect to Traffic.com common stock) by making a cash election, a stock election or a non-election. We refer to these options as the exchanged options.

Each warrant for Traffic.com stock outstanding at the time of the closing of the merger may, at the election of the holder and in lieu of exercising such warrant for shares of Traffic.com common stock or having such warrant continue in effect after the consummation of the merger, be exchanged for 0.235 shares of NAVTEQ common stock for each share underlying the warrant for Traffic.com common stock (on a net basis, taking into account the exercise price of such Traffic.com warrant). We refer to these warrants as the exchanged warrants. Prior to the closing of the merger, Traffic.com must obtain written agreements from each holder of certain outstanding Traffic.com warrants which shall provide that such holder will (1) exercise their warrants prior to the closing of the merger, (2) agree to exchange their warrants for shares of NAVTEQ common stock, as described above, or (3) be subject to a new warrant or warrants in replacement of the Traffic.com warrants, in a form agreed to by such holders and NAVTEQ. All other warrants to purchase Traffic.com stock that have not been exercised prior to the effective time of the merger will be assumed by NAVTEQ. The TL Ventures entities have agreed to exchange their warrants for shares of NAVTEQ common stock.

Once converted, all such exchanged Traffic.com options and warrants will be cancelled and the holder of those options or warrants will no longer have any rights with respect to the exchanged options or warrants except for the right, upon surrender of such exchanged option or exchanged warrant, to receive the cash and/or stock consideration, certain dividends and distributions and cash in lieu of fractional shares of NAVTEQ common stock, in each case without interest.

Fractional Shares

NAVTEQ will not issue any fractional shares of NAVTEQ common stock in connection with the merger. Instead, each holder of Traffic.com common stock or a Traffic.com option or Traffic.com warrant who would otherwise be entitled to receive a fraction of a share of NAVTEQ common stock will, upon surrender of such holder’s Traffic.com stock certificate, Traffic.com option or Traffic.com warrant, receive cash (rounded to the nearest whole cent), without interest, less the amount of any tax withholding, in an amount equal to the product of: (1) such fraction, multiplied by (2) the average closing price of one share of NAVTEQ common stock for the ten most recent trading days that NAVTEQ common stock has traded, ending on the trading day one day prior to the effective time of the merger, as reported by the New York Stock Exchange. The cash owed to any holders in lieu of fractional interests will be deposited by NAVTEQ Holdings B.V. with the exchange agent.

Stockholder Elections; Allocation; Proration Procedures

Election Process

Each holder of Traffic.com common stock or holder of an exchanged option will be entitled to elect to receive the merger consideration in cash or in shares of NAVTEQ common stock on or prior to the election deadline. The election deadline is 5:00 p.m. Eastern time on the date that is ten business days following the effective date of the merger. Partial elections are not permitted, which means that the holder must elect either cash or shares of NAVTEQ common stock with respect to all shares and options held by the electing holder. The election with respect to exchanged options will be on a net basis, taking into account the exercise price of such exchanged option.

Each election form will permit holders to make one of the following elections:

•       to elect to receive shares of NAVTEQ common stock for such holder’s shares of Traffic.com common stock or exchanged options;

•       to elect to receive cash for such holder’s shares of Traffic.com common stock or exchanged options, if applicable; or

•       to indicate that such holder makes no election, and thus has no preference, with respect to such holder’s shares of Traffic.com common stock or exchanged options.

Holders of record of shares of Traffic.com common stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple forms of election, provided that such nominee, trustee or representative certifies that each such form of election covers all shares of Traffic.com common stock held for a particular beneficial owner.

All elections must be made on the election form furnished to you in a separate mailing. Elections may be made by holders of Traffic.com common stock or exchanged options by delivering the election form and the other required documents to the exchange agent, which is Computershare Investor Services LLC. For an election to be effective, an election form must be properly completed, signed and submitted in the return envelope, received by the election deadline, and accompanied by:

•       the certificates representing the shares of Traffic.com common stock as to which the election is being made or an appropriate guarantee of delivery of such certificates as set forth in the election form from a firm which is a member of a registered national securities exchange or of the Nasdaq Global Market System or a commercial bank or trust company having an office or correspondent in the United States,provided such certificates are in fact delivered to the exchange agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery;

•       an agreement with respect to the Traffic.com options that have become exchanged options; and

•       a properly completed and signed letter of transmittal, which you will receive in a separate mailing along with the election form.

Failure to deliver certificates covered by any guarantee of delivery within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery will invalidate any otherwise properly made cash or stock election. NAVTEQ has the discretion, which it may delegate to the exchange agent, to determine whether an election form has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the election form. The good faith decision of NAVTEQ (or the exchange agent) in such matters will be conclusive and binding. Neither NAVTEQ nor the exchange agent is under any obligation to notify any person of any defect in an election form submitted to the exchange agent. The exchange agent will also be making the computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of Traffic.com common stock in the absence of manifest error.

An election form may be changed or revoked prior to the date that the election form must be delivered to the exchange agent. In the event that the record holder revokes the election form prior to the date that the election form is due, NAVTEQ will, or will cause the exchange agent to, cause the certificates representing shares of Traffic.com common stock covered by such election form to be promptly returned without charge to the person submitting the election form upon written request to that effect from such person.

A stockholder who does not submit an election form to the exchange agent prior to the election deadline, including a holder who submits and then revokes such holder’s election form and does not re-submit an election form that is timely received by the exchange agent, or a holder who submits an election form without the other required documents, will be deemed to have indicated that such holder makes no election with respect to his or her shares of Traffic.com common stock.

A holder of dissenting shares (i.e., shares that were not voted in favor of the adoption of the merger agreement and whose holder delivered a written demand for appraisal for such shares) will not be entitled to make an election, except that a holder who withdraws or waives his appraisal rights will be entitled to make an election.

If the exchange agent cannot reasonably determine the election preference of the stockholder submitting an election form because such form is defective in any manner, the purported cash election or stock election will be of no force and the holder will be deemed to have made a non-election.

NAVTEQ and Traffic.com will use their reasonable best efforts to mail or otherwise make available an election form and letter of transmittal to all persons who have become stockholders of Traffic.com between the record date and the effective time of the merger.

Re-allocation of Merger Consideration

Notwithstanding the stockholder election:

•       No more than $49 million minus the cash value of dissenting shares will be available for Traffic.com stockholders and holders of exchanged options making a cash election. We refer to this limitation as the cash consideration cap. The “cash value of dissenting shares” equals the cash consideration cap per share multiplied by the number of shares of Traffic.com common stock that are dissenting shares.

•       No more than 4.3 million shares of NAVTEQ common stock less the shares of NAVTEQ common stock payable to the holders of the exchanged warrants, which we refer to as the stock consideration cap, will be available for Traffic.com stockholders and holders of exchanged options making a stock election. The TL Ventures entities, affiliates of Traffic.com beneficially owning       shares of Traffic.com common stock as of the record date, have agreed pursuant to a voting agreement to elect to receive their merger consideration entirely in shares of NAVTEQ common stock.

If the aggregate number of shares of Traffic.com common stock with respect to which a cash election has been made (including shares attributable to exchanged options) would result in aggregate cash merger consideration in excess of the cash consideration cap:

•       Traffic.com stockholders and exchanged option holders who electstock will receive stock;

•       Traffic.com stockholders and exchanged option holders whodo not make an election or who are deemed to have made a non-election will receive stock; and

•       Traffic.com stockholders and exchanged option holders who electcash will receive (i) a pro rata portion of their merger consideration in cash, subject to the cash consideration cap and (ii) the remainder of the merger consideration in shares of NAVTEQ common stock.

If the aggregate number of shares of Traffic.com common stock with respect to which a stock election has been made (including shares attributable to exchanged options) would result in aggregate stock merger consideration in excess of the stock consideration cap:

•       Traffic.com stockholders and exchanged option holders who electcash will receive all cash;

•       Traffic.com stockholders and exchanged option holders whodo not make an election or who are deemed to have made a non-election will receive all cash; and

•       Traffic.com stockholders who elect stock will receive (i) a pro rata portion of their merger consideration in shares of NAVTEQ common stock subject to the stock consideration cap and (ii) the remainder of the merger consideration in cash.

If the aggregate number of shares of Traffic.com common stock with respect to which a cash election has been made (including shares attributable to exchanged options) would not result in aggregate cash merger consideration in excess of the cash consideration cap and if the aggregate number of shares of Traffic.com common stock with respect to which a stock election has been made (including shares attributable to exchanged options) would not result in aggregate stock merger consideration in excess of the stock consideration cap;

•       Traffic.com stockholders and exchanged option holders who electstock will receive all stock;

•       Traffic.com stockholders and exchanged option holders who electcash will receive all cash; and

•       Traffic.com stockholders and exchanged option holders whodo not make an election or who are deemed to have made a non-election will receive a pro rata portion of their merger consideration in a combination of cash and stock based on the stock consideration cap and the cash consideration cap.

Any Traffic.com warrant that becomes an exchanged warrant will only be exchanged for the per share stock consideration (on a net basis, taking into account the exercise price of the exchanged warrant) and will not be entitled to make any election. The mandatory stock elections made by the exchanged warrants will be taken into account in the determination of whether the stock consideration cap has been exceeded.

Surrender and Payment

Prior to the effective time of the merger, NAVTEQ will cause NAVTEQ Holdings B.V. to deposit with Computershare Investor Services LLC, the exchange agent, the merger consideration payable under the merger agreement, which we refer to as the exchange fund. For the purposes of this deposit, NAVTEQ will assume that there will not be any fractional shares of NAVTEQ common stock. Once NAVTEQ determines the number of fractional shares to be paid in cash, it will promptly cause NAVTEQ Holdings B.V. to deposit with the exchange agent the additional amount necessary to make the fractional share payments. The exchange agent will deliver shares of NAVTEQ common stock and cash out of the exchange fund according to the terms of the merger agreement. The exchange fund may not be used for any other purpose. Upon surrender of a Traffic.com stock certificate or certificates, a letter of transmittal, an exchange agreement (if required) and any other documents reasonably required by the exchange agent, the holder of the certificate, the holder of a Traffic.com exchanged warrant or the holder of a Traffic.com exchanged option, will be entitled to receive the merger consideration. The shares of NAVTEQ common stock constituting part of such merger consideration, if applicable, at NAVTEQ’s option, will be in uncertificated book-entry form, unless a physical certificate is requested by a holder or is required by applicable law. Until so surrendered, certificates for Traffic.com common stock will be deemed from and after the effective time of the merger to evidence ownership of merger consideration.

No dividends or distributions with respect to NAVTEQ common stock constituting any part of the merger consideration, and no cash payment in lieu of fractional shares, will be paid to any holder of Traffic.com stock certificates until such certificates are surrendered or transferred. Subject to applicable law, NAVTEQ will pay, without interest, to the person in whose name the NAVTEQ securities have been registered (1) at the time of such surrender or transfer, the amount payable in cash in lieu of fractional shares and all dividends or other distributions with a record date after the effective time of the merger previously paid or payable on the date of such surrender with respect to such NAVTEQ securities, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such NAVTEQ securities.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate for Traffic.com stock is registered, then, as a condition to the payment, (1) the certificate must be properly endorsed or otherwise properly transferred and (2) the person requesting the payment must pay any applicable transfer or other taxes required as a result of such payment to a person other than the registered holder or establish, to NAVTEQ’s or the exchange agent’s satisfaction, that such transfer or other taxes have previously been paid. If any portion of the merger consideration is to be paid, in the case of an exchanged Traffic.com option or warrant, to a person other than the person who is named as the holder of the exchanged option or warrant, then, as a condition to the payment, (1) the named holder of the exchanged option or warrant must provide written instructions to the exchange agent authorizing the payment and (2) the person requesting the payment must pay any applicable transfer or other taxes required as a result of such payment to a person other than the registered holder or establish, to NAVTEQ’s or the exchange agent’s satisfaction, that such transfer or other taxes have previously been paid.

The exchange agent, NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. will deduct and withhold from any merger consideration payable or otherwise deliverable pursuant to the agreement to any holder or former holder of Traffic.com common stock, or Traffic.com exchanged options or warrants, such amounts as may be required to be deducted or withheld under United States federal, state, local or foreign law. The exchange agent, NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. will not be liable to any holders of NAVTEQ common stock, Traffic.com common stock, or Traffic.com exchanged options or warrants for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similarly applicable laws.

The exchange agent will invest the cash included in the exchange fund in direct obligations of the U.S. Treasury or otherwise, with the consent of NAVTEQ, on a daily basis. No such investment, though, will affect any amounts payable to holders of Traffic.com common stock or Traffic.com exchanged options or warrants. Any interest or other income resulting from such investment will become a part of the exchange fund and any amounts in excess of the amounts payable to holders of Traffic.com common stock or Traffic.com exchanged options or warrants will be payable to NAVTEQ. If the amount in the exchange fund is insufficient to make payments to the holders of Traffic.com common stock or Traffic.com exchanged options or warrants, then NAVTEQ will deposit additional amounts in the exchange fund to satisfy all of the obligations.

Any portion of the exchange fund that remains undistributed twelve months after the effective time of the merger will, at the request of NAVTEQ Holdings Delaware, Inc., be delivered to NAVTEQ Holdings Delaware, Inc. Any holder of Traffic.com common stock who has not exchanged his certificates representing such stock prior to that time may thereafter look only to NAVTEQ and

NAVTEQ Holdings Delaware, Inc. for payment of the merger consideration, cash in lieu of fractional shares and any dividends or distributions with respect to Traffic.com common stock formerly represented by such certificates. Any amounts unclaimed by holders of Traffic.com common stock after twenty-four months following the effective time of the merger shall become, to the extent permitted by applicable law, the property of NAVTEQ, free and clear of any claims or any interest of any person previously entitled to the amounts.

If a Traffic.com stock certificate is lost, stolen, or destroyed, the holder of the lost certificate will need to deliver an affidavit to the exchange agent in order to receive any NAVTEQ common stock, any cash payment relating to any fractional shares, dividends or distributions to which they may be entitled, and may need to deliver an indemnity bond prior to receiving any such merger consideration.

Dissenting Shares

A holder of dissenting shares will not receive the right to the merger consideration, unless such holder fails to perfect or effectively withdraws or loses such holder’s right to appraisal under applicable Delaware law. A dissenting stockholder may receive payments of the fair value of the shares of Traffic.com common stock issued and outstanding immediately prior to the effective time of the merger held by such dissenting stockholder in accordance with the provisions of Delaware law. At the effective time, all dissenting shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value of those shares. Any dissenting stockholder who later waives or withdraws a demand for appraisal will be entitled to make an election, as described above. Traffic.com must provide NAVTEQ with prompt written notice of any demands for appraisal, withdrawals of demands for appraisal, and any other instruments served under Delaware law and must provide NAVTEQ with the opportunity to participate in the negotiations, proceedings or settlements surrounding the demands for appraisal. Traffic.com must not voluntarily make any payment with respect to a demand for appraisal and must not, without NAVTEQ’s prior written consent, settle or offer to settle any such demands.

Representations and Warranties

The merger agreement contains general representations and warranties made by NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. on the one hand, and Traffic.com on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger.

Traffic.com made a number of representations and warranties to NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. in the merger agreement, subject to certain exceptions set forth in Traffic.com’s disclosure letter accompanying the merger agreement, including representations and warranties relating to the following matters:

•       corporate organization, qualifications to do business, corporate standing and corporate power and authority;

•       the absence of any breach of Traffic.com’s certificate of incorporation and bylaws and the certificates of incorporation, bylaws and similar organizational documents of its subsidiaries;

•       subsidiaries of Traffic.com;

•       capitalization, including Traffic.com capital stock, options, warrants and other securities;

•       corporate authorization, to enter into and carry out the obligations contained in the merger agreement;

•       enforceability of the merger agreement;

•       the lack of need for any consents by any other person to complete the merger, except for certain government approvals;

•       the vote of stockholders required to complete the merger;

•       the absence of any conflict or violation of the certificate of incorporation and bylaws and the certificate of incorporation, bylaws and similar organizational documents of subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•       the absence of any rights of first refusal or acquisition or pre-emptive rights with respect to capital stock or other assets or properties arising or resulting from entering into and carrying out the obligations contained in the merger agreement;

•       compliance with applicable laws, and possession and compliance with all permits required for the operation of the business;

•       SEC filings and the financial statements contained in those filings, including accounting and auditing practices and compliance with certain provisions of the Sarbanes-Oxley Act of 2002;

•       controls and procedures for required disclosures to the SEC;

•       the absence of certain changes or events between January 1, 2006 and the date of the merger agreement (November 5, 2006);

•       taxes;

•       real property matters;

•       assets and personal property;

•       intellectual property;

•       restrictions on business activities;

•       governmental authorizations;

•       litigation;

•       compliance with laws;

•       environmental matters;

•       brokers’ and finders’ fees;

•       transactions with affiliates;

•       employee benefits plans and compensation;

•       material contracts and the absence of breaches of material contracts;

•       insurance;

•       accounts receivable;

•       warranties and products liability;

•       customers;

•       suppliers;

•       export control laws;

•       Foreign Corrupt Practices Act;

•       the lack of untrue statements or omissions of material facts in the information supplied for inclusion in any registration statement;

•       fairness opinions;

•       government contracts;

•       applicability of Delaware anti-takeover statutes to the merger;

•       the ability of the merger to be a tax-free reorganization; and

•       change of control, severance and bonus payments.

NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. made a number of representations and warranties to Traffic.com in the merger agreement, including representations and warranties relating to the following matters:

•       corporate organization, qualifications to do business, corporate standing and corporate power and authority;

•       corporate authorization, to enter into and carry out the obligations contained in the merger agreement;

•       capitalization;

•       absence of any conflict or violation of the certificate of incorporation and bylaws and the certificate of incorporation, bylaws and similar organizational documents of subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•       SEC filings and the financial statements contained in those filings, including accounting and auditing practices and compliance with certain provisions of the Sarbanes-Oxley Act of 2002;

•       controls and procedures for required disclosures to the SEC;

•       absence of certain changes or events between January 1, 2006 and the date of the merger agreement (November 5, 2006);

•       governmental authorizations;

•       litigation;

•       compliance with laws;

•       the ability of the merger to be a tax-free reorganization;

•       the lack of untrue statements or omissions of material facts in the information supplied for inclusion in any registration statement;

•       lack of prior ownership of Traffic.com’s stock; and

•       taxes.

Conduct of Business Prior to the Effective Time of the Merger

Under the merger agreement, Traffic.com has agreed, until the earlier of the completion of the merger or termination of the merger agreement, except under certain circumstances, as required by applicable law, or as consented to in writing by NAVTEQ, to do the following:

•       carry on its business in the usual, regular and ordinary course, in substantially the same manner as it has been conducted and in material compliance with all applicable laws;

•       pay its debts and taxes when due;

•       pay or perform its material obligations when due; and

•       use commercially reasonable efforts consistent with past practices and policies to preserve substantially intact its present business organization, keep available the services of its present executive officers and employees and consultants, and preserve its relationships with its employees, consultants, customers, suppliers, licensors, licensees, lessors and others with which it has significant business dealings.

Traffic.com must promptly notify NAVTEQ in writing of the occurrence of any material adverse effect. In addition, except as set forth in the Traffic.com disclosure letter to the merger agreement, Traffic.com may not and may not permit any of its subsidiaries to do any of the following:

•       enter into any new line of business material to Traffic.com and its subsidiaries taken as a whole;

•       declare or pay dividends or make any other distributions, except for cash dividends by any subsidiary of Traffic.com to Traffic.com in the ordinary course of business consistent with past practices;

•       authorize for issuance, issue, deliver, sell, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights (including stock appreciation rights), rights to purchase or otherwise) any Traffic.com securities or Traffic.com subsidiary securities or rights to acquire such securities, or enter into any other agreements or commitments of any character obligating it to issue any such securities or rights, or enter into any amendment of any term of any currently outstanding Traffic.com securities or Traffic.com subsidiary securities or right to acquire such securities, other than issuance of Traffic.com common stock upon the exercise of Traffic.com options or Traffic.com warrants existing on the date hereof in accordance with their present terms;

•       purchase, redeem or otherwise acquire or offer to redeem, purchase, or otherwise acquire, directly or indirectly, any Traffic.com securities or Traffic.com subsidiary securities;

•       cause, permit or propose to adopt any amendments to Traffic.com charter documents or Traffic.com subsidiary charter documents;

•       adopt or implement any stockholder rights plan, “poison pill,” or other anti-takeover plan, arrangement or mechanism that, in each case, is applicable to NAVTEQ, NAVTEQ Holdings B.V. or NAVTEQ Holdings Delaware, Inc. or the transactions contemplated by the merger agreement;

•       acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or purchasing a portion or all of the assets of, or by any other manner, any business or any person or any division thereof, or otherwise acquire or agree to acquire any assets that are or are expected to be material, individually or in the aggregate, to the business of Traffic.com or its subsidiaries, or solicit or participate in any negotiations with respect to any of the foregoing;

•       enter into, modify or amend in a manner materially adverse to Traffic.com and its subsidiaries taken as a whole, or terminate any material Traffic.com contract or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to Traffic.com and its subsidiaries taken as a whole;

•       enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

•       sell, lease, license, mortgage, pledge, encumber or dispose of any property or assets, subject to certain non-material exceptions in a manner consistent with past practices;

•       with the exception of the merger, adopt a plan of complete or partial liquidation dissolution, merger, consolidation, recapitalization, reorganization, or other restructuring of Traffic.com or any of its subsidiaries, or alter, pursuant to the foregoing or another event, the corporate structure or ownership of any Traffic.com subsidiary;

•       incur, assume or prepay any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become liable for any indebtedness of any others, other than in connection with the financing of ordinary course trade payables consistent with past practices;

•       make any payments, loans, extensions of credit, advances or capital contributions or investments in any others, except to employees for travel advances and extensions of credit or terms to customers each in the ordinary course consistent with past practices;

•       sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or enter into any contract, arrangement or understanding with or on behalf of, any Traffic.com officer, director or employee, or any of Traffic.com’s subsidiaries, any affiliate of any of them, or any business entity in which Traffic.com, any subsidiary or any affiliate of any of them, or any relative of any such person, has any material, direct or indirect interest;

•       commit any capital expenditure or expenditures in excess of $250,000.00 in the aggregate above the capital expenditures set forth in Traffic.com’s fiscal 2006 budget forecasts;

•       change accounting principles and practices or revalue any of its assets, except as required by GAAP or applicable law;

•       (i) fail to file on a timely basis, including allowable extensions, with the appropriate governmental authorities, all tax returns required to be filed by or with respect to Traffic.com and each of its subsidiaries for taxable years or periods ending on or before the closing date of the merger and due on or prior to the closing date of the merger, (ii) fail to timely pay or remit (or cause to be paid or remitted) any taxes due in respect of such tax returns, other than payments that are the subject of a good-faith dispute, (iii) adopt or change any accounting method in respect of taxes, (iv) enter into any agreement or settle or compromise any material claim or assessment in respect of taxes, or (v) file any material tax election or material amended tax return or consent to any extension or waiver of the statutory period of limitations period applicable to any claim or assessment in respect of taxes;

•       commence, settle or compromise any pending or threatened legal proceeding or pay or satisfy any claim, liability or obligation, subject to certain limited exceptions;

•       except as required by applicable law or any contract or agreement currently binding on Traffic.com or its subsidiaries, (i) adopt, amend, modify or increase in any manner the amount of compensation, fringe benefits, bonus, severance, change of control or termination payment to any Traffic.com employee or directors (ii) adopt or amend any employee stock option plan, benefit plan or other employee benefit plan, (iii) fail to make a required contribution to any employee benefit plan, (iv) make any contribution to an employee benefit plan, other than regularly scheduled contributions, (v) waive any stock repurchase rights, accelerate or amend the period of exercisability or exercise price of any Traffic.com options, (vi) authorize cash payments for Traffic.com options, (vii) allocate bonus awards under any employee benefit plan that is not consistent with past practices, (viii) enter into any employment agreements (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable “at will”), (ix) enter into or amend any collective bargaining agreement, or (x) hire any employees or retain any consultant other than in the ordinary course of business consistent with past practices or hire, elect or appoint any officers or directors;

•       (i) grant any exclusive rights with respect to any Traffic.com intellectual property, (ii) divest any Traffic.com intellectual property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Traffic.com, (iii) enter into any material contract, agreement or license that adversely affects, or could reasonably be expected to adversely affect, any patents or applications therefor, in each case, of Traffic.com and its subsidiaries, any parent of Traffic.com or any other affiliates of such entity, or (iv) abandon or permit to lapse any rights to any United States patent or patent application;

•       take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•       enter into any contract, agreement, arrangement or understanding with a customer that contains any non-competition, exclusivity or “most favored nations” or similar terms or restrictions on Traffic.com or its business, except for such terms or restrictions that would not restrict the business or assets of NAVTEQ and its subsidiaries (other than NAVTEQ Holdings Delaware, Inc.) in any way following completion of the merger and are entered into in the ordinary course of business consistent with past practices;

•       enter into a contract to do any of the foregoing actions or take any action that would make its representations and warranties materially untrue or incorrect, such that the closing conditions would not be satisfied or that would otherwise materially impair Traffic.com’s ability to timely consummate the merger; or

•       authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited.

NAVTEQ must promptly notify Traffic.com of any material adverse effect on its business. In addition, under the merger agreement, NAVTEQ, NAVTEQ Holdings B.V., and NAVTEQ Holdings Delaware, Inc. have agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Traffic.com consents in writing or it is otherwise contemplated or permitted in the merger agreement, or required by applicable law, they will not:

•       amend or propose to amend their certificates of incorporation or bylaws in a manner that would reasonably be expected to interfere materially with the consummation of the merger;

•       with respect to NAVTEQ only, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, other securities, or property) in respect of its capital stock or otherwise make payments to stockholders in their capacity as such (except for purchases of NAVTEQ common stock pursuant to stock repurchase plans), unless the exchange ratio is proportionately adjusted, in which case the prior written consent of Traffic.com will not be required, but Traffic.com will be entitled to written notice;

•       adopt a plan of complete or partial liquidation or dissolution of NAVTEQ;

•       take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, which covenant will continue to apply after the effective time of the merger;

•       enter into a contract to do any of the foregoing actions or take any action that would make its representations and warranties materially untrue or incorrect, such that the closing conditions would not be satisfied or that would otherwise materially impair NAVTEQ’s or its subsidiaries ability to timely consummate the merger; or

•       authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited.

Notwithstanding any of the provisions described above, NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. will not have the right to control Traffic.com’s business operations prior to the effective time of the merger.

Restriction on NAVTEQ Purchasing Traffic.com Shares

Until the earlier of the effective time of the merger or the termination of the merger agreement, NAVTEQ must not and must not cause its subsidiaries to (1) acquire or make any proposal to acquire, directly or indirectly, any beneficial interest in shares of Traffic.com common stock or any options, warrants or other securities exercisable for shares of Traffic.com common stock; (2) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of Traffic.com; or (3) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Traffic.com. These restrictions will not apply to the voting agreements, discussed below in the section entitled “The Voting Agreements.”

Traffic.com Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, Traffic.com and its subsidiaries agreed that it will immediately cease to discuss, negotiate or otherwise act with respect to any acquisition proposal with any other person other than NAVTEQ. Traffic.com will also use commercially reasonable efforts to cause any third parties in possession of confidential information about Traffic.com because of prior acquisition proposals to return or destroy all such information. In addition, subject to certain exceptions described below, Traffic.com agreed that it will not and will not authorize or permit any of its subsidiaries, directors, officers, employees, controlled affiliates or any investment banker, attorney, or other advisor or representative retained by any of them, directly or indirectly:

•       solicit, initiate, knowingly encourage, or induce the making, submission or announcement of any acquisition proposal;

•       furnish to any party, any non-public information relating to Traffic.com or any of its subsidiaries or afford access to any third party to the business and its properties, other than to NAVTEQ, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and their designees, or take any other action that is intended to assist or faciliate, or is likely to lead to, the making of any acquisition proposal by a third party;

•       participate in any discussions or negotiations with any third party regarding any acquisition proposal;

•       approve, endorse or recommend an acquisition proposal;

•       enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to any acquisition proposal; or

•       terminate, amend or waive any rights under any “standstill” or other similar agreement with any person other than NAVTEQ.

For purposes of the restrictions described above, an acquisition proposal is any offer, proposal or third indication of interest, other than an offer or proposal by NAVTEQ, NAVTEQ Holdings B.V. or NAVTEQ Holdings Delaware, Inc., relating to any of the following:

•       the direct purchase or indirect acquisition by any person or group of voting securities representing more than 10% of the total outstanding voting securities of Traffic.com;

•       any tender offer or exchange offer that would result in any person or group holding more than 10% of the total outstanding voting securities of Traffic.com;

•       any merger, consolidation, business combination or similar transaction involving Traffic.com or any of its subsidiaries, pursuant to which the stockholders of Traffic.com immediately prior to the transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction or the parent of any such surviving or resulting entity;

•       any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Traffic.com and its subsidiaries, taken as a whole (other than in a transaction involving not more than 20% of the assets of Traffic.com and its subsidiaries, taken as a whole, as may be consented to by NAVTEQ, which consent may not be unreasonably withheld, conditioned or delayed);

•       any liquidation or dissolution of Traffic.com (provided, however, that the transactions between NAVTEQ and Traffic.com contemplated by the merger agreement shall not be deemed an acquisition proposal); or

•       any combination of the foregoing.

Notwithstanding the prohibitions described above, at any time before Traffic.com obtains the adoption of the merger agreement by its stockholders, if Traffic.com receives an unsolicited bona fide written acquisition proposal, which constitutes or is reasonably likely to lead to a “superior proposal,” as defined below, it is permitted to engage in discussions and negotiations with, and provide nonpublic information relating to Traffic.com and its subsidiaries to, the party making the acquisition proposal as long as:

•       in connection with delivery of nonpublic information, Traffic.com has entered into a confidentiality agreement with the person making the acquisition proposal on terms that are no less favorable to Traffic.com than the terms of the confidentiality agreement between NAVTEQ and Traffic.com;

•       Traffic.com, its subsidiaries and their representatives have not breached their non-solicitation obligations under the merger agreement;

•       Traffic.com’s board of directors or a special committee of the board of directors determines in good faith, after consulting with outside legal counsel, that such action is required in order to comply with its fiduciary duties under applicable law;

•       Traffic.com notifies NAVTEQ in writing at least 24 hours before engaging or participating in any discussions or negotiations with, or furnishing any nonpublic information to, any offering party, of the offering party’s identity, a copy of the acquisition proposal if it is in writing and if not, the material terms and conditions of any acquisition proposal and of Traffic.com’s intention to engage in discussions or negotiations with or furnish nonpublic information to the offering party;

•       Traffic.com promptly provides NAVTEQ with a copy of all written materials that Traffic.com receives from, or on behalf of, the offering party in connection with such acquisition proposal;

•       contemporaneously with furnishing nonpublic information to the offering party, Traffic.com furnishes NAVTEQ with the same nonpublic information (to the extent that the information has not previously been furnished to NAVTEQ by Traffic.com).

Until any such unsolicited acquisition proposal has been withdrawn, Traffic.com must provide NAVTEQ with a copy of all written material subsequently provided to, by or on behalf of the offering party in connection with the acquisition proposal, request or inquiry, including material amendments or proposed material amendments to the acquisition proposal, request or inquiry.

Obligations of Traffic.com’s Board of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders

The Traffic.com board of directors has agreed to recommend that its stockholders approve and adopt the merger agreement and approve the merger. Traffic.com will solicit proxies from the Traffic.com stockholders and will use its best efforts to obtain the required stockholder vote to adopt the merger agreement. In addition, the Traffic.com board of directors agreed to call, hold and convene a meeting of its stockholders promptly after the date the merger agreement was signed (November 5, 2006) for the purposes of voting on the adoption of the merger agreement, regardless of any change in its recommendation.

The Traffic.com board of directors further agreed not to withdraw or modify, or publicly propose to withdraw or modify, its recommendations relating to the merger and the merger agreement. Notwithstanding the obligations described above, prior to obtaining the required approval of the Traffic.com stockholders, the Traffic.com board of directors or the special committee of the board of directors is permitted to change its recommendation only under either of the circumstances described below.

Change of Recommendation in Connection with a Superior Proposal

The Traffic.com board of directors may change its recommendation under the merger agreement if it receives a “superior proposal,” and:

•       the Traffic.com board of directors or the special committee of the board of directors determines in good faith (after receiving the advice of its respective outside legal counsel and after considering in good faith any NAVTEQ counter-offer) that, in light of such superior proposal, it is required to change its recommendation in order to comply with its fiduciary duties under applicable Delaware law;

•       prior to making its change of recommendation, it has given NAVTEQ at least two business days notice of the pending change of recommendation and an opportunity to meet with the Traffic.com board of directors and the special committee and their outside legal counsel to engage in good faith modifications of the terms and conditions of the merger agreement so that the transactions contemplated by the merger agreement may be effected; and

•       NAVTEQ does not make within a two business day period a counter-offer or proposal that the Traffic.com board of directors or special committee reasonably determines in good faith (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the stockholders of Traffic.com as the “superior proposal.”

In order to constitute a “superior proposal” the acquisition proposal must be:

•       an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, a majority of the assets of Traffic.com (measured either by fair market value of such assets or by revenue attributable to such assets) or all of the outstanding voting securities of Traffic.com, or otherwise enter into a transaction as a result of which the Traffic.com stockholders immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof;

•       more favorable from a financial point of view to Traffic.com’s stockholders (in their capacities as stockholders) than the transactions contemplated by the merger agreement or any counter-offer or proposal made by NAVTEQ, as determined by the Traffic.com board of directors in good faith, after consultation with a financial advisor and its outside legal counsel and after taking into account, among other things, the financial, legal, regulatory, and other aspects of the offer and the person making the offer, including without limitation any proposed conditions to the consummation, as well as any counter-offer by NAVTEQ;

•       reasonably likely to be consummated; and

•       for which financing, to the extent required, is then fully committed or reasonably determined by the Traffic.com board of directors in good faith to be available.

Change of Recommendation to Comply with Fiduciary Duties

The Traffic.com board of directors or the special committee may also change its recommendation in circumstances other than those involving a “superior proposal” if:

•       the Traffic.com board of directors or the special committee reasonably determines in good faith (after consultation with outside legal counsel) that it is required to change its recommendation in order to comply with its fiduciary duties to the Traffic.com stockholders under applicable Delaware law; and

•       prior to making its change of recommendation, it has given NAVTEQ at least two business days notice of the pending change of recommendation and an opportunity to meet with the Traffic.com board of directors and the special committee and their outside legal counsel to engage in good faith discussions regarding possible modifications to the terms and conditions of the merger agreement.

Confidentiality and Access to Information

Traffic.com and NAVTEQ executed a Confidentiality/Non-Disclosure Agreement on May 31, 2006. This agreement will continue to apply. Prior to the effective time of the merger, Traffic.com must afford NAVTEQ and its representatives reasonable access to all of its and its subsidiaries’ records, all other information concerning its business, properties and personnel and all employees. Traffic.com also agreed to provide NAVTEQ and its representatives with copies of all internal financial statements. Prior to the effective time of the merger, NAVTEQ must afford Traffic.com and its representatives reasonable access to all of its and its subsidiaries’ records, all other information concerning its business, properties and personnel and all employees. NAVTEQ also agreed to provide Traffic.com and its representatives with copies of all of its and its subsidiaries’ internal financial statements.

Public Disclosure

Each of NAVTEQ and Traffic.com will consult with each other before issuing, and provide each other the opportunity to review, comment upon and use reasonable efforts to agree on, any press release or public statement with respect to the merger agreement and the transactions contemplated thereby, including the merger and any acquisition proposal made with respect to Traffic.com by a third party. NAVTEQ and Traffic.com agreed that they will not issue a press release or make a public statement prior to such consultation and agreement, except as may be required by law or a listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to issuing any press release or making a public statement.

Regulatory Filings

NAVTEQ, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and Traffic.com agreed to cooperate and use all reasonable efforts to comply with all applicable laws and will, as promptly as practicable, make all filings, notices, petitions, statements, registrations, submissions of information, applications or submission of other documents required by any governmental authority in connection with the merger or the transactions contemplated thereby. The parties also agreed to promptly supply the other parties with any information necessary to complete any filings or application. Except where prohibited by applicable law, and subject to the confidentiality agreement between NAVTEQ and Traffic.com, NAVTEQ and Traffic.com must consult with the other prior to taking a position on any filing, permit the other to review and consider in good faith the views of the other party, coordinate with the other party in preparing an exchanging information and promptly provide the other party and its counsel with copies of all filings, presentations or submissions made by such party with any governmental authority in connection with the merger agreement or the transactions contemplated thereby. The parties agreed to cooperate in all other respects in connection with any investigation or inquiry, including any proceeding initiated by a private party, and permit the other party to review any communications given by it to, and consult with each other in advance of any meeting or conference with, the Federal Trade Commission, the Department of Justice or any other governmental authority.

NAVTEQ, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and Traffic.com will promptly notify the other parties upon receipt of any communications from a governmental authority regarding any filings, any requests by governmental authorities for amendments to any filings, and any communication given in connection with any proceeding by a private party seeking to enjoin the merger under any antitrust law.

While it is not currently anticipated, the merger may be subject to review by the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act, and by governmental authorities under the antitrust laws of various other jurisdictions where NAVTEQ and Traffic.com conduct business as more fully described in the section “The Merger — Regulatory Matters” beginning on page 88 of this proxy statement/prospectus. Under the terms of the agreement, any waiting period required by the Hart-Scott-Rodino Act described above, or other antitrust, competition or merger control consents deemed necessary by NAVTEQ shall have been received prior to the consummation of the merger. The waiting period under the HSR Act expired on January 8, 2007.

NAVTEQ, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and Traffic.com will use commercially reasonable best efforts to resolve any objections to the merger by the Federal Trade Commission, the Department of Justice, any other governmental agency, or any private party challenging the merger as violative of applicable antitrust laws so as to permit the transactions contemplated by the merger agreement to occur. Traffic.com agreed not to take an action of divestiture that would reasonably be likely to adversely or materially impact NAVTEQ or its subsidiaries taken as a whole, Traffic.com and its subsidiaries taken as a whole, or the benefits that

NAVTEQ expects to derive from the merger and the transactions contemplated by the merger agreement. An action of divestiture means:

•       any license, sale or other disposition or holding separate (or through the establishment of a trust or otherwise) of any shares of capital stock or of any material business, assets, or properties of NAVTEQ, its subsidiaries or affiliates or of Traffic.com or its subsidiaries;

•       the imposition of any material limitation on the ability of NAVTEQ, its subsidiaries, or affiliates or Traffic.com or its subsidiaries to conduct their respective businesses or own any capital stock or material assets or to acquire, hold or exercise all material rights of ownership of their respective businesses and, in the case of NAVTEQ, the businesses of Traffic.com and its subsidiaries; or

•       the imposition of any material impediment on NAVTEQ, its subsidiaries or affiliates or Traffic.com or its subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

State Anti-Takeover Law

If any state anti-takeover or similar law is or becomes applicable to the merger agreement, the merger or any of the transactions contemplated thereby, Traffic.com, at the direction of its board of directors, will use its best efforts to ensure that the merger and the other transactions contemplated by the merger may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the merger agreement, and otherwise to minimize the effect of any such statute or regulation on the merger agreement, the merger and the other transactions contemplated thereby.

Third Party Consents

Traffic.com agreed to use all commercially reasonable efforts to obtain the consents, waivers and approvals under any of its or its contracts that are required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement. NAVTEQ will use all commercially reasonable efforts to obtain the consents, waivers and approvals required to be obtained under any of its or its subsidiaries’ contracts in connection with the transactions contemplated by the merger agreement.

Indemnification and Insurance

Under the terms of the merger agreement, NAVTEQ has agreed to honor all obligations of Traffic.com and its subsidiaries contained in any indemnification agreement in effect prior to November 5, 2006 between Traffic.com or its subsidiaries and any of its current or former directors or officers, and any person who becomes a director or officer of Traffic.com or its subsidiaries prior to the effective time of the merger, for a period of six years after the effective time of the merger, with respect to matters arising out of any acts or omissions occurring prior to the effective time of the merger. Also, for six years following the effective time of the merger, NAVTEQ and its subsidiaries will cause the certificate of incorporation and bylaws of the surviving corporation and its subsidiaries, to the extent permitted by applicable law, after the merger to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation or bylaws of Traffic.com and its subsidiaries in effect prior to completion of the merger, with respect to matters arising out of any acts or omissions occurring prior to the effective time of the merger. Further, for six years following the effective date of the merger agreement, neither NAVTEQ nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, with respect to matters arising out of any acts or omissions occurring prior to the effective time of the merger brought against any party to a Traffic.com indemnification agreement unless the indemnified party consents to such an action by NAVTEQ or the surviving corporation or the settlement of the action contains an unconditional release of the indemnified party. Unconditional releases or consents from the indemnified party will not be required, though, for the settlement, compromise, or consent to the entry of judgment by NAVTEQ or the surviving corporation in any pending or threatened action in connection with liability of the indemnified party for breach of a director’s fiduciary duty of loyalty to Traffic.com or its subsidiaries, for actions or omissions not in good faith, for actions which involved intentional misconduct or a knowing violation of law, for violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

NAVTEQ has also agreed to purchase a six-year “tail” prepaid policy on Traffic.com’s current directors’ and officers’ liability insurance in respect of acts and omissions occurring at or prior to the effective time of the merger on terms with coverage and amounts no less favorable than those in effect on the date of the merger agreement. However, NAVTEQ and the surviving corporation will not be required to pay annual premiums in excess of 250% of the amount paid by Traffic.com for coverage during its last full fiscal year. If the annual premiums of such insurance coverage exceed such amount, NAVTEQ will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 250% of the amount paid by Traffic.com for insurance coverage for its last full fiscal year.

In the event that NAVTEQ or the surviving corporation of the merger consummates certain change of control transactions, provisions will be made such that the successors and assigns of such surviving corporation shall assume NAVTEQ’s obligations with respect to indemnification and insurance as described in this section. These obligations shall terminate only upon the prior written consent of any affected indemnified party or other beneficiary of the “tail” policy.

Termination of Certain Agreements and Plans

Traffic.com has agreed to take the necessary actions to terminate the following agreements and plans prior to the effective time of the merger:

•       the Fourth Amended and Restated Investor Rights Agreement, dated August 30, 2005;

•       the Loan and Security Agreement with Square 1 Bank, dated August 28, 2006;

•       the Traffic.com 401(k) Plan; and

•       certain Traffic.com warrant agreements.

Conditions to Obligations to Complete the Merger

The respective obligations of NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc., on the one hand, and Traffic.com, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•       the merger agreement shall have been approved and adopted by the vote of holders of the majority of the shares of Traffic.com common stock outstanding and entitled to vote at the special meeting of Traffic.com stockholders;

•       no federal, state, local, municipal, foreign or other law, statute, treaty, rule, regulation or order shall have been adopted or issued and no governmental authority has taken other action that is in effect, or has the effect, of (i) making the merger or the transactions contemplated by the merger illegal or otherwise prohibit the consummation of the merger or the transactions contemplated by the merger, (ii) prohibiting or limiting in any material respect

NAVTEQ’s ability to vote, receive dividends from or otherwise exercise ownership rights with respect to the surviving corporation’s stock, or (iii) compelling Traffic.com, NAVTEQ or any NAVTEQ subsidiary to take an action of divestiture (as discussed above) as a result of the merger or the transactions contemplated by the merger;

•       no judgment, injunction, order, decree, ruling or similar action, whether temporary, preliminary or permanent, has been adopted or issued by a governmental entity of competent jurisdiction that has the effect of (i) making the consummation of any of the transactions contemplated by the merger illegal or prevents the consummation of the transactions contemplated by the merger, (ii) prohibits or limits in any material respect NAVTEQ’s ability to vote, receive dividends from or otherwise exercise ownership rights with respect to the surviving corporation’s stock; or (iii) seeks to compel or compels Traffic.com, NAVTEQ or any NAVTEQ subsidiary to take an action of divestiture (as discussed above) as a result of the merger or the transactions contemplated by the merger;

•       all waiting periods under the Hart-Scott-Rodino Act, if any, with respect to the merger and the other transactions contemplated by the merger agreement have expired or terminated;

•       all parties have obtained all other necessary governmental consents required to consummate the merger and the transactions contemplated by the merger;

•       the Securities and Exchange Commission has declared NAVTEQ’s registration statement on Form S-4 effective, no stop order suspending its effectiveness has been issued and no proceedings for that purpose has been initiated by the Securities and Exchange Commission;

•       the number of shares of Traffic.com capital stock which, as of the closing date of the merger, become or could reasonably be expected to become dissenting shares has not exceeded ten percent of the aggregate number of shares of Traffic.com capital stock outstanding as of the record date for the special meeting of Traffic.com stockholders; and

•       the shares of NAVTEQ common stock to be issued to Traffic.com’s stockholders in connection with the merger shall have been approved for listing on the New York Stock Exchange, subject to the official notice of issuance.

In addition, the obligations of Traffic.com to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction by NAVTEQ or waiver by Traffic.com of each of the following conditions:

•       the representations and warranties of NAVTEQ are true and correct on the date the merger agreement was signed (November 5, 2006) and as of effective time of the merger (except to the extent that such representations and warranties relate to a different date), except where any failures of these representations and warranties to be true and correct have not had and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on NAVTEQ;

•       NAVTEQ has performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before the closing date of the merger;

•       there has not been any material adverse effect on NAVTEQ since the date the merger agreement was signed (November 5, 2006);

•       Traffic.com has received a tax opinion from Klehr, Harrison, Harvey, Branzburg & Ellers, LLP, dated as of the closing date of the merger, to the effect that (i) the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code, (ii) NAVTEQ and Traffic.com will each be a party to the reorganization, (iii) no gain or loss will be recognized by a holder of Traffic.com common stock who exchanges shares of Traffic.com common stock solely for shares of NAVTEQ common stock except for any gain or loss recognized with respect to any cash received in lieu of fractional share interests, (iv) with respect to a holder of Traffic.com common stock who exchanges shares of Traffic.com common stock for shares of NAVTEQ common stock and cash, gain or income realized (if any), but not loss, will be recognized on the exchange, but only to the extent such gain or income does not exceed the amount of cash received, and (v) with respect to a holder of Traffic.com common stock who exchanged shares of Traffic.com common stock solely for cash, gain or loss will be recognized equal to the difference, if any, between the amount of cash received and the tax basis of the exchanged shares of Traffic.com common stock;

•       NAVTEQ has delivered to Traffic.com all of the required consents, waivers, and approvals;

•       NAVTEQ has delivered all documents, instruments, certificates or other items required to be delivered at the time of the closing of the merger; and

•       Traffic.com has received certificates, dated as of the closing date of the merger, signed on behalf of each of NAVTEQ, NAVTEQ Holdings B.V., and NAVTEQ Holdings Delaware, Inc., each by an authorized executive officer to the effect that all conditions have been satisfied.

Furthermore, the obligations of NAVTEQ, NAVTEQ Holdings B.V. and NAVTEQ Holdings Delaware, Inc. to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by NAVTEQ of each of the following conditions:

•       the representations and warranties of Traffic.com were true and correct on the date the merger agreement was signed (November 5, 2006) and as of the effective time of the merger (except to the extent that such representations and warranties related to a different date), except where any failures of these representations and warranties to be true and correct have not had and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Traffic.com;

•       Traffic.com must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger;

•       no material adverse effect with respect to Traffic.com has occurred since the date the merger agreement was signed (November 5, 2006);

•       NAVTEQ has received a tax opinion from Pepper Hamilton LLP, dated as of the closing date of the merger, to the effect that (i) the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code, (ii) NAVTEQ and Traffic.com shall each be a party to the reorganization, (iii) no gain or loss shall be recognized by NAVTEQ or Traffic.com because of the merger;

•       Traffic.com has delivered to NAVTEQ all of the required consents, waivers, and approvals;

•       NAVTEQ has received affiliate letters from all persons who are Traffic.com affiliates under Rule 145 of the Securities Act;

•       Traffic.com has obtained and delivered to NAVTEQ written agreements regarding the outstanding Traffic.com warrants that provide that the holder of such warrants will (i) exercise such warrants in full at or prior to the closing of the merger, (ii) agree to have such warrants become exchanged warrants or (iii) be subject to a new warrant or warrants in replacement of the Traffic.com warrant, in a form agreed to by NAVTEQ and the holder;

•       Traffic.com has delivered to NAVTEQ all documents, instruments and certificates required to be delivered at the closing of the merger;

•       NAVTEQ has received a certificate, dated as of the closing date of the merger, signed on behalf of Traffic.com by Traffic.com’s chief executive officer and chief financial officer, to the effect that all conditions have been satisfied; and

•       NAVTEQ has received evidence satisfactory to NAVTEQ of termination of (i) the Fourth Amended and Restated Investor Rights Agreement, (ii) the Loan and Security Agreement with Square 1 Bank, (iii) the 401(k) Plan and (iv) the Comerica Bank Letter of Credit.

Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Traffic.com or NAVTEQ means any change, circumstance, development, effect, event, fact or occurrence that, individually, or when taken together with all such other changes, circumstances, developments, effects, events, facts or occurrences that exist or have occurred prior to the date of determination of the material adverse effect, has caused, resulted in or had, a material and adverse effect on the business, financial conditions, assets (whether real, personal or mixed, tangible or intangible), properties, or results of operations of the company and its subsidiaries, taken as a whole.

Notwithstanding the general definition, none of the following, either alone or in the aggregate, will be deemed to be or constitute, nor will any of the following be taken into account in determining whether there has occurred or may, would or could occur, a material adverse effect:

•       changes affecting the United States or world economy generally, which changes do not affect the company and its subsidiaries, taken as a whole, in a disproportionate manner;

•       changes affecting the industry in which the company and its subsidiaries operate generally which changes do not affect the company and its subsidiaries, taken as a whole, in a disproportionate manner;

•       a change in the company’s stock price or the trading volume in such stock; provided, however, this will not exclude any underlying effect which may have caused such change in stock price or trading volume;

•       a failure to meet the company’s internal projections or securities analysts’ estimates of revenue, earnings or other business or operating metrics for the company for any period ending on or after the date of the merger agreement (or for such other period for which estimates of revenues, earnings or other business or operating metrics are released); provided, however, that this will not exclude any underlying effect which may have caused such failure to meet securities analysts’ estimates of revenue, earnings or other business or operating metrics;

•       any changes after November 5, 2006 in accounting requirements or principles pursuant to generally accepted accounting principles or applicable law;

•       any change in applicable laws, or any interpretation of those laws; and

•       any litigation brought by a holder of the company’s common stock arising from allegations of a breach of fiduciary duty relating to the merger agreement.

Further, in the case of Traffic.com, a loss of any single customer which, individually, accounted for $1 million or less of its net revenue during the preceding twelve (12) month period prior to the date of the merger agreement or any group of customers which, in the aggregate, accounted for $1 million or less of the its net revenue during the preceding twelve (12) month period prior to the date of the merger agreement will also not constitute a material adverse effect.

Amendment and Waiver

Subject to applicable legal requirements and the terms of the merger agreement, the merger agreement may be amended by the parties at any time. However, in the event that the merger agreement has been adopted by Traffic.com’s stockholders in accordance with Delaware law, the merger agreement may not generally be amended without the approval of Traffic.com’s stockholders.

At any time prior to the effective date of the merger, to the extent legally permitted, any party to the merger agreement may:

•       extend the time for the performance of any of the obligations or other acts of the other party or parties to the merger agreement;

•       waive any inaccuracies in the representations and warranties made to the waiving party; or

•       waive compliance with any of the agreements or conditions for the benefit of that party.

An agreement by a party or parties to any extension or waiver must be in writing and signed on behalf of that party or parties. Any delay in exercising any right under the merger agreement will not constitute a waiver of that right.

Termination; Termination Fee and Expenses

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption by Traffic.com’s stockholders of the merger agreement, by the following parties and under the following circumstances:

•       by mutual written agreement of NAVTEQ and Traffic.com;

•       by NAVTEQ or Traffic.com:

•        if the merger is not completed by May 31, 2007, provided that the right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before May 31, 2007 and such action or failure to act constitutes a material breach of the merger agreement. Also, in the event that the conditions regarding waiting periods under the Hart-Scott-Rodino Act or the requirement regarding the receipt of all necessary regulatory approvals are the only conditions that have not been satisfied by May 31, 2007, then either NAVTEQ or Traffic.com may extend the termination date to June 30, 2007 upon written notice to the other party by May 31, 2007;

•        if any federal, state, local, municipal, foreign or other law, statute, treaty, rule, regulation or order shall have been adopted or issued or other action has been taken by a governmental authority of competent jurisdiction that is in effect, or has the effect, of (i) making the merger or the transactions contemplated by the merger illegal or otherwise prohibit the consummation of the merger or the transactions contemplated by the merger, (ii) prohibiting or limiting in any material respect NAVTEQ’s ability to vote, receive dividends from or otherwise exercise ownership rights with respect to the surviving corporation’s stock, or (iii) compelling Traffic.com, NAVTEQ or any NAVTEQ subsidiary to take an action of divestiture (as discussed above) as a result of the merger or the transactions contemplated by the merger;

•        if any governmental authority of competent jurisdiction has issued or adopted a judgment, injunction, order, decree, ruling or similar action, whether temporary, preliminary or permanent, that has the effect of (i) making the consummation of any of the transactions contemplated by the merger illegal or prevents the consummation of the transactions contemplated by the merger, (ii) seeking to prohibit or limit or prohibiting or limiting in any material respect NAVTEQ’s ability to vote, receive dividends from or otherwise exercise ownership rights with respect to the surviving corporation’s stock; or (iii) seeking to compel or compelling Traffic.com, NAVTEQ or any NAVTEQ subsidiary to take an action of divestiture (as discussed above) as a result of the merger or the transactions contemplated by the merger, which judgment, injunction, order, decree, ruling or other action is final and nonappealable. A party will not be able to terminate for this reason, though, if that party’s breach of any provision of the merger agreement results in, or has been the primary cause of the imposition of such judgment, injunction, order, decree, ruling or other action or if the party has not used all commercially reasonable efforts to lift any such judgment, injunction, order, decree, ruling or other action; or

•        if the merger agreement does not receive the requisite affirmative vote for adoption at the Traffic.com stockholders’ meeting (or any postponement or adjournment of the meeting), provided that the failure to obtain the requisite stockholder approval was not caused by Traffic.com’s failure to act in accordance with its obligations under the merger agreement (in which case, Traffic.com will not have the right to terminate the merger agreement);

•       by Traffic.com:

•        if an event or circumstance has occurred since November 5, 2006 that individually, or in the aggregate, has had or would reasonably be expected to have a material adverse effect on NAVTEQ;

•        subject to the cure period described in the merger agreement, if NAVTEQ, NAVTEQ Holdings B.V., or NAVTEQ Holdings Delaware, Inc. has materially breached any covenant or obligation under the merger agreement, or if any representation or warranty by NAVTEQ, NAVTEQ Holdings B.V., or NAVTEQ Holdings Delaware, Inc. was or has become untrue or incorrect; or

•        if prior to approval of the merger and the merger agreement by Traffic.com’s stockholders, Traffic.com has entered into a definitive binding agreement with respect to a superior proposal (other than as a result of a breach or violation of the terms regarding superior proposals) and Traffic.com has paid a termination fee to NAVTEQ;

•       by NAVTEQ:

•        if Traffic.com has materially breached any covenant or agreement in the merger agreement, or, subject to the cure period described in the merger agreement, if any of the representations and warranties of Traffic.com in the merger agreement were inaccurate when made or become inaccurate in a manner that would cause certain conditions to the merger not to be satisfied as of the time of the breach or as of the time the representation or warranty became inaccurate;

•        if an event or circumstance has occurred since November 5, 2006 that individually, or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Traffic.com; or

•        if any of the following events, any of which we refer to as a triggering event, have occurred prior to the effective time of the merger: (1) Traffic.com has or is deemed to have breached its non-solicitation and board recommendation obligations; (2) Traffic.com’s board of directors or any committee of its board of directors changes the board’s recommendation to adopt the merger agreement; (3) Traffic.com fails to include Traffic.com’s board recommendation to adopt and approve the merger agreement and approve the merger in the proxy statement; (4) Traffic.com’s board of directors or any committee of its board of directors approves, or recommends that Traffic.com’s stockholders approve, any acquisition proposal, as described above (whether or not a superior proposal as described above); (5) Traffic.com enters into a letter of intent or similar document with respect to, or any agreement, contract or commitment accepting or agreeing to discuss any acquisition proposal (whether or not a superior proposal, as described above), except for a confidentiality agreement as specifically agreed in the merger agreement; or (6) an acquisition proposal, as described above (whether or not a superior proposal as described above), is made by a person unaffiliated with NAVTEQ and Traffic.com sent to its stockholders, pursuant to Rule 14e-2 of the Securities Exchange Act of 1934, a statement of the Traffic.com board of directors or any committee of the board of directors recommending that the Traffic.com stockholders accept the acquisition proposal and tender shares of Traffic.com common stock into such acquisition proposal (if made in the form of a tender or exchange offer).

Termination Fee

Traffic.com must pay to NAVTEQ, via wire transfer, a fee of $6.25 million within one business day after a demand has been made by NAVTEQ provided that:

•       all of the following three events have occurred:

•        the merger agreement is terminated pursuant to its terms by NAVTEQ or Traffic.com due to a failure to obtain the required approval of Traffic.com’s stockholders or a failure to complete the merger before the applicable termination date, or by NAVTEQ due to a material breach of a covenant or warranty made by Traffic.com or an inaccuracy in the representations and warranties of Traffic.com where either the breach or inaccuracy is not subject to cure within twenty (20) days or Traffic.com has ceased to exercise commercially reasonable efforts to cure the breach or inaccuracy;

•        prior to the termination of the merger agreement, in the case of a failure of Traffic.com’s stockholders to approve the merger transaction or a failure to complete the merger before the applicable termination date, or prior to the breach or inaccuracy giving rise to NAVTEQ’s right to terminate the agreement, an acquisition proposal by a third party to acquire Traffic.com has been publicly announced or made publicly known, or otherwise communicated to the Traffic.com stockholders and not withdrawn; and

•        within twelve (12) months following the termination of the merger agreement, (i) an acquisition transaction is consummated by Traffic.com with the person making the acquisition proposal publicly disclosed to Traffic.com stockholders prior to termination of the merger agreement, (ii) Traffic.com enters into a letter of intent, memorandum of understanding or other contract providing for an acquisition transaction with the person making the acquisition proposal publicly disclosed to Traffic.com stockholders prior to the termination of the merger agreement, or (iii) the person having made the acquisition proposal prior to the termination of the merger agreement acquires a beneficial ownership or a right to acquire the beneficial ownership of, or any group shall have been formed which includes the person making the acquisition proposal that beneficially owns, or has the right to acquire beneficial ownership of, outstanding share of Traffic.com capital stock representing 50% or more of the combined power to vote generally for the election of directors and Traffic.com’s board of directors has taken any action that facilitates the acquisition of those shares by such person or group; or

•        if the merger agreement is terminated by Traffic.com prior to the approval of the merger and the merger agreement by the Traffic.com stockholders because Traffic.com enters into a definitive binding agreement with respect to a superior proposal.

If NAVTEQ terminates the agreement because Traffic.com’s board of directors or any committee of its board of directors changed the board’s recommendation to adopt and approve the merger agreement and approve the merger and the reason for the change in recommendation was the occurrence and continuation of a NAVTEQ material adverse effect, then Traffic.com will not be required to pay a termination fee.

Under the terms of the merger agreement, if Traffic.com fails to pay the termination fee in a timely manner and NAVTEQ makes a claim resulting in a judgment against Traffic.com, Traffic.com must pay not only the reasonable costs and expenses incurred in making the claim (including reasonable attorneys’ fees and expenses) but also the termination fee, interest on the termination fee and any applicable damages incurred in the event of a breach of the merger agreement.

Expenses

Except as described in the section entitled “Termination Fee” above and except for the reimbursement by NAVTEQ of the reasonable legal fees and expenses incurred by certain affiliate stockholders incurred in connection with their voting agreement up to a maximum of $20,000, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party or parties incurring the expenses regardless of whether the merger is consummated. However, NAVTEQ and Traffic.com will share equally in the payment of the filing fees and related expenses (but not attorneys’ fees and expenses) in connection with (i) the filing of the Notification and Report Forms filed with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Act and all pre-merger notification and reports forms, if any, under similar applicable laws of other jurisdictions, and (ii) the filing, printing, and mailing of the proxy statement/prospectus (including financial statements and exhibits) any amendments or supplements to the documents.

THE VOTING AGREEMENTS

This section of this proxy statement/prospectus describes the material terms of the voting agreements entered into by certain Traffic.com stockholders in connection with the merger. The complete text of the two forms of voting agreements are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus. You are encouraged to read the full text of the forms of voting agreements.

Concurrently, and in connection with the merger agreement, NAVTEQ, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc., and Traffic.com entered into two voting agreements. The parties entered into the first voting agreement, which we refer to as Voting Agreement Form 1, with each of the following stockholders of Traffic.com: Robert N. Verratti, David L. Jannetta, The Jannetta Family Trust, Mark J. DeNino, and Christopher M. Rothey (we collectively refer to these stockholders as the Form 1 Stockholders). The parties also entered into a voting agreement, which we refer to as Voting Agreement Form 2, with each of the following affiliate stockholders of Traffic.com: TL Ventures III L.P., TL Ventures III Offshore L.P., TL Ventures III Interfund L.P., TL Ventures IV L.P. and TL Ventures IV Interfund L.P. (we collectively refer to these stockholders as the Form 2 Stockholders). We collectively refer to Voting Agreement Form 1 and Voting Agreement Form 2 as the Voting Agreements and to Form 1 Stockholders and Form 2 Stockholders as the Relevant Stockholders.

Approximately      shares, or     %, of Traffic.com’s issued and outstanding common stock owned by the Relevant Stockholders as of the record date, are subject to the Voting Agreements (we refer to these shares as the Covered Shares).

Agreement to Vote and Irrevocable Proxy

The Relevant Stockholders granted to NAVTEQ an irrevocable proxy and irrevocably appointed Judson C. Green, David Mullen and Lawrence M. Kaplan of NAVTEQ as sole exclusive attorneys and proxies to vote and exercise all voting and related rights with respect to the Covered Shares at every annual or special meeting of stockholders of Traffic.com (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting as follows:

•       in favor of the approval and adoption of the merger agreement and approval of the merger of Traffic.com with and into NAVTEQ Holdings Delaware, Inc., not including any material adverse amendment (which means any amendment to the merger agreement that materially and adversely affects the stockholder and is approved by Traffic.com’s board of directors notwithstanding the fact that in such vote the stockholder’s nominee on Traffic.com’s board of directors voted against such amendment);

•       against the approval of any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect, in a breach of any covenant, representation or warranty or any other obligation or agreement of Traffic.com contained in the merger agreement; and

•       against any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement, including any acquisition proposal.

The attorneys and proxies named in the irrevocable proxy may not exercise the proxies on any other matter except as provided above. The Relevant Stockholders may vote the Covered Shares on all other matters. Nothing in the irrevocable proxy will limit or restrict any actions taken by a Relevant Stockholder in his or her capacity as a director or officer of Traffic.com either pursuant to applicable law or in exercising Traffic.com’s rights or fulfilling Traffic.com’s obligations under the merger agreement.

Stock Election

The Form 2 Stockholders agreed that, in connection with the consummation of the merger, they will elect to receive the merger consideration, in respect to the Covered Shares beneficially owned by them, entirely in shares of NAVTEQ common stock (we refer to these shares as the Acquired NAVTEQ Shares). In the event that the Form 2 Stockholders should fail to submit forms of election designating a stock election with respect to all of the Covered Shares, the Form 2 Stockholders authorized NAVTEQ and the exchange agent to submit the forms on their behalf.

Transfer Restrictions

The Relevant Stockholders have agreed to certain restrictions on the transfer of the Covered Shares. For a period beginning on November 5, 2006 and continuing until the termination of the Voting Agreements, the Relevant Stockholders may not, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relation proceedings or otherwise, or otherwise dispose by operation of law) (collectively, to “Transfer”) any of the Covered Shares, or enter into any contract, option or other agreement to Transfer any of the Covered Shares, or otherwise cause or permit the Transfer of the Covered Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Covered Shares, (iii) request that Traffic.com register the Transfer of any certificate or uncertificated interest representing any of the Covered Shares, or (iv) take any action that would have the effect of preventing, impeding or interfering with or adversely affecting its ability to perform its obligations under the Voting Agreements. The Relevant Stockholders agreed that, in order to ensure compliance with the restrictions under the Voting Agreements, Traffic.com may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Covered Shares. Notwithstanding the foregoing or anything contrary set forth above, the Relevant Stockholders may surrender the Covered Shares to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

In addition, the Form 2 Stockholders agreed not to directly or indirectly for a period of six months following the effective time of the merger, (i) Transfer any of the Acquired NAVTEQ Shares, or enter into any contract, option or other agreement to Transfer any of the Acquired NAVTEQ Shares, or otherwise cause or permit the Transfer of any Acquired NAVTEQ Shares or (ii) request that NAVTEQ register the Transfer of any certificate or uncertificated interest representing any of the Acquired NAVTEQ Shares. The Form 2 Stockholders also agreed that, in order to ensure compliance with the restrictions referred to herein, Traffic.com may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Acquired NAVTEQ Shares. These restrictions on transfer are in addition to any restrictions on transfer of the Acquired NAVTEQ Shares imposed by applicable law.

Notwithstanding anything to the contrary set forth above, the Form 2 Stockholders may Transfer Acquired NAVTEQ Shares (i) if such Transfer occurs by operation of law or statutes governing the effects of a merger, (ii) as a distribution to limited partners of the Form 2 Stockholders (provided, however, that such limited partners must agree in writing to be bound by the terms described herein), (iii) at any time after NAVTEQ consummates a transaction, or enters into an agreement, that would cause or result in a change of control of NAVTEQ; or (iv) at any time after any agreement that imposes a Transfer restriction on Acquired NAVTEQ Shares by any other stockholder of Traffic.com has terminated or been amended, or any rights of NAVTEQ or obligations of the Form 2 Stockholders under such agreement have been waived. In addition, the Form 2 Stockholders may Transfer up to that number of shares (A) not in excess of five percent (5%) of the Acquired NAVTEQ Shares beneficially owned by the Form 2 Stockholders at the effective time of the merger if the price per share of NAVTEQ common stock as reported on the NYSE on the date of initiation of such Transfer is not less than $40.00, (B) 15% (including any shares Transferred pursuant to the immediately preceding clause (A)) of the Acquired NAVTEQ Shares beneficially owned by the Form 2 Stockholders at the effective time of the merger if the price per share of NAVTEQ common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $45.00, and (C) not in excess of 25% (including any shares Transferred pursuant to the immediately preceding clauses (A) and (B)) of the Acquired NAVTEQ Shares beneficially owned by the Form 2 Stockholder at the effective time of the merger if the price per share of NAVTEQ common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $50.00. For purposes of this paragraph, “change in control” means (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person, or related persons of (i) ownership, beneficial or otherwise, of issued and outstanding shares of capital stock of a party, the result of which acquisition is that such person or such group possesses 50% or more of the combined voting power of all then — issued and outstanding capital stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or such other governing body in the event a party or any successor entity is not a corporation); (b) a merger, consolidation or other reorganization or recapitalization of a party with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 50% of the combined voting power of all then-issued and outstanding stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; (c) the stockholders of a party approve a plan of complete liquidation of such party; or (d) a sale or disposition, whether in one or a series of transactions, of all or substantially all of a party’s assets.

Termination

The Voting Agreements automatically terminate upon the earlier of the date the merger agreement is validly terminated pursuant to its terms, the effective time of the merger, or the occurrence of a material adverse amendment (which is any amendment to the merger agreement that materially and adversely affects the stockholders and is approved by Traffic.com’s board of directors notwithstanding the fact that in such vote the stockholder’s nominee on Traffic.com’s board of directors voted against such amendment). The transfer restrictions regarding Acquired NAVTEQ Shares (described above) by the Form 2 Stockholders, though, shall survive for a period of six months following the effective time of the merger.

INFORMATION ABOUT NAVTEQ

Overview

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. NAVTEQ’s map database enables providers of these products and services to offer dynamic navigation, route planning, location-based services and other geographic information-based products and services to consumer and commercial users. NAVTEQ believes that its database is the most used source of digital map information for automotive and Internet-based navigation products and services in Europe and North America, and that it is a leading provider of such information for use in mobile devices. For the year ended December 31, 2005, NAVTEQ had net revenue of $496.5 million and net income of $170.8 million. For the nine months ended October 1, 2006, NAVTEQ had net revenue of $400.9 million and net income of $67.0 million.

By developing software applications that interface with NAVTEQ’s map database, NAVTEQ’s customers offer a broad range of navigation- and geographic-based products and services to consumers and businesses. NAVTEQ’s database enables these providers to offer:

•       Dynamic Navigation.   NAVTEQ’s map database enables real-time, detailed turn-by-turn route guidance through vehicle navigation systems, as well as through GPS-enabled handheld navigation devices, and other mobile devices. Customers that use NAVTEQ’s map database to provide dynamic navigation applications include vehicle navigation systems manufacturers, such as Harman Becker, Alpine and Siemens, and mobile navigation device manufacturers, such as Garmin, Dell and Thales. Every major automobile manufacturer that currently offers a navigation system in North America or Europe uses NAVTEQ’s database in one or more of its models. Since 1999, over 10 million vehicles have been equipped with navigation systems that use NAVTEQ’s database. From 2001 to 2005, the number of units of NAVTEQ’s database incorporated by NAVTEQ’s customers into mobile devices has increased an average of over 200% annually.

•       Route Planning.   NAVTEQ’s database enables driving directions, route optimization and map display through services provided by Internet portals and through computer software for personal and commercial use. Customers that use NAVTEQ’s map database to provide route planning applications include leading Internet portals and websites, such as AOL/MapQuest, Microsoft/MSN and Yahoo!, software developers, such as Microsoft and Rand McNally, and leading parcel and overnight delivery service companies. In 2005, there were more than 18 billion route planning transactions derived from NAVTEQ’s database in North America on the leading Internet portals and websites.

•       Location-Based Services.   NAVTEQ’s database enables location-specific information services, providing geographic information about people and places that is tailored to the immediate proximity of the specific user. Current applications using NAVTEQ’s map database include points of interest locators, mobile directory assistance services, emergency response systems, and vehicle-based telematics services. Customers that use NAVTEQ’s map database to provide location-based products and services include directory assistance providers, police and emergency care providers and wireless carriers.

•       Geographic Information Systems.   NAVTEQ’s database enables software applications that render geographic representations of information and assets for management analysis and decision making. Examples of these applications include infrastructure cataloging and tracking for government agencies and utility companies, asset tracking and fleet management for commercial logistics companies and demographic analysis, such as new location identification for restaurants and policyholder and claims analysis for insurance companies.

NAVTEQ’s map database is a highly accurate and detailed digital representation of road transportation networks in Europe, the United States, Canada and other regions. NAVTEQ’s database offers extensive geographic coverage, including data at various levels of detail for over 55 countries on six continents, covering over 10 million miles of roadway. In Europe, NAVTEQ’s database covers virtually all main arterial roads within Western Europe’s major highways network and has detailed coverage for numerous cities throughout Europe. NAVTEQ currently provides coverage relating to approximately 6.1 million miles of roadway in North America, which includes detailed coverage in areas in which a majority of the population live and work. NAVTEQ’s most detailed coverage includes extensive road, route and related travel information, including attributes collected by road segment that are essential for routing and navigation, such as road classifications, details regarding ramps, road barriers, sign information, street names and addresses and traffic rules and regulations. In addition, NAVTEQ’s database currently includes over 14 million points of interest, such as airports, hotels, restaurants, retailers, civic offices and cultural sites.

NAVTEQ uses a multi-step process to create, maintain and deliver a high-quality database. The process involves utilization of proprietary software and technologies combined with NAVTEQ’s dedicated field force of over 500 employees around the world. Due to the complexity of NAVTEQ’s database building process and the depth and breadth of the information it contains, NAVTEQ believes it would take substantial time and resources for a new market entrant to build a digital map database with a comparable level of detail and accuracy.

Corporate Information

NAVTEQ originally incorporated in the State of California in August 1985 as Karlin & Collins, Inc., and reincorporated in the State of Delaware in September 1987 as Navigation Technologies Corporation. In February 2004, NAVTEQ changed its name to NAVTEQ Corporation. In August 2004, NAVTEQ completed an initial public offering and NAVTEQ’s common stock began trading on the New York Stock Exchange under the symbol “NVT.” NAVTEQ’s principal executive offices are located at 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654, and NAVTEQ’s telephone number at that address is (312) 894-7000. NAVTEQ maintains a web site at www.navteq.com. Information contained on, or that may be accessed through, NAVTEQ’s web site is not part of this proxy statement/prospectus.

Additional Information

As permitted by SEC rules, NAVTEQ has incorporated by reference information regarding its business into this proxy statement/prospectus. For a more complete description of NAVTEQ’s business, please refer to NAVTEQ’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the other documents NAVTEQ has incorporated by reference into this proxy statement/prospectus set forth in the section entitled “Where You Can Find More Information on page 182 of this proxy statement/prospectus.

INFORMATION ABOUT TRAFFIC.COM

Overview

Traffic.com believes that it is a leading provider of accurate, real-time traffic information in the United States, based on the quality of its traffic data and the extent of its geographic coverage. Traffic.com’s traffic information can be formatted to meet the personal or unique needs of its customers and delivered across multiple platforms, including radio, television, the Internet, wireless devices, and in-vehicle navigation systems. As of September 30, 2006, Traffic.com provided comprehensive coverage to 50 Designated Market Areas (DMAs) encompassing 83 cities (or traffic markets) targeting approximately 120 million drivers across the United States, in cities such as Boston, Chicago, Dallas, Houston, Los Angeles, New York, Philadelphia, San Diego and San Francisco.

Traffic.com’s business model to date has been the syndicated content model traditionally used in the radio and television industries. Under this model, Traffic.com provides its traffic information to radio and television stations in exchange for the right to sell a specified amount of advertising time, generally adjacent to these stations’ traffic reports. Traffic.com then sells this advertising time to national, regional and local advertisers and retains the revenue from these sales. In anticipation of expanding Traffic.com’s business into Internet-based and other interactive services, Traffic.com has developed its technology to handle expansion into these services with minimal development effort. In July 2005, Traffic.com expanded its business model to include revenue generation from three additional sources: providing its traffic data to third parties for use in their products and services; selling Internet advertising on Traffic.com’s www.traffic.com website and on Traffic.com’s customers’ websites; and offering consumer wireless services through Traffic.com’s and Traffic.com’s customers’ websites.

Traffic.com has a wholly-owned subsidiary, Traffic.com Asia, which was organized in the Cayman Islands. Traffic.com Asia has never conducted business.

Traffic.com’s Response to Significant Trends

Traffic.com is at the intersection of three significant trends:

•  Road traffic is bad and getting worse, costing people more in both time and money.

•  Advances in new interactive technology give consumers many choices for the delivery of highly personalized, on-demand traffic information over a number of devices, including cell phones, personal digital assistants, or PDAs, handheld and in-vehicle navigation devices, and satellite radio receivers.

•       Rapid growth in advertising on the Internet has been driven by advertisers’ desire to gain broader exposure in their media campaigns than has been traditionally possible through only radio and television.

Traffic.com believes that it is in a position to capitalize on these three trends with its technology-driven approach to traffic data collection and its ability to attach targeted advertising messages to its traffic reports and deliver them across multiple platforms. Traffic.com has addressed the traffic problem by applying advanced sensor technology, cell phone signaling and GPS-based probe technology together with proprietary incident collection methods, to provide highly accurate, actionable traffic information. As a result, drivers can base their traffic-related decisions on facts such as travel times and speeds rather than subjective descriptions like “slow” or “jammed.” Traffic.com has built a sophisticated data management system that allows it to process information in real-time and deliver customized reports simultaneously through radio, television, the Internet, wireless, and in-vehicle navigation devices. Traffic.com believes that having a broad cross-media delivery capability, combined with the fact that its users can be targeted based on the nature and times of their travel patterns, makes its suite of traffic services attractive to advertisers. Traffic.com’s ability to deliver traffic information over a broad range of devices, delivery applications and services enables advertisers to connect with their potential customers through radio and television at home, by means of varied media formats over radio and wireless services in their cars, and via the Internet and e-mail alerting services at work.

Increased Traffic Problems

Over the last 20 years, traffic congestion has grown at a rapid rate as a result of many factors, including economic growth, increased suburban sprawl and insufficient roadway expansion. According to a U.S. Federal Highway Administration report, the number of vehicle miles traveled in the United States grew 70% from 1980 to 2000, while growth in roadway lane miles remained relatively flat at 0.3% per year in the 1990s. To keep traffic congestion from increasing further, the United States would need to build approximately 5,000 lane miles of roadways in major cities, more than doubling its current spending on road development. Even if the financing were available for this expansion, geographic constraints and citizen opposition would prevent adequate roadway expansion.

According to a 2005 report by the Texas Transportation Institute, out of 85 U.S. urban areas, only five of these areas experienced annual delays per person during peak travel times of greater than 20 hours in 1982. By 2003, there were more than 50 such urban areas. Additionally, the average annual delay per traveler during peak travel times in the urban areas studied almost tripled from 16 hours in 1982 to 47 hours in 2003, amounting to more than an entire work week wasted in congested traffic. The economic impact of traffic congestion, measured in terms of wasted time and fuel, increased from $12.5 billion in 1982 to $63.1 billion in 2003, an increase of over 400% in the urban areas studied.

Traffic.com believes that better traffic information would provide for more efficient utilization of the existing infrastructure. Until recently, the principal sources of publicly-available traffic information have been traditional collection methods used for radio and television traffic reporting. These methods result in limited and often inaccurate traffic flow information and an inability to provide real-time, personalized traffic information. A secondary source of traffic information consists of traffic flow monitoring systems established by state and local departments of transportation. These systems were built, however, principally for infrastructure planning and road safety. They often have significant gaps in coverage, are not always well maintained, and often are not integrated with each other.

Advances in Consumer-Oriented Technology

Recent advancements in consumer-oriented technology are enabling rich content to be delivered economically and efficiently through multiple devices. The rise in broadband adoption, the increase in cell phone functionality and the proliferation of a myriad of wireless devices are changing consumer behavior. Consumers can now get information they want through the media formats of their choice exactly when they want it.

In addition to radio and television, today’s driver likely has one or more wireless devices capable of receiving timely traffic information such as cell phones, personal digital assistants, or PDAs, handheld navigation devices, in-vehicle navigation systems and satellite radio receivers. These new delivery channels are particularly well-suited to enable drivers to make more intelligent and efficient driving decisions. Traffic.com believes that these technologies provide Traffic.com with a promising business opportunity, given its ability to disseminate its traffic information through these channels and the projected growth of the adoption of these new technologies. For example, a 2005 report by Jupiter Research projects that there will be 212 million wireless subscribers by 2009, up from 172 million in 2004. In a 2005 report, the Telematics Research Group projects that there will be 75 million in-vehicle and portable navigation devices, or PNDs by 2011, up from 4 million in 2004. In addition, a 2005 Forrester Research report projects that there will be approximately 20 million households with satellite radio by 2010, up from 2.0 million in 2003, and 9.7 million households with high definition radio by 2010, up from 0.1 million in 2005.

Advertisers Seek Value in New Media

Advertisers are adjusting their campaigns to include broader exposure than is available through traditional media. According to Forrester Research, the market for online advertising is growing at more than double the rate of the traditional advertising market. The total U.S. advertising market was $243.5 billion in 2004 and is projected to reach $306.3 billion by 2008, for a compound annual growth rate of 6%. However, the U.S. online advertising market was $12.0 billion in 2004 and is expected to grow to $22.0 billion in 2008, for a compound annual growth rate of 17%.

Traffic reports, regardless of delivery medium, are an attractive way for advertisers seeking to reach consumers for several reasons. First, consumers pay close attention to traffic reports because of the relevance and the succinct and timely nature of the information. In addition, traffic is inherently local content and many advertisers believe that advertisements associated with local content can be more specifically targeted to a particular market or market segment. Further, because traffic conditions change constantly, many consumers access traffic information multiple times per day. For these reasons, advertising connected to traffic content generally commands a premium among radio and television advertisers. Traffic.com believes that advertising messages coupled with traffic reports across new media platforms, such as the web and wireless devices, will garner a premium for similar reasons.

Traffic.com’s Solution

Traffic.com delivers accurate, real-time, customizable traffic-flow and incident information across multiple delivery media formats in major markets in the United States. Traffic.com’s traffic flow information includes vehicle speeds, travel times and delay times, which is data that has been largely unavailable up to now. By combining incident, cell phone, GPS-probe and flow data, Traffic.com’s solution is designed to enable drivers to make informed decisions as to route selection and departure times.

Traffic.com collects traffic flow data using its own sensor network as well as government-owned sensors. Traffic.com has aggregated multiple sensor network systems to create what it believes to be the largest network of real-time traffic sensors in the United States. Traffic.com complements its sensor data with incident and event information gathered using traditional collection methods, such as aircraft, video feeds and emergency frequency scanners. According to U.S. census data, in 2000 there were approximately 72 million commuters in the markets that it covers.

Traffic.com believes that the key strength that differentiates its solution is its Traffic Information Management System (TIMS). TIMS allows Traffic.com to collect and analyze traffic information on a real-time basis and to deliver this information across multiple media formats. These media formats include terrestrial and satellite radio, television, the Internet, wireless devices such as cell phones and PDAs and in-vehicle navigation systems.

Automated Collection of Diverse Traffic.com Data

Traffic.com collects traffic data from a variety of sources for input into TIMS including:

•       Traffic.com’s Sensor Network.   As of September 30, 2006, Traffic.com was under contract to build, own and operate its automated sensor network in 22 major metropolitan areas. Traffic.com has completed its network in 10 of these metropolitan areas: Boston, Chicago, Oklahoma City, Philadelphia, Pittsburgh, Providence, San Diego, San Francisco, St. Louis and Tampa. In addition, as of September 30, 2006, Traffic.com is collecting data from its sensor network under construction in four additional metropolitan areas: Detroit, Los Angeles, Phoenix and Washington, DC. As of September 30, 2006, Traffic.com was in the pre-construction phase for its sensor network in eight additional metropolitan areas: Atlanta, Baltimore, Indianapolis, Las Vegas, Sacramento, Salt Lake City, San Jose and Seattle. In addition, in July 2006, Traffic.com signed an agreement with the Pennsylvania Turpike Commission to provide its sensor network on the Pennsylvania Turnpike outside of both Philadelphia and Pittsburgh, and in November 2006, Traffic.com signed an agreement with the Missouri Highway and Transportation Commission to extend its sensor network in St.Louis. Traffic.com’s agreement with the Utah Department of Transportation also provides for the integration of data from its traffic sensors and from cell phone probe data into TIMS. Traffic.com’s solar-powered, roadside sensors continuously collect information on up to eight lanes of traffic, including lane-by-lane speed, volume, density of vehicles and vehicle classification. Each sensor then wirelessly communicates this data every 60 seconds to TIMS. The majority of the equipment used in Traffic.com’s sensor sites is commercially available, off-the-shelf components.

•       Government Flow Data Sensor Systems.   As of September 30, 2006 Traffic.com collected sensor data from government sensor systems in 21 metropolitan areas that have deployed their own traffic sensor systems: Atlanta, Chicago, Baltimore, Dallas, Denver, Detroit, Houston, Los Angeles, Milwaukee, Minneapolis, New York, Philadelphia, Phoenix, Sacramento, Salt Lake City, San Diego, San Francisco, San Jose, Seattle, Tampa and Washington, DC. Traffic.com will continue to integrate data from government sensor systems in additional metropolitan areas over time. Unlike Traffic.com’s own sensor network, these government sensor systems were designed principally for infrastructure and emergency planning and road safety and generally do not, on their own, achieve the level of coverage, performance and reliability that Traffic.com believes is needed to provide quality traffic information to consumers. TIMS allows Traffic.com to verify data quality from these government sensors to provide reliable and accurate information to consumers.

•       Probe Data.   Traffic.com believes that probe data systems, which use the vehicle or a cell phone as a sensor, are a useful source of traffic information and supplement the information from roadway sensors. Traffic.com now collects probe-based information through Global Positioning System (GPS) radio-navigation technology devices through its government relationships, from toll tag readers in Houston, San Francisco and in the New York City metropolitan area as well as from a third party. TIMS can easily integrate these probe data sources with the other traffic information collected from Traffic.com’s flow data sensor network. Under Traffic.com’s agreement with the Utah Department of Transportation, Traffic.com is now integrating cell phone probe data for Salt Lake City into TIMS.

•       Incident Data.   Traffic.com services all of its metropolitan areas through its traffic operations centers in 22 cities and its national traffic operations center in Wayne, Pennsylvania. Through these centers, Traffic.com collects accident, construction and congestion data in a highly efficient manner. Traffic.com collects this data from aircraft, video feeds, emergency frequency scanners, mobile units and reports from drivers. This information is entered into Traffic.com’s system in a specific format that allows all incident information to be easily standardized, analyzed and archived. This standardization process also enables Traffic.com to easily distribute traffic information in customizable formats through various delivery applications and services.

•  Event Data.   In Traffic.com’s traffic operations centers, Traffic.com also collects information on local events that affect traffic flow, such as parades, scheduled construction, notable recreation events, sporting events and conventions. Traffic.com’s event data provides drivers with advance notice of events that could affect traffic on particular roadways at particular times.

Data Aggregation, Standardization and Analysis

Traffic.com receives traffic data from its sources in a variety of different forms, which is then entered into TIMS. TIMS converts the traffic data from its sources into a standard form and processes the data without disruption, both for real-time delivery and for archiving. TIMS collects and processes over 30 million traffic flow records (including every 60 seconds from Traffic.com’s flow data sensors) and roughly 30,000 incident description records daily. TIMS is a geospatially-correct database comprised of map data from industry-standard mapping providers, traffic flow information and traffic incident information. TIMS has been built on a multi-layered architecture in order to handle high transaction volumes required for the real-time collection and distribution of traffic information, such as Internet, in-vehicle and wireless applications and services. TIMS utilizes a component-based architecture that Traffic.com believes permits quicker time-to-market for new products and services, as well as improved reliability, redundancy and flexibility.

TIMS enables information to be automatically distributed in a variety of customized media formats. TIMS converts all of Traffic.com’s collected data into a standard digital format, which can be published and distributed through radio, television, the Internet, wireless devices and in-vehicle navigation systems or other means. Traffic.com provides traffic content to terrestrial and satellite radio stations and television stations. Additionally, Traffic.com provides personalized traffic information to consumers via www.traffic.com and diverse Internet, in-vehicle, wireless and desktop applications. Finally, Traffic.com make its traffic information available to third parties for use in their own products.

Delivery Applications and Services

Radio

Through Traffic.com’s Traffic Pulse Broadcaster application, Traffic.com provides traffic information to radio stations, including travel times, speeds and incident information, by means of a user interface that is easily customized by the traffic announcer. Traffic.com believes that Traffic Pulse Broadcaster is the only traffic radio product that allows each announcer to prioritize incidents, select the items for broadcast and create custom reports just prior to going on air. Delivered via a standard web browser, Traffic Pulse Broadcaster requires no special equipment or wiring. As a result of TIMS’

ability to standardize data, Traffic.com believes that its information can be delivered in other languages with minimal development effort. For example, Traffic.com is currently developing the capability to present Traffic Pulse Broadcaster’s information in Spanish.

If requested by its radio station customers and for an additional charge, Traffic.com provides its own broadcast talent for that station’s reporting and off-site broadcast studios. In addition, as of September 30, 2006, Traffic.com provided many of its radio station customers its affiliate web offering, a Traffic.com-hosted web page designed and maintained by Traffic.com to fit with the overall look and feel of the radio station’s own website. These affiliated websites provide Traffic.com’s customers’ radio listeners the same traffic information on their website, as well as its personalized traffic information services.

As of October 15, 2006, Traffic.com provided traffic information services (including both its Traffic Pulse Broadcaster and/or its affiliate web offering) to 129 radio station customers and had contractual relationships to purchase advertising time for cash from an additional 383 radio stations. Generally, the purchased advertising time is adjacent to informational programming elements such as news, weather, sports, entertainment or traffic reports. Traffic.com’s radio station customers include large radio groups, as well as smaller, locally owned stations. Since 2004, Traffic.com has provided traffic information from its Traffic Pulse Broadcaster application to XM Satellite Radio, one of two providers of satellite radio services in the United States. As of September 30, 2006, Traffic.com provided its traffic information for XM Satellite Radio in 21 major metropolitan markets on a 24/7 basis. In anticipation of high definition (HD) radio becoming more commonplace, Traffic.com has developed the capability to broadcast into HD-capable devices, including specialized radio devices, in-vehicle navigation systems and PNDs.

Television

Traffic.com provides television stations with traffic information, including travel times and speeds and incident information. As of October 15, 2006, Traffic.com had contracts to provide traffic information services to 58 television station customers, including large broadcast and cable companies. In October 2004, Traffic.com launched its second-generation television product, Traffic.com Pulse NeXgen, which Traffic.com refers to as NeXgen. NeXgen simulates current traffic conditions using animated, aerial views of actual roadways and surrounding buildings, with colored maps and graphics showing travel times and speeds. With no rendering time required, NeXgen’s maps and graphics are created instantly with all traffic data pre-loaded and properly positioned. NeXgen’s ability to display information spanning a broader geographic area as well as to show instantaneous changes in traffic patterns and incidents facilitates longer and more detailed traffic reports.

Traffic.com believes that NeXgen will significantly increase traffic coverage in morning television news programming. In May 2005, Traffic.com launched its first four-hour traffic-focused television news program, which is broadcast during the morning commuting hours on a station in Philadelphia. This program is essentially an inverted morning news show, focusing first on traffic, which constitutes approximately 40% of airtime, then approximately 40% on weather and the balance on news. Traffic.com produces and broadcasts this program from its own studio facility in its Wayne, Pennsylvania offices.

In April 2005, Traffic.com entered into a station group agreement with Viacom pursuant to which it has agreed to provide traffic flow data using its NeXgen product on Viacom television stations in 12 markets. This agreement is in addition to the stand-alone agreements Traffic.com has with certain other Viacom stations. At present Traffic.com is providing the NeXgen product to 13 Viacom stations with plans for NeXgen implementations or upgrades in four additional stations. Additionally, in January 2005, Traffic.com entered into a three-year agreement with The Weather Channel under which it provides traffic information for broadcast on its national cable channel’s “Local on the 8s” segments and on its local Weatherscan channels.

Traffic.com-Branded Website

In response to consumer demand for increased Internet services, Traffic.com is focusing its growth efforts on its Internet and other interactive technologies. As a result, in July 2005, Traffic.com launched an enhanced website that provides an interactive source for users to obtain personalized traffic flow, incident and event information free-of-charge. In the month of September 2006, Traffic.com’s servers reported approximately 1.4 million unique visitors to its website, which represented a 94% increase from September 2005. As of September 30, 2006, Traffic.com had approximately 306,000 registered users for its website, which represented a 473% increase from September 30, 2005. Traffic.com’s website provides the following services to users:

•       My Traffic.   My Traffic allows users to personalize and automatically receive real-time traffic information for their desired cities and routes. Traffic.com’s flow data enables many of the customized my traffic.com reports to contain speeds, travel times and delay times, including the slowest speeds on the route. Once registered for my traffic.com services, users can arrange to receive timely e-mail alerts of current traffic conditions on personalized routes, delivered by e-mail to their desktop or mobile device or by voice alerts to their phone.

•       Jam Factor.   Jam Factor is a feature that provides an overall measure of traffic conditions on a section of roadway. This measure is calculated using Traffic.com’s data and proprietary algorithms. Jam Factor is designed to provide users with a quick but comprehensive picture of traffic conditions and measures them on a scale of 0 to 10, with 10 being the worst. Jam Factor also provides commuters with predictive trending information, such as seasonal influences and rush hours, as well as the unpredictable, immediate factors such as traffic incidents and unexpected delays. Traffic will seek to establish Jam Factor as a widely accepted traffic measuring standard, equivalent to other industry standards, such as the Richter Scale for earthquakes.

•       City Pages.   Traffic.com’s website currently provides traffic information for major roadways in 50 major metropolitan areas in the United States, which enables users to receive and view traffic information on interactive road maps.

Consumer Wireless Services

Traffic.com delivers its customized My Traffic traffic information to PDA devices and cell phones free of charge. Traffic.com’s services include:

•       Mobile e-mail alerts — plain text updates for users’ primary drive designed for use on a mobile e-mail device.

•       WAP/SMS services and alert

•       Phone alerts — updates by phone when there are delays along users’ routes at exactly the user-defined times.

•       Traffic.com hotline — provides up-to-the-minute, on-demand traffic information for pre-established drives through toll-free numbers.

In-Vehicle Traffic.com Data Services

Traffic.com provides traffic flow and incident information for use and display in in-vehicle navigation systems and in PNDs. These systems provide drivers with real-time traffic information,

which is displayed on digital maps. Traffic.com believes that in-vehicle navigation systems will quickly become a widely used source for traffic information as drivers seek to take advantage of the convenient, new technology offered by these systems. In-vehicle navigation systems can be installed as standard or optional features in new vehicles or purchased and installed separately in the aftermarket. These systems can display traffic flow, incidents and events, and suggestions for alternative routes. Traffic.com provides its traffic data to NAVTEQ, which sends its data for distribution to in-vehicle navigation systems via XM Satellite Radio and Sirius Satellite Radio Inc. Traffic.com’s traffic data is used for navigation systems in Acura, Lexus, Nissan, Infiniti and other vehicles and in multiple aftermarket navigation systems. In June 2006, Traffic.com signed an agreement with Garmin International Inc. to serve real-time traffic to some of Garmin’s personal navigation device products.

Other Data Services

Traffic.com delivers its data through electronic feeds directly to customers for use in their websites and other products and services. For example, Traffic.com currently licenses its traffic data to The Weather Channel for use on its website, www.weather.com. In addition, Traffic.com provides its traffic data to Comcast Cable Communications Management, LLC for use on its website, www.comcast.net. Traffic.com’s arrangements with The Weather Channel and Comcast require the use of its logos and links to its www.traffic.com website. In February 2006, Traffic.com also reached an agreement with Microsoft Corporation to integrate the traffic technology and real-time content of Traffic.com into various Microsoft products and services. This multi-year agreement paves the way for development of integrated traffic offerings delivered to users via mobile phones or other devices.

Traffic.com provides traffic data feeds to the Florida Department of Transportation for use in its 511 information service in the Tampa Bay area. The 511 service allows Tampa Bay travelers to access free, 24/7, traffic and road condition updates on select road segments and responds to voice commands to provide information for a specific route. Traffic.com will seek to expand its provision of data services and seek additional commercial and government partners in the future. In July 2006, Traffic.com signed an additional agreement with the Florida Department of Transportation to build its sensor network and to provide traffic data so that the Department could provide a 511 information service in Charlotte, Lee and Collier counties.

Traffic.com’s Strategy

Traffic.com’s objective is to become recognized internationally, through its services and Traffic.com brand, as the leading provider of timely, high quality traffic information. Traffic.com intends to achieve its objective through executing the following key business strategies:

Provide superior traffic information.   Traffic.com seeks to provide the highest quality, real-time traffic information and to distribute this information through a wide range of delivery applications and services. Traffic.com’s ability to collect and distribute this information is based principally on its efforts, over a number of years, to develop and enhance TIMS, its traffic information system that utilizes its proprietary analytic technology. Traffic.com will continue to enhance its existing technologies and introduce compelling new features, products and services to meet the needs of drivers and of its media, data and advertising customers.

Grow Traffic.com brand and its Internet presence.   Traffic.com seeks to make Traffic.com the most widely recognized and used brand for traffic information. Traffic.com believes that advertisers’ and customers’ decisions are influenced by brand recognition and it is seeking to build this recognition and increase the number of  its www.traffic.com users by providing high-quality services and through co-branding efforts with its media and data customers. In addition,  Traffic.com intends to enhance its brand recognition through advertising campaigns, public relations and other marketing efforts.

Promote an integrated advertising approach through Traffic.com multiple media channels.   Traffic.com’s multiple media formats are well positioned to attract advertisers with a one-stop, cross-media campaign opportunity. For example, Traffic.com’s advertisers can reach their customers via the radio and television in the morning while they are at home, radio, cell phones, PDAs and wireless devices while they are in their cars, and Internet and e-mail services in the office. Traffic.com believes advertisers are looking for more effective means of reaching consumers and can benefit from the direct association with traffic information, regardless of the delivery medium. Additionally, Traffic.com believes that its content is particularly attractive to advertisers because of its local nature and because its users are on the move. Given the nature of Traffic.com’s services, advertisers can geographically target users based on the nature and times of their travel patterns.

Expand Traffic.com’s data services and strategic relationships.  Traffic.com seeks to deliver its traffic information services through multiple third party providers. By entering into arrangements with other web content providers, Traffic.com believes that  it can drive more unique visitors to its website. This, in turn, will increase Traffic.com’s volume of advertising space and enable its advertisers to reach a more focused audience through advertisements closely aligned with content. Traffic.com also plans to enter into more arrangements with major automotive brands, in-vehicle navigation services and wireless device companies to provide its traffic data to their buyers and users.

Expand geographically.   Traffic.com has expanded its traffic information coverage and service offerings in a number of additional U.S. cities, now reaching a total of 83 U.S. markets thereby enabling Traffic.com to serve a larger percentage of the traffic-affected population and appeal to more advertisers. Traffic.com is exploring the expansion of its services to countries in Asia and it may consider expanding its services to other countries to take advantage of its processing and distribution capabilities. Any expansion outside the United States will be undertaken only where there is a demonstrated market need for accurate traffic data, infrastructure in place to readily access traffic data, and opportunities for relationships with strategic business partners.

Customers

Traffic.com provides traffic information to a variety of customers in a number of market sectors. Traffic.com’s customer base includes the radio and television stations from which it obtains advertising inventory in exchange for its traffic information, cash and services; traffic data services customers to whom Traffic.com provides its traffic data for use in its products and services; and advertisers who buy its advertising time. No customer accounted for 10% or more of Traffic.com’s total revenue for 2003, 2004 or 2005. Substantially all of Traffic.com’s revenue is generated from its advertising customers and data services customers, given that its radio and television relationships are almost entirely in exchange for advertising inventory.

Advertising Customers

During the 9 month period ended September 30, 2006, Traffic.com had 566 advertising customers. These customers pay Traffic.com cash, or otherwise compensate Traffic.com, to have their advertisements displayed in one or more of Traffic.com’s media channels. To date, substantially all of Traffic.com’s revenue from these customers has been generated from radio and television advertisements. Traffic.com expects that Internet and wireless advertising will constitute a larger percentage of revenue from this customer base as it moves forward. The following lists Traffic.com’s 20 largest advertising customers for 2005. These 20 customers accounted for approximately $16.7 million, or 38.6%, of Traffic.com’s revenue during 2005. For comparison sake, these same 20 customers accounted for approximately $10.4 million, or 24.5%, of Traffic.com’s revenue in 2004. Traffic.com’s 20 largest customers in 2004 accounted for approximately $16.1 million, or 37.8%, of its revenues in 2004.

7-Eleven, Inc. c/o Camelot Communications Inc.	Mattress Giant
Albertson’s, Inc.	McDonald’s Corporation
Auto Zone, Inc.	National Automotive Parts Association
CSK Auto, Inc.	Nationwide Mutual Insurance Company
Doctor’s Associates, Inc. (Subway Restaurants)	Pier 1 Imports, Inc.
The Goodyear Tire & Rubber Company	Texas Lottery Commission
The Home Depot, Inc.	Toyota Motor Corporation, USA
JC Penney Company, Inc.	UPS Stores
Lending Tree, LLC	Valero Energy Corp.
Macaroni Grill	XM Satellite Radio Holdings, Inc.

Data Services Customers

Traffic.com has agreements with a number of businesses pursuant to which it provides its traffic data feeds for use in their own Internet, wireless and in-vehicle products and services. The data services agreements described below accounted for approximately $2.3 million, or 5.3% of Traffic.com’s total revenue, for 2005; and for approximately $1.3 million, or 3.1% of Traffic.com’s total revenue, in 2004.

•       XM Satellite Radio Holdings Inc. XM Satellite Radio, or XM, is one of two providers of satellite radio services in the United States. Traffic.com provides to XM real-time traffic information from its Traffic Pulse Broadcaster application on a 24/7 basis for 21 major metropolitan markets. Based on publicly-available information, XM has more than 6 million subscribers.

•       NAVTEQ Corporation. Traffic.com provides to NAVTEQ its data feed for use in its in-vehicle traffic information service, which it distributes via XM Satellite Radio and Sirius Satellite Radio. Traffic.com’s traffic information, together with NAVTEQ’s mapping data, has recently been introduced as a standard feature in the Acura RL and as an optional feature in the Cadillac CTS navigation systems. Traffic.com provides its traffic information to these systems in all of its geographic coverage areas.

•       Motorola, Inc. Motorola is a global mobile and wireless communications company. Traffic.com provides to Motorola traffic flow data from its data feed for use in VIAMOTO solutions, a suite of location software for data-capable cell phones and in-vehicle navigation systems. A cell-phone based navigation system, powered by VIAMOTO and containing Traffic.com’s traffic data, is available in Avis rental cars.

•       The Weather Channel, Inc. The Weather Channel provides national and local weather information through a number of channels. In addition to providing traffic information for broadcast on The Weather Channel’s national cable and local programming, Traffic.com provides traffic information for use on its website (www.weather.com) and on a free desktop computer application.

•       Comcast Cable Communications Management LLC. Comcast is a leading provider of cable, entertainment and communications products and services. Traffic.com provides its traffic content and its My Traffic personalized traffic service incident, event and flow data to Comcast for use on its website, www.comcast.net. Based on publicly available information, Comcast has 11 million high-speed Internet customers.

•       Microsoft Corporation. Microsoft Corporation is a global developer, manufacturer, licensor, and supporter of software products for various computing devices worldwide. In addition to software products for servers, personal computers, intelligent devices, mobile information devices and video games, its MSN segment provides online communication and information services, Internet access, and Web and mobile services. In February 2006, Traffic.com entered into an agreement with Microsoft to integrate traffic technology and real-time content into various Microsoft products and services.

•       Garmin International, Inc. Garmin is the market leader in the North American personal navigation device (PND) market and is a recognized innovator in GPS technology. Traffic.com entered into an agreement in June 2006 to supply real-time traffic to certain Garmin devices.

Radio and Television Customers

Traffic.com has entered into agreements with the parent companies and ownership groups for radio and television stations, or individual stations owned by these groups, pursuant to which Traffic.com provides traffic information, cash or a combination of traffic information, cash and services to all or some of their stations, as well as the websites of certain stations. In exchange, Traffic.com receives commercial airtime, which it subsequently sells to advertisers. No revenue is recognized on the exchange of traffic data services for advertising time as neither the fair value of the advertising time received nor the traffic data services provided can be determined within reasonable limits. Rather, revenue is recognized when advertisements are aired on the acquired advertising time. The following lists a number of Traffic.com’s current customers in these sectors:

Radio

ABC-Disney Radio Group	Hubbard Broadcasting Inc.
Air America Radio	Inner City Broadcasting Corporation
Bonneville International Corporation	Liberman Broadcasting Inc.
Citadel Broadcasting Corporation	Radio One Inc.
Cox Radio Inc.	Salem Communications Corporation
Crawford Broadcasting Company	Spanish Broadcasting System, Inc.
Emmis Communications Corporation	Taxi Production Inc.
Greater Media, Inc.	XM Satellite Radio Holdings, Inc.
Gross Communications Corporation
Hearst Corporation

Television

Belo Corporation	Post Newsweek Stations, Inc.
Cox Broadcasting, Inc.	Sunbeam Television Corp.
Fox Broadcasting Company	The E.W. Scripps Company
Gannett Co., Inc.	The McGraw Hill Companies
Hearst-Argyle Television Inc.	Tribune Company
Hubbard Broadcasting Inc.	Viacom Television Stations Group
NBC Universal Television Stations division

Sales and Marketing

Traffic.com focuses on sales and marketing at the highest levels of its company. In addition to Traffic.com’s dedicated sales and marketing personnel, the senior officers of Traffic.com, including its chief executive officer, chief operating officer and chief information officer, devote significant time to developing and enhancing relationships with senior management of major media companies, advertisers and existing and prospective strategic business partners.

Media Affiliation Sales

Traffic.com’s media affiliation sales force focuses solely on developing and expanding relationships with radio and television customers. The media affiliation sales force maintains frequent contact with radio and television station owners, capitalizes on strong customer referrals, participates in key trade shows, advertises in trade publications and distributes collateral materials to effect its sales.

Advertising Sales

Traffic.com’s advertising sales force, consisting of 41 people as of September 30, 2006, sells Traffic.com’s advertising inventory, including radio, television, Internet and wireless advertising time, to Traffic.com advertising customers. As Traffic.com has recently expanded its Internet and wireless services, it has begun to expand its sales and marketing efforts to target existing and potential advertising customers for its interactive advertising. Traffic.com’s advertising sales force is organized into five regions, each under a regional sales manager. Traffic.com’s advertising sales force utilizes strong contacts within the advertising community, attendance at trade shows, and the distribution of collateral materials to reach advertising agencies and advertisers.

Business Development

Traffic.com’s business development team is responsible for new business development as well as product development and product management. On the business development side, the team focuses on identifying and establishing new avenues of distribution for Traffic.com’s existing products. This is accomplished through market analysis, partner identification and contract negotiation. On the product management side, the team focuses on satisfying new market opportunities through product development and management. Traffic.com’s team conducts market analysis and focus group testing to identify the proper products, their features, and marketing strategies. Product specifications are delivered to the engineering department in an ongoing, collaborative process, with the goal of ensuring that products that meet market demands are developed.

Advertising/Marketing

Traffic.com employs a number of methods to promote its Traffic.com brand and the usage of its products. Traffic.com believes that a principal means of increasing its Internet presence is through the establishment of links to its website on the websites of its Internet, radio and television customers, such as www.weather.com and www.aol.com. Many of these websites are co-branded with one or more of Traffic.com’s and its customers’ brands. Traffic.com also utilizes unsold 10-second radio and television advertising time, where appropriate, to promote brand awareness of Traffic.com. Additionally, Traffic.com has secured 30-second television advertisements in Philadelphia and is testing the use of these longer television advertisements for brand development. Traffic.com encourages each of its radio and television customers to promote the unique aspects of its services to their audiences, providing no cost promotion of its services. Traffic.com also utilizes search engine optimization and marketing, radio and television advertising, billboards, cinema advertising and online advertising. Traffic.com’s TrafficMagnet application, which can be downloaded without charge from its www.traffic.com website, enables individuals and businesses to add basic traffic information on their websites for use by their employees, customers and visitors. The TrafficMagnet directs users back to Traffic.com’s www.traffic.com website for more information, increasing the number of visitors. By attracting users to Traffic.com’s website with free, personalized traffic information, Traffic.com believes that it will encourage these users to utilize its wireless consumer services.

Competition

The traffic information services market is highly competitive. Traffic.com’s primary competition comes from Westwood One and Clear Channel Communications, which are traditional traffic information providers. These competitors have more employees and possess significantly greater financial, sales and marketing, and managerial resources than Traffic.com does, and can engage in more extensive promotional activities than Traffic.com can, which could put Traffic.com at a competitive disadvantage. These competitors also have broader geographic coverage for their products and services. Additionally, these competitors have longer operating histories and more established relationships with advertisers. Traffic.com is experiencing and expects to continue to experience increased price competition from these and other competitors.

In addition, Traffic.com faces competition from smaller companies with substantially less revenue, such as Metrocommute, SigAlert and TrafficCast. In general, these smaller companies make use of publicly available traffic data from government sources. Further, Traffic.com faces competition from several companies that are developing technologies to predict traffic conditions using available traffic data. Also, there are application developers, such as Palm and TomTom, which are providing traffic products and services using data from Traffic.com’s competitors just as, for example, Motorola is using Traffic.com’s data. As demand for traffic information services and technologies has increased, Traffic.com expects that additional new competitors may enter the market in the future.

Certain governmental agencies, including some state and local departments of transportation, also generate selected traffic flow data, which can be used by Traffic.com’s competitors and accessed by consumers. Most of these systems, however, were built for purposes such as infrastructure planning, road operation and road safety and were not designed to provide real-time traffic flow information to consumers.

511 services, which are administered by local or state agencies, make available to the public, free of charge, traffic information for a given jurisdiction by dialing 5-1-1. The traffic information that 511 services provide is limited by the jurisdiction of the state or local public agency. More specifically, if a particular metropolitan area crosses state lines, then the 511 service will typically provide traffic information only for that portion of the metropolitan area that is within the jurisdiction of the applicable public agency. State and local budgetary constraints also limit regional 511 services, which are expensive to build and operate. As a result, more than six years after the Federal Communication Commission designed 511, the level of traveler information provided varies widely across states. For these reasons, Traffic.com believes that 511 services will not meet all of the traffic information needs of many travelers.

Traffic.com competes on a number of bases, including quality, reliability and timeliness of traffic information, extent of geographical coverage, price, available advertising inventory and other factors. Traffic.com believes that its principal competitive advantage is its ability to use its TIMS technology to capture, standardize and distribute traffic information. Traffic.com’s TIMS technology allows it to efficiently aggregate traffic data from multiple sources in a centralized database and to format and distribute that data through multiple means. Unlike Traffic.com’s competitors, Traffic.com is authorized by the U.S. DOT to own and operate its sensor network in metropolitan areas. In addition, in contrast to Traffic.com’s competitors that utilize government data, TIMS is designed to analyze and verify this data and to identify errors in data as well as malfunctioning government sensors. This capability allows Traffic.com to provide more accurate and reliable data than its competitors who do not conduct this analysis. Traffic.com believes it is currently the only company in the United States that combines its own proprietary sensor and incident data with government traffic data and distributes it through a wide variety of delivery channels.

Traffic.com’s primary competitors collect most of their traffic information through traditional means such as helicopters, video cameras, mobile units and emergency scanners, and generally do not deliver aggregated traffic flow, volume and speed data on a real-time basis. Even though Traffic.com also utilizes these methods, and in some metropolitan areas this is currently its sole means of collecting traffic data, Traffic.com differs from its competitors in the structured format in which to enter this information and digitize it. This input structure allows Traffic.com to check for inconsistent or stale data and to distribute this information more quickly across multiple media.

Traffic.com believes that it has significant advantages over its competitors in its ability to provide timely, accurate and actionable traffic information to a broad set of traffic data customers through multiple media channels, particularly the Internet and other interactive technologies.

Government Contracts

As of September 30, 2006, Traffic.com had agreements with the U.S. government and with state and local agencies to provide traffic sensor data services in 22 major metropolitan areas.

U.S. Government

On April 21, 1999, under Traffic.com’s former name, Argus Networks Inc., Traffic.com became the principal subcontractor awarded a competitively bid U.S. Department of Transportation contract under the federal 1998 Transportation Equity Act for the 21st Century (TEA 21). TEA 21 authorized for the first time the use of federal funds to create an intelligent transportation infrastructure system to collect, integrate, and distribute real-time traffic data in more than 40 metropolitan areas.

TEA 21 allocated up to $2.0 million of federal funds per metropolitan area, conditioned on $0.5 million of non-federal matching funds in each metropolitan area and an 80/20 federal to non-federal funding match overall. The first task order that Traffic.com was awarded allocated $4.0 million to begin the creation of a digital sensor network in two metropolitan areas, Pittsburgh and Philadelphia. Following the deployment of the Pittsburgh and Philadelphia systems, the contract was amended to provide for an additional $50.0 million to continue the deployment of Traffic.com’s network in 25 additional metropolitan areas. Under the amendment, Traffic.com must propose projects to state and local government agencies that will enhance the data that is available for their transportation operations, planning, analysis and maintenance. Once a government agency accepts Traffic.com’s proposal and enters into a contract with Traffic.com, Traffic.com is required to meet certain milestones, including federal acceptance of its plans, designs and architecture. The subcontract terminates on January 1, 2012. This subcontract may be terminated in whole or in part if the U.S. government terminates the prime contract pursuant to which the subcontract relates. Due to Traffic.com’s ownership of its sensor network and its exclusive right, for commercial purposes, to the data that it produces, Traffic.com’s ownership of the network and right to this data continues as long as it continues to provide its traffic data to government agencies. Recent federal legislation reauthorized the program (SAFETEA-LU) and makes additional cities eligible for the program. In 2006, U.S. DOT selected five cities/metropolitan areas that are able to enter into contracts with Traffic.com for systems that will use the remaining funds: Cincinatti, Columbus, Greensboro, Norfolk and Raleigh.

TEA 21 also allowed the creation of a data repository of new and existing real-time traveler and related information for dissemination to the traveling public through a variety of delivery mechanisms, including support for a 511-based telephone service, provision of free basic traveler information to the public for personal use, and commercial traveler information services. 511 is the single traffic information telephone number designated by the Federal Communication Commission for use by states and local jurisdictions. 511 services allow the public to access traffic information for a given jurisdiction for free by dialing 511. In connection with the adoption of SAFETEA-LU, however, Congress specifically rejected dedicated funding to create a national 511 service. Traffic.com operates a 511 service in Tampa Bay under an agreement with the Florida Department of Transportation. Although Traffic.com does not expect 511 services to become a material part of its business, Traffic.com will seek to provide these services in other metropolitan areas where providing these services is complementary to its business strategy.

State and Local Governments

Under TEA 21, as of September 30, 2006, Traffic.com had contracts with state and local government agencies to provide traffic sensor data services in 22 major metropolitan areas. As part of these contracts, Traffic.com provides data to the various federal, state and local agencies for non-commercial purposes such as research, planning, operations and congestion management. Traffic.com retains the exclusive right to market its traffic flow data for commercial purposes and has committed to share up to 10% of the related revenue with state or local government agencies or reinvest an equivalent amount in technology systems. The state and local government agencies must, in general, use their share of this revenue to reinvest and enhance Traffic.com’s sensor network. Traffic.com is responsible for deploying, operating and maintaining its sensor network without future government funding beyond the initial payments received for each metropolitan area.

In addition, Traffic.com now has separate agreements to provide traffic sensor data services with both the Pennsylvania Turnpike Commission and with the Missouri Highway and Transportation Commission, and traffic sensors are also being provided under the 511 data services agreement that was signed between Traffic.com and the Florida Department of Transportation.

Intellectual Property

Traffic.com’s intellectual property is an essential element of its business. Traffic.com protects its intellectual property by using a combination of trademark, patent and trade secrets laws, licensing and nondisclosure agreements and other security measures. Traffic.com’s key intellectual property relates to TIMS and applications that leverage that technology. Traffic.com has been issued one patent by the U.S. Patent and Trademark Office (“USPTO”) relating to its method for graphically displaying traffic information in an animated video format. Traffic.com has one pending patent application with the USPTO covering the various aspects of TIMS. Traffic.com has two pending patent applications covering Traffic.com’s three-dimensional television traffic and Traffic.com Pulse NeXgen television traffic systems and associated features with the USPTO. In addition, Traffic.com also has one pending patent application with the USPTO for the system that it uses to collect incident and event information using remotely-located scanners. In January 2006, Traffic.com purchased certain assets of MyTrafficNews.com, Inc., including a U.S. patent for both automated and direct input of information related to traffic and transit into a database and electronic distribution of information specific to an individual from that database. Traffic.com cannot assure you that the continued

prosecution of any of its patent applications will lead to the issuance of U.S. patents. Traffic.com does not own any copyrights registered with the U.S. Copyright Office.

Traffic.com is the owner of 17 trademarks registered with the U.S. Patent and Trademark Office, including the names “Traffic.com”, “Traffic Pulse,” and “Jam Factor”; and Traffic.com has nine trademark applications pending with the U.S. Patent and Trademark Office. Traffic.com unregistered trademarks and service marks include TrafficInform™, TrafficMax™, TrafficMagnet™, TrafficOne™, Traffic Pulse Broadcaster™ and Traffic Pulse NeXgen™. Registrations of Traffic’s U.S. trademarks are renewable every ten years.

In the normal course of business, Traffic.com only provides its intellectual property to third parties through standard licensing agreements. The purposes of these agreements are to provide for Traffic.com’s continued ownership in any intellectual property and data furnished and to define the extent and duration of any third party usage rights. Traffic.com’s employees and independent contractors are required to sign agreements acknowledging that all inventions, developments and other intellectual property created by them on Traffic.com’s behalf are Traffic.com’s property. The agreements require employees to assign to Traffic.com any ownership that they may claim in the inventions and intellectual property.

Traffic.com’s task orders with the federal government and its agreements with the state and local government agencies provide that the data aggregated by it and made available to the federal, state and local governments may be made available to and used by the government agencies for their own internal government purposes and that basic traveler information (red, yellow or green descriptions of traffic conditions) may be distributed by the agencies to the public for personal, non-commercial use. The U.S. DOT may share aggregated data with third parties that are specifically fulfilling non-commercial government agency functions. The state and local government agencies may not market, distribute or donate the privately collected real-time detailed data to non-governmental entities. The federal, state and local government agencies may not provide the aggregated data to third parties for commercial purposes.

Traffic.com retains title to all data and computer software, and license the data and software applications to the U.S. DOT and to other government agencies as described above.

Employees

As of September 30, 2006, Traffic.com had 385 full-time employees and 279 part-time employees, all located in the United States, including 468 in traffic incident information gathering, 66 in technology, 99 in sales and marketing and 31 in general administration. Traffic.com has never had a work stoppage. Certain of Traffic.com’s employees are members of labor organizations, but are not employed by Traffic.com under any collective bargaining arrangements. Traffic.com considers its employee relations to be good.

Corporate Information

Traffic.com was incorporated in Delaware on October 23, 1998. Traffic.com’s principal executive offices are located at 851 Duportail Road, Wayne, PA 19087. Traffic.com’s telephone number is (610) 725-9700. Traffic.com’s website address is www.traffic.com.

Properties

Traffic.com’s principal executive offices are located in Wayne, Pennsylvania, where, as of September 30, 2006, it leased approximately 34,600 square feet under a lease that expires in October 31, 2010. These offices are used for sales and marketing, back office processing, business development, storage of its equipment and technology, radio and television production and general corporate and finance activities. Traffic.com’s TIMS system, including computer equipment and database storage facilities, is located in a facility in Philadelphia, Pennsylvania under an agreement with Level 3 Communications. In addition, Traffic.com leases operation/surveillance centers, broadcast studios and marketing and administrative offices in 23 locations across the United States consisting of over 46,100 square feet in the aggregate, pursuant to the terms of various lease agreements. Traffic.com believes its space is adequate for its current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of its operations.

Legal Proceedings

On August 22, 2006, Traffic.com formally notified Road Runner Planning & Consulting Inc. (“RRPC”) that RRPC was in breach of its agreement with Traffic.com concerning its role as construction manager for deployment of Traffic.com’s electronic highway traffic sensor equipment. The breaches Traffic.com cited included failure to adhere to contractually allotted time frames; failure to obtain necessary permits and licenses; providing defective parts and materials; refusing to provide valid lien wavers; and threatening to cease performance. On August 23, 2006, Traffic.com commenced an arbitration proceeding against them, seeking damages, based principally on such breaches. Based upon their failure to cure the breaches, on September 12, 2006 Traffic.com terminated the agreement. In lieu of filing counterclaims in connection with the arbitration Traffic.com filed, RRPC filed a separate arbitration matter on August 23, 2006 claiming, among other things, that Traffic.com breached the agreement by terminating the agreement, and seeking damages. Both arbitration matters were filed with American Arbitration Association (“AAA”) in Pittsburgh, Pennsylvania and have now been consolidated into one action. The arbitration proceeding is in its early stages. At this time it is impossible to predict the outcome of such arbitration. Traffic.com believes that the claims and defenses asserted by RRPC are without merit and that the terms of the agreement support its claims against RRPC. Traffic.com will pursue all viable claims and defenses against RRPC.

On March 22, 2002, Richard Ramirez, Traffic.com’s Chief Executive Officer from 2000 to mid-2001, filed a Writ of Summons in the Pennsylvania Court of Common Pleas, Chester County, against Traffic.com and others, including certain of its officers, directors and investors. On July 16, 2002, Traffic.com filed a petition with the court to compel arbitration, which the court granted on August 22, 2002. On January 6, 2003, Mr. Ramirez filed his Demand for Arbitration with the AAA in Philadelphia, Pennsylvania, in which he alleged, among other things, that the defendants intentionally and negligently made factual misrepresentations and fraudulently and negligently induced him to accept employment with Traffic.com. Mr. Ramirez is seeking approximately $1.2 million in damages and the potential equity lost from rescission of shares allegedly earned while he was an employee. On June 11, 2003, Traffic.com filed a counterclaim with AAA seeking the repayment of a $33,975 loan (plus interest) that it made to Mr. Ramirez while he was employed with Traffic.com. Traffic.com has completed interrogatories and document discovery and expects to begin deposition discovery in the near future. Traffic.com believes Mr. Ramirez’s claims against it are baseless and it intends to defend against them vigorously.

Equity Compensation Plan Information

Traffic.com has three equity incentive plans: its 2005 Long-Term Incentive Plan (the 2005 Plan), its 1999 Long-Term Incentive Plan and its 1999 Non-Employee’s Stock Option Plan (the 1999 Plans). Traffic.com’s 2005 Plan was approved by the stockholders on January 18, 2006 and became effective on January 24, 2006. As of December 31, 2005, a total of 2,511,372 shares of Traffic.com common stock had been reserved for issuance under the 1999 Plans. In January 2006, an additional 1,750,000 shares of common stock were reserved for issuance under the 2005 Plan. All outstanding options and warrants at December 31, 2005 were granted under Traffic.com’s 1999 Plans. All future awards will be made under the 2005 Plan. The following table provides information as of December 31, 2005 with respect to shares of Traffic.com common stock that may be issued under Traffic.com’s existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	2,435,477	$2.13	75,895
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,435,477	$2.13	75,895

Comparison of Total Stockholder Return

Traffic.com common stock was not registered pursuant to Section 12 of the Exchange Act in 2005 as Traffic.com completed its initial public offering in January 2006.

Security Ownership of Certain Beneficial Owners and Management

Other than as specifically detailed therein, the following table sets forth information, as of January 15, 2007, with respect to the beneficial ownership of Traffic.com common stock:

•       each person who is known by Traffic.com to beneficially own more than 5% of Traffic.com common stock;

•       each of Traffic.com’s directors and executive officers; and

•       all of Traffic.com’s directors and executive officers as a group.

The following table is based on 21,113,471 shares of Traffic.com common stock outstanding as of January 15, 2007. The amounts and percentages of Traffic.com common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Beneficial ownership includes shares of common stock issuable upon options and warrants exercisable within 60 days of January 15, 2007 (and assuming that the merger is consumated within that 60 day period). Under these rules, more than one person may be deemed to be a beneficial owner of the same securities as to which such person has an economic interest.

	Shares Beneficially Owned
Executive Officers and Directors (1)	Number	Percent
Robert N. Verratti (2)	480,354	2.3%
David L. Jannetta (3)	916,038	4.2%
Christopher M. Rothey (4)	145,023	*
Andrew Maunder (5)	58,333	*
Joseph A. Reed (6)	134,000	*
Mark J. DeNino (7)	7,741,903	35.5%
John H. Josephson (8)	27,166	*
George MacKenzie (9)	10,500	*
Samuel A. Plum (10)	27,166	*
Brian J. Sisko (11)	58,333	*
Tom A. Vadnais (12)	6,250	*
Directors and executive officers as a group (11 persons) (13)	9,605,066	42.1%
5% Stockholders (1)
Entities affiliated with TL Ventures (14)	7,614,321	34.9%

    *        Less than 1%.

  (1)        Unless otherwise indicated, the address of each person named in the table below is c/o Traffic.com, Inc., 851 Duportail Road, Wayne, PA 19087. Information on beneficial ownership of 5% or more of Traffic.com common stock is based on Forms 3 and 4 and a Schedule 13G filed with the SEC, as well as on Traffic.com’s own internal records. To Traffic.com’s knowledge, there are no additional beneficial owners of 5% or more of its common stock.

  (2)        Includes 397,021 shares of Traffic.com common stock and 83,333 shares of Traffic.com common stock issuable on the exercise of options owned by Mr. Verratti.

  (3)        Includes 383,095 shares of Traffic.com common stock held by Mr. Jannetta, 5,344 shares of Traffic.com common stock held by Mr. Jannetta’s family, 51,900 shares of Traffic.com common stock held in trust for Mr. Jannetta’s children and 475,699 shares issuable on the exercise of options owned by Mr. Jannetta.

  (4)  Includes 4,509 shares of Traffic.com common stock and 140,514 shares issuable on the exercise of options.

  (5)  Includes 58,333 shares of Traffic.com common stock issuable on the exercise of options.

  (6)  Includes 14,333 shares of Traffic.com common stock and 119,667 shares issuable on the exercise of options.

  (7)        Based on a Form 3 filed with the SEC on January 25, 2006 and a Form 4 filed with the SEC on February 1, 2006 (the “DeNino Forms”), by Mr. DeNino, TL Ventures III L.P., TL Ventures III Offshore L.P., TL Ventures III Interfund L.P., TL Ventures IV L.P. and TL Ventures IV Interfund L.P, as well as on Traffic.com’s own internal records. According to the DeNino Forms, Mr. DeNino is the owner of record of 117,082 shares of Traffic.com common stock and 10,500 shares of Traffic.com common stock issuable on the exercise of vested options; TL Ventures III L.P. is the owner of record of 1,266,480 shares of Traffic.com common stock and 210,528 shares of Traffic.com common stock issuable on the exercise of warrants; TL Ventures III Offshore L.P. is the owner of record of 265,102 shares of Traffic.com common stock and 44,067 shares of Traffic.com common stock issuable on the exercise of warrants; TL Ventures III Interfund L.P. is the owner of record of 41,353 shares of Traffic.com common stock and 6,873 shares of Traffic.com common stock issuable on the exercise of warrants; TL Ventures IV L.P. is the owner of record of 5,202,762 shares of Traffic.com common stock and 428,354 shares of Traffic.com common stock issuable on the exercise of warrants; and TL Ventures IV Interfund L.P. is the owner of record of 137,484 shares of Traffic.com common stock and 11,318 shares of Traffic.com common stock issuable on the exercise of warrants. According to the DeNino Forms, Mr. DeNino may be deemed with the other members or stockholders of the ultimate respective general partners of the funds to have shared voting and dispositive power over the shares of stock held by TL Ventures; however, he disclaims beneficial ownership of all shares except to the extent of his indirect pecuniary interest therein.

  (8)        Includes 27,166 shares of Traffic.com common stock issuable on the exercise of options.

  (9)        Includes 10,500 shares of Traffic.com common stock issuable on the exercise of options.

(10)   Includes 27,166 shares of Traffic.com common stock issuable on the exercise of options.

(11)   Includes 58,333 shares of Traffic.com common stock issuable on the exercise of options.

(12)          Includes 6,250 shares of Traffic.com common stock issuable on the exercise of options.

(13)   See notes 1 through 12 above.

(14)          Based on a Form 3 filed with the SEC on January 25, 2006 and a Form 4 filed with the SEC on February 1, 2006 (the “TL Forms”), by TL Ventures III L.P., TL Ventures III Offshore L.P., TL Ventures III Interfund L.P., TL Ventures IV L.P. and TL Ventures IV Interfund L.P., as well as on Traffic.com’s own internal records According to the TL Forms, TL Ventures III L.P. is the owner of record of 1,266,480 shares of Traffic.com common stock and 210,528 shares of Traffic.com common stock issuable on the exercise of warrants; TL Ventures III Offshore L.P. is the owner of record of 265,102 shares of Traffic.com common stock and 44,067 shares of Traffic.com common stock issuable on the exercise of warrants; TL Ventures III Interfund L.P. is the owner of record of 41,353 shares of Traffic.com common stock and 6,873 shares of Traffic.com common stock issuable on the exercise of warrants; TL Ventures IV L.P. is the owner of record of 5,202,762 shares of Traffic.com common stock and 428,354 shares of Traffic.com common stock issuable on the exercise of warrants; and TL Ventures IV Interfund L.P. is the owner of record of 137,484 shares of Traffic.com common stock and 11,318 shares of Traffic.com common stock issuable on the exercise of warrants.

According to the TL Forms for TL Ventures III L.P. and TL Ventures III Interfund L.P., TL Ventures III Management L.P., the general partner of TL Ventures III L.P., TL Ventures III General Partner L.P., the general partner of TL Ventures III Management L.P. and TL Ventures III Interfund L.P., TL Ventures III Manager LLC, the general partner of TL Ventures III General Partner L.P. and Robert E. Keith, Jr., Mark J. DeNino, and Christopher Moller Ph.D., the members of the executive board of TL Ventures III Manager LLC may be deemed to share voting and dispositive power over the shares held by TL Ventures III L.P. and TL Ventures III Interfund L.P.

According to the TL Forms for TL Ventures III Offshore L.P., TL Ventures III Offshore Partners L.P., the general partner of TL Ventures III Offshore L.P., TL Ventures III Offshore Ltd., the general partner of TL Ventures III Offshore Partners L.P., and Robert E. Keith, Jr., Mark J. DeNino, and Christopher Moller Ph.D., the members of the executive board of TL Ventures Offshore Ltd., may be deemed to share voting and dispositive power over the shares held by TL Ventures III Offshore L.P.

TL Ventures III Manager LLC, TL Ventures III Offshore Ltd. and Mark J. DeNino disclaim beneficial ownership of all shares except to the extent of any indirect pecuniary interest therein.

According to the TL Forms for TL Ventures IV L.P. and TL Ventures IV Interfund L.P., TL Ventures IV Management L.P., the general partner of TL Ventures IV L.P., TL Ventures IV LLC, the general partner of TL Ventures IV Management L.P. and TL Ventures IV Interfund L.P., and Robert E. Keith, Jr., Mark J. DeNino, and Christopher Moller Ph.D., the members of the executive board of TL Ventures IV LLC, may be deemed to share voting and dispositive power over the shares held by TL Ventures IV L.P. and TL Ventures IV Interfund L.P.

TL Ventures IV LLC and Mark J. DeNino disclaim beneficial ownership of all shares except to the extent of any indirect pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Traffic.com’s common stock became registered pursuant to Section 12 of the Exchange Act in January 2006. As a result of such registration, Section 16(a) of the Exchange Act requires Traffic.com’s directors, executive officers and the holders of more than 10% of its common stock to file reports with the SEC. Such reports include initial reports of ownership of Traffic.com common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish Traffic.com with copies of all Section 16(a) forms that they file.

Since Traffic.com’s directors, executive officers and the holders of more than 10% of Traffic.com common stock did not become subject to Section 16(a) until January 2006, they were not required to file reports under Section 16(a) for the fiscal year ended December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the notes to those consolidated financial statements beginning on page F-1 of this proxy statement/prospectus. Certain information contained in this discussion and analysis and presented elsewhere in this document includes forward-looking statements that involve risk and uncertainties. In evaluating these statements, you should note that if the merger agreement and the merger are approved, it is possible that certain matters discussed below which concern future periods will be affected in ways that may not be currently known to Traffic.com. You should specifically consider the various risk factors set forth under “Risk Factors” in Traffic.com’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 that could cause results to differ materially from those expressed in these forward-looking statements.

Overview

Traffic.com is a leading provider of accurate, real-time traffic information in the United States, based on the quality of its traffic data and the extent of its geographic coverage. Traffic.com combines traffic incident and event information, collected using traditional methods, with comprehensive flow data collected through its network of roadside sensors to offer detailed traffic information, including specific speeds, travel times and delay times. Traffic.com has built its TIMS data management system to process the above information in real time and to deliver customized reports to large numbers of radio, television, online, mobile device, and in-vehicle navigation system users.

Traffic.com’s Revenue Profile and Business Trends

To date, substantially all of Traffic.com’s revenue has been derived from the sale of advertising on radio and television stations, as well as from providing its traffic data to the U.S. DOT and certain state and local government agencies. Traffic.com believes that its newer revenue opportunities, including online and mobile advertising, and commercial traffic data services, will become an increasingly larger percentage of its total revenue. Traffic.com is investing, and intends to continue to invest, significant resources in its marketing campaign in order to increase brand recognition of Traffic.com.

Advertising

In 2000, Traffic.com entered into its first contracts with radio stations to provide traffic information in exchange for advertising inventory, which it then sells through its direct sales force. In 2001, Traffic.com signed its first contracts with television stations, under which it also provide traffic information in exchange for advertising inventory. Certain of Traffic.com’s radio and television contracts require Traffic.com to provide production services, such as announcers and producers, and/or make cash payments, in addition to providing traffic information. Traffic.com also enters into contracts with certain radio stations under which it buys advertising time solely in exchange for cash in order to be able to offer advertisers access to a more comprehensive range of markets. Traffic.com does not provide traffic information under these agreements. Traffic.com’s television and radio contracts are generally for a term of one to three years and may be terminated with no penalty by either party if the other party breaches the agreement or is in bankruptcy. Some of the three-year agreements may be terminated by the customer after 18 months upon 30 days notice to Traffic.com.

In July 2005, Traffic.com began to offer online advertising on its enhanced website and the websites of its customers and Traffic.com recently began to offer advertising on its mobile consumer services. Based on industry reports of projected growth in the online advertising market, from

$12.0 billion in 2004 to $22.0 billion in 2008, and based on Traffic.com’s strategy to increase awareness of its Traffic.com brand, Traffic.com believes that online and mobile advertising provides it with an attractive opportunity to increase its revenue. The online and mobile advertising markets, however, are new and rapidly evolving. Revenues from online and mobile advertising were $0.7 million for the nine months ended September 30, 2006. Traffic.com’s success in attracting online and mobile advertisers will depend, in large part, on its ability to significantly increase the number of visitors to its website and the number of persons who subscribe to its mobile services. Traffic.com intends to continue to invest significant resources in its branding campaign to increase brand recognition of Traffic.com.

Traffic.com currently expects online and mobile advertising to increase to between 15% and 30% of its total revenue within the next two years, as it invests in its branding campaign in the expectation that the number of visitors to its www.traffic.com website, the websites of its partners, and users of its mobile services will grow. Traffic.com expects its radio and television advertising revenue to increase in dollar amount as it expands the number of metropolitan areas in which it provides traffic information, but to decrease as a percentage of total revenue to between 50% and 60% within the next two years. Traffic.com is actively seeking to stimulate growth of online and mobile advertising by developing co-branding opportunities on its media customers’ websites, such as www.aol.com and www.comcast.net and by increasing the services offered on its own website. Traffic.com refers to these partner websites as TrafficOnes and at the end of the third quarter of 2006 it had 125 live TrafficOnes installed. As of that date, Traffic.com also had agreements in place to install TrafficOnes for another 31 partners.

Traffic Data Services

Since the first quarter of 2004, Traffic.com has entered into agreements to provide traffic data to the following customers:

•       XM Satellite Radio Holdings, Inc. currently uses Traffic.com’s traffic data for 21 metropolitan areas under a five year agreement entered into January 2004.

•       NAVTEQ has been using Traffic.com’s traffic data under a five-year agreement since June 2004 in conjunction with its mapping data as content in a variety of services, including in-vehicle navigation systems.

•       The Weather Channel, Inc. has been using Traffic.com’s traffic data under a three-year agreement since January 2005 to provide traffic information on its website, cable networks, local programming and desktop application.

•       Motorola, Inc. has been using Traffic.com’s traffic data under a two-year agreement since March 2005 to provide traffic information in its VIAMOTO solution, a suite of location software for cell phones.

•       Comcast Cable Communications Management LLC has been using Traffic.com’s traffic data since June 2005 under a three-year agreement for use on its www.comcast.net website.

•       Microsoft Corporation has been using Traffic.com’s traffic data under an agreement entered into in February 2006.

•       Garmin International is scheduled to begin using Traffic.com’s traffic data in the fourth quarter of 2006 for its Mobile 20 wireless GPS navigation system and its online mobile service under a three-year agreement entered into in June 2006.

•       AOL has been using Traffic.com’s traffic data for its AOL.com website under a two-year agreement entered into in July 2006.

In each of these agreements, either party may terminate the agreement with no penalty, if the other party breaches the agreement or is in bankruptcy. Traffic.com currently expects that its traffic data services revenue, excluding government data services, will increase to between 10% to 15% of total revenue within the next two years.

Traffic.com Website and Consumer Mobile Services

In July 2005, Traffic.com launched its enhanced www.traffic.com website and it began to offer its consumer mobile services, which allow drivers to receive route-specific information on mobile devices. Traffic.com is engaged in a focused campaign to attract users and advertisers to its website and to websites of its media customers that are co-branded with www.traffic.com. These new distribution channels are designed to provide advertising opportunities for Traffic.com’s advertising customers. Traffic.com began offering all of its consumer services free of charge in January 2006.

Operations and Infrastructure Support for New Revenue Opportunities.   Since 1999, Traffic.com has made a significant investment in its development and enhancement of TIMS. TIMS is Traffic.com’s proprietary system for collecting traffic data through its sensor network; analyzing such data; and distributing the analyzed data through a variety of delivery channels, in real time. As a result of this investment, TIMS is very scalable and flexible. It is designed to allow for very high and increasing transaction volumes and to integrate with new technologies with minimal additional development effort. Traffic.com believes that it should be able to incorporate new revenue opportunities at relatively low additional cost.

Traffic.com’s Sources of Revenue

Advertising

Radio and Television Advertising.   In exchange for providing traffic information, cash and/or production services (including announcers and producers) to radio and television station customers, Traffic.com receives the right to sell advertising time adjacent to traffic, news or weather reports as well as the right to sell advertisements on these stations’ websites. Additionally, under certain of Traffic.com’s contracts with radio stations to which it does not provide traffic information, it buys for cash the right to sell a set amount of advertising time, primarily to expand its advertising sales coverage. Traffic.com refers to the advertising time that it receives in exchange for these two types of contracts as “owned inventory.” As of October 15, 2006, Traffic.com had contracts to acquire owned inventory from 512 radio stations (including 129 to which it provided its traffic information services, including both its Traffic Pulse Broadcaster and/or its affiliate web offering) and with 58 television stations.

Traffic.com supplements its owned inventory by purchasing additional advertising time for cash from time to time from radio stations that are not under contract with it. These purchases, referred to as “cash buys,” are usually made to satisfy specific advertisers’ needs for additional coverage on particular stations or in smaller markets. Because cash buys are purchased in the spot market on an as-needed basis, the cost of acquiring this advertising is higher than the cost of owned inventory. As a result, margins for the sale of cash buys are generally lower than the margins that can be achieved from the sale of owned inventory.

Revenue from Traffic.com’s radio and television advertising is recognized in the month that an advertisement is aired.

Online and Mobile Advertising.   Traffic.com introduced its enhanced website and consumer mobile services in July 2005, and is offering advertising on its own www.traffic.com website and in connection with its mobile services, in addition to offering advertising on the websites of a number of its customers. Revenues from online and mobile advertising were $0.7 million for the nine months ended September 30, 2006.

Revenue from online and mobile advertising will be recognized over the period during which the advertisement is displayed or aired. Traffic.com prices online and mobile advertisements based upon a cost per thousand impressions delivered.

Traffic.com believes that its multiple media delivery platforms provide advertisers with an attractive cross-media campaign opportunity. Traffic.com’s advertisers can reach their customers at various times of day using advertisements associated with its traffic content aired on radio and television, placed on its website and embedded in its mobile services. Traffic.com believes that this cross-media opportunity will result in heightened interest in its services from advertisers.

Traffic Data Services

Government Services.   In 1999, Traffic.com was awarded, as principal subcontractor to the U.S. DOT, a subcontract to enable it to deploy an intelligent transportation infrastructure system to collect and distribute traffic flow data. Under the terms of this subcontract, of the $2.0 million received by Traffic.com’s prime contractor for each designated metropolitan area, Traffic.com is paid 95% or $1.9 million, to provide to federal and state transportation agencies the traffic flow data from its sensor network in these areas for non-commercial purposes. Traffic.com retains the exclusive right to use this data for commercial purposes.

Under Traffic.com’s subcontract, Traffic.com owns and is responsible for constructing, operating and maintaining its sensor networks. Traffic.com engages third party contractors for the installation of the sensors used in its network. Traffic.com generally pays a specified amount per site installed, which varies per metropolitan area based on various factors, including the number of sites to be installed in that area. There are a number of third parties capable of providing the required services.

Traffic.com’s ability to recognize revenue from its federal subcontract is based on when it obtains formal customer acceptance of the system. Revenue is then recognized over the estimated service period of the contract of 15 years.

In addition, as a subcontractor to the U.S. DOT, Traffic.com must enter into agreements with state or local government agencies responsible for the metropolitan areas in which it deploys its sensor network, in order to proceed with deployment of the network. Once the relevant state or local agency accepts its proposal and enters into a contract with it, it is required to meet certain milestones, including federal acceptance of Traffic.com’s plans, designs and architecture. As of September 30, 2006, Traffic.com is recognizing revenue from its sensor network in connection with its subcontract from the U.S. DOT regarding Boston, Chicago, Oklahoma City, Philadelphia, Pittsburgh, Providence, San Diego, San Francisco, St. Louis and Tampa.

Commercial Traffic Data Services.   In the first quarter of 2004, Traffic.com began to enter into agreements with companies to provide its traffic data directly to these customers for their own use in their websites and media and service offerings. Traffic.com’s first such agreement was with XM Satellite Radio and, since that time, Traffic.com has entered into agreements with NAVTEQ, Motorola, The Weather Channel, Comcast, and Microsoft. Revenue from Traffic.com’s other traffic data services agreements includes one or more of annual usage and exclusivity fees, fees for 24/7 support services, and in-vehicle traffic data subscription fees. Revenue recognition from these contracts varies, based upon contract minimums, subscriber growth and special services provided by Traffic.com.

Under Traffic.com’s agreement with NAVTEQ, NAVTEQ has paid Traffic.com $9.9 million as an advance against subscription, license and other fees payable by NAVTEQ. Upon expiration or earlier termination of the agreement, Traffic.com is required to repay NAVTEQ an amount equal to (i) any portion of the $9.9 million advance payment that has not yet been earned, less (ii) aggregate specified annual minimum license fees of $0.4 million in each of the first, second and third years of the agreement, $0.8 million in the fourth year of the agreement and $1.0 million in the fifth year of the agreement. Upon expiration of the agreement, if it is not renewed, up to $1.9 million of any remaining portion of the advance fee that Traffic.com is required to repay may, at Traffic.com’s option, be repaid in quarterly installments over three years at an interest rate of prime plus 1%.

The NAVTEQ agreement, entered into in June 2004, has a term of five years. The agreement may be terminated by either party upon a material breach not cured within thirty days’ notice, a performance failure caused by a force majeure event not cured within six months or bankruptcy of the other party. A material breach includes a material breach by Traffic.com of its service level commitment to NAVTEQ, but only if more than 15% of the covered population is affected by the service failure for more than 180 days or the failure lasts longer than 270 days. Each party may terminate the agreement if the other sells all or substantially all of its business to certain specified entities.

Consumer Mobile Services.   Following the completion of Traffic.com’s enhanced website, Traffic.com began to offer subscription mobile services to consumers in July 2005. On January 14, 2006, Traffic.com began to offer all of its mobile services free of charge to consumers, as it plans to focus on obtaining advertising-based revenues from these services. Users can sign up for a number of my traffic.com personalized traffic services within the my traffic.com section of the traffic.com website.

Traffic.com has begun to offer advertising opportunities and sponsorships associated with its free mobile services to its advertising customers, although it has generated only minimal advertising revenue from this source to date.

Revenue from advertising and sponsorships in connection with Traffic.com’s mobile services is recognized over the period during which the advertisement or sponsorship is displayed and is included in advertising revenue in its statement of operations.

Traffic.com’s Cost of Revenue

Cost of revenue consists of media inventory expenses, traffic data collection expenses, and other technology expenses associated with maintaining TIMS.

Media Inventory

Media inventory expenses consist of cash paid to purchase advertising inventory under long-term contracts with radio stations. In addition, media inventory expenses include cash payments to radio stations to purchase additional advertising inventory in the spot market on an as-needed basis, which Traffic.com refers to as “cash buys.”

Traffic Data Collection Expenses

Traffic data collection expenses consist of the costs of personnel, both full-time and part-time, the costs of aircraft and automobiles, the monitoring of police and emergency response vehicles, the depreciation of Traffic.com’s traffic flow data sensor network, the use of state and local agency data sources where available (including sensors and cameras), and Traffic.com’s camera network. These expenses also include occupancy and communications costs for Traffic.com’s national operations center and local operations centers. Traffic data collection costs are expected to stabilize as Traffic.com’s planned expansion to 50 metropolitan areas was completed during the second quarter of 2006. Traffic.com will continue to expand into additional metropolitan areas if it determines it is financially or operationally prudent; however, Traffic.com has no current plans to do so.

Other Technology Expenses

Technology expenses primarily consist of personnel and related costs for employees engaged in the development and ongoing maintenance of TIMS, including hardware and internal product development expenses and the cost of consultants engaged to assist with various software development programs. In addition, these expenses include communications costs; capital depreciation of computer hardware; and the depreciation of certain technology costs capitalized in accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”  Traffic.com expects to continue to incur development costs as it adds products and services.

Traffic.com’s Operating Expenses

Research and Development

In accordance with SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” research and development costs include those labor costs incurred during the application development stage of internally developed software. In addition, research and development costs also include costs associated with licensing third-party software and other quality assurance costs.

Sales and Marketing Expense

Sales and marketing expenses primarily consist of personnel and related costs for employees engaged in sales, business development and marketing, including salaries, commissions, and other variable compensation, travel expenses and costs associated with trade shows, advertising and other marketing efforts and bad debt expense. While the operating costs associated with Traffic.com’s traditional radio and television relationships have remained relatively flat over the last year, Traffic.com has incurred additional costs in connection with its business development efforts related to online advertising and product development. Since mid-2005, Traffic.com has significantly increased its expenditure of funds for brand marketing and expect to continue at this of spending for the foreseeable future.

General and Administrative Expenses

General and administrative expenses consist of personnel and related costs of Traffic.com’s management, finance, human resources, technology support and administrative personnel, professional fees and other corporate expenses, and stock-based compensation. As Traffic.com expands its business and incurs additional expenses associated with being a public company, it believes that general and administrative expenses will also increase.

Traffic.com’s Results of Operations

Comparison of the Three Months Ended September 30, 2005 and 2006

Revenue

Revenue increased from $10.7 million for the three months ended September 30, 2005 to $13.1 million for the three months ended September 30, 2006, a 22.1% increase.

Advertising.   Advertising revenue increased from $9.6 million for the three months ended September 30, 2005 to $11.0 million for the three months ended September 30, 2006, a 15.3% increase. Owned inventory revenue increased from $8.2 million, or 85.5% of advertising revenue, for the three months ended September 30, 2005, to $9.1 million, or 82.6% of advertising revenue, for the three months ended September 30, 2006, an 11.3% increase. Owned inventory revenue has steadily increased in absolute dollars as the number of Traffic.com’s radio and television customers has grown, due in part to the launch of Traffic Pulse NeXgen in the fourth quarter of 2004, and its continued affiliation efforts. Traffic.com recognized $0.4 million in online and mobile advertising revenues during the three months ended September 30, 2006.

Traffic data service.   Traffic data services revenue grew from $1.1 million for the three months ended September 30, 2005 to $2.0 million for the three months ended September 30, 2006, a 79.6% increase. The increase was due to commencing revenue recognition with respect to four additional cities under the U.S. DOT contract and increases in revenue generated from the XM Satellite Radio, The Weather Channel, and Motorola agreements, as well as the recently executed Microsoft contract, and the recent expansion in the number of markets being serviced under the NAVTEQ agreement.

Traffic.com’s Cost of Revenue

Cost of revenue increased from $8.6 million for the three months ended September 30, 2005 to $10.4 million for the three months ended September 30, 2006, a 21.3% increase. Cost of revenue as a percentage of revenue decreased from 80.4% for the three months ended September 30, 2005 to 79.9% for the three months ended September 30, 2006.

Media inventory.   Media inventory expenses increased from $4.2 million for the three months ended September 30, 2005 to $4.8 million for the three months ended September 30, 2006, a 13.8% increase. Traffic.com’s media inventory expenses decreased as a percentage of revenue from 39.6% for the three months ended September 30, 2005 to 36.9% for the three months ended September 30, 2006. The increase in absolute dollars was primarily due to a $0.2 million increase in expenses for stations under long-term agreements, and a $0.2 million increase in cash buy expense as a result of increased cash buy revenue. Media inventory costs decreased as a percentage of revenue due to revenue growth provided by additional television and radio station contracts.

Traffic data collection.   Traffic data collection expenses increased from $4.0 million for the three months ended September 30, 2005 to $5.1 million for the three months ended September 30, 2006, a 29.3% increase. Traffic.com’s traffic data collection costs as a percentage of revenue increased from 37.1% for the three months ended September 30, 2005 to 39.3% for the three months ended September 30, 2006. The increase both in absolute dollars and as a percentage of revenue was primarily due to an increase in compensation and related costs, including on-air talent and production staff, of $0.7 million. This increase directly corresponds to Traffic.com’s increased number of radio and television customers as well as the expansion in the number of markets being serviced from 29 at September 30, 2005 to 50 at September 30, 2006. In addition, depreciation expense increased $0.1 million, as a result of commencing depreciation of Traffic.com’s sensor network in four additional cities, and maintenance and communication costs relating to the digital sensor network increased $0.1 million, primarily as a result of additional sensors being installed under new city contracts.

Other technology expenses.   Other technology expenses increased from $0.4 million for the three months ended September 30, 2005 to $0.5 million for the three months ended September 30, 2006, a 19.7% increase. Traffic.com’s other technology expenses decreased as a percentage of revenue from 3.6% for the three months ended September 30, 2005 to 3.5% for the three months ended September 30, 2006. The increase in absolute dollars was due to an increase in depreciation from internally developed software and capital asset purchases supporting the delivery of data to additional digital cities and traffic data service and consumer customers.

Traffic.com’s Operating Expenses

Research and development.   Research and development expenses increased from $1.0 million for the three months ended September 30, 2005 to $1.6 million for the three months ended September 30, 2006, a 57.8% increase. Research and development expenses increased as a percentage of revenue from 9.2% for the three months ended September 30, 2005 to 11.9% for the three months ended September 30, 2006. The increase in both amount and as a percentage of revenue was due primarily to a $0.4 million increase in compensation and related employee expenses related to increased product development activities.

Sales and marketing.   Sales and marketing expenses increased from $3.7 million for the three months ended September 30, 2005 to $4.8 million for the three months ended September 30, 2006, a 27.5% increase. Traffic.com’s sales and marketing expenses as a percentage of revenue increased from 34.9% for the three months ended September 30, 2005 to 36.5% for the three months ended September 30, 2006. The increase in absolute dollars and as a percentage of revenue was due to a $0.6 million of additional marketing expenses for branding, external product marketing, and public relations, and $0.4 million of additional compensation and related employee benefit costs as a result of increased commissions due to higher sales levels and staff additions.

General and administrative.   General and administrative expenses increased from $1.9 million for the three months ended September 30, 2005 to $3.0 million for the three months ended September 30, 2006, a 54.9% increase. Traffic.com’s general and administrative expenses as a percentage of revenue increased from 18.2% for the three months ended September 30, 2005 to 23.1% for the three months ended September 30, 2006. The increase in both amount and as a percentage of revenue was due primarily to stock based compensation charges of $0.5 million resulting from the newly adopted requirements of FAS 123(R) and increases in certain expenses such as director and officer insurance and audit fees due to Traffic.com’s initial public offering.

Interest income (expense), net.   Net interest changed from $1.4 million of expense for the three months ended September 30, 2005 to $0.3 million of income for the three months ended September 30, 2006. The change was principally due to the fact that Traffic.com repaid its senior secured credit facility and revolving credit facility in full in January 2006 as well as an increase in investable cash provided by Traffic.com’s initial public offering in January 2006.

Comparison of the Nine Months Ended September 30, 2005 and 2006

Revenue

Revenue increased from $32.1 million for the nine months ended September 30, 2005 to $38.2 million for the nine months ended September 30, 2006, a 19.1% increase.

Advertising.   Advertising revenue increased from $29.1 million for the nine months ended September 30, 2005 to $32.9 million for the nine months ended September 30, 2006, a 13.1% increase. Owned inventory revenue increased from $24.8 million, or 85.4% of advertising revenue, for the nine months ended September 30, 2005, to $27.7 million, or 84.3% of advertising revenue, for the nine months ended September 30, 2006, an 11.6% increase. Owned inventory revenue has steadily increased in absolute dollars as the number of Traffic.com’s radio and television customers has grown, due in part to the launch of Traffic Pulse NeXgen in the fourth quarter of 2004, and its continued affiliation efforts. Traffic.com recognized $0.7 million in online and mobile advertising revenues during the nine months ended September 30, 2006.

Traffic data services.   Traffic data services revenue grew from $3.0 million for the nine months ended September 30, 2005 to $5.3 million for the nine months ended September 30, 2006, a 76.2% increase. The increase was due to commencing revenue recognition with respect to four additional cities under the U.S. DOT contract and increases in revenue generated from the XM Satellite Radio,

The Weather Channel, Viacom and Motorola agreements, as well as the recently executed Microsoft contract, and the recent expansion in the number of markets being serviced under the NAVTEQ agreement.

Traffic.com’s Cost of Revenue

Cost of revenue increased from $24.5 million for the nine months ended September 30, 2005 to $30.1 million for the nine months ended September 30, 2006, a 22.5% increase. Cost of revenue as a percentage of revenue increased from 76.5% for the nine months ended September 30, 2005 to 78.7% for the nine months ended September 30, 2006.

Media inventory.   Media inventory expenses increased from $12.4 million for the nine months ended September 30, 2005 to $14.1 million for the nine months ended September 30, 2006, a 13.7% increase. Traffic.com’s media inventory expenses decreased as a percentage of revenue from 38.8% for the nine months ended September 30, 2005 to 37.0% for the nine months ended September 30, 2006. The increase in absolute dollars was primarily due to a $1.1 million increase in expenses for stations under long-term agreements, and an increase of $0.3 million in cash buy costs resulting from increased cash buy revenue. Media inventory costs decreased as a percentage of revenue due to revenue growth provided by additional television and radio station contracts.

Traffic data collection.   Traffic data collection expenses increased from $11.2 million for the nine months ended September 30, 2005 to $14.7 million for the nine months ended September 30, 2006, a 31.4% increase. Traffic’s traffic data collection costs as a percentage of revenue increased from 34.9% for the nine months ended September 30, 2005 to 38.5% for the nine months ended September 30, 2006. The increase both in absolute dollars and as a percentage of revenue was primarily due to an increase in compensation and related costs, including on-air talent and production staff, of $2.1 million. This increase directly corresponds to Traffic.com’s increased number of radio and television customers as well as the expansion in the number of markets being serviced from 29 at September 30, 2005 to 50 at September 30, 2006. In addition, depreciation expense increased $0.4 million, as a result of commencing depreciation of Traffic.com’s sensor network in four additional cities, and maintenance and communication costs relating to the digital sensor network increased $0.5 million, primarily as a result of additional sensors being installed under new city contracts.

Other technology expenses.   Other technology expenses increased from $0.9 million for the nine months ended September 30, 2005 to $1.2 million for the nine months ended September 30, 2006, a 34.3% increase. Traffic.com’s other technology expenses increased as a percentage of revenue from 2.8% for the nine months ended September 30, 2005 to 3.1% for the nine months ended September 30, 2006. The increase in both the amount and as a percentage of revenue was primarily due to an increase in depreciation from internally developed software and capital asset purchases supporting the delivery of data to additional digital cities and traffic data service and consumer customers.

Traffic.com’s Operating Expenses

Research and development.   Research and development expenses increased from $2.6 million for the nine months ended September 30, 2005 to $4.4 million for the nine months ended September 30, 2006, a 68.6% increase. Research and development expenses increased as a percentage of revenue from 8.1% for the nine months ended September 30, 2005 to 11.4% for the nine months ended September 30, 2006. The increase in both amount and as a percentage of revenue was due primarily to a $1.2 million increase in compensation and related employee expenses related to increased product development activities.

Sales and marketing.   Sales and marketing expenses increased from $11.0 million for the nine months ended September 30, 2005 to $13.8 million for the nine months ended September 30, 2006, a

24.7% increase. Traffic.com’s sales and marketing expenses as a percentage of revenue increased from 34.4% for the nine months ended September 30, 2005 to 36.0% for the nine months ended September 30, 2006. The increase in absolute dollars and as a percentage of revenue was due to $1.7 million of additional marketing expenses for branding, external product marketing, and public relations, and $0.9 million of additional compensation and related employee benefit costs as a result of increased commissions due to higher sales levels and staff additions.

General and administrative.   General and administrative expenses increased from $6.1 million for the nine months ended September 30, 2005 to $8.1 million for the nine months ended September 30, 2006, a 32.7% increase. Traffic.com’s general and administrative expenses as a percentage of revenue increased from 19.1% for the nine months ended September 30, 2005 to 21.3% for the nine months ended September 30, 2006. The increase in both amount and as a percentage of revenue was due primarily to stock based compensation charges of $1.3 million resulting from the newly adopted requirements of FAS 123(R) and increases in certain expenses such as director and officers insurance and audit fees due to Traffic.com’s initial public offering.

Interest income (expense), net.   Net interest expense decreased from $4.2 million for the nine months ended September 30, 2005 to $0.7 million for the nine months ended September 30, 2006. The decrease is due to the fact that Traffic.com repaid its senior secured credit facility and revolving credit facility in full in January 2006 as well as an increase in investable cash provided by the initial public offering in January 2006.

Comparison of the Years Ended December 31, 2004 and 2005

Revenue

Revenue increased from $42.4 million in 2004 to $43.3 million in 2005, a 2.1% increase.

Advertising.   Advertising revenue decreased slightly from $39.4 million in 2004 to $38.9 million in 2005; however, owned inventory revenue, which generates higher margins, increased from $30.3 million, or 76.9% of advertising revenue in 2004 to $33.0 million, or 85.0% of advertising revenue in 2005, a 8.9% increase. Traffic.com’s advertising revenue growth was impacted by its decision at the end of 2004 not to renew an agreement with a large network radio customer which had generated approximately $5.6 million in revenues in 2004, based on unacceptable terms proposed by the customer. Owned inventory revenue has steadily increased, both in absolute dollars and as a percentage of total advertising revenue, as the number of Traffic.com’s radio and television customers has grown, due in part to the launch of Traffic Pulse NeXgen in the fourth quarter of 2004.

Traffic data services.   Traffic data services revenue grew from $3.0 million in 2004 to $4.4 million in 2005, a 46.7% increase. The increase was due to commencing revenue recognition with respect to four additional cities under the U.S. DOT contract and increases in revenue generated from the XM Satellite Radio and NAVTEQ agreements and a new agreement with The Weather Channel for the use of Traffic.com’s data on their cable stations, website and desktop applications.

Traffic.com’s Cost of Revenue

Cost of revenue increased from $32.1 million in 2004 to $33.6 million in 2005, a 4.7% increase. Cost of revenue as a percentage of revenue increased from 75.6% in 2004 to 77.5% in 2005.

Media Inventory.   Media inventory expenses decreased from $18.9 million in 2004 to $16.9 million in 2005, a 10.6% decrease. Traffic.com’s media inventory expenses decreased as a percentage of revenue from 44.5% in 2004 to 39.0% in 2005. The decrease in both absolute dollars and as a percentage of revenue was primarily due to Traffic.com’s decision at the end of 2004 not to renew the agreement with a large network radio customer described above. Such non-renewal resulted in lower expense of approximately $1.8 million, as well as an increase in owned inventory sales, which reduced the need for lower margin cash buys purchased on the open market.

Traffic data collection.   Traffic data collection expenses increased from $12.4 million in 2004 to $15.8 million in 2005, a 27.4% increase. Traffic’s traffic data collection costs as a percentage of revenue increased from 29.1% in 2004 to 36.6% in 2005. The increase both in amount and as a percentage of revenue was primarily due to an increase in compensation and related costs, including on-air talent and production staff, of $2.2 million due to Traffic.com’s increased number of radio and television customers and expansion in the number of markets being serviced from 24 in 2004 to 35 in 2005. In addition, depreciation expense increased $0.2 million as a result of commencing depreciation of Traffic.com’s sensor network in four additional cities, and maintenance and communication costs relating to the digital sensor network increased $0.5 million primarily as a result of the upgrading of Traffic.com’s wireless modems in certain of its markets.

Other technology expenses.   Other technology expenses were $0.9 million in 2004 and 2005. Traffic.com’s other technology expenses as a percentage of revenue was 2.0% in 2004 and 2005.

Traffic.com’s Operating expenses

Research and development.   Research and development expenses increased from $3.6 million in 2004 to $3.9 million in 2005, an 8.3% increase. Research and development expenses increased as a percentage of revenue from 8.6% in 2004 to 9.0% in 2005. The increase in both amount and as a percentage of revenue was due mainly to an increase in third party software licensing costs and product maintenance costs which were offset by a decrease in compensation and related employee costs as a result of increased capitalization of product development efforts, specifically the enhanced website and consumer based products.

Sales and marketing.   Sales and marketing expenses increased from $12.0 million in 2004 to $16.2 million in 2005, a 35.0% increase. Traffic.com’s sales and marketing expenses as a percentage of revenue increased from 28.3% in 2004 to 37.4% in 2005. The increase, in both amount and as a percentage of revenue, was primarily due to $2.1 million of additional marketing expenses for branding, external product marketing, and public relations and an expanded presence at trade shows. In addition, compensation and related expenses increased $1.2 million due to staff additions, specifically in business development and marketing personnel.

General and administrative.   General and administrative expenses increased from $7.2 million in 2004 to $8.7 million in 2005, a 20.8% increase. Traffic.com’s general and administrative expenses as a percentage of revenue increased from 17.0% in 2004 to 20.1% in 2005. The increase in both amount and as a percentage of revenue was due mainly to a $0.8 million increase in compensation costs due to staff additions and incentive bonus payments in the fourth quarter, and a $0.5 million increase in legal expenses, specifically for the Santa Fe matter which went to trial in 2005.

Legal Settlements.   Legal settlement expenses were $18.5 million in 2005, which was 42.7% of revenue. These costs consisted of the entire settlement against Traffic.com and its investor affiliate in the Santa Fe litigation of $14.25 million. Although Traffic.com is required, in accordance with the SEC Staff Accounting Bulletin Topic 5T, Accounting for Expense or Liabilities Paid by Principal Stockholder(s), to recognize the full amount of the settlement in its statement of operations, one-half of the settlement ($7.125 million), which was paid by its investor affiliate, was treated as a capital contribution to Traffic.com. Legal settlement expenses also include the fair value of common stock and warrants issued to two investors in settlement of claims.

Interest income (expense), net.   Net interest expense increased from $3.4 million in 2004 to $5.6 million in 2005, a 64.7% increase. Net interest expense was impacted in 2004 and 2005 by amendments to Traffic.com’s senior secured credit facility in April of each year. The amendments, which included an interest rate reduction in 2004 and a two-year extension in 2005, were retroactive to the inception of the facility in April 2002 and required cumulative adjustments to interest expense through the date of each amendment. This reduced interest expense by $3.8 million in 2004 and increased interest expense by $0.7 million in 2005. Deferred financing fees amortized into interest expense in 2004 were $3.3 million and $0.6 million in 2005. The expense in 2004 included the write-off of previously deferred financing costs as a result of the 2004 amendment to Traffic.com’s senior secured credit facility. Lastly, interest expense was $3.9 million 2004 and $4.5 million in 2005.

Comparison of the Years Ended December 31, 2003 and 2004

Revenue

Revenue increased from $37.4 million in 2003 to $42.4 million in 2004, a 13.4% increase.

Advertising.   Advertising revenue increased from $36.0 million in 2003 to $39.4 million in 2004, a 9.4% increase. The increase was due primarily to an increase in owned inventory revenue which grew from $26.0 million, or 72.2% of advertising revenue in 2003, to $30.3 million, or 76.9% of advertising revenue in 2004, a 16.5% increase. The increase in owned inventory revenue was due to an increase in the number of radio and television customers and continued an annual historical trend of owned inventory revenue growth.

Traffic data services.   Traffic data services revenue increased from $0.6 million in 2003 to $3.0 million in 2004, a 400.0% increase. The increase was due to recognizing revenue for two additional cities under the U.S. DOT contract at various times during 2004, as well as revenue from its agreements with XM Satellite Radio and NAVTEQ entered into during 2004.

License agreement.   Revenue recognized from Traffic.com’s license agreement decreased from $0.8 million in 2003 to $0.0 in 2004 as a result of the repurchase of the licensed technology in April 2003.

Cost of revenue.   Cost of revenue increased from $31.0 million in 2003 to $32.1 million in 2004, a 3.5% increase. Cost of revenue as a percentage of revenue decreased from 82.9% in 2003 to 75.6% in 2004.

Media inventory.   Media inventory expenses decreased from $19.4 million in 2003 to $18.9 million in 2004, a 2.6% decrease. Traffic.com’s media inventory expenses decreased as a percentage of revenue from 51.8% in 2003 to 44.5% in 2004. These decreases were due to the increase in owned inventory revenue, which reduced the need for lower margin cash buys.

Traffic data collection.   Traffic data collection expenses increased from $9.6 million in 2003 to $12.4 million in 2004, a 29.2% increase. Traffic.com’s traffic data collection costs as a percentage of revenue increased from 25.6% in 2003 to 29.1% in 2004. The increase in traffic data collection costs was due to additional costs resulting from growth in the number of Traffic.com’s radio and television customers, an increase in markets being serviced from 17 in 2003 to 24 in 2004, and the expansion of coverage hours in 19 markets from 16 hours per day to 24 hours per day, seven days a week. The expansion of coverage hours was in support of certain data services agreements.

Other technology expenses.   Other technology expenses decreased from $1.3 million in 2003 to $0.9 million in 2004, a 30.8% decrease. Other technology expenses decreased as a percentage of revenue from 3.5% in 2003 to 2.0% in 2004. The decrease both in amount and as a percentage of revenue was due mainly to a decrease in depreciation expense resulting from certain assets that were fully depreciated during the period.

Traffic.com’s Operating Expenses

Research and development.   Research and development expenses increased from $2.8 million in 2003 to $3.6 million in 2004, a 28.6% increase. Research and development expenses increased as a percentage of revenue from 7.6% in 2003 to 8.6% in 2004. The increase both in amount and as a percentage of revenue was due mainly to an increase in compensation and related costs of $0.5 million and a $0.2 million increase in the computer equipment purchases relating to product development efforts.

Sales and marketing.   Sales and marketing expenses decreased from $14.1 million in 2003 to $12.0 million in 2004, a 14.9% decrease. Traffic.com’s sales and marketing expenses as a percentage of revenue decreased from 37.7% in 2003 to 28.3% in 2004. This reduction was primarily due to reduced compensation and related costs of $1.6 million from sales staff reductions, resulting from a sales force reorganization. The staff reduction impacted travel and entertainment costs, which decreased by $0.3 million. In addition, bad debt expense was reduced by $0.2 million due primarily to the collection of a large advertising account that was previously reserved for in the allowance for doubtful accounts.

General and administrative.   General and administrative expenses increased from $6.4 million in 2003 to $7.2 million in 2004, a 12.5% increase. Traffic.com’s general and administrative expenses decreased as a percentage of revenue from 17.1% in 2003 to 17.0% in 2004. The increase in absolute dollars was due to a $0.5 million increase in professional fees, specifically for legal costs and consulting.

Interest income (expense), net.   Net interest expense decreased from $4.2 million in 2003 to $3.4 million in 2004, a 19.0% decrease. Net interest expense was impacted in 2003 and 2004 by amendments to Traffic.com’s senior secured credit facility in April of each year. The amendments, which included interest rate reductions, were retroactive to the inception of the facility in April 2002 and required cumulative reductions of interest expense through the date of the amendment of $4.4 million in 2003 and $3.8 million in 2004. Deferred financing fees, including the write-off of previously deferred financing costs required as a result of the amendments, amortized into interest expense were $2.2 million in 2003 and $3.3 million in 2004. Interest expense was $6.5 million in 2003 and $3.9 million in 2004.

Traffic.com’s Quarterly Results of Operations

The following table presents Traffic.com’s unaudited quarterly results of operations for the eleven quarters ended September 30, 2006. This table includes all adjustments, consisting only of normal recurring adjustments, that Traffic.com considers necessary for fair presentation of its financial position and operating results for the quarters presented. This data should be read in conjunction with Traffic.com’s financial statements and notes thereto for the periods presented.The operating results for any quarter should not be considered indicative of results for any future period.

	Quarter Ended
	Mar 31, 2004	Jun 30, 2004	Sep 30, 2004	Dec 31, 2004	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005	Dec 31, 2005	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006
	(In thousands, except per share amounts) (unaudited)
Revenue
Advertising	$8,492	$10,681	$9,977	$10,299	$8,330	$11,177	$9,564	$9,800	$9,327	$12,529	$11,029
Traffic data services	592	650	670	1,081	930	969	1,126	1,397	1,457	1,851	2,022
	9,084	11,331	10,647	11,380	9,260	12,146	10,690	11,197	10,784	14,380	13,051
Cost of revenue	7,432	8,410	8,335	7,913	7,627	8,319	8,595	9,026	9,498	10,145	10,424
Gross margin	1,652	2,921	2,312	3,467	1,633	3,827	2,095	2,171	1,286	4,235	2,627
Operating expenses:
Research and development	767	960	1,025	895	807	797	983	1,318	1,268	1,542	1,551
Sales and marketing	3,099	3,105	3,100	2,728	3,783	3,529	3,733	5,132	4,256	4,755	4,761
General and administrative	1,832	1,976	1,583	1,838	1,697	2,495	1,945	2,567	2,157	2,976	3,013
Legal settlements	—	—	—	—	—	4,223	14,250	—	—	—	—
	5,698	6,041	5,708	5,461	6,287	11,044	20,911	9,017	7,681	9,273	9,325
Loss from operations	(4,046)	(3,120)	(3,396)	(1,994)	(4,654)	(7,217)	(18,816)	(6,846)	(6,395)	(5,038)	(6,698)
Interest income (expense), net	(1,678)	15	(910)	(855)	(1,127)	(1,686)	(1,416)	(1,380)	(1,299)	341	281
Net loss	$(5,724)	$(3,105)	$(4,306)	$(2,849)	$(5,781)	$(8,903)	$(20,232)	$(8,226)	$(7,694)	$(4,697)	$(6,417)
Redemption and accretion of redeemable convertible preferred stock	(520)	(536)	(536)	(536)	(536)	(553)	(554)	(394)	(108)	—	—
Net loss attributable to common stockholders	$(6,244)	$(3,641)	$(4,842)	$(3,385)	$(6,317)	$(9,456)	$(20,786)	$(8,620)	$(7,802)	$(4,697)	$(6,417)
Net loss attributable to common stockholders per share — basic	$(2.11)	$(1.23)	$(1.63)	$(1.01)	$(1.89)	$(2.80)	$(6.05)	$(2.31)	$(0.49)	$(0.23)	$(0.31)
Net loss attributable to common stockholders per share — diluted	$(2.11)	$(1.23)	$(1.63)	$(1.01)	$(1.89)	$(2.80)	$(6.05)	$(2.31)	$(0.49)	$(0.23)	$(0.31)

Seasonality

Due to the seasonal nature of broadcast advertising revenue and the percentage of Traffic.com’s total revenue historically represented by these sources, Traffic.com has typically experienced lower revenue during the first quarter, following the holiday season, and the third quarter, during the summer months.

Liquidity and Capital Resources

Comparison of the Periods Ended September 30, 2005 and September 30, 2006

Since inception, Traffic.com has principally financed its operations through private sales of its preferred stock, internally generated funds, a secured credit facility, a revolving line of credit, and, most recently, an initial public offering of common stock. At September 30, 2006, Traffic.com had $22.0 million of cash and cash equivalents and short-term investments compared to $13.1 million at

December 31, 2005. Traffic.com has raised an aggregate of $101.9 million through its preferred stock financings. In January and February 2006, Traffic.com has raised a total of approximately $74.5 million from its initial public offering, net of fees and expenses. Traffic.com generally invests its cash in highly liquid investments with a maturity of six months or less at the date of purchase. To date, inflation has not had a material effect on Traffic.com’s business.

Cash flows used in operating activities were $5.0 million for the nine months ended September 30, 2005 and $20.1 million for the nine months ended September 30, 2006. Cash flows used in operating activities for the nine months ended September 30, 2005 were primarily due to a net loss of $34.9 million which was offset by adjustments for depreciation and amortization, and non-cash legal expenses, and changes in accounts payable and accrued expenses, accrued legal settlements, and deferred revenue. Cash flows used in operating activities for the nine months ended September 30, 2006 were primarily due to a net loss of $18.8 million which was offset by adjustments for depreciation and amortization, and stock based compensation expense, and the payment of $7.1 million in connection with the settlement of litigation, and changes in accounts and government services receivables, and accounts payable and accrued expenses.

Cash flows used in investing activities were $6.8 million for the nine months ended September 30, 2005 and $12.2 million for the nine months ended September 30, 2006. Cash flows used in investing activities for the nine months ended September 30, 2005 were due primarily to the purchase of fixed assets. Cash flows used in investing activities for the nine months ended September 30, 2006 were primarily due to the net purchase of short term investments following the completion of Traffic.com’s initial public offering and the purchase of fixed assets.

Cash flows provided by financing activities were $24.3 million for the nine months ended September 30, 2005 and $32.8 million for the nine months ended September 30, 2006. Cash flows provided by financing activities for the nine months ended September 30, 2005 were primarily due to $15.1 million in proceeds from the sale of Series F convertible preferred stock, and $9.7 million in net proceeds under the senior secured credit facility. Cash flows provided by financing activities for the nine months ended September 30, 2006 were primarily due to $74.5 million in proceeds, after deducting underwriters’ fees and expenses, from Traffic.com’s initial public offering, the repayment of $37.7 million due under its senior secured credit facility, and the repayment of $4.1 million under its revolving credit facility.

Comparison of the Years Ended December 31, 2003, December 31, 2004 and December 31, 2005

Cash flows used in operating activities were $24.3 million in 2003. Cash flows provided by operating activities were $5.4 million in 2004. Cash flows used in operating activities in 2005 were $10.3 million. Cash flows used in operating activities in 2003 were primarily due to a net loss of $21.1 million and $10.0 million for the repayment of our license agreement funded in 2002, partially offset by adjustments for depreciation and amortization, accounts payable and accrued expenses, and deferred revenue. Cash flows provided by operating activities in 2004 were primarily due to the prepayment of future revenue under the NAVTEQ agreement of $9.0 million, of which $0.3 million was recognized as revenue, an increase in deferred revenue under our subcontract with the U.S. DOT, and adjustments for depreciation and amortization, which was partially offset by a net loss of $16.0 million. Cash flows used in operating activities in 2005 were primarily due to a net loss of $43.1 million, which included non-cash legal settlement costs of $11.3 million, and an increase in accounts receivable and U.S. DOT subcontract receivable, which were partially offset by the receipt of $0.9 million, representing the balance of the advance payment due under the NAVTEQ agreement; adjustments for accounts payable and accrued expenses, accrued legal settlements, and deferred revenue from the U.S. DOT subcontract.

Cash flows provided by investing activities were $6.1 million in 2003. Cash flows used in investing activities were $6.3 million in 2004 and $9.9 million 2005, respectively. Cash flows provided by investing activities in 2003 were primarily due to the net sale of marketable securities of $10.3 million, partially offset by the purchase of fixed assets. Cash flows used in investing activities in 2004 were due to the purchase of fixed assets. Cash flows used in investing activities in 2005 were due to the purchase of fixed assets offset by a decrease in restricted cash. Restricted cash represents cash and cash equivalents restricted for standby letters of credit supporting long-term facility leases and escrow arrangements.

Cash flows provided by financing activities were $21.5 million in 2003. Cash flows used in financing activities were $3.2 million in 2004. Cash flows provided by financing activities were $28.5 million in 2005. Cash flows provided by financing activities in 2003 were primarily due to the sale of Series E convertible preferred stock, which resulted in proceeds of $27.5 million, and borrowing under the revolving line of credit of $4.0 million, partially offset by the repurchase of certain shares of Series D convertible preferred stock for $9.4 million. Cash flows used in financing activities in 2004 were primarily due to the repayment of $3.2 million under the revolving credit facility. Cash flows provided by financing activities in 2005 were primarily due to the closing of the sale of Series F convertible preferred stock which resulted in proceeds of $15.1 million, and additional borrowing under the senior secured credit facility of $9.7 million, after related fees, and $3.3 million in additional borrowings under the revolving credit facility.

Recently, Traffic.com has focused on new revenue opportunities, including the enhancement of its website and the introduction of its in-vehicle and consumer mobile services, and has devoted increasing resources to developing and marketing these new services. Traffic.com’s ability to generate revenue from these services will have a material impact on its future cash needs. Traffic.com expects to devote significant capital resources to continued product development, brand marketing, expansion of operational systems and other general corporate activities.

Based on Traffic.com’s current operations and planned expansion, it expects that its available funds are sufficient to meet its expected needs for working capital and capital expenditures through the end of 2007. Thereafter, if Traffic.com does not have sufficient cash available to finance its operations, it may be required to obtain additional public or private debt or equity financing. Traffic.com cannot be certain that additional financing will be available to it on favorable terms, if at all. If Traffic.com is unable to raise sufficient funds, it may need to reduce its operations, delay its geographic expansion, and reduce its product development and marketing activities.

Indebtedness

In January 2006, Traffic.com repaid the outstanding principal and interest outstanding under its senior secured credit facility using a portion of the proceeds raised in its initial public offering.

Traffic.com’s former revolving credit facility expired upon its own terms in March 2006.

In August 2006, Traffic.com and a bank established a new revolving credit facility. The facility provides for maximum borrowings of $12.0 million and terminates in August 2008. Borrowings bear interest at the bank’s prime loan rate, plus 0.50%, which was 8.75% at September 30, 2006, and Traffic.com is obligated to pay an unused facility fee equal to 0.25% of unused available funds, paid quarterly on an annualized basis, per annum.

Traffic.com’s borrowings are subject to an 80% advance rate against a defined borrowing base. The facility contains a minimum EBITDA (as defined in the agreement) and liquidity covenants, as well as other affirmative and negative covenants customary for a facility of this type.

As of September 30, 2006, Traffic.com was in compliance with all covenants and there were no outstanding borrowings under this facility.

Inflation

Traffic.com does not believe that inflation had a material impact on its earnings from operations.

Off-Balance Sheet Arrangements

At December 31, 2005 and September 30, 2006, Traffic.com did not have any relationships with unconsolidated entities or financial partnerships which were established for the purposes of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

For a discussion of SFAS 123 (R) please refer to Note 1 in the Notes to Traffic.com’s unaudited condensed consolidated financial statements included elsewhere herein.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (FIN 48), an interpretation of FASB Statement No. 109 “Accounting for Income Taxes”. The interpretation clarifies the accounting for uncertainty in income taxes recognized in financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This statement becomes effective for the company beginning in the first quarter of 2007. The adoption of FIN 48 is not expected to have a material effect on Traffic.com’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Traffic.com does not use derivative financial instruments for speculation or trading purposes. Traffic.com’s current policy is to maintain an investment portfolio consisting mainly of U.S. Government obligations or other securities rated AAA or comparably, with a maximum maturity of 12 months and a weighted average maturity for the portfolio of 6 months. Traffic.com’s cash is deposited in and invested through highly rated financial institutions in North America. Traffic.com’s marketable securities are subject to interest rate risk and will fall in value if market interest rates increase.

As of December 31, 2005, Traffic.com had exposure to interest rate risk related to its short-term and long-term debt. All of such debt was repaid subsequent to December 31, 2005. Traffic.com does not have any short or long-term debt outstanding. In general, as of December 31, 2005, the interest rate on Traffic.com’s senior secured credit facility was fixed (with a required internal rate of return to the lender on repayment of 15%) and the rate on our revolving credit facility was variable. See Note 6 to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for a discussion of the components of Traffic.com’s long-term debt as of December 31, 2005. Changes in the fair value of our fixed rate debt have no impact on our cash flows or consolidated financial statements. Traffic.com currently does not hedge interest rate exposure.

Contractual Obligations

Contractual obligations at December 31, 2005 are as follows:

	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-term debt obligations (1)	$37,659	$—	$37,659	$—	$—
Operating lease obligations (2)	8,294	1,916	3,525	2,809	44
Purchase obligations (3)	13,981	8,628	5,297	56	—
	$59,934	$10,544	$46,481	$2,865	$44

(1)                 Under the terms of our then-existing senior secured credit facility, the entire $37.7 million in outstanding principal and interest under the facility was paid in January 2006 upon the closing of our initial public offering.

(2)                 Operating lease obligations represent rent expense for office space under non-cancelable operating lease agreements. The leases generally provide for scheduled rent increases, which are reflected in the table above.

(3)                 Payments to radio and television station customers consist of minimum contractual commitments with radio and television stations in exchange for advertising inventory.

Critical Accounting Policies and Estimates

The discussion of Traffic.com’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. During the preparation of these financial statements, Traffic.com’s required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, Traffic.com evaluates its estimates and assumptions, including those related to stock based compensation, bad debts, long-lived assets and income taxes. Traffic.com bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The results of Traffic.com’s analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to Traffic.com’s consolidated financial statements. Traffic.com’s critical accounting policies have been discussed with the audit committee of its board of directors. Traffic.com believes that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of its financial statements.

Stock-Based Compensation

On January 1, 2006, Traffic.com adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)). SFAS 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the financial statements based on their fair value. Under SFAS 123(R), pro forma disclosure is no longer an alternative to financial statement recognition for stock option awards made after Traffic.com’s adoption of SFAS 123(R).

Prior to August 30, 2005, the date that Traffic.com filed a Form S-1 with the Securities and Exchange Commission, Traffic.com used the minimum value method to calculate the pro forma disclosure required by SFAS 123. When Traffic.com adopted SFAS 123(R) on January 1, 2006, Traffic.com continued to account for the portion of awards outstanding prior to August 30, 2005 using the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and its related interpretative guidance. Traffic.com did not make any stock option grants in the period from August 30, 2005 through December 31, 2005.

Traffic.com adopted SFAS 123(R) using the modified prospective method beginning January 1, 2006. For stock-based awards granted after January 1, 2006, Traffic.com has recognized compensation expense during the nine months ended September 30, 2006 based on the estimated grant date fair value using the Black-Scholes valuation model. For these awards, Traffic.com recognizes compensation expense using a straight-line amortization method. As SFAS 123(R) requires that stock-based compensation expense be based on awards that are ultimately expected to vest; stock-based compensation is reduced for estimated forfeitures. When estimating forfeitures, Traffic.com considers voluntary termination behaviors as well as trends of actual option forfeitures.

Due to a limited trading history in a public market, Traffic.com’s computation of stock-price volatility is based on the volatility rates of comparable publicly-held companies over a period equal to the estimated useful life of the options granted by Traffic.com. These rates may or may not reflect Traffic.com’s stock-price volatility after it has been a publicly-held company for a meaningful period of time. Traffic.com’s computation of expected life was determined using the “simplified” method whereby the vesting period plus the original contractual term is divided by two. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant. If Traffic.com had made different assumptions about the stock-price volatility rates, the expected term, forfeitures or other key assumptions, the related compensation expense and net income and net income per share amounts could have been significantly different.

Long-Lived Assets

Traffic.com records its property and equipment at cost. Traffic.com reviews the carrying value of its property and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Traffic.com evaluates these assets by examining estimated future cash flows to determine if their current recorded value is impaired. Traffic.com evaluates these cash flows by using weighted probability techniques as well as comparisons of past performance against projections. Assets may also be evaluated by identifying independent market values. If Traffic.com determines that an asset’s carrying value is impaired, it will record a write-down of the carrying value of the identified asset and charge the impairment as an operating expense in the period in which the determination is made. Although Traffic.com believes that the carrying values of its long-lived assets are appropriately stated, changes in strategy or market conditions or significant technological developments could significantly impact these judgments and require adjustments to recorded asset balances.

In connection with Traffic.com’s U.S. DOT contract and related state contracts related to its sensor networks throughout various cities in the United States, it may be required under certain circumstances to remove the sensor network assets residing on governmental property. In accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations, Traffic.com recognizes the fair value of a liability for an asset retirement obligation (ARO) for each city in the period in which the related asset is placed in service. Traffic.com capitalizes that cost as part of the carrying amount of the sensor network, which is depreciated on a straight-line basis over the useful life of the corresponding asset of 15 years. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at Traffic.com’s credit-adjusted risk-free interest rate. Changes in the estimated fair value of the ARO are recorded in the period in which they are identified. At September 30, 2006, Traffic.com had an asset retirement obligation, including accretion, classified in long-term liabilities of $0.9 million and an increase to existing capitalized assets of $0.8 million.

Traffic.com capitalizes software development and acquisition costs in accordance with Statement of Position, or SOP, No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The costs of internally developed software are expensed unless incurred during the application development stage. Software development costs capitalized during the application development stage are included in property and equipment and depreciated on a straight-line basis over three years, which is the estimated useful life.

Income Taxes

Traffic.com accounts for income taxes under the liability method, which requires the establishment of a deferred tax asset or liability to reflect the net tax effects of temporary differences between tax carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. As of December 31, 2005, Traffic.com had a valuation allowance of $49.0 million to reduce Traffic.com’s deferred tax assets. The valuation allowance primarily relates to deferred tax assets arising from net operating loss carry-forwards which, if not used, will expire between 2018 and 2024. Should Traffic.com generate taxable income in the future, it may be able to realize all or part of the operating loss carry-forwards against which it has applied the valuation allowance. In that event, Traffic.com’s current income tax expense would be reduced or its income tax benefits would be increased, resulting in an increase in net income or a reduction in net loss. Traffic.com exercises significant judgment in assessing its ability to utilize any future tax benefit from its deferred tax assets.

Traffic.com’s Revenue Recognition Pursuant to the U.S. DOT Contract

During installation of Traffic.com’s sensor network and upon completion of specified milestones, its prime contractor pays it 95%, or $1.9 million, of $2.0 million paid to the contractor in each metropolitan area in exchange for providing data to the various federal and state agencies for non-commercial purposes such as research, planning, and congestion management. The majority of all funds under this subcontract are received on or before complete installation of the system and system acceptance. All amounts invoiced by Traffic.com are initially recorded as deferred revenue. Traffic.com commences recognition of revenue when it obtains formal system acceptance. Deferred revenue is amortized into revenue over the estimated service period of the contract of 15 years. The estimated service period was determined based on Traffic.com’s expectation that it will continue to provide data to the government agencies for 15 years. This estimate was predicated in part on the fact that the local government agencies have been collecting traffic data from their own sensors for a similarly long period of time. Further, the estimate is consistent with the estimated economic useful life of the related assets. However, given the pace of technological change, it is possible that other technology approaches may become as important or useful as sensor networks. Revenue recognized from this subcontract was $0.3 million, $0.4 million, and $0.9 million for 2003, 2004, and 2005, respectively, and $1.0 million for the nine-month period ended September 30, 2006.

NAVTEQ UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statement for the year ended December 31, 2005 is based on the audited consolidated financial statements of NAVTEQ included in NAVTEQ’s Annual Report on Form 10-K for the year ended December 31, 2005 and the audited consolidated financial statements of Traffic.com for the year ended December 31, 2005 included elsewhere herein. The unaudited pro forma condensed combined financial statements as of and for the nine months ended October 1, 2006 are based on the unaudited consolidated financial statements of NAVTEQ, included in NAVTEQ’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006 and the unaudited financial statements of Traffic.com for the nine months ended September 30, 2006, included elsewhere herein. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had been consummated on October 1, 2006. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had been consummated on January 1, 2005. The pro forma condensed combined financial statements are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of NAVTEQ and Traffic.com, which have been included elsewhere in this proxy statement/prospectus, respectively. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with NAVTEQ treated as the acquiring entity. Accordingly, consideration paid by NAVTEQ to complete the merger with Traffic.com will be allocated to Traffic.com’s assets and liabilities based on their estimated fair values as of the date of the completion of the merger. These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable as discussed below. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or increase and amounts allocated to intangible assets with finite lives may increase or decrease significantly, which could result in a material increase or decrease in amortization of intangible assets. In addition, NAVTEQ continues to analyze goodwill and intangible assets related to the merger, and any other intangible assets subsequently identified would impact the purchase price allocation. Therefore, actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in Traffic.com’s net tangible and intangible assets which occur prior to the completion of the merger could cause material differences in the information presented. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below.

NAVTEQ expects to incur costs associated with integrating the two businesses. Management’s development of these integration plans is underway. The impact of these plans, assuming they were in place at the date of completion of the merger, could increase or decrease the amount of liabilities recognized in accordance with FASB Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and thus could decrease or increase the amount of goodwill and intangible assets recognized. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

These unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the purchase price as if the merger had been completed on October 1, 2006, with respect to the balance sheet, and on January 1, 2005, with respect to the statements of income. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The estimated purchase price has been calculated as follows (in thousands):

Cash	$49,000
Estimated fair value of shares issued	136,104
Estimated merger-related transaction costs	3,450
Total preliminary purchase price	$188,554

The fair value of shares issued reflects 4.3 million shares of NAVTEQ Common Stock being issued to Traffic.com stockholders, valued for pro forma purposes at $31.65 per share. The $31.65 per share value is based on the average of the price of the NAVTEQ’s common stock for a period beginning two days prior to the announcement of the merger and ending two days after the announcement of the merger. Merger-related transaction costs include an estimate for investment advisor, legal, accounting, valuation, printing and other external costs directly related to the merger.

Under purchase accounting, the total preliminary purchase price is allocated to Traffic.com’s net tangible and identifiable intangible assets or liabilities based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets or liabilities is recorded as goodwill. The estimated fair value of net liabilities acquired was established based upon the September 30, 2006 consolidated balance sheet of Traffic.com. For pro forma purposes, NAVTEQ has estimated the fair value of the identifiable intangible assets at $35.5 million. The estimates and assumptions are subject to change based upon a final valuation to be performed by a third party and further developments in NAVTEQ’s integration planning efforts. Based on a preliminary evaluation, the total preliminary purchase price was allocated as follows (in thousands):

Goodwill	$146,753
Identifiable intangible assets	35,500
Fair value of net assets acquired	6,301
Total preliminary purchase price	$188,554

NAVTEQ Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended December 31, 2005

(in thousands, except per share data)

	Historical NAVTEQ	Historical Traffic.com	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$496,512	43,293	(400	)(a)	539,395
			(10	)(b)
Operating costs and expenses:
Database creation and distribution costs	222,933	—	(407	)(d)	222,526
Cost of Traffic.com’s services	—	37,472	(11	)(c)	40,384
			3,167	(e)
			(244	)(q)
Selling, general, and administrative expenses	139,323	24,881	2,825	(e)	167,029
Legal settlements	—	18,473	—		18,473
Total operating costs and expenses	362,256	80,826	5,330		448,412
Operating income (loss)	134,256	(37,533)	(5,740)		90,983
Other income (expense):
Interest income (expense), net	4,237	(5,609)	(1,791	)(f)	(3,163)
Foreign currency gain	502	—	—		502
Other expense	(4)	—	—		(4)
Income (loss) before income taxes	138,991	(43,142)	(7,531)		88,318
Income tax benefit	(31,839)	—	(19,256	)(g)	(51,095)
Net income (loss)	170,830	(43,142)	11,725		139,413
Accretion of redeemable convertible preferred stock	—	(2,037)	2,037	(h)	—
Net income (loss) attributable to common stockholders	$170,830	(45,179)	13,762		139,413
Earnings per share of common stock:
Basic	$1.90				1.48
Diluted	$1.81				1.42
Weighted average shares of common stock outstanding:
Basic	90,115		4,300	(i)	94,415
Diluted	94,198		4,300	(i)	98,498

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NAVTEQ Unaudited Pro Forma Condensed Combined Statement of Income
for the Nine Months Ended October 1, 2006

(in thousands, except per share data)

	Historical NAVTEQ	Historical Traffic.com(1)	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$400,928	38,215	(443	)(a)	438,693
			(7	)(b)
Operating costs and expenses:
Database creation and distribution costs	197,934	—	(293	)(d)	197,641
Cost of Traffic.com’s services	—	34,428	(11	)(c)	36,271
			2,375	(e)
			(521	)(q)
Selling, general, and administrative expenses	112,101	21,918	2,119	(e)	136,138
Total operating costs and expenses	310,035	56,346	3,669		370,050
Operating income (loss)	90,893	(18,131)	(4,119)		68,643
Other income (expense):
Interest income (expense), net	7,807	(677)	(1,903	)(f)	5,227
Foreign currency loss	(501)	—	—		(501)
Other expense	(13)	—	—		(13)
Income (loss) before income taxes	98,186	(18,808)	(6,022)		73,356
Income tax expense (benefit)	31,665	—	(9,435	)(g)	22,230
Net income (loss) before cumulative effect	66,521	(18,808)	3,413		51,126
Cumulative effect of change in accounting principle	506	—	—		506
Net income (loss)	67,027	(18,808)	3,413		51,632
Accretion of redeemable convertible preferred stock	—	(108)	108	(h)	—
Net income (loss) attributable to common stockholders	$67,027	(18,916)	3,521		51,632
Earnings per share of common stock before cumulative effect of change in accounting principle:
Basic	$0.72				0.53
Diluted	$0.70				0.51
Cumulative effect of change in accounting principle per share of common stock:
Basic	$0.01				0.01
Diluted	$0.01				0.01
Earnings per share of common stock:
Basic	$0.72				0.53
Diluted	$0.70				0.52
Weighted average shares of common stock outstanding:
Basic	92,884		4,300	(i)	97,184
Diluted	95,668		4,300	(i)	99,968

(1)      Traffic.com’s historical statement of income is for the nine months ended September 30, 2006.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NAVTEQ Unaudited Pro Forma Condensed Combined Balance Sheet
as of October 1, 2006

(in thousands)

	Historical	Historical	Pro Forma		Pro Forma
	NAVTEQ	Traffic.com(1)	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$66,403	13,621	7,242	(j)	34,816
			(52,450	)(m)
Short-term marketable securities	151,419	8,402	(1,898	)(k)	157,923
Accounts receivable, net	108,634	14,604	—		123,238
Deferred income taxes, net	17,327	—	(39	)(k)	17,288
Prepaid expenses and other current assets	18,848	1,666	(400	)(l)	20,114
Total current assets	362,631	38,293	(47,545)		353,379
Property and equipment, net	22,898	25,494	(2,123	)(q)	46,269
Capitalized software development costs, net	21,115	—	—		21,115
Long-term deferred income taxes, net	189,327	—	(13,490	)(p)	175,837
Long-term marketable securities	60,881	—	—		60,881
Acquired intangible assets, net	17,265	—	35,500	(o)	52,765
Goodwill	15,148	—	52,450	(m)	161,901
			114,190	(n)
			(35,500	)(o)
			13,490	(p)
			2,123	(q)
Deposits and other assets	11,796	795	(8,470	)(l)	4,121
Total assets	$701,061	64,582	110,625		876,268
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,519	1,926	—		14,445
Accrued payroll and related liabilities	26,587	1,410	—		27,997
Other accrued expenses	32,417	4,770	—		37,187
Deferred revenue	35,625	4,354	(2,175	)(l)	37,804
Total current liabilities	107,148	12,460	(2,175)		117,433
Long-term deferred revenue	2,638	34,237	(6,874	)(l)	30,001
Other long-term liabilities	2,145	1,392	—		3,537
Total liabilities	111,931	48,089	(9,049)		150,971
Stockholders’ equity:
Common stock	93	207	(203	)(n)	97
Additional paid-in capital	840,479	192,533	7,242	(j)	976,579
			(2,000	)(k)
			(61,675	)(n)
Accumulated other comprehensive loss:
Cumulative translation adjustment	(21,372)	—	—		(21,372)
Unrealized holding loss	(213)	—	63	(k)	(150)
Accumulated other comprehensive loss	(21,585)	—	63		(21,522)
Accumulated deficit	(229,857)	(176,247)	179	(l)	(229,857)
			176,068	(n)
Total stockholders’ equity	589,130	16,493	119,674		725,297
Total liabilities and stockholders’ equity	$701,061	64,582	110,625		876,268

(1)                  Traffic.com’s historical balance sheet is as of September 30, 2006.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO NAVTEQ UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.                     Basis of Pro Forma Presentation

On November 5, 2006, NAVTEQ, Traffic.com, NAVTEQ Holdings B.V., a corporation organized under the laws of the Netherlands, and NAVTEQ Holdings Delaware, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger, pursuant to which Traffic.com will be merged with and into NAVTEQ Holdings Delaware, Inc. Upon consummation of the merger, the separate existence of Traffic.com will cease, and NAVTEQ Delaware Holdings, Inc. will be the surviving corporation.

Pursuant to the merger agreement, at the effective time of the merger, each share outstanding of Traffic.com Common Stock will be converted into the right to receive, at the election of the holder thereof (subject to certain conditions, including those pertaining to pro-ration): (i) $8.00 in cash, without interest or (ii) 0.235 shares of the NAVTEQ’s Common Stock, par value $0.001 per share. The election of cash or stock will be subject to a limit on total cash consideration of $49.0 million (minus the cash value of dissenting shares) and a limit on total stock consideration equal to 4.3 million shares of NAVTEQ’s Common Stock (less the shares of NAVTEQ’s Common Stock issued to holders of warrants to purchase Traffic.com stock that are exchanged for the NAVTEQ’s Common Stock).

NAVTEQ is considered the acquiring entity and is treated as the continuing reporting entity.

The unaudited pro forma condensed combined financial statements assume the issuance of 4.3 million shares of NAVTEQ’s Common Stock at $31.65 per share, the payment in cash of $49.0 million by NAVTEQ and $3.45 million for estimated merger-related transaction costs. The per-share value of the common stock issued was determined using an average of the price of NAVTEQ’s Common Stock for a period beginning two days prior to the announcement of the merger and ending two days after the announcement of the merger.

The following information should be read in conjunction with the pro forma condensed combined financial statements:

•       Accompanying notes to the unaudited pro forma condensed combined financial statements.

•       Separate historical consolidated financial statements of NAVTEQ for the years ended December 31, 2005, 2004 and 2003 and the nine-month periods ended October 1, 2006 and September 25, 2005, which are incorporated by reference elsewhere into this proxy statement/prospectus.

•       Separate historical consolidated financial statements of Traffic.com for the years ended December 31, 2005, 2004 and 2003 and the nine-month periods ended September 30, 2006 and 2005, which are included elsewhere into this proxy statement/prospectus.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger and factually supportable. The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with NAVTEQ treated as the acquirer in accordance with U.S. generally accepted accounting principles.

2.                     Pro Forma Adjustments

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had NAVTEQ and Traffic.com filed consolidated income tax returns during the periods presented. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)                 Elimination of revenue recognized by Traffic.com related to NAVTEQ.

(b)                Elimination of revenue recognized by NAVTEQ related to Traffic.com.

(c)                 Elimination of cost recognized by Traffic.com related to NAVTEQ.

(d)                Elimination of cost recognized by NAVTEQ related to Traffic.com.

(e)                 Record the amortization expense of intangible assets acquired as part of the acquisition of Traffic.com. The intangible assets that resulted from the purchase price allocation consist of customer relationships of $17.0 million, trademarks of $9.0 million and software of $9.5 million. The estimated useful lives of the customer relationships, trademarks and software are ten years, eight years and three years, respectively. The estimated amounts reflect values estimated by management and may vary as the final purchase price allocation and related useful life of the assets acquired are subject to completion of the valuation.

(f)                     Record the reduction of interest income on the net cash paid as part of the acquisition of Traffic.com based on an estimated average interest rate of 3.0% in 2005 and 4.25% in 2006.

(g)                Record the income tax benefit related to pro forma adjustments and Traffic.com’s losses projected at an estimated effective tax rate of 38.0%.

(h)                 Eliminate the accretion of redeemable convertible preferred stock.

(i)                     Record the additional shares issued as part of the acquisition of Traffic.com.

(j)                     Record the cash received from exercise of Traffic.com options and warrants immediately preceding the acquisition of Traffic.com.

(k)                 Eliminate the NAVTEQ’s investment in Traffic.com made prior to the merger.

(l)                     Eliminate the deferred revenue and deferred cost recorded by NAVTEQ and Traffic.com related to agreements between the two companies.

(m)             Record the cash consideration given as part of the acquisition of Traffic.com.

(n)                 Record the issuance of 4.3 million shares of NAVTEQ’s Common Stock as part of the acquisition of Traffic.com and the elimination of the historical equity of Traffic.com.

(o)                Record the intangible assets that resulted from the purchase price allocation consisting of customer relationships of $17.0 million, trademarks of $9.0 million and software of $9.5 million.

(p)                Record a deferred tax liability related to the differences between the tax bases and book bases for the acquired intangible assets.

(q)                Reverse the capitalized internal-use software and related amortization expense recorded by Traffic.com prior to the merger.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Traffic.com and NAVTEQ are both Delaware corporations governed by the Delaware General Corporation Law. Any differences between the rights of the stockholders of Traffic.com and NAVTEQ arise primarily from differences in their respective charter documents. The rights of Traffic.com stockholders are governed by Traffic.com’s Fifth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the rights of NAVTEQ’s stockholders are governed by NAVTEQ’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. As a result of the merger, holders of Traffic.com common stock who receive NAVTEQ common stock as all or part of their merger consideration will become subject to the provisions of NAVTEQ’s charter documents. The following is a summary of certain rights of Traffic.com stockholders and NAVTEQ stockholders. For a complete description of these rights, you are encouraged to read the relevant portions of the Delaware General Corporation Law as well as the full text of Traffic.com’s Fifth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and NAVTEQ’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Authorized Capital Stock

Traffic.com

The authorized capital stock of Traffic.com consists of 100,000,000 shares of common stock and 30,000,000 shares of preferred stock.

NAVTEQ

The authorized capital stock of NAVTEQ consists of 400,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Number of Directors

Traffic.com

Traffic.com’s certificate of incorporation and bylaws provide that, subject to the rights of holders of any series of its preferred stock, the number of directors shall be established by its board of directors. Traffic.com’s board of directors currently consists of seven members.

NAVTEQ

NAVTEQ’s certificate of incorporation and bylaws provide that the board of directors must consist of not less than three directors or more than fifteen directors. The exact number of directors shall be determined by a resolution adopted by the affirmative vote of a majority of the board of directors. NAVTEQ’s board of directors currently consists of seven members.

Election of Directors

The Delaware General Corporation Law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

Traffic.com

Traffic.com’s certificate of incorporation and bylaws provide that directors do not need to be elected by written ballot. Also, subject to the rights of holders of any series of preferred stock to elect directors, the board of directors will be divided into three classes: Class I, Class II and Class III. Also subject to the rights of holders of any series of preferred stock to elect directors, each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at Traffic.com’s annual meeting of stockholders held in 2006; each director initially appointed to Class II shall serve for a term expiring at Traffic.com’s annual meeting of stockholders held in 2007; and each director appointed to Class III shall serve for a term expiring at Traffic.com’s annual meeting of stockholders held in 2008. A director elected to fill a vacancy, however, will hold office only until the next election of the class for which the director was chosen. Each director will hold office until the election and qualification of his successor, subject to his earlier death, resignation or removal. Traffic.com’s bylaws provide that directors do not need to be stockholders of Traffic.com. The bylaws provide that, when a quorum is present, any election of directors by the stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

NAVTEQ

NAVTEQ’s bylaws provide that the directors will be elected at the annual meeting of the stockholders and will hold office until the next annual meeting. The stockholders will elect NAVTEQ’s directors by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If, for any cause, the directors were not elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders. NAVTEQ’s board of directors is not divided into classes.

Cumulative Voting for Directors

The Delaware General Corporation Law requires cumulative voting for the election of directors to be expressly provided for in the certificate of incorporation of a Delaware corporation. Neither Traffic.com’s nor NAVTEQ’s certificate of incorporation provide for cumulative voting.

Removal of Directors

Traffic.com

Traffic.com’s certificate of incorporation and bylaws provide that, subject to the rights of holders of any series of preferred stock, directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors.

NAVTEQ

NAVTEQ’s certificate of incorporation states that directors may be removed without cause by the affirmative vote of at least 66 2/3% in voting power of all shares entitled to vote generally in the election of directors, voting as a single class. Directors may also be removed for cause by the affirmative vote of a majority in voting power of all shares represented, in person or by proxy, at a meeting and entitled to vote generally in the election of directors. The provisions for removal of directors are subject to any rights granted to holders of any series of preferred stock regarding the election, term of office, removal, filling of vacancies and other features of directorships.

Liabilities of Directors; Directors’ Fiduciary Duties

Under Delaware law, a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. The certificate of incorporation of Traffic.com and the certificate of incorporation of NAVTEQ contain such limitations of the personal liability of directors.

Traffic.com

Traffic.com’s certificate of incorporation provides that a Traffic.com director will not be liable to Traffic.com or its stockholders for monetary damages for the breach of a fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to Traffic.com or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchase or redemption under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. These limitations on a Traffic.com director’s liability may not be decreased by repeal of this provision, an amendment to this provision or a subsequently adopted provision in Traffic.com’s certificate of incorporation with regards to any act or omission that occurred prior to the repeal of, amendment to or adoption of an inconsistent provisions of the certificate of incorporation.

NAVTEQ

NAVTEQ’s certificate of incorporation provides that a NAVTEQ director will not be liable to NAVTEQ or its stockholders for monetary damages for breach of a fiduciary duty as a director of NAVTEQ, except to the extent that such exemption from liability or limitation on liability is not permitted by Delaware law as currently in effect or later amended. NAVTEQ’s certificate of incorporation also notes that if the Delaware General Corporation Law is later amended to eliminate or further limit the liability of a director, then the liability of each director of NAVTEQ will also be eliminated or limited to the fullest extent permitted under Delaware law.

Indemnification of Corporate Agents

The Delaware General Corporation Law generally provides that subject to certain restrictions contained in the statute, a Delaware corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was a director, officer, employee or agent of another business entity at the corporation’s request. A person who has been successful on the merits or otherwise in any suit or matter covered by the indemnification statute must be indemnified against expenses incurred by him or her in connection with the suit or matter. Indemnification is authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. The determination is to be made by a majority vote of the directors who are not parties to the action, by a committee of such directors designated by a majority vote of such directors even though less than a quorum, or if there are no such directors or if such directors so direct,, by independent counsel or by the stockholders. Expenses incurred in defense may be paid in advance of the final disposition of the suit upon receipt of an undertaking by the person to be indemnified to repay any amounts paid by the corporation if it is ultimately determined that he or she was not entitled to indemnification. The indemnification or advancement of expenses provided by the Delaware General Corporation Law is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability incurred in an official capacity regardless of whether the person can be indemnified under the statute.

Traffic.com

The certificate of incorporation of Traffic.com provides that Traffic.com shall indemnify to the fullest extent and in the manner permitted by the Delaware General Corporation Law each person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he or she, or a person whom he or she is the heir, executor or administrator is or was a director or officer or is or was serving at the request of Traffic.com as a director, officer or agent of another corporation. Traffic.com must only indemnify any such person seeking indemnification in connection with a proceeding initiated by such person if such proceeding was authorized by the board of directors.

NAVTEQ

The certificate of incorporation and bylaws of NAVTEQ provide that NAVTEQ will indemnify its directors and officers to the fullest extent and in the manner permitted by the Delaware General Corporation Law. The certificate of incorporation and bylaws of NAVTEQ also provide that NAVTEQ has the power to the extent and in the manner permitted by the Delaware General Corporation Law to indemnify its employees and agents. NAVTEQ must only indemnify any such person seeking indemnification in connection with a proceeding initiated by such person if such proceeding was authorized by the board of directors.

Appraisal Rights

A Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to stockholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation or the occurrence of any merger or consolidation in which the Delaware corporation is a constituent company.

Under the Delaware General Corporation Law and in the event that the certificate of incorporation does not speak to these matters, stockholders are entitled to certain limited rights of appraisal in the event of a merger or consolidation of the corporation. The Delaware appraisal statute entitles the dissenting stockholder to payment for the fair value of his or her shares. However, under the Delaware appraisal statute and unless otherwise provided in the certificate of incorporation, appraisal rights are available only for mergers or consolidations of the corporation. Furthermore, no appraisal rights are available, under the Delaware General Corporation Law, for the stockholders of a Delaware corporation that is the surviving corporation in a merger for certain mergers that do not require stockholder approval. Moreover, no appraisal rights are available to stockholders of a Delaware corporation in a merger for any shares of stock which, at the record date for the vote on the merger, were either (a) listed on a national securities exchange or quoted on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders. However, appraisal rights are available to Delaware stockholders if the stockholders are required by the terms of an agreement of merger or consolidation to accept for the stock of the constituent corporation anything except (a) shares of stock of the corporation surviving or resulting from the merger or consolidation, or their depository receipts; (b) shares of stock of any other corporation, or their depository receipts, which shares of stock or depository receipts at the effective date of the merger or consolidation will be listed on a national securities exchange or designated as a national market systems security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described above. Thus, appraisal rights are available under Delaware law for stockholders in a mixed stock/cash consideration merger.

Traffic.com

Traffic.com’s certificate of incorporation does not include any provision regarding appraisal rights of its stockholders. The contemplated merger will give rise to the statutory appraisal rights provided for under Delaware law. Please see the section of this proxy statement/prospectus entitled “The Merger — Appraisal Rights” for more information on the appraisal rights of Traffic.com stockholders with respect to the merger.

NAVTEQ

NAVTEQ’s certificate of incorporation does not include any provision regarding appraisal rights of its stockholders.

Issuance of Additional Stock

Traffic.com

Subject to limitations prescribed by the Delaware General Corporation Law, Traffic.com’s board of directors has the authority to issue up to 30,000,000 shares of preferred stock divided into one or more series, to determine and fix the voting powers, designations, limitations, preferences and rights of those shares, and to issue up to a total of 100,000,000 shares of common stock of Traffic.com (including shares of common stock of Traffic.com currently issued and outstanding).

NAVTEQ

Subject to limitations prescribed by Delaware General Corporation Law, NAVTEQ’s board of directors has the authority to issue up to 10,000,000 shares of preferred stock, to determine and fix the designations, voting powers, preferences and rights, qualifications, limitations and restrictions of those shares, and to issue up to a total of 400,000,000 shares of common stock of NAVTEQ (including shares of common stock of NAVTEQ currently issued and outstanding).

Stockholder Voting on Mergers and Certain Other Transactions

Under the Delaware General Corporation Law, whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, the agreement, sale, lease or exchange must be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. Notwithstanding the foregoing, under the Delaware General Corporation Law, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize a merger if:

•       the agreement of merger does not amend in any respect the certificate of incorporation of the constituent corporation;

•       each share of stock of the constituent corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•       either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into the common stock are to be issued under the agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number of shares of common stock outstanding immediately prior to the merger.

In addition, the Delaware General Corporate Law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge the subsidiary into the parent corporation without the approval of the subsidiary’s stockholders or board of directors and without the approval of the parent’s stockholders.

Traffic.com

Neither the certificate of incorporation nor the bylaws of Traffic.com alters the statutory requirements for stockholder approval of mergers or asset sales.

NAVTEQ

Neither the certificate of incorporation nor the bylaws of NAVTEQ alters the statutory requirements for stockholder approval of mergers or asset sales.

Business Combinations with Interested Stockholders

The Delaware General Corporation Law contains a prohibition, subject to certain exceptions, on business combinations by a Delaware corporation with interested stockholders for a period of three years following the date that such holder became an interested stockholder unless:

•       prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•       the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•       on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, by at least 66 2/3% of the outstanding voting shares of that corporation, excluding shares held by that interested stockholder.

Interested stockholders are generally defined under the statute as stockholders owning 15% or more of the outstanding voting stock of the corporation. This general prohibition was designed to discourage hostile take-over attempts of Delaware corporations by third parties. This provision of the Delaware General Corporation Law applies to publicly traded corporations incorporated in Delaware unless a corporation specifically opts out of coverage of the provision.

Traffic.com

Traffic.com’s certificate of incorporation does not specifically opt out of this provision; therefore, the prohibitions described above are applicable to Traffic.com.

NAVTEQ

NAVTEQ’s certificate of incorporation specifically opts out of this provision of the Delaware General Corporation Law; therefore, the prohibitions described above are not applicable to NAVTEQ.

Stockholder Rights Plan

Neither Traffic.com nor NAVTEQ currently has a stockholder rights plan in effect.

Special Meetings

Under the Delaware General Corporation Law, a special meeting of the stockholders may be called by the board of directors or any other person as may be authorized by the corporation’s certificate of incorporation or bylaws.

Traffic.com

Traffic.com’s bylaws and certificate of incorporation provide that special meetings of Traffic.com stockholders may be called by Traffic.com’s board of directors, or by the chairman of the board, or by the chief executive officer, or by one or more stockholders holding shares in the aggregate entitled to cast not less than 50% of the votes at that meeting. Traffic.com’s bylaws include different notice procedures for a special meeting called by stockholders holding not less than 50% of the votes. In that case, the request for a special meeting specifying the general nature of the business proposed to be transacted, shall be delivered personally or sent by registered mail, other written communication, or electronic transmission to the chairman of the board, the chief executive officer, any vice president, or the secretary of the corporation. The secretary of the corporation must fix the time and date of the special meeting, which must be held not less than ten days nor more than sixty days after the receipt of the request for the special meeting, and must give notice to stockholders. Only business specified in a notice of a special meeting may be transacted at the meeting.

NAVTEQ

NAVTEQ’s bylaws and certificate of incorporation provide that, except as required by law or by any certificate of designation relating to any series of preferred stock, special meetings of stockholders of any class or series of stock may be called only by the board of directors pursuant to a resolution stating the purpose or purposes of the meeting, upon a written request filed with the corporation’s secretary by any holder of record owning at least 25% of the then outstanding shares of common stock, or upon a written request filed with the secretary of the corporation of the holders of record owning, in the aggregate, at least 50% of the then outstanding shares of common stock. The bylaws further provide that only business stated in the meeting notice may be considered at special meetings of NAVTEQ stockholders. Either the board of directors or any stockholder who is a stockholder of record as of the date of the notice of the meeting may make nominations of persons for election to the board of directors during a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting.

Action by Stockholders Without a Meeting

Delaware General Corporation Law permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of that corporation provides otherwise, provided the consent is signed by stockholders having at least the minimum number of votes required to authorize that action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Traffic.com

The certificate of incorporation and bylaws of Traffic.com state that stockholders of the corporation may not take any action by written consent in lieu of a meeting.

NAVTEQ

The certificate of incorporation and bylaws of NAVTEQ provide that, except as otherwise provided by any certificate of designation relating to any series of preferred stock, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting and may not be effected through any written consent.

Charter and Bylaws Amendments

Under the Delaware General Corporation Law, an amendment or change to the certificate of incorporation generally requires the approval of the board of directors, followed by the approval of the amendment by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote on the amendment. When an amendment of the certificate would adversely affect the rights of a class of stock or the rights of a series or a class, Delaware General Corporation Law provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of the affected class or series.

Under Delaware General Corporation Law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote provided that any corporation may, in its certificate of incorporation, confer this power upon the directors. However, the power vested in the stockholders shall not be divested or limited where the board of directors also has this power.

Traffic.com

Traffic.com’s certificate of incorporation provides that Article Six (regarding amendment of the bylaws), Article Nine (regarding management of the business and conduct of the affairs of the corporation), Article Ten (regarding the prohibition on shareholder action by written consent), and Article Eleven (regarding special meetings) of the certificate of incorporation may not be amended or repealed without the affirmative vote of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors. Traffic.com’s certificate of incorporation also provides that the board of directors has the power to adopt, amend, alter or repeal the bylaws by an affirmative vote of a majority of directors present at any regular or special meeting of the board of directors where a quorum is present. The bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors.

NAVTEQ

NAVTEQ’s certificate of incorporation provides that Article Seven of the certificate of incorporation (regarding indemnification) may not be amended, repealed, or modified unless such action is approved by the affirmative vote of at least 75% of the outstanding common stock of the company, subject to the provisions of any series or class of preferred stock which may, at the time, be outstanding. The certificate of incorporation further states that the corporation reserves the right to amend or repeal any provision contained in the certificate of incorporation so long as such amendment or repeal is effected in the manner prescribed in the certificate of incorporation and under the laws of the State of Delaware. All rights granted to the stockholders are subject to that reservation. NAVTEQ’s bylaws provide that the bylaws may be amended or repealed or new bylaws may be adopted by the stockholders. In addition to any vote of the holders of any class or series of stock of NAVTEQ required by law and any vote provided for in its certificate of incorporation, the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the capital stock of NAVTEQ entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws. The board of directors also has the authority to adopt, amend or repeal the bylaws subject to the power of the stockholders to adopt, amend, or repeal such bylaws and provided that the board of directors shall not adopt, amend, or repeal the section regarding amendments to the bylaws or any bylaws fixing the qualifications, classifications, term of office, or compensation of directors, or relating to vacancies in the board of directors.

ADDITIONAL INFORMATION

Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

NAVTEQ

Stockholders may nominate director candidates and make proposals to be considered at the 2007 Annual Meeting. In accordance with NAVTEQ’s bylaws, any stockholder nominations of one or more candidates for election as directors at the 2007 Annual Meeting or any other proposal for consideration at the 2007 Annual Meeting must be received by the Secretary of NAVTEQ at the address set forth below, together with certain information specified in NAVTEQ’s bylaws, not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting (in this case, January 10, 2007 to February 9, 2007); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be so received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us.

In addition to being able to present proposals for consideration at the 2007 Annual Meeting, stockholders may also be able to have their proposals included in NAVTEQ’s proxy statement and form of proxy for the 2007 Annual Meeting. In order to have had a stockholder proposal included in the proxy statement and form of proxy, the proposal must have been delivered to NAVTEQ at the address set forth below not later than December 1, 2006, and the stockholder must have otherwise complied with applicable SEC requirements and NAVTEQ’s bylaws.

The form of proxy issued with NAVTEQ’s 2007 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at NAVTEQ’s 2007 Annual Meeting and which is not included in NAVTEQ’s proxy statement. However, such discretionary authority may not be exercised if the stockholder proponent has given to NAVTEQ’s Secretary notice of such proposal between January 10, 2007 and February 9, 2007, and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the bylaw provisions discussed above may be obtained on NAVTEQ’s web site at www.navteq.com under “Corporate Governance — Investor Relations” or by writing to the Secretary of NAVTEQ. All notices and nominations referred to above must be sent to the Secretary of NAVTEQ, at the following address: NAVTEQ Corporation, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654, Attention: Lawrence M. Kaplan, Senior Vice President, General Counsel and Secretary.

Traffic.com

Traffic.com will hold a 2007 annual meeting of stockholders only if the merger is not completed. Traffic.com stockholders may submit proposals for inclusion in Traffic.com’s 2007 proxy statement and consideration at the 2007 annual meeting of its stockholders. To comply with the advance notice requirements in Traffic.com’s bylaws and with the requirements of the Securities Exchange Act of 1934, a stockholder seeking to include a proposal in Traffic.com’s proxy materials for the 2007 annual meeting of stockholders must submit the proposal in writing to the Secretary of Traffic.com not less than 90 days nor more than 120 days before the anniversary date of the previous year’s annual meeting and must otherwise comply with the requirements of Traffic.com’s bylaws and Rule 14a-8 under the Exchange Act.

If the date of the 2007 annual meeting changes by more than 20 days or is delayed by more than 60 days from the anniversary of the previous year’s annual meeting, stockholder proposals must be received not earlier than 120 days prior to the annual meeting and not later than the close of business on the later of (i) 90 days prior to the date of the meeting and (ii) ten days following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. You may obtain a copy of the full text of the bylaws provisions concerning stockholder proposals by writing to the Secretary of Traffic.com. All such requests and notices of proposals by stockholders should be sent to Traffic.com, 851 Duportail Road, Wayne, PA 19087, Attention: Secretary, Brian J Sisko.

Legal Matters

The legality of the shares of NAVTEQ common stock to be issued in the merger will be passed upon for NAVTEQ by Pepper Hamilton LLP. Certain United States federal income tax consequences of the merger will be passed upon for NAVTEQ by Pepper Hamilton LLP and for Traffic.com by Klehr, Harrison, Harvey, Branzburg & Ellers LLP.

Experts

The consolidated financial statements and schedule of NAVTEQ as of December 31, 2004 and 2005, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Traffic.com at December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in this proxy statement/prospectus, which is referred to and made a part of this proxy statement/prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

NAVTEQ and Traffic.com file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either NAVTEQ or Traffic.com at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20002. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of NAVTEQ and Traffic.com are also available to the public at the website maintained by the SEC at www.sec.gov.

NAVTEQ has filed a registration statement on Form S-4 to register with the SEC the NAVTEQ common stock to be issued to Traffic.com stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of NAVTEQ, in addition to being a proxy statement of Traffic.com for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about NAVTEQ, NAVTEQ common stock and Traffic.com. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows NAVTEQ to “incorporate by reference” information into this proxy statement/prospectus. This means that NAVTEQ can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that NAVTEQ has previously filed with the SEC. They contain important information about NAVTEQ and its financial condition. The following documents, which were filed by NAVTEQ with the SEC, are incorporated by reference into this proxy statement/prospectus:

•       Annual Report of NAVTEQ on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 9, 2006;

•       Quarterly Report of NAVTEQ on Form 10-Q for the quarterly period ended October 1, 2006, filed with the SEC on November 7, 2006;

•       Quarterly Report of NAVTEQ on Form 10-Q for the quarterly period ended July 2, 2006, filed with the SEC on August 4, 2006;

•       Quarterly Report of NAVTEQ on Form 10-Q for the quarterly period ended April 2, 2006, filed with the SEC on May 5, 2006;

•       Current Reports of NAVTEQ on Form 8-K or Form 8-K/A filed on January 9, 2006, February 7, 2006, March 3, 2006, May 11, 2006, August 15, 2006, November 6, 2006, December 4, 2006, December 6, 2006, December 15, 2006 and January 10, 2007 (to the extent that the information in such filings is deemed to be “filed” and not “furnished” pursuant to the requirements of Form 8-K); and

•       the description of NAVTEQ’s common stock contained in its registration statement on Form 8-A filed on August 2, 2004 under Section 12(b) of the Exchange Act

In addition, NAVTEQ incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of Traffic.com’s special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on

Form 10-Q and current reports on Form 8-K (to the extent that the information in such filings is deemed to be “filed” and not “furnished” pursuant to the requirements of Form 8-K).

NAVTEQ also incorporates by reference the agreement and plan of merger attached to this proxy statement/prospectus as Annex A.

NAVTEQ has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to NAVTEQ and Traffic.com has supplied all information contained in this proxy statement/prospectus relating to Traffic.com.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from NAVTEQ through the “SEC Filings” link located on the investor relations page of its website at www.navteq.com or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are also available from NAVTEQ without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Traffic.com stockholders may request a copy of such documents by contacting NAVTEQ at:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attn: Investor Relations
Telephone: (312) 894-7000

You may obtain copies of information relating to Traffic.com, without charge, by contacting Traffic.com at:

Traffic.com, Inc.
851 Duportail Road
Wayne, Pennsylvania
Attn: General Counsel
Telephone: (610) 725-9700

We are not incorporating the contents of the websites of the SEC, NAVTEQ, Traffic.com or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS IN ADVANCE OF THE TRAFFIC.COM SPECIAL MEETING, NAVTEQ SHOULD RECEIVE YOUR REQUEST NO LATER THAN                  , 2007, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Traffic.com, Inc.

Audited Consolidated Financial Statements

Unaudited Condensed Interim Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Traffic.com, Inc.

We have audited the accompanying consolidated balance sheets of Traffic.com, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Traffic.com, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Philadelphia, PA
March 10, 2006

TRAFFIC.COM, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)

	2004	2005
Assets
Current assets:
Cash and cash equivalents	$4,898	$13,143
Accounts receivable, net of allowance of $950 and $779 at December 31, 2004 and 2005, respectively	9,859	10,177
Government services receivables	1,501	2,091
Deferred offering costs	—	2,368
Other current assets	1,323	723
Total current assets	17,581	28,502
Property and equipment, net	14,885	23,816
Intangible assets, net	—	130
Deferred financing fees	98	1,531
Restricted cash, net	1,002	780
Other long-term assets	164	219
Total assets	$33,730	$54,978
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$2,496	$3,023
Accrued station compensation	3,321	3,032
Accrued legal settlements	—	7,125
Other accrued expenses	1,665	4,528
Revolving credit facility	810	4,128
Current portion of deferred revenue	604	1,711
Current portion of deferred license fees	400	1,148
Current maturities of long-term debt	33	—
Total current liabilities	9,329	24,695
Senior secured credit facility and accrued interest	23,744	37,659
Deferred revenue	17,793	23,261
Deferred license fees	9,170	9,385
Asset retirement obligation	—	678
	60,036	95,678
Redeemable convertible preferred stock, $0.01 par value:
Series E; 18,000,000 shares authorized and 16,265,094 issued and outstanding at December 31, 2004 and 2005; liquidation preference of $65,060 at December 31, 2004 and 2005	32,530	32,530
Series E-1; 6,419,811 shares authorized issued and outstanding at December 31, 2004, and 2005; liquidation preference of $11,448, and $12,364 at December 31, 2004 and 2005, respectively	7,284	9,321
Series F; 6,000,000 shares authorized and 5,042,090 issued and outstanding at December 31, 2005; liquidation preference of $20,168 at December 31, 2005	—	15,126
	39,814	56,977
Stockholders’ deficit:
Common stock, $0.01 par value, 69,580,189 shares authorized and 3,427,043, and 3,826,325 shares issued and outstanding at December 31, 2004 and 2005, respectively;	35	39
Additional paid-in capital	48,641	61,566
Notes receivable from stockholders	(505)	(177)
Deferred stock based compensation	—	(1,672)
Accumulated deficit	(114,291)	(157,433)
Total stockholders’ deficit	(66,120)	(97,677)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$33,730	$54,978

See accompanying notes to audited consolidated financial statements.

Traffic.com, Inc.
Consolidated Statements of Operations

(In Thousands, Except Per
Share Amounts)

	Year ended December 31
	2003	2004	2005
Revenue:
Advertising	$36,045	$39,449	$38,871
Traffic data services	581	2,993	4,422
License agreement	750	—	—
	37,376	42,442	43,293
Cost of revenue	30,988	32,090	33,567
Gross margin	6,388	10,352	9,726
Operating expenses:
Research and development	2,828	3,647	3,905
Sales and marketing	14,086	12,032	16,177
General and administrative	6,402	7,229	8,704
Legal settlements	—	—	18,473
	23,316	22,908	47,259
Loss from operations	(16,928)	(12,556)	(37,533)
Interest income (expense), net	(4,151)	(3,428)	(5,609)
Net loss	$(21,079)	$(15,984)	$(43,142)
Redemption and accretion of redeemable convertible preferred stock	34,824	(2,128)	(2,037)
Net income (loss) attributable to common stockholders	$13,745	$(18,112)	$(45,179)
Net income (loss) attributable to common stockholders per share:
Basic	$5.15	$(5.91)	$(13.00)
Diluted	$1.45	$(5.91)	$(13.00)
Number of shares used in per share calculation:
Basic	2,671	3,064	3,474
Diluted	9,492	3,064	3,474

See accompanying notes to audited consolidated financial statements.

Traffic.com, Inc.

Consolidated Statements of Stockholders’ Deficit

(In Thousands, Except Share Amounts)

				Notes
			Additional	Receivable	Deferred
	Common Stock		Paid-in	from	Stock-Based	Accumulated
	Shares	Par Value	Capital	Stockholders	Compensation	Deficit	Total
Balance at January 1, 2003	1,873,032	$19	$—	$(129)	$—	$(77,228)	$(77,338)
Exercise of common stock options	40,701	—	88	(52)	—	—	36
Conversion of preferred stock	1,051,810	11	14,935	—	—	—	14,946
Redemption of Series D preferred stock	—	—	25,444	—	—	—	25,444
Exchange of Series A through D preferred stock for common stock	—	—	11,680	—	—	—	11,680
Stock based compensation related to stock options granted to non-employees	—	—	319	—	—	—	319
Issuance of common stock warrants	—	—	75	—	—	—	75
Preferred stock accretion	—	—	(2,300)	—	—	—	(2,300)
Net loss	—	—	—	—	—	(21,079)	(21,079)
Balance at December 31, 2003	2,965,543	30	50,241	(181)	—	(98,307)	(48,217)
Exercise of common stock options	461,500	5	528	(324)	—	—	209
Preferred stock accretion	—	—	(2,128)	—	—	—	(2,128)
Net loss	—	—	—	—	—	(15,984)	(15,984)
Balance at December 31, 2004	3,427,043	35	48,641	(505)	—	(114,291)	(66,120)
Exercise of common stock options	32,489	—	44	—	—	—	44
Exercise of common stock warrants	66,231	1	36			—	37
Issuance of common stock in settlement of litigation	300,562	3	3,453	—	—	—	3,456
Issuance of common stock warrants	—	—	2,477	—	—	—	2,477
Repayment of stockholder notes	—	—	—	328	—	—	328
Investor share of legal settlement treated as capital contribution	—	—	7,125	—	—	—	7,125
Deferred stock-based compensation related to employee stock options	—	—	1,827	—	(1,827)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	155	—	155
Preferred stock accretion	—	—	(2,037)	—	—	—	(2,037)
Net loss	—	—	—	—	—	(43,142)	(43,142)
Balance at December 31, 2005	3,826,325	$39	$61,566	$(177)	$(1,672)	$(157,433)	$(97,677)

See accompanying notes to audited consolidated financial statements.

Traffic.com, Inc.
Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31
	2003	2004	2005
Operating activities
Net loss	$(21,079)	$(15,984)	$(43,142)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation of property and equipment	2,232	1,579	2,352
Amortization of deferred financing fees and intangible assets	2,233	3,330	619
Stock based compensation expense	319	—	155
Non-cash legal expenses	—	—	11,348
Provision for bad debts	250	78	61
Changes in assets and liabilities:
Accounts and government services receivables	(5,686)	489	(969)
Other assets	(126)	(700)	(1,816)
Accounts payable and accrued expenses	2,483	(1,920)	6,450
Accrued legal settlements	—	—	7,125
Deferred revenue	5,071	8,921	6,575
Deferred license agreement	(10,000)	9,570	963
Net cash (used in) provided by operating activities	(24,303)	5,363	(10,279)
Investing activities
Purchases of property and equipment	(3,740)	(6,221)	(10,169)
Change in restricted cash	(456)	(41)	222
Purchases of marketable securities	(7,512)	—	—
Sales and maturities of marketable securities	17,837	—	—
Net cash provided by (used in) investing activities	6,129	(6,262)	(9,947)
Financing activities
Payments made to repurchase Series D preferred stock	(9,359)	—	—
Proceeds from the sale of Series E preferred stock	27,487	—	—
Proceeds from the sale of Series F preferred stock	—	—	15,126
Borrowings under the senior secured credit facility	—	—	10,000
Debt issuance costs	(570)	(157)	(349)
Net proceeds from (payments of) the revolving credit facility	4,000	(3,190)	3,318
Proceeds from the exercise of common stock options and warrants	36	209	81
Proceeds from the payment of shareholder notes	—	—	328
Payment on long-term debt	(57)	(64)	(33)
Net cash provided by (used in) financing activities	21,537	(3,202)	28,471
Net increase (decrease) in cash and cash equivalents	3,363	(4,101)	8,245
Cash and cash equivalents at beginning of period	5,636	8,999	4,898
Cash and cash equivalents at end of period	$8,999	$4,898	$13,143
Supplemental cash flow disclosures
Redemption and accretion of preferred stock	$34,824	$(2,128)	$(2,037)
Cash paid for interest	913	1,308	1,263
Non-cash debt issuance costs	3,662	—	1,712

See accompanying notes to audited consolidated financial statements.

Traffic.com, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Organization

Traffic.com, Inc. (the “Company”), formerly known as Mobility Technologies, Inc., is deploying a nationwide traffic and logistics data collection network and a proprietary Traffic Information Management System (“TIMS”) with the goal of becoming the nation’s premier provider of real-time digital predictive traffic and logistics information for businesses, consumers, and government agencies. The Company’s plans call for building a network of wireless sensors (the “digital sensor network”) and integrating government agency sensors along major highways in over 40 of the largest metropolitan areas in the United States. The digital sensor network collects vehicle counts, vehicle speeds, classification (car or truck), and roadway density and transmits the data every 60 seconds over a wireless network to TIMS. As of March 15, 2006, the Company has completed its digital sensor network and received system acceptance from the relevant transportation agencies in Boston, Chicago, Oklahoma City, Philadelphia, Pittsburgh, Providence, San Diego, St. Louis and Tampa. The Company is collecting data from sensor networks that it is in the process of constructing in Detroit, Los Angeles, Phoenix, San Francisco, and Washington, DC. The Company is under contract to deploy its sensor network in Baltimore and Seattle. In addition, the Company is under contract to integrate probe data in Salt Lake City into TIMS. The Company’s data collection network also includes state agency data and traditional traffic event and incident information with operations in 35 cities, utilizing scanners, cameras, vehicles, and aircraft. The Company’s revenue opportunities include traditional broadcast (radio, TV) and new media (cable, Internet, mobile wireless, and satellite radio), logistics and fleet management, mobile workforce professionals, telematics (in-vehicle units), and government agencies.

On January 25, 2006 the Company completed an initial public offering and began trading on the NASDAQ National Market under the symbol “TRFC”.

Contract with United States Department of Transportation

In 1999, the Company, as principal subcontractor, was awarded a subcontract with the U.S. Department of Transportation (“U.S. DOT”) under the provisions of the 1998 Transportation Equity Act for the 21st Century (“TEA 21”) as authorized by the United States Congress. TEA 21 authorizes federal funds to enable the Company to deploy an intelligent transportation infrastructure system (the digital sensor network) to collect, integrate, and distribute real-time traffic data. TEA 21 also allows the creation of a data repository of new and existing real-time traveler and related information for dissemination to the traveling public through a variety of delivery mechanisms, including support for a 511-based telephone service, provision of free basic traveler information to the public for personal use, and commercial traveler information services. TEA 21 allocated $2 million of federal funds per metropolitan area and requires a $0.5 million non-federal match. The first task order awarded to the Company allocated $4 million to begin the deployment of such systems in two metropolitan areas—Pittsburgh and Philadelphia.

Under the terms of the subcontract, the Company, during installation of its digital sensor network and upon completion of specified milestones, is paid approximately $1.9 million, or 95% of the $2.0 million received by the prime contractor, per metropolitan area for providing data to the various federal and state agencies for noncommercial purposes such as research, planning, and congestion management. The Company retains the ability to market the data for commercial purposes and has committed to share up to 10% of certain revenues with state and local departments of transportation for reinvesting and enhancing the system. The revenue share amount is calculated quarterly, and the required amount is placed in a separate cash account annually and recorded as restricted cash in the accompanying balance sheets. The impact of the revenue share has historically been immaterial, and

Traffic.com, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amounted to $0.1 million in 2005. The Company owns and is responsible for deploying, operating, and maintaining the digital sensor network without future government funding beyond the initial payments above.

Following the successful completion of the Pittsburgh and Philadelphia systems, the Company was awarded a second task order that authorizes an additional $50 million to continue the deployment in twenty-five more metropolitan areas. Recent federal legislation (SAFETEA-LU) reauthorizes the program and makes additional cities eligible for the program. On March 3, 2006, U.S. DOT selected 10 metropolitan areas that are able to enter into contracts for use of the remaining funds: Atlanta, Charlotte, Denver, Indianapolis, Las Vegas, Minneapolis, New York/Northern New Jersey, Portland, Sacramento, and San Jose.

The 1st Federal Task Order which covered the Pittsburgh and Philadelphia locations did not provide a contractual term. Under the 2nd Federal Task Order (which covers 25 additional cities), the contractual obligation to provide the Government with traffic flow data under the Federal Task Order will end ten years from the date of system acceptance in each metropolitan area, or January 1, 2012, whichever is the earlier of these two dates. It is noted in the Federal Task Order, however, that the Company is expected to continue to provide services to public agencies and commercial clients on an ongoing basis. Further, the Company is required to provide the services to the public agencies as long as it provides such services to its commercial markets.

The 2nd Federal Task Order allows the Federal government to terminate its agreement with the Company for cause at any time within the first ten years after system acceptance in the deployment of each metropolitan area or January 1, 2012, whichever is the earlier of these two dates. If such were to occur, the Company would be obligated to pay liquidated damages of $960,000 in year one, reducing by 10% each year through year 10; however, in no case would the Company be liable for any liquidated damages after January 1, 2012.

Under the terms of the Federal Task Order, the Company is required to enter into separate agreements with each metropolitan area for which it is providing traffic data services. The terms and contract life for each of the local agreements is unique to the contract itself, ranging from a period of five years to a period no longer than the January 1, 2012 contract termination date under the Federal Task Order, in addition to renewal and extension periods. Also, stipulated in these local government contracts are the provisions related to the sensor network in the event the contract is either terminated with cause or not renewed upon completion of the original contract term. If the Company ceases to operate, maintain or manage the traffic sensor network in any of its metropolitan areas prior to termination of the agreement, the Company must dispose of it equipment in the following manner:

•       For equipment purchased by the Company with private funds, the local government agency will have right of first refusal to purchase the equipment at fair value.

•       For equipment purchased with public funds, the local government agency can obtain the equipment at no cost. It should be noted that the Federal Task Order specifically states that no federal funds can be used for the purchase of equipment.

•       In the event the local government agency does not exercise its rights to purchase or obtain the equipment, the Company must dispose of the equipment at its own cost.

Traffic.com, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, the Company evaluates its estimates, including those related to accounts receivable allowance, useful lives of long lived assets, its asset retirement obligation, revenue recognition on the U.S. DOT contract, the value of common stock for the purpose of determining stock-based compensation, and income taxes, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities.

The Company has granted stock options at exercise prices equal to the value of the underlying stock as determined by its board of directors on the date of option grant. For purposes of financial accounting for stock-based compensation, management has applied hindsight within each year to arrive at reassessed values for the shares underlying the options. These reassessed values were determined based on a number of factors, including input from advisors, the Company’s historical and forecasted operating results and cash flows, and comparisons to publicly-held companies. The reassessed values were used to determine the amount of stock-based compensation recognized related to stock option grants to employees and non-employees and the amount of expense related to stock warrants issued to third parties.

Revenue Recognition

Advertising

Since inception, the majority of the Company’s revenues have been derived from the sale of advertising on radio and television stations. The Company receives airtime inventory from radio and television stations in exchange for traffic information and services. No revenue is recognized on the exchange of traffic data services for advertising time as neither the fair value of the advertising time received nor the traffic data services provided can be determined within reasonable limits. The Company purchases additional airtime inventory for cash. The Company employs a sales force to sell advertisements on the acquired airtime. Revenue is recognized when the advertisements are aired.

Revenue from Internet and wireless advertising is recognized over the period during which the advertisement is displayed or aired.

Traffic Data Services

The Company has entered into contracts with certain customers whereby the Company provides traffic data in exchange for cash. Some arrangements have included fees paid to the Company for exclusive access to the Company’s data for specified purposes. The Company recognizes revenue

Traffic.com, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

from these sources during the period in which the services are performed. In addition, certain agreements have provided the Company with payments in advance of future revenues. In those instances, the Company records the receipt of cash as deferred license fees on the balance sheet. The Company’s traffic data services agreements may include multiple components to the agreement including advertising, traffic data licensing, and exclusivity fees. The Company recognizes the revenue associated with each component of the multiple element arrangement based on the relative fair values of each component. If fair value of each component cannot be determined, the appropriate recognition of revenue is then determined for those combined deliverables as a single unit of accounting.

The Company receives cash payments based on the achievement of certain milestones, as defined in the USDOT subcontract, in deploying its digital sensor networks. The majority of all funds are received on or before complete installation of the system and system acceptance. The invoicing of achieved milestones is recorded as deferred revenue. Revenue recognition commences upon formal customer acceptance of the system and is recognized pro rata over the estimated service period of the individual networks of 15 years. Revenue recognized was $0.3 million, $0.4 million, and $0.9 million for 2003, 2004, and 2005, respectively.

Cost of Revenue

Cost of revenue consists of media inventory expenses, traffic data collection expenses, and other technology costs associated with maintaining the Company’s TIMS network. Media inventory expenses consist of cash paid to purchase advertising inventory under long-term contracts with radio stations. In addition, media inventory expenses include cash payments to radio stations to purchase additional advertising inventory in the spot market on an as-needed basis, referred to as “cash buys.” Traffic data collection expenses consist of the costs of personnel, both full-time and part-time, the costs of aircraft, automobiles, the monitoring of police and emergency response vehicles, the depreciation of the Company’s traffic flow data sensor network, the use of state and local agency data sources where available (including sensors and cameras), and the Company’s own camera network. These expenses also include occupancy and communications costs for the Company’s national operations center and its local operations centers. Included in other technology expenses are internal product development expenses, the cost of consultants engaged to assist with various software development programs, and the depreciation of certain technology costs capitalized in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. In addition, these other technology costs include communications costs and capital depreciation of computer hardware.

License Agreement

See Note 7 for accounting treatment of the Company’s former License Agreement.

Certain Risks and Concentrations

The Company’s revenues are principally derived from advertising, the market for which is highly competitive and rapidly changing. Significant changes in this industry or changes in customer buying behavior could adversely affect the Company’s operating results.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and accounts receivable. At December 31, 2004, and 2005, the Company had $5.6 million and $13.6 million, respectively, on

Traffic.com, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

deposit with a financial institution and its related investment funds. The amounts held by that institution are insured up to the full net value of the investments. Accounts receivable are typically unsecured and are derived from revenues earned from customers located in the U.S.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and highly liquid short-term investments with original maturities of three months or less.

Restricted Cash

Restricted cash represents cash and cash equivalents restricted for standby letters of credit supporting long-term facility leases and escrow agreements.

Accounts Receivable

Accounts receivables are recorded at the invoice amount and are not interest bearing. The Company performs credit evaluations of its new customers and generally requires no collateral. The Company provides for losses from uncollectible accounts based on analyzing historical data and current trends and such losses have historically not exceeded management’s expectations. Past due or delinquency status is based on contractual terms. Past due amounts are written off against the allowance for doubtful accounts when collection is deemed unlikely and all collection efforts have ceased.

Property and Equipment

The Company’s property and equipment consist principally of the sensor network pole assets, technology assets such as computer hardware and software, and leasehold improvements and equipment. Included in the sensor network pole assets are the steel poles used to mount the equipment and the radar and solar panels and the related installation costs. Electronic items such as modem, battery and wiring assembly are included in computer hardware and software.

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets. The Company reviews the carrying value of its property and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the asset.

The Company capitalizes software development and acquisition costs in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The costs of internally developed software are expensed unless incurred during the application development stage. Software development costs capitalized during the application development stage are included in property and equipment and depreciated on a straight-line basis over three years, which is the estimated useful life. Capitalized software costs were $0.2 million at December 31, 2004 and $1.2 million at December 31, 2005, net of accumulated depreciation of $0.9 million at December 31, 2004 and $1.2 million at December 31, 2005.

Traffic.com, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred Financing Fees

Financing costs, including legal fees, the fair value of equity instruments, and lender fees associated with the issuance of debt have been capitalized as deferred financing costs in the accompanying balance sheets and are being amortized to interest expense over the terms of the related debt.

Total amortization of deferred financing fees on the senior secured credit facility was $2.2 million, $3.2 million, and $0.6 million in 2003, 2004, and 2005, respectively. Total amortization of deferred financing fees on the revolving credit facility was $0.1 million in 2004.

Deferred Offering Costs

Deferred offering costs consist of costs related to the Company’s initial public offering. The deferred offering costs will be offset against the proceeds from the initial public offering.

Asset Retirement Obligation

In connection with the Company’s U.S. DOT contract and related state contracts related to its sensor networks throughout various cities in the United States, the Company may be required under certain circumstances to remove the sensor network assets residing on governmental property. In accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations, the Company recognizes the fair value of a liability for an asset retirement obligation (“ARO”) for each city in the period in which the related asset is placed in service. The Company capitalizes that cost as part of the carrying amount of the sensor network, which is depreciated on a straight-line basis over the useful life of the corresponding asset of 15 years. The ARO is recorded at fair value, and accretion expense will be recognized over time and charged to interest expense as the discounted liability is accreted to its expected settlement value.

The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. At December 31, 2005, the Company has an asset retirement obligation, including accretion, classified in long-term liabilities of $0.7 million and an increase to existing capitalized assets of $0.6 million.

Redeemable Convertible Preferred Stock

The Series E and Series F Redeemable Convertible Preferred Stock is recorded at its redemption value which is the purchase price. The Series E-1 Redeemable Convertible Preferred Stock is recorded at the fair value at the time of the time of issuance and is being accreted to its redemption value by the first redemption date in September 2010.

Advertising Expenses

Advertising expenses, which consist predominantly of radio and television commercials and online campaigns such as search engine marketing, as well as industry trade shows, and public relations, are expensed as incurred. These expenses were $0.4 million, $0.1 million, and $2.2 million for the years ended December 31, 2003, 2004, and 2005, respectively.

Leases

Landlord allowances and incentives, if any, are recorded as deferred rent. These amounts are amortized as a reduction of rent expense over the initial term of the lease, commencing with the date

Traffic.com, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of possession. Certain leases provide for predetermined escalations in future minimum annual rentals. The prorated portion of future minimum rent escalations are recorded as deferred rent and are included in other accrued expenses in the accompanying consolidated balance sheets.

Income Taxes

The Company accounts for income taxes in accordance with the liability method, which requires the establishment of a deferred tax asset or liability to reflect the net tax effects of temporary differences between tax carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

Comprehensive Net Income (Loss)

There were no differences between net loss and comprehensive net loss for the years ended December 31, 2003, 2004, and 2005.

Reverse Stock Split

In October 2005, the Company’s board of directors approved a one-for-three reverse stock split of common stock to be effected prior to the effective date of the Company’s Registration Statement for its initial public offering of common stock. The reverse stock split was approved by the stockholders in January 2006. In connection with the reverse stock split, the par value of the Company’s common stock was adjusted to remain at $0.01. The accompanying consolidated financial statements give retroactive effect as though the one-for-three reverse split of the Company’s common stock occurred for all periods presented.

Traffic.com, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic and Diluted Net Loss Attributable to Common Stockholders per Common Share

Basic net loss attributable to common stockholders per common share excludes dilution for potential common stock issuances and is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net loss attributable to common stockholders per common share and pro forma loss attributable to common stockholders per common share (in thousands, except per share amounts):

	Year ended December 31
	2003	2004	2005
Basic net loss per share
Numerator:
Net loss	$(21,079)	$(15,984)	$(43,142)
Redemption and accretion of redeemable convertible preferred stock	34,824	(2,128)	(2,037)
Numerator for per share calculation—basic and diluted	$13,745	$(18,112)	$(45,179)
Denominator:
Weighted-average common shares outstanding	2,671	3,081	3,512
Less: Weighted-average unvested common stock subject to repurchase agreements	—	(17)	(38)
Denominator for per share calculation—basic	2,671	3,064	3,474
Net income (loss) attributed to common stockholders per share—basic	$5.15	$(5.91)	$(13.00)
Dilutive effect of:
Conversion of preferred stock and accrued dividends payable into common stock	6,805	—	—
Warrants to purchase common stock	16	—	—
Denominator for per share calculation—diluted	9,492	3,064	3,474
Net income (loss) attributed to common stockholders per share—diluted	$1.45	$(5.91)	$(13.00)

The following table shows stock equivalents that were not considered in the computation of the diluted net loss attributable to common stockholders per common share for the years ended December 31, 2003, 2004, and 2005 as their effect is anti-dilutive:

	December 31
	2003	2004	2005
Shares of preferred stock (on an as converted basis)	—	7,561,623	9,242,312
Stock options	2,028,339	1,886,597	2,000,478
Warrants	1,279,139	1,339,138	1,669,570

Traffic.com, Inc.
Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short maturities. The carrying amounts of the Company’s debt approximate fair value of these obligations based upon management’s best estimate of interest rates that would be available for similar debt obligations at December 31, 2003, 2004, and 2005. The fair value of the Company’s redeemable convertible preferred stock is not practicable to determine as no quoted market price exists for the redeemable convertible preferred stock nor have there been any recent transactions in the Company’s issued redeemable convertible preferred stock.

Stock-Based Compensation

Accounting for Stock-Based Awards to Employees

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and complies with the disclosure provisions of SFAS, No. 123, Accounting for Stock-Based Compensation, as modified by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123.   Currently, the Company is not required to record stock-based compensation charges if the employee stock option exercise price or restricted stock purchase price equals or exceeds the deemed fair value of its common stock at the grant date.

The Company typically has granted stock options at exercise prices equal to the value of the underlying stock as determined by its board of directors on the date of option grant. For purposes of financial accounting, the Company has applied hindsight within each year or quarter to arrive at reassessed values for the shares underlying these options. Prior to the filing of its registration statement, the Company utilized two measures of value of its common stock in accounting for equity compensation relating to its compensatory equity grants:

•       The “board-determined value,” which is the per share value of the Company’s common stock determined by its board of directors at the time the board made an equity grant, taking into account several factors, including the Company’s operating performance, anticipated future operating results, the terms of redeemable convertible preferred stock issued by it, including the liquidation value and other preferences of it preferred stockholders, as well as the valuations of other companies.

•       The “reassessed value,” which is the per share value of the Company’s common stock determined by it in hindsight solely for the purpose of financial accounting for employee stock-based compensation. The Company has used the Current-Value Method outlined in the American Institute of Certified Public Accountants’ (“AICPA”) practice aid entitled “Valuation of Privately-Held Company Equity Securities Issued as Compensation” published in 2004 by AICPA in performing these valuations.

The Company has recorded deferred stock-based compensation to the extent that the reassessed value of the stock at the date of grant exceeded the exercise price of the option.

For the period from July 2003 through March 2005, the Company’s board of directors granted options at an exercise price of $0.75 per share. This determination was based on a number of factors that were detailed in an internal valuation carried out in July 2003. The valuation resulted in a common share value of $0.36, but the Company’s board decided at that time to use the higher exercise price of

Traffic.com, Inc.
Notes to Consolidated Financial Statements

$0.75 in order to take a conservative position with respect to option pricing. In deriving the valuation, the Company used a multiple of 2.3 times our revenue derived from a review of peer companies. The resulting gross valuation for the invested capital was then netted against the value of our outstanding debt and the overall value of outstanding liquidation preferences of the redeemable convertible preferred stock to derive a net valuation for common equity, and the resulting valuation was divided by the outstanding common shares. The Company did not obtain a contemporaneous valuation by an unrelated valuation specialist as its board of directors believed that, because of the early stage of its business, traditional valuation approaches used by independent valuation firms, such as an income approach, would not be relevant and would not be worth the cost.

Unlike the Company’s business today, which has higher revenues, several revenue streams, contracts with a number of large customers, and products that support Internet and wireless initiatives, during the period from July 2003 through March 2005, the Company relied almost completely on its radio and TV advertising business and, towards the end of 2004, had a growing liquidity problem.

Between July 2003 and March 2005, the Company continued to review the valuation of its business using these same metrics. During this time, however, the Company did not achieve the revenues it had anticipated, and determined that, given its own internal valuation of its business arriving at a $0.36 common share value, the exercise price of new option grants should be no more than the $0.75 per share valuation it had assessed in July 2003. Towards the end of 2004 and as the Company entered 2005, it was clear that it had a limited level of liquidity, and prior to the renegotiation of its senior secured credit facility in April 2005, the Company determined that there was no basis to increase the valuation of the Company for common stock valuation purposes. In light of its decreasing liquidity, in order to induce the Company’s lender to extend an additional $10.0 million under its senior secured credit facility, certain of the Company’s stockholders agreed to enter into a guarantee agreement, under which they each severally agreed to guarantee repayment of the credit line up to an aggregate of $10.0 million under certain circumstances. As a further condition to the extension of the additional $10.0 million in credit, the guarantors entered into an equity commitment letter with the Company, whereby they agreed to purchase up to an aggregate of $10.0 million of its Series F convertible preferred stock if the Company failed to comply with certain financial covenants in the senior secured credit facility. The negotiation of these transactions with its lender and the guarantors took several months to complete.

In May and June 2005, the Company’s board of directors granted options to purchase a total of 169,956 shares of common stock at an exercise price of $0.75 per share. The Company did not obtain a contemporaneous valuation of the common stock underlying the options granted in this period, relying on the continued standard practice it had employed from March 2003, but it was agreed in June 2005 to carry out a detailed valuation of the business and of common stock options. As a result, early in the third quarter 2005, the Company reassessed the value of its common stock as of May 31, 2005 using a discounted cash flow analysis as the income-based methodology to determine the fair value of its invested capital as of that date, defined as the sum of our common stock plus senior securities, less cash and cash equivalents. Based upon its calculations, the Company derived a weighted-average cost of capital of 28%, thereby deriving a market value of invested capital, and subsequently a market value of our common stock. A discount related to the lack of marketability of 22.6% was estimated based on the theoretical cost of utilizing a series of put options to “lock in” the price of its common stock during an estimated holding period. This was completed by applying a Black-Scholes option pricing model. These calculations resulted in a fair value of the Company’s common stock of $4.92 per share, as of April 22, 2005, the date on which its renegotiated senior

Traffic.com, Inc.
Notes to Consolidated Financial Statements

secured credit facility and $10.0 million equity guarantee were completed. This valuation was used through the end of the second quarter of 2005 and into the third quarter.

Also early in the third quarter 2005, the Company reviewed and reconfirmed that the stock value was $0.36 for the purposes of recording a weighted-average reassessed value of underlying stock for those options granted between July 2003 and March 2005.

Subsequent to June 2005, the Company continued to achieve key milestones:

•       In July 2005, the Company introduced its new website, which provides a means to derive revenue from Internet and consumer wireless advertising as well as a means to market its brand. The Company also agreed to proceed with a public offering process and engaged WR Hambrecht as the lead underwriter. In addition, the Company signed a contract with Comcast Cable to provide its traffic incident, event and flow data to Comcast for use on its website;

•       In August 2005, legislation became effective that reauthorized the Company’s federal contract, ensuring that the Company has the continuing ability to build out its sensor networks in order to collect traffic data in an aggregate of 27 metropolitan areas. In addition the Company obtained irrevocable, binding commitments from investors to complete its Series F convertible preferred stock financing for $15.1 million;

•       In September 2005, the Company launched its brand marketing campaign in four of the largest cities in the United States, signed contracts with three advertising networks targeted at Internet advertising, hired its first three dedicated sales people for its Internet advertising business, saw strong growth in visitors to our website, and closed its Series F convertible preferred stock financing.

Due to this continued development of its business, the Company again reassessed the value of its common stock in August 2005, using the same discounted cash flow model that it had used as of May 31, 2005, but updating it to reflect the achievements and growth of its business. In particular, the Company recalculated the weighted-average cost of capital to 25% from 28%, and adjusted the discount rate related to the lack of marketability to 19.6% from 22.6%. These changes resulted in an adjustment in the fair value of the Company’s common stock to be approximately the mid-point of the estimated price range for the initial public offering contemplated by the Company.

In October 2005, based on the Company’s reassessment of the value of its common stock, the Company offered to the employees who were granted options in May and June 2005 the ability to amend the terms of their options to increase the exercise price from $0.75 to $4.92 per share. All of these employees have now chosen to amend their stock options to a higher exercise price in order to avoid adverse income tax consequences under recently-adopted Section 409A of the Internal Revenue Code, which was effective January 1, 2005.

In relation to these amended options, the Company recorded $1.1 million of unearned compensation in the fourth quarter of 2005 equal to the difference between the amended $4.92 exercise price per share and $11.50 per share, which was the estimated fair value of the common stock on the date of the modification. The unearned compensation is being amortized into compensation expense over the options’ remaining vesting period.

Traffic.com, Inc.
Notes to Consolidated Financial Statements

The table below shows the computation of deferred stock-based compensation amounts arising from unvested stock options granted to employees for each of the three month periods set forth below:

	Three months ended
	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005	Dec 31, 2005
Options granted to employees	26,297	169,956	—	$—
Weighted-average exercise price	$0.75	$0.75	n/a	$4.92
Weighted-average reassessed value of underlying stock per option granted	$0.36	$4.92	n/a	$11.50
Weighted-average reassessed deferred stock-based compensation per option granted	$—	$4.17	n/a	$6.58
Deferred stock-based compensation	$—	$709,000	$—	$1,118,000

The Company recognizes compensation expense as it amortizes the deferred stock-based compensation amounts on a straight line basis over the related vesting periods. Reassessed values are inherently uncertain and highly subjective. If the Company had made different assumptions, its deferred stock-based compensation amount, stock-based compensation expense, net loss and net loss per share amounts could have been significantly different.

The Minimum Value option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. The weighted-average fair value of options granted during 2003, 2004, and 2005 was $0.42, $0.18, and $3.78 per share, respectively.

Accounting for Stock-Based Awards to Non-Employees

The Company measures the fair value of options to purchase its common stock granted to non-employees throughout the vesting period as they are earned, at which time it recognizes a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the reassessed value of the underlying stock, the risk-free interest rate and the dividend yield. As discussed above, the reassessed value of the underlying stock were based on assumptions of matters that are inherently highly uncertain and subjective. As there has been no public market for the Company’s stock for all periods presented, our assumptions about stock-price volatility are based on the volatility rates of comparable publicly-held companies. These rates may or may not reflect the Company’s stock-price volatility after it has been a publicly-held company for a meaningful period of time. If the Company had made different assumptions about the reassessed value of its stock or stock-price volatility rates, the related stock-based compensation expense and its net income and net income per share amounts could have been significantly different.

Traffic.com, Inc.
Notes to Consolidated Financial Statements

Intrinsic Value of Outstanding Options

The following table shows the intrinsic value of the Company’s outstanding vested and unvested options as of December 31, 2005 based upon an $11.50 per share common stock price, which was the fair value as of that date:

	Number of Shares Underlying Options	Intrinsic Value
		(In Thousands)
Total vested options outstanding	1,217,493	$10,802
Total unvested options outstanding	782,985	7,333
Total options outstanding	2,000,478	18,135

The following table illustrates the effect on net loss attributable to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands, except per share amounts):

	Year ended December 31
	2003	2004	2005
Net income (loss) attributable to common stockholders:
As reported	$13,745	$(18,112)	$(45,179)
SFAS No. 123 pro forma	$13,448	$(18,327)	$(45,388)
Basic—as reported	$5.15	$(5.91)	$(13.00)
Diluted—as reported	$1.45	$(5.91)	$(13.00)
Basic—pro forma	$5.03	$(5.98)	$(13.07)
Diluted—pro forma	$1.42	$(5.98)	$(13.07)

Segment Information

The Company currently operates in one business segment; the accumulation and dissemination of traffic data across multiple delivery applications and services, including radio, television, the Internet, wireless devices and in-vehicle navigation systems. The Company is not organized by market and is managed and operated as one business. A single management team that reports to the chief executive officer comprehensively manages the entire business. The Company does not operate any material separate lines of business or separate business entities with respect to its products or product development. Accordingly, the Company does not accumulate discrete financial information with respect to separate product lines and does not have separately reportable segments as defined by SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information.

Recent Accounting Pronouncements

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 clarifies that an entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. The adoption of FIN 47 did not have a material effect on the Company’s financial condition or results of operations.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”, referred to as SFAS No. 154, which replaces APB Opinion No. 20, Accounting

Traffic.com, Inc.
Notes to Consolidated Financial Statements

Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The Company does not believe the adoption of SFAS No. 154 will materially impact the Company’s consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued statement No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which is a revision of Statement No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows.

SFAS 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123(R), pro forma disclosure is no longer an alternative to financial statement recognition for stock option awards made after the Company’s adoption of SFAS 123(R). The Company will adopt SFAS 123(R) on January 1, 2006.

Prior to August 30, 2005, (the date that the Company filed a Form S-1 with the Securities and Exchange Commission), the Company used the minimum value method to calculate the pro forma disclosure required by SFAS No. 123. When the Company adopts SFAS 123(R) on January 1, 2006, the Company will continue to account for the portion of awards outstanding prior to August 30, 2005 using the provision of APB Opinion No. 25 and its related interpretative guidance.

For awards issued on or after August 30, 2005, and for awards modified, repurchased or canceled on or after that date, the Company will use an option pricing model other than the minimum value method to calculate the pro forma disclosures required by SFAS No. 123. When the Company adopts SFAS 123(R) on January 1, 2006, the Company will begin recognizing the expense associated with these awards in the income statement over the award’s vesting period using the modified prospective method. Because the amount, terms and fair values of awards to be issued in the future are uncertain, the impact of the adoption of SFAS 123(R) on the Company’s financial statements is not known at this time; however, the Company expects to incur in excess of $1.2 million in stock based compensation expense during 2006.

3.                     Interest Income (Expense), Net

	Year ended December 31
	2003	2004	2005
	(In Thousands)
Interest income	$173	$75	$247
Amortization of deferred financing fees	(2,222)	(3,330)	(619)
Retroactive adjustments to accrued interest under the Senior Secured Credit facility due to amendments	4,379	3,753	(688)
Accretion of the asset retirement obligation			(48)
Interest expense	(6,481)	(3,926)	(4,501)
Interest income (expense), net	$(4,151)	$(3,428)	$(5,609)

Traffic.com, Inc.
Notes to Consolidated Financial Statements

4.                     Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31
	2004	2005	Useful Life
Digital sensor network	$8,869	$13,792	15 years
Computer hardware and software	6,422	8,981	3 years
Leasehold improvements	1,125	1,524	Lease term
Equipment and office furniture	2,332	3,406	3 years
Vehicles	380	397	3 years
Construction in progress	5,511	7,822
	24,639	35,922
Accumulated depreciation	9,754	12,106
Property and equipment, net	$14,885	$23,816

Depreciation expense related to the above assets was $2.2 million, $1.6 million, and $2.4 million for 2003, 2004, and 2005, respectively

Depreciation expense related to the digital sensor network was $0.7 million for 2003 and 2004, and $1.0 million in 2005.

5.                     Equity Commitment

In April 2005, as part of additional financing terms of the senior secured lenders, certain Series E investors in the Company signed an Investor Guaranty Agreement to provide up to $10.0 million of equity financing in the Company’s future issuance of Series F preferred stock. The terms of the equity commitment were fulfilled upon the funding of the Series F financing round in September 2005.

6.                     Debt

Senior Secured Credit Facility

In March 2002, the Company received funding on a $20.0 million credit facility which resulted in proceeds, after related fees, of $18.8 million. The facility is collateralized by all of the assets of the Company; however, the facility does allow for the accounts receivable of the Company to be used as collateral in connection with cash management arrangements.

In April 2003, the Company amended the credit facility. Approximately $1.4 million of the principal and accrued interest under the credit facility was converted into shares of Series E preferred stock.

As a result of the April 2003 amendment, $1.2 million of unamortized costs deferred at the inception of the facility were amortized in 2003. The April 2003 amendment reduced the credit facility’s internal rate of return to rates escalating each quarter from 22.13% at June 30, 2003 to 26.78% at March 31, 2006. This interest rate reduction was retroactive to the inception of the facility in April 2002 and resulted in a cumulative adjustment to interest expense of $4.4 million. The Company is required to make quarterly interest payments of $0.3 million.

In connection with the April 2003 amendment to the senior secured credit facility, the Company issued a warrant to purchase 1,840,094 shares of Series E preferred stock to the lender at an exercise price of $0.01 per share. The value assigned to these warrants using a fair value pricing model was

Traffic.com, Inc.
Notes to Consolidated Financial Statements

$3.7 million which was recorded as deferred financing fees, and was being amortized over the life of the credit facility. The warrant was exercised in December 2003.

In April 2004, the Company further amended certain terms of its credit facility. The amendment removed the escalating borrowing rates provisions of the agreement in favor of a defined borrowing rate of 15%, lowered its minimum cash balance requirement from $3.6 million to $3.0 million, and established a three-month trailing net loss covenant. This interest rate reduction was retroactive to the inception of the facility in April 2002 and resulted in a cumulative adjustment to interest expense of $3.8 million. In addition, the Intelligent Transportation System, or digital sensor network, contract covenant was amended, and now requires the Company to have contracts to build out its Intelligent Transportation Systems network in 17 cities in March 2006, and 19 cities in March 2007.

In April 2005, the Company again amended its senior secured credit facility and received additional funding which resulted in proceeds, after related fees, of $9.7 million. The amendment reduced the minimum cash balance covenant to $2.5 million, reset the trailing three-month net loss covenants, and extended the maturity of the facility to March 2008.

There are no principal payments due under the senior secured credit facility until maturity in March 2008. If held to maturity, the repayment of principal and unpaid accrued interest would be $47.9 million.

As of December 31, 2005, the Company was in compliance with all debt covenants.

In January 2006, the Company repaid the principal and all accrued interest under this facility with a portion of the proceeds from the initial public offering.

Revolving Credit Facility

In December 2003, the Company established a revolving credit facility with a financial institution. The facility had an initial commitment of $6.5 million, which could be expanded to $8.0 million upon the Company reporting a positive net income for six consecutive months. Borrowings bear interest at the bank’s prime rate plus 1.5% (6.75% and 7.75% at December 31, 2004 and June 30, 2005, respectively). The facility had a 1-year term.

The Company’s borrowings are subject to a 60% advance rate against a defined borrowing base. The facility contains a 3-month trailing net loss covenant and a minimum cash balance requirement of $3.6 million.

In July 2004, the Company amended its revolving credit facility. The commitment was increased to $7.5 million and the borrowing base advance rate was increased to 70%. The commitment was later increased to $8.5 million based on the achievement of an operating milestone. The July 2004 amendment allows for the commitment to be further increased to $10.0 million upon the achievement of two consecutive months of positive EBITDA (as defined).

In April 2005, following a series of extensions, the Company renewed its revolving credit facility through March 7, 2006. The minimum cash balance covenant was decreased from $3.6 million to $2.5 million and the trailing three-month net loss covenant was reset. In addition, as part of the amendment to the senior secured credit facility, the available commitment was reduced to $6.0 million pending the funding of the first tranche of the equity commitment guarantee of $5.0 million at which time the commitment will increase to $7.0 million. After the Company receives funding of the second tranche of the equity commitment guarantee of $5.0 million, the revolving credit facility will increase to

Traffic.com, Inc.
Notes to Consolidated Financial Statements

$8.5 million. The equity commitment was fulfilled in September 2005 upon the closing of the Series F financing.

In August 2005 the Company amended the revolving credit facility to increase the advance rate of eligible accounts receivable to 80%.

At December 31, 2004 and December 31, 2005, the Company had collateral to support $3.9 million and $7.6 million in borrowings under the revolving credit facility, respectively.

As of December 31, 2005, the Company was in compliance with all debt covenants.

In February 2006, the Company repaid the outstanding amount this facility. In March 2006, the revolving credit facility terminated upon its terms.

7.                     License Agreement

The Company had a License Agreement (the “Agreement”) with a technology development corporation, which was a wholly-owned subsidiary of our senior secured lender that resulted in proceeds of $11.0 million. Under the Agreement, the Company transferred all existing and new Developed Technology and Intellectual Property (“IP”) rights; however, the Company maintained the ability to repurchase said rights at any time, for $11.0 million less any royalty payments made through the date of purchase. The Company was granted an exclusive license to use the IP rights in exchange for a quarterly royalty payment. Such payments, which would not exceed $0.3 million in a given quarter, would equal a percentage (which ranges from 1% to 5% during the Agreement) of the net revenue that resulted from the use of the IP. The Company accounted for the Agreement as a research and development agreement and recognized revenue based on the completion of new Developed Technology as defined in the statement of work within the Agreement.

In April 2003, the Company and the technology development corporation agreed to terminate the Agreement. In exchange for a payment of $10.0 million and the issuance of $0.4 million in debt (which represented the value of the Agreement less interim royalty payments), the rights to the Company’s Developed Technology and Intellectual Property reverted to the Company’s control and sole use.

8.                     Data Acquisition Agreement

In April 2004, the Company entered into a multi-year Data Acquisition Agreement with a digital navigation company. Under the terms of the Data Acquisition Agreement, the Company granted a non-exclusive data license for its traffic incident and flow data to the licensor. In exchange, the Company received a license fee payment of approximately $9.0 million during 2004 and an additional $0.9 million during the nine month period ended September 30, 2005. The license fee payment was recorded as deferred license fees and is being earned in current and future periods through either a minimum annual fee or a per subscriber fee for certain navigation applications that include the Company’s traffic data, whichever is greater. The Company recognized $0.3 million and $0.4 million in data license revenue in 2004 and 2005, respectively, associated with the Data Acquisition Agreement. Upon expiration (if the agreement is not renewed), up to $1.9 million of any remaining license fee payment that has not been earned through minimum annual fees and subscriber fees may, at our option, be repaid quarterly over three years at an interest rate of prime plus 1%.

Traffic.com, Inc.
Notes to Consolidated Financial Statements

9.                     Income Taxes

For the years ended December 31, 2003, 2004, and 2005 there were no provisions for income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes are as follows:

	2004	2005
Deferred tax assets:
Net operating loss carryforwards	$34,125	$42,761
Accrued compensation and benefits	133	201
Deferred revenue	6,439	12,232
Allowance for doubtful accounts	333	272
Other liabilities	112	132
Total deferred tax assets	41,142	55,598
Deferred tax liabilities:
Depreciation and amortization	4,179	6,639
Net deferred tax asset	36,963	48,959
Valuation allowance	(36,963)	(48,959)
Net deferred asset	$—	$—

A reconciliation of the statutory United States statutory income tax rate to the effective income tax rate follows:

	2004	2005
Tax at statutory rate	(35.0)%	(35.0)%
Change in valuation allowance	35.0%	35.0%
Effective tax rate	0.0%	0.0%

As of December 31, 2005, the Company has net operating losses of approximately $122.2 million for tax purposes which will be available to offset future taxable income. If not used, these carryforwards will expire between 2018 and 2025. The Company’s state net operating loss carryforwards will also be subject to expiration over varying years. To the extent that net operating loss carryforwards, when realized, relate to non-qualified stock option deductions, the resulting benefits will be credited to stockholders’ equity.

In the event that the Federal net operating loss is subject to Section 382 of the Internal Revenue Code the use of the net operating loss carryforward could be limited in any one year.

10.              Redeemable Convertible Preferred Stock

As of December 31, 2005, the Company had authorized 30,419,811 shares of preferred stock at $0.01 par value. The Board of Directors has the authority to issue shares and to fix voting privileges, dividend rates, conversion privileges, and any other rights of the preferred stock. The currently authorized shares of preferred stock are further designated as 18,000,000 shares of Series E redeemable convertible preferred stock (“Series E preferred stock”); 6,419,811 shares of Series E-1

Traffic.com, Inc.
Notes to Consolidated Financial Statements

redeemable convertible preferred stock (“Series E-1 preferred stock”); and 6,000,000 shares of Series F redeemable convertible preferred stock (“Series F preferred stock”).

Each share of preferred stock is convertible into one third of a share of common stock at the option of the holder and converts automatically upon a qualified initial public offering of common stock—as defined per the terms and conditions of the preferred stock purchase agreements. The conversion ratio is subject to change based on certain dilution events. The holders of the Series E, Series E-1, and Series F preferred stock, voting as a separate class, are entitled to elect three of the seven directors.

In March 2003, the Company entered into an agreement with a group of investors to sell 14,425,000 shares of Series E preferred stock. The sale resulted in proceeds to the Company of $28.9 million, which included converted debt of $1.4 million. As an inducement to participate in the Series E financing, the Company made available 6,419,811 shares of Series E-1 preferred stock to its existing holders of preferred stock. These shares were distributed to existing investors that participated in the Series E round (based on the percentage of their investment in the Series E round) in exchange for shares of Series A, B, C and D Preferred Stock. Based on a fair value for the Series E-1 convertible preferred stock of $0.56 per share, the difference between the carrying value of the Series A through D convertible preferred stock ($15.3 million) that has been derecognized and the fair value of the Series E-1 convertible preferred stock ($3.6 million) that has been recognized, of $11.7 million, has been recognized as an addition to net income to arrive at net income attributable to common stockholders in the accompanying statement of operations for the year ended December 31, 2003. The Company is recording an accretion adjustment in each accounting period subsequent to initial recognition of the Series E-1 preferred stock to reflect the return to the preferred stockholders.

As a result of the March 2003 Series E financing, 873,671 shares of Series A preferred stock were exchanged for 291,223 shares of common stock and 600,000 shares of Series A preferred stock warrants were exchanged for 40,000 common stock warrants. The 4,824,563 outstanding shares of Series B preferred stock were exchanged for 321,637 shares of common stock and 1,315,789 outstanding shares of Series C preferred stock were exchanged for 438,596 shares of common stock. The Company repurchased 2,595,585 shares of Series D preferred stock, which had a carrying value of $34.8 million including cumulative dividends of $5.6 million, for $9.4 million. The $25.4 million difference between the carrying value and repurchase amount was recognized as income in net income attributable to common stockholders in the accompanying statement of operations for the year ended December 31, 2003. In addition, 5,324 shares of Series D preferred stock were exchanged for 354 shares of common stock. Preferred stockholders of each series that did not participate in the Series E financing round were subject to conversion of their preferred stock to common stock at a conversion ratio ranging from 1 for 1 to 1 for 5.

In December 2003, warrants for 1,840,094 shares of Series E preferred stock were exercised by the Company’s Senior Secured lender. Upon exercise of the warrants, the carrying value of $3.7 million was reclassified to the redemption value of the Series E preferred stock.

In September 2005, the Company issued and sold 5,042,090 shares of Series F preferred stock at a price of $3.00 per share for proceeds of $15.1 million.

The Series E preferred stockholders receive noncumulative dividends at an annual rate of 8%, if declared. Each holder of the Series E preferred stock is entitled to one vote for each share of common stock into which such share of Series E preferred stock is convertible. The Series E preferred stock is redeemable by the holder in one-third increments on the fifth, sixth, and seventh anniversary of the first issuance of Series F preferred stock at an amount equal to the original purchase price ($2.00 per

Traffic.com, Inc.
Notes to Consolidated Financial Statements

share) plus any accrued but unpaid dividends. In the event of liquidation, after payment of the Series F liquidation preference, the Series E preferred stock is entitled to receive the greater of $4.00 per share or the proceeds they would receive on an as converted basis into common stock.

The outstanding shares of preferred stock were converted into 9,242,312 shares of common stock in accordance with their terms.

11.              Stockholders’ Deficit

The Series E-1 preferred stock receives noncumulative dividends at an annual rate of 8%, if declared. Each holder of the Series E-1 preferred stock is entitled to one vote for each share of common stock into which such share of Series E-1 preferred stock is convertible. The Series E-1 preferred stock is redeemable by the holder in one-third increments on the fifth, sixth, and seventh anniversary of the first issuance of Series F preferred stock at an amount equal to the original purchase price plus any accrued but unpaid dividends. In the event of liquidation, after payment of the Series F and Series E liquidation preference, the Series E-1 preferred stock is entitled to receive the greater of $1.56 per share plus an annual 8% dividend, or the proceeds they would receive on an as converted basis into common stock.

The Series F preferred stockholders receive noncumulative dividends at an annual rate of 8%, if declared. Each holder of the Series F preferred stock is entitled to one vote for each share of common stock into which such share of Series F preferred stock is convertible. The Series F preferred stock is redeemable by the holder in one-third increments on the fifth, sixth, and seventh anniversary of the first issuance of the Series F preferred stock at an amount equal to the original purchase price ($3.00 per share) plus any accrued but unpaid dividends. In the event of liquidation, the Series F preferred stockholders are entitled to receive the greater of $4.00 per share or the proceeds they would receive on an as converted basis into common stock.

No dividends have been declared on any of the series of preferred stock. The preferred stock is redeemable in installments of $21.8 million in September 2010, $22.3 million in 2011, and $22.8 million in 2012.

At the closing of the Company’s initial public offering in January 2006, each share of preferred stock was converted into one third of a share of common stock. The outstanding shares of preferred stock were converted into 9,242,312 shares of common stock in accordance with their terms.

Common Stock

Holders of common stock, voting together with the holders of the Series E, Series E-1, and Series F preferred stock, are entitled to elect three of the seven directors of the Company.

Stock Options

Prior to January 2006, the Company had two stock option plans: the 1999 Long-term Incentive Plan (“Incentive Plan”) and the 1999 Nonemployees’ Stock Plan (“Nonemployee Plan”). The Incentive Plan provides for the issuance of options, stock appreciation rights, restricted stock, deferred stock, and other stock-based awards to officers and key employees of the Company. The Nonemployee Plan provides for the issuance of options, shares or deferred shares in lieu of fees, and restricted stock to nonemployee directors, advisors, and consultants. The Company originally reserved a total of 3,384,433 shares of common stock to be issued under the Incentive Plan and the Nonemployee Plan.

Traffic.com, Inc.
Notes to Consolidated Financial Statements

In October 2005, the Company’s board of directors approved the 2005 Long-Term Incentive Plan (the 2005 Plan), which was approved by the stockholders and became effective in January 2006. This plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. No additional awards will be made under the Company’s 1999 Long-Term Incentive Plan or the 1999 Non-Employee’s Stock Plan (the 1999 plans) following the effective date of the 2005 Plan. Upon effectiveness, 1,750,000 shares of common stock became reserved for issuance under the 2005 Plan, as well as the shares remaining available for grants under the 1999 plans, which was 75,895 shares at December 31, 2005. In addition, the plan contains an “evergreen provision” which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of the Company’s fiscal years beginning in fiscal year 2007. The annual increase in the number of shares shall be equal to the lesser of: (i) 350,000 shares; (ii) 1% of the Company’s outstanding shares of common stock on the first day of the fiscal year; or (iii) an amount determined by the Company’s board of directors.

The exercise price (as established by the Board) of stock options granted equals or exceeds the fair market value of the Company’s common stock on the date of the grant. All stock options expire ten years from the grant date. Employee options granted to date vest over a four-year period, unless otherwise authorized by the Board. Options granted under both plans are exercisable as determined by the Board. The following table summarizes stock option activity for 2003, 2004, and 2005:

	Number of Shares	Weighted- Average Exercise Price
Outstanding at January 1, 2003	1,243,592	$4.17
Granted	1,488,931	1.65
Exercised	(40,701)	2.16
Forfeited	(663,483)	2.52
Outstanding at December 31, 2003	2,028,339	2.91
Granted	742,186	0.75
Exercised	(461,500)	1.14
Forfeited	(422,428)	4.17
Outstanding at December 31, 2004	1,886,597	2.19
Granted	196,253	4.36
Exercised	(32,489)	1.36
Forfeited	(49,883)	1.77
Outstanding at December 31, 2005	2,000,478	$2.43

The following table summarizes stock options vested and exercisable:

	Number of Shares	Weighted- Average Exercise Price
Exercisable at December 31, 2003	957,660	$4.05
Exercisable at December 31, 2004	900,729	$2.97
Exercisable at December 31, 2005	1,217,493	$2.63

Traffic.com, Inc.
Notes to Consolidated Financial Statements

The following table summarizes information about stock options outstanding at December 31, 2005:

Exercise Price	Options Outstanding	Weighted-Average Remaining Contractual Life	Options Exercisable
$0.75	1,099,082	7.34	585,613
$1.50	146,038	4.43	146,038
$3.99	171,599	4.38	171,599
$4.50	314,390	7.14	215,164
$4.92	169,956	9.41	—
$7.98	3,333	4.55	3,333
$9.00	96,080	4.62	95,746
Total	2,000,478	6.88	1,217,493

For certain grants issued during the year ended December 31, 2005, the Company has determined that the fair value of the underlying common stock on the date of the grant was in excess of the exercise price of the options. As a result, the Company recorded deferred compensation on these stock options of approximately $1.8 million as an increase in additional paid-in capital and is amortizing it as a charge to operations over the vesting periods of four years. The Company recognized $0.1 million in stock compensation expense related to options issued to nonemployees for the year ended December 31, 2003. There were no such option grants to non-employees in 2004 or 2005.

Shares Reserved for Future Issuance

At December 31, 2005, the Company has reserved the following shares of common stock for issuance:

Common stock options outstanding	2,000,478
Common stock options available to grant	75,895
Common stock warrants	1,627,904
Series E redeemable convertible preferred stock and preferred stock warrants	5,463,357
Series E-1 redeemable convertible preferred stock	2,139,932
Series F redeemable convertible preferred stock	1,680,689
12,988,255

Notes Receivable

Certain members of management have been allowed to participate in an executive loan program. Included in Notes receivable from stockholders are purchase money indebtedness notes issued in connection with the exercise of options granted under the Incentive Plan. Generally, the notes are with recourse and bear interest at a variable rate, which ranged from 3.62% to 6.25% at December 31, 2004 and 4.08% to 8.25% at December 31, 2005. During 2004, the Company issued a restricted stock purchase agreement for 432,214 shares of common stock to an executive of the Company in exchange for a non-recourse note in the amount of $0.3 million bearing interest at 4%. This note and accrued interest thereon was repaid in August 2005. All of the notes are collateralized by the underlying shares and the Company has repurchase rights for any exercised but unvested shares. Such notes receivable were $0.5 million and $0.2 million at December 31, 2004, and 2005, respectively.

TRAFFIC.COM, INC.
Notes to Consolidated Financial Statements

12.   Warrants to Purchase Common and Preferred Stock

	Warrants Outstanding at December 31 2004	Weighted- Average Exercise Price	Warrants Outstanding at December 31 2005	Weighted- Average Exercise Price
Warrant type:
Common stock	1,297,472	$1.73	1,627,904	$1.38
Series E convertible preferred stock	125,000	2.00	125,000	$2.00

Common Stock

Common stock warrants outstanding (fully vested) at December 31, 2005 were comprised of:

Issue Date	Amount	Exercise Price	Expiration Date
January 2001	10,000	$24.00	January 2008
March 2001	13,333	$33.81	March 2011
April 2002	41,666	$15.75	April 2009
March 2003	650,071	$0.75	March 2008
May 2003	78,737	$0.75	May 2008
July 2003	396,666	$0.75	July 2008
July 2003	38,333	$0.03	July 2008
April 2005	332,432	$0.03	April 2010
August 2005	66,666	$0.75	March 2008
	1,627,904

Warrants issued in 2005 were as follows:

As inducement for the April 2005 Investor Guaranty Agreement guarantee, the Company issued warrants to the investors to purchase 233,331 shares of common stock at a price of $0.03 per share. Also in connection with the April 2005 amendment to the senior secured credit facility, the Company issued a warrant to purchase 116,666 shares of common stock at a price of $0.03 per share. The warrants are fully vested and expire in April 2010. The value assigned to the April 2005 warrants was $1.7 million which has been recorded as deferred financing fees, and is being amortized over the life of the credit facility. The fair value of the warrants was estimated at the date of the issuance using the Black-Scholes option-pricing model assuming a risk-free interest rate of 3.9%, dividend yield of 0%, volatility of 65%, and expected life of the warrants of 5 years. In August 2005, 17,565 of these warrants were exercised.

In August 2005 the Company issued 66,666 fully-vested, nonforfeitable common stock warrants at an exercise price of $0.75 per share to settle a dispute with an investor concerning the conversion of its Series A preferred stock warrant and canceled its previously issued warrant to purchase 20,000 shares of common stock. The warrants expire in March 2008. The value assigned to the warrant was $0.8 million which was recognized as a legal settlement expense in the second quarter of 2005 when the contingency was settled in principle. The fair value of the warrants was estimated at the date of the issuance using the Black-Scholes option-pricing model assuming a risk-free interest rate of 3.9%, dividend yield of 0%, volatility of 65%, and expected life of the warrants of 3 years.

TRAFFIC.COM, INC.
Notes to Consolidated Financial Statements

Preferred Stock

In connection with the December 2003 amendment to the revolving credit facility, the Company issued a warrant to purchase 100,000 shares of Series E preferred stock at a price of $2.00 per share in connection with the revolving credit facility. The warrants expire in December 2008. The fair value of these warrants was not material.

In connection with the July 2004 amendment to the revolving credit facility, the Company issued a warrant to purchase 25,000 shares of Series E preferred stock at a price of $2.00 per share in connection with the amendment. The warrants expire in July 2009. The fair value of these warrants was not material.

13.   Commitments and Contingencies

Leases

The Company leases office space for its corporate headquarters as well as offices for its sales and operations activities in multiple markets across the United States. The leases terminate at various dates through April 2011 and generally provide for scheduled rent increases. Rental expense for all operating leases approximated $1.8 million, $1.9 million, and $2.0 million in 2003, 2004, and 2005, respectively.

Our principal executive offices are located in Wayne, Pennsylvania, where we lease approximately 34,600 square feet under a lease that expires in October 31, 2010. These offices are used for sales and marketing, back office processing, business development, storage of our equipment and technology, radio and television production and general corporate and finance activities.

The Company leases office space under noncancelable operating lease agreements. The leases generally provide for scheduled rent increases. Future minimum lease payments under noncancelable operating leases as of December 31, 2005, are as follows:

2006	$1,916
2007	1,762
2008	1,763
2009	1,576
2010	1,233
Thereafter	44
$8,294

Media Inventory

The Company contracts with various television and radio stations for the barter of advertising inventory for services, which may include cash payments. The contracts expire at various dates through January 2009. Expenses under these arrangements were $11.1 million, $11.2 million, and $12.0 million for 2003, 2004, and 2005, respectively.

TRAFFIC.COM, INC.
Notes to Consolidated Financial Statements

Future minimum payments for media inventory under agreements with radio and television affiliates for the purchase of advertising inventory with noncancelable terms as of December 31, 2005 are as follows:

2006	$8,628
2007	4,099
2008	1,198
2009	56
2010 and thereafter	—
$13,981

Legal Proceedings

Santa Fe Technologies v. Argus Networks, Inc.

On July 28, 1999, Santa Fe Technologies, Inc. (“SFT”), a traffic-sensor installation company, filed a complaint in a New Mexico state court against the Company and others, including certain of the Company’s officers, directors and TL Ventures LLC, whose successor, TL Ventures L.P., is affiliated with certain of our investors. The complaint sought compensatory and punitive damages. The complaint related to a proposed merger between SFT and the Company which had been proposed in contemplation of its participation as a subcontractor in a team proposal in response to a federal contract solicitation. In its complaint, SFT alleged that the Company and the other defendants conspired to and did misappropriate or misuse SFT’s “corporate opportunity,” confidential information and work product, and committed conversion of SFT’s intellectual property and contributions in order to win the award of the federal contract.

During the pre-trial phase of the case and the course of the trial, except for three causes of action against the Company and two causes of action against the investor affiliate, all of the causes of action against all of the defendants were dismissed. The remaining claims consisted of a claim against the Company for breach of a claimed fiduciary duty not to use information or “work product” shared in confidence, a related civil conspiracy claim against the Company and the investor affiliate and a claim against the Company and the investor affiliate for unjust enrichment. The district court submitted the fiduciary duty claim (and the related conspiracy claim) to the jury for determination and decided the unjust enrichment claim itself. In June 2005, the fiduciary duty and conspiracy claims were tried before a jury. In late June 2005, the jury returned a verdict against the Company on the breach of fiduciary duty claim and the related conspiracy claim and against the investor affiliate on the conspiracy claim finding, that the Company and the investor affiliate are jointly and severally liable to plaintiff for $6.2 million in compensatory damages, assessing $5.0 million in punitive damages against the Company and assessing punitive damages against the investor affiliate. The district court subsequently rejected the plaintiff’s unjust enrichment claim. On August 19, 2005, the district court entered judgment against the Company on the breach of fiduciary duty and conspiracy claims and against the investor affiliate on the conspiracy claim. In late September 2005, the district court rejected the Company’s motion to set aside the verdict. On October 13, 2005, final judgment was entered against the Company and the investor affiliate. On November 17, 2005, the Company, Santa Fe Technologies, Inc. and TL Ventures L.P. entered into a settlement agreement with respect to the litigation. Under this agreement, the Company and TL Ventures L.P. agreed to pay to SFT an aggregate of $14.25 million in settlement of the litigation, one-half to be paid within 30 days of the date of the settlement agreement and the other half to be paid within 60 days of the date of the settlement agreement. Upon receipt of the full settlement amount, SFT has agreed to execute a general release

TRAFFIC.COM, INC.
Notes to Consolidated Financial Statements

of the Company and TL Ventures L.P. and all of our respective officers, directors, agents, employees, limited partners, general partners, members and affiliates and to dismiss the litigation. Also on November 17, 2005, the Company entered into an agreement with TL Ventures L.P. specifying that each party will pay one-half of the settlement amount, or $7.125 million. TL Ventures L.P. made the first settlement payment to SFT in December 2005 and the Company made the second settlement payment to SFT in January 2006. In accordance with the SEC Staff Accounting Bulletin Topic 5T, Accounting for Expense or Liabilities Paid by Principal Stockholder(s), the Company has recognized the full value of the settlement of $14.25 million in its statement of operations in legal settlements expense in the quarter ended September 30, 2005 and has treated the amounts paid by the principal stockholder ($7.125 million) as a capital contribution. Accordingly, the liability related to the settlement of this contingency recorded in the Company’s balance sheet at December 31, 2005 is the $7.125 million paid in January 2006.

Traffic.com, Inc. v. Internet Capital Group, Inc. et al.

On June 29, 2005, the Company filed a complaint in the Chester County Pennsylvania Court of Common Pleas seeking a declaratory judgment against Internet Capital Group, Inc., ICG Holdings, Inc. and related entities, or ICG, that the conversion of ICG’s Series B convertible preferred stock to common stock on a one-for-five basis (from approximately 5 million shares of Series B preferred stock to approximately 1 million shares of common stock), in connection with the Company’s Series E preferred stock financing in March 2003, is valid and that ICG is not entitled to any additional ownership stake in the Company or any other payments or damages in connection with the Series E preferred stock financing or related matters. On July 26, 2005, ICG filed preliminary objections to the Company’s complaint for declaratory judgment which, under Pennsylvania practice, is equivalent to a motion to dismiss our complaint. On October 28, 2005, the Company and ICG entered into a settlement with respect to the litigation. Under this agreement, in exchange for mutual releases and an agreement to dismiss the litigation, the Company issued to ICG 300,562 shares of common stock and agreed to allow ICG to grant to the underwriters in this offering the right to a specified number shares of the Company’s common stock owned by ICG, within 30 days after the date of this prospectus, to cover any over-allotments. As a result of this settlement, the Company recognized an expense in the second quarter of 2005 of $3.5 million in legal settlements expenses.

Pennsylvania Early Stage Partners, L.P.

On April 22, 1999, the Company issued to Pennsylvania Early Stage Partners, L.P. (“PAES”) a warrant to purchase 300,000 shares of the Company’s Series A preferred stock at an exercise price of $1.00 per share. Since May 2004, PAES asserted that it remained entitled to purchase 100,000 shares of common stock, notwithstanding the one-for-five recapitalization of the Company in connection with the Series E and E-1 preferred stock financing on March 31, 2003. Following over a year of disagreement and negotiations, on August 24, 2005, the Company and PAES entered into a settlement agreement pursuant to which PAES’ original warrant was terminated and exchanged for a warrant to purchase 66,666 shares of common stock at an exercise price of $0.75 per share, the price at which similar warrants were issued at the time of the recapitalization, and both parties signed mutual releases. As a result of this settlement, the Company recognized an expense in the second quarter of 2005 of $0.8 million in legal settlements expenses.

TRAFFIC.COM, INC.
Notes to Consolidated Financial Statements

Other Legal Proceedings

The Company is also subject to various other lawsuits and claims with respect to matters arising out of the normal course of business. While the impact on future financial results for these other lawsuits and claims is not subject to reasonable estimation because considerable uncertainty exists, management believes, after consulting with counsel, that the ultimate liabilities resulting from such other lawsuits and claims will not materially affect the results of operations or financial position of the Company.

14.   Related Party Transactions

The Company has entered into an employment agreement with its chief executive officer that provides for a bonus of 3% of the total gross proceeds of any transaction should such transaction result in the transfer of greater than 50% of the outstanding voting power of the Company.

Additionally, the Company has employment agreements with two former executives that provide, in the aggregate, a combined bonus of 3.7% of the net proceeds of any transaction should such transaction result in the transfer of greater than 50% of the outstanding voting power of the Company. These agreements expire in June 2006 and January 2007.

In addition to the notes to executives described in Note 11, included in other current assets are notes receivable from certain members of management for loans made in connection with the alternative minimum tax burden incurred by the individuals as a result of the exercise of the options described in Note 11. Such notes receivable, together with accrued interest, were $0.3 million, at December 31, 2004, and 2005.

15.   Allowance for Doubtful Accounts

The following table presents the activity in the allowance for doubtful accounts for the years ended December 31, 2003, 2004, and 2005:

	Balance at Beginning of Period	Charged to Expense	Charged to Other Accounts	Write-offs	Balance at End of Period
	(In Thousands)
Year ended December 31, 2003
Allowance for doubtful accounts	$806	$250	$—	$67	$989
Year ended December 31, 2004
Allowance for doubtful accounts	989	78	—	117	950
Year ended December 31, 2005
Allowance for doubtful accounts	950	61	—	232	779

TRAFFIC.COM, INC.
Notes to Consolidated Financial Statements

16.   Quarterly Results of Operations (unaudited)

	Quarter ended
	Mar 31, 2004	Jun 30, 2004	Sep 30, 2004	Dec 31, 2004	Mar 31, 2005	Jun 30, 2005	Sep 30, 2005	Dec 31, 2005
	(In Thousands, Except Per Share Amounts)
	(Unaudited)
Revenue
Advertising	$8,492	$10,681	$9,977	$10,299	$8,330	$11,177	$9,564	$9,800
Traffic data services	592	650	670	1,081	930	969	1,126	1,397
	9,084	11,331	10,647	11,380	9,260	12,146	10,690	11,197
Cost of revenue	7,432	8,410	8,335	7,913	7,627	8,319	8,595	9,026
Gross margin	1,652	2,921	2,312	3,467	1,633	3,827	2,095	2,171
Operating expenses
Research and development	767	960	1,025	895	807	797	983	1,318
Sales and marketing	3,099	3,105	3,100	2,728	3,783	3,529	3,733	5,132
General and administrative	1,832	1,976	1,583	1,838	1,697	2,495	1,945	2,567
Legal settlements	—	—	—	—	—	4,223	14,250	—
	5,698	6,041	5,708	5,461	6,287	11,044	20,911	9,017
Loss from operations	(4,046)	(3,120)	(3,396)	(1,994)	(4,654)	(7,217)	(18,816)	(6,846)
Interest income (expense), net	(1,678)	15	(910)	(855)	(1,127)	(1,686)	(1,416)	(1,380)
Net loss	(5,724)	(3,105)	(4,306)	(2,849)	(5,781)	(8,903)	(20,232)	(8,226)
Redemption and accretion of redeemable convertible preferred stock	(520)	(536)	(536)	(536)	(536)	(553)	(554)	(394)
Net loss attributable to common stockholders	$(6,244)	$(3,641)	$(4,842)	$(3,385)	$(6,317)	$(9,456)	$(20,786)	$(8,620)
Net loss attributable to common stockholders per share—basic	$(2.11)	$(1.23)	$(1.63)	$(1.01)	$(1.89)	$(2.80)	$(6.05)	$(2.31)
Net loss attributable to common stockholders per share—diluted	$(2.11)	$(1.23)	$(1.63)	$(1.01)	$(1.89)	$(2.80)	$(6.05)	$(2.31)

17.   Subsequent Events

Initial Public Offering

In January 2006 the Company offered 6,550,000 shares of common stock during its Initial Public Offering which resulted in proceeds, after the underwriters’ discount and offering costs, of approximately $70.9 million. On January 25, 2006, the Company began trading on the NASDAQ national market under the symbol “TRFC”.

In February 2006, the underwriters’ elected to exercise a portion of their over allotment option and offered an additional 400,000 shares. Of the additional shares, 337,666 were offered by the Company and 62,334 by selling stockholders. The Company realized proceeds of $3.8 million, net of the underwriters’ discount.

Upon the closing of the initial public offering, the outstanding shares of redeemable convertible preferred stock, with a carrying value of $57.0 million, were converted into 9,242,312 shares of common stock, in accordance with their terms.

TRAFFIC.COM, INC.
Notes to Consolidated Financial Statements

Senior Secured Credit Facility

In January 2006 the Company retired its senior secured credit facility by paying $37.7 million of outstanding principal and accrued interest using a portion of the proceeds from the initial public offering.

Revolving Credit Facility

In February 2006, the Company repaid the outstanding obligation due under the revolving credit facility with a portion of the proceeds from the initial public offering. In March 2006, the facility expired upon its terms.

Traffic.com, Inc.

Condensed Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	As of September 30, 2006	As of December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,621	$13,143
Short-term investments	8,402	—
Accounts receivable, net of allowance of $697 and $779 at September 30, 2006 and December 31, 2005, respectively	12,798	10,177
Government services receivables	1,806	2,091
Deferred offering costs	—	2,368
Other current assets	1,666	723
Total current assets	38,293	28,502
Property and equipment, net	25,494	23,816
Other long-term assets	795	2,660
Total assets	$64,582	$54,978
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,926	$3,023
Accrued station compensation	3,442	3,032
Accrued legal settlements	—	7,125
Other accrued expenses	2,738	4,528
Revolving credit facility	—	4,128
Current portion of deferred revenue	1,603	1,711
Current portion of deferred license fees	2,751	1,148
Total current liabilities	12,460	24,695
Senior secured credit facility and accrued interest	—	37,659
Deferred revenue	26,873	23,261
Deferred license fees	7,364	9,385
Other long-term liabilities	1,392	678
	48,089	95,678
Redeemable convertible preferred stock, $0.01 par value, 30,000,000 shares authorized at September 30, 2006:
Series E; 18,000,000 shares authorized and 16,265,094 issued and outstanding at December 31, 2005	—	32,530
Series E-1; 6,419,811 shares authorized, issued and outstanding at December 31, 2005	—	9,321
Series F; 6,000,000 shares authorized and 5,042,090 issued and outstanding at December 31, 2005	—	15,126
	—	56,977
Stockholders’ equity (deficit):
Common stock, $0.01 par value, 100,000,000 shares authorized and 20,595,546 and 3,826,325 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	207	39
Additional paid-in capital	193,005	61,566
Treasury stock at cost; 41,881 shares at September 30, 2006	(395)	—
Notes receivable from stockholders	(77)	(177)
Deferred stock based compensation	—	(1,672)
Accumulated deficit	(176,247)	(157,433)
Total stockholders’ equity (deficit)	16,493	(97,677)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$64,582	$54,978

See accompanying notes to unaudited condensed interim consolidated financial statements.

Traffic.com, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Advertising	$11,029	$9,564	$32,885	$29,071
Traffic data services	2,022	1,126	5,330	3,025
	13,051	10,690	38,215	32,096
Cost of revenue	10,424	8,595	30,067	24,541
Gross margin	2,627	2,095	8,148	7,555
Operating expenses:
Research and development	1,551	983	4,361	2,587
Sales and marketing	4,761	3,733	13,772	11,045
General and administrative	3,013	1,945	8,146	6,137
Legal settlements	—	14,250	—	18,473
	9,325	20,911	26,279	38,242
Loss from operations	(6,698)	(18,816)	(18,131)	(30,687)
Interest income (expense), net	281	(1,416)	(677)	(4,229)
Net loss	$(6,417)	$(20,232)	$(18,808)	$(34,916)
Accretion of redeemable convertible preferred stock	—	(554)	(108)	(1,643)
Net loss attributable to common stockholders	$(6,417)	$(20,786)	$(18,916)	$(36,559)
Net loss attributable to common stockholders per share:
Basic and diluted	$(0.31)	$(6.05)	$(1.00)	$(10.79)
Number of shares used in per share calculation:
Basic and diluted	20,575	3,438	18,937	3,387

See accompanying notes to unaudited condensed interim consolidated financial statements.

Traffic.com, Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2006	2005
Operating activities
Net loss	$(18,808)	$(34,916)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation of property and equipment	2,650	1,652
Amortization of deferred financing fees and intangible assets	1,614	442
Stock based compensation expense	1,267	58
Non-cash legal expenses	—	11,348
Provision for bad debts	57	40
Changes in assets and liabilities:
Accounts and government services receivables	(2,393)	468
Other assets	2,316	(347)
Accounts payable and accrued expenses	(3,522)	3,033
Accrued legal settlements	(7,125)	7,125
Deferred revenue	3,504	4,869
Deferred license agreement	(418)	1,182
Other liabilities	726	—
Net cash used in operating activities	(20,132)	(5,046)
Investing activities
Purchases of property and equipment	(4,166)	(7,021)
Change in restricted cash	336	199
Purchases of short-term investments	(48,060)	—
Sales and maturities of short-term investments	39,658	—
Net cash used in investing activities	(12,232)	(6,822)
Financing activities
Proceeds from the sales of common stock in an initial public offering	77,693	—
Offering issuance costs	(3,221)	—
Proceeds from the issuance of redeemable convertible preferred stock	—	15,126
Proceeds from (repayment of) the senior secured credit facility	(37,697)	10,000
Debt issuance costs	(19)	(349)
Net proceeds from (payments of) the former revolving credit facility	(4,128)	(810)
Proceeds from the exercise of common stock options and warrants	114	74
Proceeds from the payment of shareholder notes	100	324
Payment of long-term debt	—	(33)
Net cash provided by financing activities	32,842	24,332
Net increase in cash and cash equivalents	478	12,464
Cash and cash equivalents at beginning of period	13,143	4,898
Cash and cash equivalents at end of period	13,621	17,362
Supplemental cash flow disclosures
Conversion of redeemable convertible preferred stock	57,086	—
Accretion of preferred stock	(108)	(1,643)
Repurchase of stock for exercise of common stock warrants	(395)	—

See accompanying notes to unaudited condensed interim consolidated financial statements.

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Summary of Accounting Policies

Traffic.com, Inc. (the “Company”), formerly known as Mobility Technologies, Inc., is deploying a nationwide traffic and logistics data collection network and a proprietary Traffic Information Management System (“TIMS”) with the goal of becoming the nation’s premier provider of real-time digital and predictive traffic and logistics information for businesses, consumers, and government agencies. The Company is building a network of wireless sensors (the “digital sensor network”) and integrating government agency sensors along major highways. The digital sensor network collects vehicle counts, vehicle speeds, classification (car or truck), and roadway density and transmits the data over a wireless network to TIMS. Initially, the Company’s revenues were generated solely through traditional radio and television syndication of the Company’s traffic data content and the licensing of its traffic data to the federal and certain state and local governmental entities. The Company has broadened its revenue approach to include commercial sales and licenses of its traffic data (“Traffic Data Services”) and syndication of the Company’s traffic content in the context of online, mobile and other interactive and non-traditional media.

On January 25, 2006, the Company completed an initial public offering and began trading on the NASDAQ National Market under the symbol “TRFC”. In the initial public offering, a total of 6,950,000 shares of common stock were sold, including the exercised portion of the underwriter’s over-allotment option. Of the 6,950,000 shares of common stock sold in the initial public offering, 62,334 shares were sold by selling shareholders and 6,887,666 shares were sold by the Company, generating approximately $74.5 million in proceeds to the Company, net of offering expenses and underwriters’ discounts. In connection with the consummation of the offering, 9,242,312 shares of common stock were issued upon conversion of the Company’s redeemable convertible preferred stock. Upon consummation of the offering, the Company’s Fifth Amended and Restated Certificate of Incorporation became effective. The Fifth Amended and Restated Certificate of Incorporation authorizes 100,000,000 shares of common stock and 30,000,000 shares of undesignated preferred stock. No shares of preferred stock were outstanding at September 30, 2006.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated.

Unaudited Interim Financial Information

The accompanying condensed consolidated balance sheet as of September 30, 2006, the condensed consolidated statements of operations for the three and nine months ended September 30, 2006 and 2005 and the condensed consolidated statements of cash flows for the nine months ended September 30, 2006 and 2005 are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In our opinion, the unaudited interim condensed consolidated financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of our financial position at September 30, 2006, and our results of operations for the three and nine months ended September 30, 2006 and 2005 and our cash flows for the nine months ended September 30, 2006 and 2005. The results of operations for the three and nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in our 2005 Annual Report on Form 10-K, filed on March 24, 2006.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, the Company evaluates its estimates, including those related to accounts receivable allowance, useful lives of long lived assets, its asset retirement obligation, revenue recognition on the Company’s contract with the United States Department of Transportation, the value of common stock for the purpose of determining stock-based compensation, and income taxes, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying value of assets and liabilities.

Stock-based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)). SFAS 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the financial statements based on their fair value. Under SFAS 123(R), pro forma disclosure is no longer an alternative to financial statement recognition for stock option awards made after the Company’s adoption of SFAS 123(R). See Note 5 for further details.

Income Taxes

There was no provision for income taxes for the three or nine months ended September 30, 2006 and 2005.

Reclassifications

Certain amounts in the condensed consolidated balance sheet as of December 31, 2005 have been reclassified to conform to the September 30, 2006 presentation.

Short-Term Investments

Investments with original maturities longer than three months, but less than one year, are classified as short-term investments. At September 30, 2006, these investments consisted of certificates of deposits. Short-term investments are stated at their fair value.

2. Net Loss Attributable to Common Stockholders per Common Share

Basic net loss attributable to common stockholders per common share excludes dilution for potential common stock issuances and is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

net loss attributable to common stockholders per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net loss attributable to common stockholders per common share and pro forma loss attributable to common stockholders per common share (in thousands, except per share amounts) :

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Basic net loss per share
Numerator:
Net loss	$(6,417)	$(20,232)	$(18,808)	$(34,916)
Accretion of redeemable convertible preferred stock	—	(554)	(108)	(1,643)
Numerator for per share calculation—basic and diluted	$(6,417)	$(20,786)	$(18,916)	$(36,559)
Denominator:
Weighted-average common shares outstanding	20,575	3,457	18,937	3,438
Less: Weighted-average unvested common stock subject to repurchase agreements	—	(19)	—	(51)
Denominator for per share calculation—basic and diluted	20,575	3,438	18,937	3,387
Net loss attributed to common stockholders per share—basic and diluted	$(0.31)	$(6.05)	$(1.00)	$(10.79)

The following table shows stock equivalents that were not considered in the computation of the diluted net loss attributable to common stockholders per common share as of September 30, 2006 and 2005 as their effect is anti-dilutive:

	September 30,
	2006	2005
Shares of preferred stock (on an as converted basis)	—	9,242,312
Stock options	2,486,714	2,042,782
Warrants	1,073,122	1,669,570

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3. Interest Income (Expense), Net (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income	$295	$39	$984	$97
Amortization of deferred financing fees	—	(167)	(1,531)	(442)
Retroactive adjustments to accrued interest under the Senior Secured Credit facility due to amendments	—	—	—	(688)
Accretion of the asset retirement obligation	(14)	—	(41)	—
Interest expense	—	(1,288)	(89)	(3,196)
Interest income (expense), net	$281	$(1,416)	$(677)	$(4,229)

4. Debt

Senior Secured Credit Facility

In January 2006, the Company repaid the $37.7 million of outstanding principal and interest outstanding under its senior secured credit facility using a portion of the proceeds raised in the initial public offering. As a result of the repayment of the facility, the Company accelerated the amortization of $1.5 million of deferred financing fees into interest expense.

Revolving Credit Facility

In February 2006, the Company repaid the outstanding obligation due under its former revolving credit facility with a portion of the proceeds from the initial public offering. In March 2006, the facility terminated upon its terms.

In August 2006, the Company and a bank established a new revolving credit facility.  The facility provides for maximum borrowings of $12.0 million and terminates in August 2008.  Borrowings bear interest at the bank’s prime loan rate, plus 0.50%, which was 8.75% at September 30, 2006, and the Company is obligated to pay an unused facility fee equal to 0.25% of unused available funds, paid quarterly on an annualized basis, per annum.

The Company’s borrowings are subject to an 80% advance rate against a defined borrowing base.  The facility contains a minimum EBITDA (as defined in the agreement) and liquidity covenants, as well as other affirmative and negative covenants customary for a facility of this type.

As of September 30, 2006, the Company was in compliance with all covenants and there were no outstanding borrowings under this facility.

5. Stockholders’ Equity (Deficit):

Reverse Stock Split

In October 2005, the Company’s board of directors approved a one-for-three reverse stock split of common stock to be effected prior to the effective date of the Company’s initial public offering of common stock. The reverse stock split was approved by the Company’s stockholders in January 2006. In connection with the reverse stock split, the par value of the Company’s common stock was adjusted to remain at $0.01. The accompanying condensed consolidated financial

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

statements give retroactive effect as though the one-for-three reverse split of the Company’s common stock occurred for all periods presented.

Treasury Stock

During the nine months ended September 30, 2006, the Company withheld 41,881 shares issuable upon the exercise of warrants for the acquisition of 580,654 shares of common stock in lieu of payment of the exercise price for such warrants. These shares have been recorded at cost as treasury stock.

Stock Options

In January 2006, the Company’s 2005 Long-Term Incentive Plan (the 2005 Plan), which was approved by the Board of Directors in October 2005, became effective following approval by the Company’s stockholders and the consummation of the Company’s initial public offering. The 2005 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. No additional awards will be made under the Company’s 1999 Long-Term Incentive Plan or the 1999 Non-Employee’s Stock Plan (the 1999 Plans). Upon effectiveness of the 2005 Plan, in addition to the shares remaining for grants under the 1999 Plans which flowed through to the 2005 Plan, an additional 1,750,000 shares of common stock became reserved for issuance under the 2005 Plan. In addition, the 2005 Plan contains an “evergreen provision” which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of the Company’s fiscal years beginning in fiscal year 2007. The annual increase in the number of shares shall be equal to the lesser of:  (i) 350,000 shares; (ii) 1% of the Company’s outstanding shares of common stock on the first day of the fiscal year; or (iii) an amount determined by the Company’s Board of Directors. Stock option terms are generally 10 years, with options generally becoming exercisable on a pro rata basis over four years from the date of the grant.

Impact of the Adoption of SFAS 123(R)

SFAS 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123(R), pro forma disclosure is no longer an alternative to financial statement recognition for stock option awards made after the Company’s adoption of SFAS 123(R). The Company adopted SFAS 123(R) on January 1, 2006.

Prior to August 30, 2005, the date that the Company filed a Form S-1 with the Securities and Exchange Commission, the Company used the minimum value method to calculate the pro forma disclosure required by SFAS 123. When the Company adopted SFAS 123(R) on January 1, 2006, the Company continued to account for the portion of awards outstanding prior to August 30, 2005 using the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and its related interpretative guidance. The Company did not make any stock option grants in the period from August 30, 2005 through December 31, 2005. Accordingly, since the Company valued stock option grants using the minimum-value method in prior years, pro forma information would not be meaningful and is not being provided.

The Company adopted SFAS 123(R) using the modified prospective method beginning January 1, 2006. For stock-based awards granted after January 1, 2006, the Company has recognized

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

compensation expense during the nine months ended September 30, 2006 based on the estimated grant date fair value using the Black-Scholes valuation model. For these awards, the Company has recognized compensation expense using a straight-line amortization method. As SFAS 123(R) requires that stock-based compensation expense be based on awards that are ultimately expected to vest, stock-based compensation for the nine-month period ended September 30, 2006 has been reduced for estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behaviors as well as trends of actual option forfeitures. As a result of adopting Statement 123(R) on January 1, 2006, the Company’s net income for the nine months ended September 30, 2006 is $0.8 million lower than if it had continued to account for share-based compensation under APB 25, and basic and diluted earnings per share for the nine months ended September 30, 2006 is $0.04 lower.

In connection with certain stock options granted during the second quarter of 2005, the Company, in accordance with APB 25, recorded deferred stock compensation aggregating $1.8 million, net of subsequent cancellations, representing the difference between the exercise price of the options and the deemed fair value of the Company’s common shares on the dates the options were granted. This deferred stock-based compensation is being amortized on a straight line basis over the vesting periods of the underlying stock options of four years. Through September 30, 2006, the Company has amortized approximately $0.4 million of such compensation expense, with approximately $0.1 million being amortized in the three months ended September 30, 2006. Upon the adoption of SFAS 123(R) in January 2006, the unearned stock-based compensation balance of approximately $1.7 million was reclassified to additional paid-in capital.

Valuation Assumptions

The Company calculated the fair value of each option award on the date of grant using the Black-Scholes option pricing model. The following assumptions were used for valuing grants made during the nine months ended September 30, 2006:

Risk-free interest rates	4.54 - 4.99%
Expected lives (in years)	5.50 - 6.25
Dividend yield	0%
Expected volatility	74.6% - 82.0%
Weighted-average volatility	78.4%

Due to a limited trading history in a public market, the Company’s computation of stock-price volatility is based on the volatility rates of comparable publicly-held companies over a period equal to the estimated useful life of the options granted by the Company. These rates may or may not reflect the Company’s stock-price volatility after it has been a publicly-held company for a meaningful period of time. If the Company had made different assumptions about the stock-price volatility rates, the related compensation expense and its net income and net income per share amounts could have been significantly different. The Company’s computation of expected life was determined using the “simplified” method whereby the vesting period plus the original contractual term is divided by two. The range provided above relates to options being granted with different vesting periods. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of the grant.

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Stock-based Payment Award Activity

The following table summarizes activity under our equity incentive plans for the nine months ended September 30, 2006:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	2,000,478	$2.43
Granted	1,093,163	$8.48
Exercised	(58,588)	$1.93
Expired/Forfeited/Cancelled	(548,339)	$11.81
Outstanding at September 30, 2006	2,486,714	$3.03	7.03	$5,572,000
Options vested and expected to vest	2,335,087	$2.97	6.90	$5,403,000
Options vested and exercisable at September 30, 2006	1,494,047	$2.56	5.93	$4,136,000

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for the 2,348,497 options that were in-the-money at September 30, 2006. As of September 30, 2006, there was approximately $3.6 million of total unrecognized compensation expense related to unvested stock options issued under the Company’s stock option plans which is expected to be recognized over a remaining weighted average period of 3.30 years. The weighted average fair value of a common stock option granted during the nine months ended September 30, 2006 was $8.48. The total intrinsic value (market value on date of exercise less the exercise price) of the options exercised during the nine months ended September 30, 2006 was $0.2 million.

On July 20, 2006, the Compensation Committee of the Board of Directors approved the cancellation of options to purchase an aggregate of 499,233 shares of common stock, which were granted on February 16, 2006 at an exercise price of $12.13 per share, and to grant replacement options to purchase common stock at an exercise price of $4.77 per share, which was the fair value of the Company’s common stock on that date. The options granted provide for the Company’s standard four-year vesting schedule. The cancellation and subsequent replacement of the options was undertaken in a proactive effort to retain valuable employees.

In accordance with SFAS 123(R), the cancellation and concurrent grant of the stock options has been accounted for as an option modification which will result in incremental compensation expense. The incremental compensation of $0.4 million plus the remaining unamortized grant-date fair value of the stock options granted in February 2006 is being recognized ratably over the 48-month period from the date of grant.

Cash received from option exercises under all share-based payment arrangements for the nine months ended September 30, 2006 was $0.1 million.

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Stock Warrants

The Company has fully vested common stock warrants that were issued prior to January 1, 2006. During the nine months ended September 30, 2006, warrants to purchase 622,535 shares of common stock were exercised at a price of $0.75. The Company did not receive any cash proceeds as the warrant holders surrendered 41,881 shares as payment of the exercise price. The shares surrendered have been recorded as Treasury Stock in the balance sheet as of September 30, 2006. The total intrinsic value (market value on date of exercise less exercise price) of the warrants exercised during the nine months ended September 30, 2006 was $5.5 million.

In August 2006, in connection with the origination of the revolving credit facility, the Company issued a fully vested, non-forfeitable warrant to purchase 26,087 shares of common stock, at an exercise price of $4.60 per share to the bank providing the revolving credit facility.  The warrant expires in August 2013.  The value assigned to the warrant was $48,000 which has been recorded as deferred financing fees, and is being amortized over the life of the credit facility.  The fair value of the warrant was estimated at the date of issuance using the Black-Scholes option-pricing model assuming a risk-free interest rate of 4.99%, dividend yield of 0%, volatility of 47.9%, and expected life of the warrant of 3.5 years.

6. Commitments and Contingencies

In January 2006, the Company paid $7.125 million in connection with the settlement of a litigation matter, pursuant to a settlement agreement entered into with Santa Fe Technologies, Inc. and TL Ventures, LLC in November 2006. Upon payment of the settlement amount, the matter was resolved.

7. Subsequent Event

On November 5, 2006, the Company and NAVTEQ Corporation, a Delaware corporation (“NAVTEQ”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands, and NAVTEQ Holdings Delaware, Inc., a Delaware corporation (“Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Subsidiary (the “Merger”).  Upon consummation of the Merger, the separate existence of the Company will cease, and Merger Subsidiary will be the surviving corporation.  It is anticipated that the Merger will be consummated during the first quarter of 2007.

Pursuant to the Merger Agreement, at the effective time of the Merger, each share outstanding of Company common stock will be converted into the right to receive, at the election of the holder thereof (subject to certain conditions, including those pertaining to pro-ration): (i) $8.00 in cash, without interest or (ii) 0.235 shares of NAVTEQ common stock (collectively, the “Merger Consideration”).  The election of cash or stock will be subject to a limit on total cash consideration of approximately $49 million (minus the cash value of dissenting shares) and a total stock consideration equal to approximately 4.3 million shares of NAVTEQ common stock (less the shares of NAVTEQ common stock issued to holders of warrants to purchase Company stock that are exchanged for NAVTEQ common stock based on the per share stock consideration).

The Merger Agreement includes customary representations, warranties and covenants of the parties.  The covenants of the Company include, subject to certain exceptions, covenants to (i) conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the consummation of the Merger, (ii) have its Board of

Traffic.com, Inc.
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Directors recommend that its stockholders vote for the approval and adoption of the Merger Agreement and the Merger, (iii) hold a stockholders’ meeting for the purpose of voting on the adoption of the Merger Agreement, (iv) not withdraw its Board of Director’s recommendation, approve an alternative business combination transaction or proposal, or approve or enter into an agreement for an alternative business combination transaction, (v) not solicit, encourage or facilitate alternative business combination transaction proposals, and (vi) not engage in discussions or negotiations concerning or disclose nonpublic information in connection with alternative business combination transactions or proposals, subject to the Board of Directors’ fiduciary duties under Delaware law.

The consummation of the Merger is subject to the approval of stockholders of the Company by a majority of the votes cast at the meeting of the Company’s stockholders and other customary closing conditions, including (i) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any law or regulation that makes illegal the Merger or the transactions contemplated thereby or prohibits or otherwise prevents the consummation of the Merger or any of the transactions contemplated thereby, (iii) the effectiveness of the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (“SEC”), (iv) the number of shares dissenting from approval of the Merger not exceeding ten percent of the aggregate number of shares of Company capital stock outstanding as of the record date for the Company’s stockholders’ meeting, and (iv) the approval of NAVTEQ’s common stock to be issued in the Merger for listing on the New York Stock Exchange.  Each party’s obligation to close is also subject to, among other closing conditions, the accuracy of representations and warranties of the other party and compliance by the other party of the covenants required to be complied with on or prior to closing, the receipt of required regulatory approvals, the delivery to each party of customary tax opinions from its counsel that the Merger will qualify as a tax-free reorganization for federal income purposes, the absence of an event constituting a material adverse effect on the other party, as described in the Merger Agreement, and the delivery of certain third party consents by the other party.  Furthermore, NAVTEQ’s obligation to close is subject to, among other closing conditions, the delivery of written agreements from certain holders of outstanding Company warrants providing for the exercise of such warrants in full at or prior to closing, the exchange of such warrants for the per share stock consideration set forth in the Merger Agreement or the replacement of such warrants by new warrants in a form agreed to by NAVTEQ and such holders.

The Merger Agreement contains certain termination rights of the Company and NAVTEQ and further provides that the Company will be required to pay NAVTEQ a termination fee of $6.25 million under certain specified circumstances.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2006.

Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of the Company entered into agreements  (the “Voting Agreements”) pursuant to which those stockholders have agreed to vote their Company shares in favor of adoption and approval of the Merger Agreement and approval of the Merger.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NAVTEQ CORPORATION,

NAVTEQ HOLDINGS B.V.,

NAVTEQ HOLDINGS DELAWARE, INC.

and

TRAFFIC.COM, INC.

Dated as of November 5, 2006

Company Disclosure Letter

Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 5, 2006, by and among NAVTEQ Corporation, a Delaware corporation (“Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands and a wholly-owned subsidiary of Parent (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BV Sub (“Merger Sub”), and Traffic.com, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

WHEREAS, the Boards of Directors of Parent, BV Sub, Merger Sub and the Company deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company and the shareholder and managing director of BV Sub have approved, in accordance with Applicable Law, this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved to recommend to the stockholders of the Company that they approve and adopt this Agreement and approve the Merger;

WHEREAS, it is proposed that the acquisition be accomplished by the merger of the Company with and into Merger Sub, with Merger Sub being the Surviving Corporation, in accordance with the applicable provisions of Delaware Law, and each share of Company Common Stock will thereupon be cancelled and converted into the right to receive the consideration as set forth herein, all upon the terms and subject to the conditions set forth herein;

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” for purposes of Section 368(a) of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent, BV Sub and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company who own shares of Company Common Stock and who are identified on Schedule I hereto, in their respective capacities as stockholders of the Company, and each of the other stockholders of the Company identified on Schedule I hereto, have entered into Voting Agreements with Parent substantially in the forms attached hereto as Exhibit A-1 or Exhibit A-2 (each, a “Voting Agreement” and collectively, the “Voting Agreements”); and

WHEREAS, the Company, Parent, BV Sub and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Company hereby agree as follows:

Article I
DEFINITIONS

1.1.   Certain Definitions.   For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company, (ii) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction or the parent of any such surviving or resulting entity, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company and its Subsidiaries, taken as a whole (other than in a transaction involving not more than 20% of the assets of the Company and its Subsidiaries, taken as a whole, as may be consented to by Parent, which consent may not be unreasonably withheld, conditioned or delayed), (iv) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal), or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” shall mean any change, circumstance, development, effect, event, fact or occurrence that, individually, or when taken together with all such other changes, circumstances, developments, effects, events, facts or occurrences that exist or have occurred prior to the date of determination of the Company Material Adverse Effect, has caused, resulted in or had, a material and adverse effect on the business, financial condition, assets (whether real, personal or mixed, tangible or intangible), properties, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: any change, circumstance, development, effect, event, fact or occurrence primarily resulting (i) from changes affecting the United States or world economy generally, which changes do not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner, (ii) from changes affecting the industry in which the Company and its Subsidiaries operate generally which changes do not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner, (iii) from a change in the Company’s stock price or the trading volume in such stock; provided, however, that this clause (iii) shall not exclude any underlying effect which may have caused such change in stock price or trading volume, (iv) from a failure to meet the Company’s internal projections or securities analysts’ estimates of revenue, earnings or other business or operating metrics for the Company for any period ending on or after the date of this Agreement (or for such other period for which estimates of revenues, earnings or other business or operating metrics are released); provided, however, that this clause (iv) shall not exclude any underlying effect which may have caused such failure to meet securities analysts’ estimates of revenue, earnings or other business or operating metrics, (v) from changes in accounting requirements or principles imposed upon the Company and its Subsidiaries pursuant to changes in GAAP or Applicable Law which changes were first publicly disclosed after the date hereof, (vi) from any change in Applicable Laws, or the interpretation thereof, (vii) from any litigation brought by a holder of Company Common Stock arising from allegations of a breach of fiduciary duty relating to this Agreement, or (viii) from the loss of any single customer which, individually, accounted for $1,000,000 or less of the Company’s net revenue during the preceding twelve (12) month period prior to the date of this Agreement or any group of customers which, in the aggregate, accounted for $1,000,000 or less of the Company’s net revenue during the preceding twelve (12) month period prior to the date of this Agreement.

“Company Options” shall mean any outstanding options to purchase shares of Company Common Stock under any of the Company Stock Option Plans or otherwise.

“Company Securities” shall mean the Company Common Stock and any other securities of the Company.

“Company Warrants” shall mean any outstanding warrants to purchase shares of Company Common Stock.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.

“DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

“Employees” shall mean all employees of the Company and its Subsidiaries.

“Environmental Law” means any and all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judicial and administrative orders, injunctions or decrees, or other legal requirements relating to occupational safety and health, the environment, or emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the handling of Hazardous Substances or the investigation, clean-up or other remediation thereof.

“Environmental Matters” means any liability or obligation arising under Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with an applicable Environmental Law or Permit and (ii) any liability or obligation arising from the manufacture, processing, distribution, treatment, storage, disposal, transport, presence of, release or threatened release of, or exposure of persons or property to, Hazardous Substances.

“Hazardous Substance” means any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance” (as defined or regulated by any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local laws and regulations), petroleum and petroleum products, polychlorinated biphenyls or asbestos.

“Knowledge” shall mean (i) with respect to the Company and its Subsidiaries, with respect to any matter in question, that any of the following persons has actual knowledge of such matter after reasonable inquiry of the persons employed by the Company and its Subsidiaries whose duties would, in the normal course of the affairs of the Company and its Subsidiaries, result in such person having knowledge of the matter in question: the Company’s Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Information Officer, and General Counsel, and (ii) with respect to Parent, BV Sub, Merger Sub and Parent’s other Subsidiaries, with respect to any matter in question, that any of the following persons has actual knowledge of such matter after reasonable inquiry of the persons employed by Parent and its Subsidiaries whose duties would, in the normal course of the affairs of Parent and its Subsidiaries, result in such person having knowledge of the matter in question: Parent’s President and Chief Executive Officer, Chief Financial Officer, and General Counsel.

“Legal Proceedings” shall mean any action, claim, suit, litigation, arbitration, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority.

“Liability” or “Liabilities” shall mean all indebtedness, obligations and other liabilities, whether direct or indirect, and any loss, damage (including direct, incidental, consequential and special damages), cost, deficiency, Lien, penalty, fine, cost or expense (including any litigation expenses), or any diminution in value of any real or personal property (excluding any depreciation), or contingent liability, loss contingency, unpaid expense, claim, guaranty or endorsement (other than endorsements for deposits or collection of checks in the ordinary course of business).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean the Nasdaq Global Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc. or any successor thereto.

“NYSE” shall mean the New York Stock Exchange.

“Parent Material Adverse Effect” shall mean any change, circumstance, development, effect, event, fact or occurrence that, individually, or when taken together with all such other changes, circumstances, developments, effects, events, facts or occurrences that exist or have occurred prior to the date of determination of the Parent Material Adverse Effect, has caused, resulted in or had, a material and adverse effect on the business, financial condition, assets (whether real, personal or mixed, tangible or intangible), properties, or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following be deemed to constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred: any change, circumstance, development, effect, event, fact or occurrence primarily resulting (i) from changes affecting the United States or world economy generally, which changes do not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner, (ii) from changes affecting the industry in which Parent and its Subsidiaries operate generally which changes do not affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner, (iii) from a change in Parent’s stock price or the trading volume in such stock; provided, however, that this clause (iii) shall not exclude any underlying effect which may have caused such change in stock price or trading volume, (iv) from a failure to meet Parent’s internal projections or securities analysts’ estimates of revenue, earnings or other business or operating metrics for Parent for any period ending on or after the date of this Agreement (or for such other period for which estimates of revenues, earnings or other business or operating metrics are released); provided, however, that this clause (iv) shall not exclude any underlying effect which may have caused such failure to meet securities analysts’ estimates of revenue, earnings or other business or operating metrics, (v) from changes in accounting requirements or principles imposed upon Parent and its Subsidiaries pursuant to changes in GAAP or Applicable Law which changes were first publicly disclosed after the date hereof, (vi) any change in Applicable Laws, or the interpretation thereof or (vii) from any litigation brought by a holder of Parent Common Stock arising from allegations of a breach of fiduciary duty relating to this Agreement.

“Parent Stock Option Plans” shall mean all of Parent’s currently existing stock incentive plans.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Proxy Statement” shall mean the proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the stockholders of the Company in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC under the Exchange Act in connection therewith, and any amendments or supplements thereto, which Proxy Statement will be included in the Registration Statement and form part of the Proxy Statement/Prospectus.

“Registration Statement” shall mean the Registration Statement on Form S-4 to be filed by Parent with the SEC under the Securities Act to register the shares of Parent Common Stock issuable in connection with the Merger, and any amendments or supplements thereto

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

“Subsidiaries” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other

Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Securities” shall mean the securities of the Company’s Subsidiaries.

“Superior Proposal” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, a majority of the assets of the Company (measured by either fair market value of such assets or by revenue attributable to such assets) or all of the outstanding voting securities of the Company, or otherwise enter into a transaction as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has reasonably concluded in good faith (following the receipt of advice of its outside legal counsel and its financial advisor, and taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, including without limitation any proposed conditions to consummation, as well as any counter-offer or counter-proposal made by Parent) to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger, is reasonably likely to be consummated and for which financing, to the extent required, is then fully committed or reasonably determined by the Board of Directors in good faith to be available.

1.2.   List of Additional Defined Terms.   The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms identified below:

Term	Defined in Section
401(k) Plan	6.21(c)
Action of Divestiture	6.7(d)
Affiliate Letter	6.16
Aggregate Cash Shares	2.7(b)
Aggregate Stock Shares	2.7(c)
Agreement	Preamble
Antitrust Law	6.7(a)
Assumed Option	6.12(a)
Bid	3.27
Board Recommendation	6.2(a)
Board Recommendation Change	6.2(b)
BV Sub	Preamble
Cash Consideration Cap	2.7(b)
Cash Election	2.7(a)(i)
Cash Fraction	2.7(b)(iii)
Certificate	2.6(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Committee Fairness Opinion	3.26
Company	Preamble
Company Balance Sheet	3.4(b)
Company Benefit Plan	3.16(a)
Company Bylaws	3.1(b)
Company Charter	3.1(b)

Company Charter Documents	3.1(b)
Company Common Stock	3.2(a)
Company Disclosure Letter	Preamble to Art. III
Company Employee Plan	5.1(s)
Company Fairness Opinion	3.26
Company Financials	3.4(b)
Company Government Contract	3.27
Company Government Subcontract	3.27
Company Intellectual Property	3.8
Company Material Contract	3.17(a)
Company Permits	3.10
Company Preferred Stock	3.2(a)
Company Products	3.8
Company Registered Intellectual Property	3.8
Company SEC Reports	3.4(a)
Company Source Code	3.8(j)
Company Stock Option Plans	3.2(b)
Company Stockholders’ Meeting	6.3(a)
Confidentiality Agreement	6.5(a)
Customer Information	3.8(n)
Delaware Secretary of State	2.2
Dissenting Shares	2.9
Dissenting Stockholder	2.9
DOJ	3.3(c)
Effective Time	2.2
Election	2.7(a)(iii)
Election Deadline	2.7(f)
End Date	8.1(b)
Environmental Permits	3.13
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
Exchange Act	3.3(c)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Exchange Ratio	2.6(c)(i)
Exchanged Options	6.12(b)(ii)
Export Approvals	3.23
Fairness Opinion	3.26
FCPA	3.24
Form of Election	2.7(a)
FTC	3.3(c)
GAAP	3.4(b)
Governmental Authority	3.3(c)
Guarantee of Delivery	2.7(f)
HSR Act	3.3(c)
Indemnified Parties	6.15(a)
Intellectual Property	3.8
Intellectual Property Rights	3.8
Lease Documents	3.7(b)
Letter of Transmittal	2.7(f)

Merger	2.1
Merger Consideration	2.6(c)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(b)
Merger Sub Charter	4.1(b)
Necessary Governmental Consents	3.3(c)
Non-Electing Shares	2.7(d)(iii)
Non-Election	2.7(a)(iii)
Open Source	3.8(i)
Parent Bylaws	4.1(b)
Parent Charter	4.1(b)
Parent Common Stock	4.2
Parent Disclosure Letter	Preamble to Art. IV
Parent Financials	4.5
Parent Permits	4.7
Parent Preferred Stock	4.2
Parent SEC Reports	4.4
Parent’s 401(k) Plan	6.21(c)
Per Share Cash Consideration	2.6(c)(ii)
Per Share Stock Consideration	2.6(c)(i)
Plan	3.16(a)
Proxy Statement/Prospectus	6.4(a)
Real Property	3.7(a)
Relevant Group	3.6(a)(i)
Requisite Stockholder Approval	3.3(a)
Sarbanes-Oxley Act	3.4(a)
Securities Act	3.3(c)
Shrink-Wrapped Code	3.8
Significant Customer	3.21
Significant Supplier	3.22
Source Code	3.8
Special Committee	3.26
Stock Consideration Cap	2.7(c)
Stock Election	2.7(a)(ii)
Stock Fraction	2.7(c)(iii)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Tax; Taxes	3.6(a)(ii)
Tax Return	3.6(a)(iii)
Termination Fee	8.3(b)(i)
Trade Secrets	3.8(a)
Transfer Taxes	3.6(a)(iv)
Triggering Event	8.1(e)
Voting Agreement	Preamble

Article II
THE MERGER

2.1.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall thereupon cease and Merger Sub shall continue as the surviving corporation of the Merger. (Merger Sub, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2.   Effective Time of the Merger.   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law, with the time of such filing with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to in this Agreement as the “Effective Time.”

2.3.   Closing.   The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Pepper Hamilton LLP, 600 Fourteenth Street, N.W., Washington, D.C. 20005, on a date and at a time to be agreed upon by Parent, BV Sub, Merger Sub and the Company, which date shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and Applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver, to the extent permitted by this Agreement and Applicable Law, of such conditions), or at such other location, date and time as Parent, BV Sub, Merger Sub and the Company shall mutually agree upon in writing, with the date upon which the Closing shall actually occur pursuant hereto being referred to in this Agreement as the “Closing Date.”

2.4.   Certificate of Incorporation and Bylaws.   The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation as of and after the Effective Time, until thereafter amended in accordance with the applicable provisions of Delaware Law, such certificate of incorporation and bylaws, and this Agreement.

2.5.   Directors and Officers.   Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub holding office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of and after the Effective Time and shall continue as such until their respective successors are duly elected or appointed and qualified.

2.6.   Effect on Capital Stock; Effect on Options and Warrants.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, BV Sub, Merger Sub, the Company or the holders of any shares of capital stock of the Company:

(a)     Treasury Stock.   All shares of Company Common Stock that are held in the Company’s treasury shall be cancelled and cease to exist and no cash, shares of Parent capital stock or other consideration shall be delivered in exchange therefor.

(b)     Subsidiary and Parent-Owned Stock.   All shares of Company Common Stock held by any direct or indirect wholly-owned Subsidiary of the Company shall be cancelled and cease to exist and no cash, shares of Parent capital stock or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by the Parent or any direct or indirect wholly-owned Subsidiary of Parent shall be cancelled and cease to exist and no cash, shares of Parent capital stock or other consideration shall be delivered in exchange therefor.

(c)     Conversion of Company Common Stock.   Subject to the other provisions of this Article II (including the election and pro-ration provisions set forth in Section 2.7), each issued and outstanding share of Company Common Stock shall be converted into the right to receive, at the election of the holder thereof:

(i)      0.235 shares of Parent Common Stock (the “Per Share Stock Consideration,” and the ratio of one share of Company Common Stock to the Per Share Stock Consideration being the “Exchange Ratio”); or

(ii)     cash in the amount of $8.00, without interest (the “Per Share Cash Consideration”).

All such shares of Company Common Stock, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate (“Certificate”) that, immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 2.8(c): (A) the Per Share Stock Consideration and/or the Per Share Cash Consideration, as the case may be, as determined in accordance with Section 2.7, (B) certain dividends and other distributions in accordance with Section 2.8(d), and (C) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.6(f), in each case without interest (collectively, the “Merger Consideration”). All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

Notwithstanding the foregoing, if between the date hereof and the Effective Time the Parent Common Stock or Company Common Stock is changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Per Share Cash Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(d)     Parent Common Stock.   The Merger shall not affect any shares of Parent Common Stock that are issued and outstanding immediately prior to the Effective Time.

(e)     Company Options; Company Warrants.

(i)      At the Closing, each Company Option then outstanding under any of the Company Stock Option Plans shall be treated in accordance with the provisions of this Article II and Section 6.12. At the time of execution and delivery of this Agreement by the Company, the Company shall deliver or cause to be delivered to Parent written evidence that the Company’s Board of Directors or the Compensation Committee of the Board of Directors has taken such action pursuant to the Company Stock Option Plans and the stock option agreements pertaining to all outstanding Company Options so as to cause all Company Options outstanding at the Closing to be cancelled, other than those to be assumed by Parent in accordance with Section 6.12(a) and those that become Exchanged Options in accordance with Section 6.12(b). With respect to the Company’s 1999 Non-Employee Option Plan, the Company shall use all commercially reasonable efforts to cause the holders of Company Options outstanding under such plan to exercise such Company Options at or prior to Closing. Subject to the other provisions of this Article II (including the election and pro-ration provisions set forth in Section 2.7), each Exchanged Option shall be converted (on a net basis, taking into account the exercise price of such Exchanged Option) into the right to receive, at the election of the holder thereof (A) the Per Share Stock Consideration or (B) the Per Share Cash Consideration.

(ii)     At the Closing, each Company Warrant then outstanding shall be treated in accordance with the provisions of Section 6.12(c), except that Exchanged Warrants shall be treated in accordance with the provisions of this Article II and Section 6.12. Subject to the other provisions of this Article II (but excluding the election and pro-ration provisions set forth in Section 2.7), each Exchanged Warrant shall be converted (on a net basis, taking into account the exercise price of such Exchanged Warrant) into the right to receive the Per Share Stock Consideration.

(iii)     All Exchanged Options and Exchanged Warrants, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder thereof shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Exchanged Option or Exchanged Warrant in accordance with Section 2.8(c): (A) the Per Share Stock Consideration and/or the Per Share Cash Consideration, as the case may be, as determined in accordance with Section 2.7 (and, in the case of Exchanged Warrants, the Per Share Stock Consideration only), (B) certain dividends and other distributions in accordance with Section 2.8(d), and (C) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.6(f), in each case without interest. All such consideration paid upon the surrender for exchange of Exchanged Options or Exchanged Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Exchanged Option or Exchanged Warrant.

(f)      No Fractional Shares of Parent Common Stock.   No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof (i) each holder of shares of Company Common Stock and (ii) each holder of a Company Option or Company Warrant which becomes an Exchanged Option or Exchanged Warrant, who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), Company Option or Company Warrant, as applicable, receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 2.8(f) which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the NYSE. As soon as practicable after the determination of the amount of cash to be paid to such former holders in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall cause BV Sub to deposit with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Company Common Stock, Company Options and Company Warrants.

2.7.   Election and Allocation Procedures.

(a)     Cash and Stock Elections.   Subject to the election and allocation procedures set forth in this Section 2.7, the limitations imposed by the Cash Consideration Cap and the Stock Consideration Cap and the agreements to make Stock Elections set forth in Section 2.7(e), each record holder (or beneficial owner through appropriate and customary documentation and instructions) of shares of

Company Common Stock immediately prior to the Effective Time and each holder of a Company Option that has become an Exchanged Option in accordance with Section 6.12(b) shall be entitled to:

(i)      elect to receive the Merger Consideration (A) in respect of each such share of Company Common Stock and (B) in respect of each Exchanged Option (on a net basis, taking into account the exercise price of such Exchanged Option) entirely in cash (a “Cash Election”),

(ii)     elect to receive the Merger Consideration (A) in respect of each such share of Company Common Stock and (B) in respect of each Exchanged Option (on a net basis, taking into account the exercise price of such Exchanged Option) entirely in shares of Parent Common Stock (a “Stock Election”), or

(iii)     indicate that such holder has no preference as to the receipt of cash or shares of Parent Common Stock with respect to such shares of Company Common Stock or Exchanged Options (a “Non-Election;” and any Cash Election, Stock Election or Non-Election shall be referred to herein generally as an “Election”);

provided, however, that no holder of Dissenting Shares shall be entitled to make an Election, and, provided further, that the election made by each holder shall apply to all shares of Company Common Stock and all Exchanged Options held by each holder (except that a holder of Dissenting Shares who withdraws or waives such holder’s dissent pursuant to Section 262 of the DGCL shall be entitled to make an Election). All such Elections shall be made on a form furnished by Parent for that purpose (a “Form of Election”) reasonably satisfactory to the Company. If more than one Certificate shall be surrendered in accordance with Section 2.8(c) and/or more than one Company Option that has become an Exchanged Option in accordance with Section 6.12(b) for the account of the same holder, the number of shares of Parent Common Stock, if any, to be issued to such holder in exchange for the Certificates and Exchanged Options that have been surrendered and/or exchanged in accordance with Section 2.8(c) and Section 6.12(b) shall be computed on the basis of the aggregate number of shares of Company Common Stock represented by all such Certificates and Exchanged Options surrendered and/or exchanged for the account of such holder. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election, provided that such nominee, trustee or representative certifies that each such Form of Election covers all shares of Company Common Stock held for a particular beneficial owner.

(b)     Pro-ration — Excess Cash Elections.   Notwithstanding the Elections made pursuant to Section 2.7(a), the aggregate cash consideration payable to all holders of shares of Company Common Stock and Company Options that have become Exchanged Options in accordance with Section 6.12(b) shall not exceed $49,000,000 minus the cash value of Dissenting Shares (the “Cash Consideration Cap”). For purposes of the definition of Cash Consideration Cap, the “cash value of Dissenting Shares” shall equal the Per Share Cash Consideration multiplied by the number of shares of Company Common Stock that are Dissenting Shares. If the product of (X) the Per Share Cash Consideration and (Y) the aggregate number of shares of Company Common Stock (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) with respect to which Cash Elections have been made would exceed the Cash Consideration Cap, then:

(i)      each share of Company Common Stock with respect to which a Stock Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Stock Consideration;

(ii)     each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Stock Consideration; and

(iii)     each share of Company Common Stock with respect to which a Cash Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive: (A) the amount in cash, without interest, equal to the product of (1) the Per Share Cash Consideration and (2) a fraction (the “Cash Fraction”), the numerator of which shall be the Aggregate Cash Shares, and the denominator of which shall be the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options), and (B) the number of shares of Parent Common Stock equal to the product of (1) the Per Share Stock Consideration and (2) a fraction equal to one minus the Cash Fraction.

For purposes of this Article II, “Aggregate Cash Shares” means a number of shares of Company Common Stock equal to the Cash Consideration Cap divided by the Per Share Cash Consideration.

(c)     Pro-ration — Excess Parent Stock Elections.   Notwithstanding the Elections made pursuant to Section 2.7(a), the aggregate number of shares of Parent Common Stock payable to all holders of shares of Company Common Stock (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall not exceed that number of shares equal to 4,300,000 less the shares of Parent Common Stock payable to the holders of Company Warrants that become Exchanged Warrants pursuant to Section 2.7(e) and Section 6.12(c) (the “Stock Consideration Cap”). If the product of (X) the Per Share Stock Consideration and (Y) the aggregate number of shares of Company Common Stock with respect to which Stock Elections have been made, including pursuant to the agreements described in Section 2.7(e) would exceed the Stock Consideration Cap, then:

(i)      each share of Company Common Stock with respect to which a Cash Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Cash Consideration;

(ii)     each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Cash Consideration; and

(iii)     each share of Company Common Stock with respect to which a Stock Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive: (A) the number of shares of Parent Common Stock equal to the product of (1) the Per Share Stock Consideration and (2) a fraction (the “Stock Fraction”), the numerator of which shall be the Aggregate Stock Shares, and the denominator of which shall be the aggregate number of shares of Company Common Stock (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) with respect to which Stock Elections have been made, and (B) the amount in cash, without interest, equal to the product of (1) the Per Share Cash Consideration and (2) a fraction equal to one minus the Stock Fraction. For purposes of this Article II, “Aggregate Stock Shares” means a number of shares of Company Common Stock equal to the Stock Consideration Cap divided by the Per Share Stock Consideration.

(d)     No Pro-ration.   In the event that Sections 2.7(b) and 2.7(c) are not applicable, then:

(i)      each share of Company Common Stock with respect to which a Cash Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Cash Consideration;

(ii)     each share of Company Common Stock with respect to which a Stock Election shall have been made (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) shall be converted into the right to receive the Per Share Stock Consideration; and

(iii)     each share of Company Common Stock with respect to which a Non-Election shall have been made (or deemed to have been made) (including shares of Company Common Stock issued and outstanding and shares attributable to Exchanged Options) (the “Non-Electing Shares”), if any, shall be converted into the right to receive a pro rata share of the remaining Per Share Stock Consideration and Per Share Cash Consideration.

(e)     Exchanged Warrants; Agreement to Make Stock Election.   Notwithstanding the provisions of Sections 2.7(a), (b), (c) and (d), any Company Warrant that becomes an Exchanged Warrant in accordance with Section 6.12(c) shall be exchanged only for the Per Share Stock Consideration (on a net basis, taking into account the exercise price of such Exchanged Warrant) and shall not be entitled to make any Election. Further, the holders of shares of Company Common Stock listed on Schedule III hereto have agreed and committed to make a Stock Election with respect to all issued and outstanding shares of Company Common Stock held by them and the holders of shares of Company Warrants listed on Schedule IV hereto have agreed and committed to exchange their Company Warrants in accordance with Section 6.12(c) so that such Company Warrants become Exchanged Warrants. The parties acknowledge and agree that the Stock Elections made pursuant to this Section 2.7(e) shall be treated as Stock Elections for all purposes of Article II, including the determination as to whether the Stock Consideration Cap has been exceeded.

(f)      Form of Election; Delivery of Certificates.   A Form of Election and a letter of transmittal (the “Letter of Transmittal”) shall be included with or mailed contemporaneously with each copy of the Proxy Statement/Prospectus. Parent and Company shall each use commercially reasonable efforts to mail or otherwise make available the Form of Election and the Letter of Transmittal to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Stockholders’ Meeting and the Effective Time. Elections shall be made by holders of shares of Company Common Stock and holders of Company Options that have become Exchanged Options by delivering the Form of Election to the Exchange Agent (as hereinafter defined). To be effective, a Form of Election must be properly completed, signed and submitted to and received by the Exchange Agent by no later than 5:00 p.m. (Eastern time) on the date that is five (5) Business Days after the Effective Time (the “Election Deadline”), and accompanied by (i)(A) the Certificates as to which the election is being made or (B) an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is a member of a registered national securities exchange or of the NASDAQ or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery (a “Guarantee of Delivery”), (ii) an agreement (“Exchange Agreement”), with respect to Company Options that have become Exchanged Options, and (iii) a properly completed and signed Letter of Transmittal.

(g)     Failure to Deliver; Defects.   Failure to deliver Certificates covered by any Guarantee of Delivery within three (3) NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any otherwise properly made Cash Election or Stock Election. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A Form of Election with respect to Dissenting Shares shall not be valid. The Exchange Agent shall also make all computations contemplated by this Section 2.7 and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock, Exchanged Options and Exchanged Warrants in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline, Parent shall, or shall cause the Exchange Agent to, cause the Certificates representing shares of Company Common Stock covered by such Form of Election to be promptly returned without charge to the Person submitting the Form of Election upon written request to that effect from such Person.

(h)     Non-Elections; Dissenting Shares.   Subject to the immediately succeeding sentence, for the purposes hereof, a holder of shares of Company Common Stock who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his, her or its Form of Election and does not resubmit a Form of Election that is timely received by the Exchange Agent and otherwise complies with the terms and conditions hereof), or who submits a Form of Election without the other documents required by this Section 2.7, shall be deemed to have made a Non-Election. Holders of Dissenting Shares shall not be entitled to make an Election other than a holder of Dissenting Shares who withdraws or waives such holder’s dissent pursuant to Section 262 of the DGCL and shall not be deemed to have made a Non-Election; the rights of such holders of Dissenting Shares shall be determined in accordance with Section 262 of the DGCL and Section 2.9. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the stockholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

2.8.   Exchange of Certificates.

(a)     Exchange Agent.   As soon as practicable following the date of this Agreement, Parent shall appoint Computershare Investor Services LLC, or such other bank or trust company reasonably satisfactory to the Company, to act as exchange agent (the “Exchange Agent”) for the purpose of (i) receiving Forms of Election and determining, in accordance with this Article II, the form of Merger Consideration to be received by each holder of shares of Company Common Stock, Exchanged Options and Exchanged Warrants and (ii) exchanging the applicable Merger Consideration for shares of Company Common Stock, Exchanged Options and Exchanged Warrants.

(b)     Parent to Cause Deposit of Merger Consideration.   Prior to or on the Closing Date, Parent shall cause BV Sub to deposit with the Exchange Agent, for exchange in accordance with this Article II, the Merger Consideration payable pursuant hereto. The Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock; provided, however, that at the time Parent determines the number of fractional shares to be paid in cash, it will promptly cause BV Sub to deposit with the Exchange Agent such additional amount necessary to make such payments. The Exchange Agent shall, pursuant to irrevocable instructions, deliver shares of Parent Common Stock and cash contemplated to be issued out of the Exchange Fund on the terms set forth herein. The Exchange Fund may not be used for any other purpose.

(c)     Exchange Procedures.   Upon surrender of a Certificate or Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, an Exchange Agreement (if required) and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate, holder of a Company Option that has become an Exchanged Option or holder of a Company Warrant that has become an Exchanged Warrant, as applicable, subject to Section 2.8(e), shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be cancelled. The shares of Parent Common Stock constituting part of such Merger Consideration (if any), at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder or is otherwise required under Applicable Law. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(d)     Dividends and Distributions With Respect to Unexchanged Shares.   No dividends or other distributions with respect to Parent Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.6(f), shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered or transferred, as the case may be, as provided in this Section 2.8. Subject to Applicable Law, following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.6(f), and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(e)     Payments to Persons Other than a Registered Holder.   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered or, in the case of a Company Option that has become an Exchanged Option or a Company Warrant that has become an Exchanged Warrant, to a Person other than the Person named as the holder thereof, it shall be a condition to such payment that (i) in the case of a holder of Company Common Stock, (A) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent (or the Exchange Agent or any other agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable or (ii) in the case of an Exchanged Option or Exchanged Warrant, (A) the named holder of such Exchanged Option or Exchanged Warrant shall provide written instructions to the Exchange Agent authorizing such payment to such Person requesting such payment and (B) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the named holder or establish to the satisfaction of Parent (or the Exchange Agent or any other agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(f)      Withholding.   Each of the Exchange Agent, Parent, BV Sub and the Surviving Corporation shall deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Exchanged Options or Exchanged Warrants such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld pursuant to this Section 2.8(f), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)     No Liability.   Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, BV Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock, Company Common Stock, Exchanged Options or Exchanged Warrants for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Laws.

(h)     Investment of Exchange Fund.   The Exchange Agent shall invest the cash included in the Exchange Fund in direct obligations of the U.S. Treasury or otherwise with the consent of Parent, on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock, Exchanged Options or Exchanged Warrants pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of Company Common Stock, Exchanged Options or Exchanged Warrants pursuant to this Article II shall promptly be paid to Parent upon Parent’s request. If for any reason (including losses) the amount of cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations of Parent to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit or cause to be deposited cash into the Exchange Fund an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i)      Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to Surviving Corporation look only to Parent and the Surviving Corporation for payment of the Merger Consideration (and as a general creditor for the cash constituting the Merger Consideration, which cash shall not accrue interest) pursuant to Section 2.7, cash in lieu of any fractional shares pursuant to Section 2.6(f) and any dividends or other distributions pursuant to Section 2.8(d) with respect to the shares of Company Common Stock formerly represented thereby. Any amounts remaining unclaimed by holders of Company Common Stock after twenty-four (24) months following the Effective Time shall become, to the extent permitted by Applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

2.9.   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal for such shares in accordance with Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration as provided in this Article II, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under applicable Delaware Law. A Dissenting Stockholder may receive payment of the fair value of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder (“Dissenting Shares”) in accordance with the provisions of applicable Delaware Law, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with applicable Delaware Law. Any Dissenting Shares as to which the holder later waives or withdraws a demand for appraisal shall be entitled to make an Election, subject to pro-ration to the same extent as if such holder surrendered such formerly Dissenting Shares promptly following the Effective Time subject to a valid Election. The Company shall provide Parent (a) prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under applicable Delaware Law, and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under applicable Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with Parent’s prior written consent, settle or offer to settle any such demands.

2.10.  Lost, Stolen or Destroyed Share Certificates.   In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a satisfactory affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 2.6(f) and any dividends or distributions payable pursuant to Section 2.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11.  Tax Consequences.   It is intended by the parties hereto that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

2.12.  Further Action.   At and after the Effective Time, the officers and directors of Parent, BV Sub and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.13.  Restriction on Further Purchases of Shares.   From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, except pursuant to or as contemplated by this Agreement, Parent shall not (and shall cause its Subsidiaries not to) (i) acquire or make any proposal to acquire, directly or indirectly, any beneficial interest in shares of Company Common Stock or any options, warrants or other securities exercisable for shares of Company Common Stock, (ii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company, or (iii) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company; provided, however, that the restrictions imposed by this Section 2.13 shall not apply to the Voting Agreements between Parent and the other parties thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, BV Sub and Merger Sub, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of the Company (the “Company Disclosure Letter”), as follows:

3.1.   Organization.

(a)     Organization; Good Standing; Power and Authority.   The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have a Company Material Adverse Effect, and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company and each of its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b)     Charter Documents.   The Company has delivered or made available to Parent (i) a true and correct copy of the certificate of incorporation, including all certificates of designation thereto (the “Company Charter”), and bylaws of the Company (the “Company Bylaws”), each as amended and or restated to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c)     Subsidiaries.   Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens or any other restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.2.   Capitalization.

(a)     Capital Stock.   The authorized capital stock of Company consists of: (i) 100,000,000 shares of Common Stock, par value $0.01 (the “Company Common Stock”) and (ii) 30,000,000 shares of Company Preferred Stock, par value $0.01 (the “Company Preferred Stock”). At the close of business on November 3, 2006: (i) 20,597,273 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b)     Company Options and Warrants.   As of the close of business on November 3, 2006: (i) 2,481,123 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options granted under the Company’s Amended and Restated 1999 Long-term Incentive Plan, Amended and Restated 1999 Non-Employees’ Stock Plan and 2005 Long-Term Incentive Plan (collectively, the “Company Stock Option Plans”) or otherwise, (ii) the weighted average exercise price of such Company Options is $3.03 and 1,560,734 such Company Options are vested and exercisable, (iii) 1,284,998 shares of Company Common Stock are available for future grant under the Company Stock Option Plans, (iv) 0 shares of Company Common Stock are issuable pursuant to Company Options that have been granted other than pursuant to the Company Stock Option Plans, and (v) 1,073,122 shares of Company Common Stock are issuable pursuant to outstanding Company Warrants. Section 3.2(b) of the Company Disclosure Letter sets forth (A) a list of each outstanding Company Option and Company Warrant, (B) the particular Company Stock Option Plan (if any) pursuant to which any such Company Option was granted, (C) the name of the holder of each Company Option or Company Warrant, (D) the number of shares of Company Common Stock subject to each Company Option and Company Warrant, (E) the exercise price of each Company Option and Company Warrant, (F) the date of grant or issue for each Company Option and Company Warrant, (G) the applicable vesting schedule, if any, and the extent to which each Company Option and Warrant is vested and exercisable as of the date hereof, (H) the date on which each Company Option and Company Warrant expires and (I) details regarding the acceleration of vesting, if any. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and underlying Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Warrant as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c)     Other Securities.   Except as described in this Section 3.2 or in Section 3.2(c) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

3.3.   Authority; No Conflict; Necessary Consents.

(a)     Authority.   The Company has all requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders by the Requisite Stockholder Approval. Assuming the accuracy of the representations and warranties made by Parent, BV Sub and Merger Sub in Section 4.12, the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the Requisite Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware law. Assuming the accuracy of the representations and warranties made by Parent, BV Sub and Merger Sub in Section 4.12, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as may be permitted in accordance with Section 6.2), duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent, BV Sub and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)     No Conflict.   The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to the Requisite Stockholder Approval and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Applicable Law, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not reasonably be expected to result in a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)     Necessary Consents.   No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Authority”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act or 1934, as amended (the “Exchange Act”), (iii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iv) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 4.3(c) of the Parent Disclosure Letter, (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) above are referred to herein collectively as the “Necessary Governmental Consents.” Section 3.3(c)(i) and 3.3(c)(ii) of the Company Disclosure Letter provides a list of all Persons, other than Governmental Authorities, whose consent is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, including all consents with respect to Material Contracts.

3.4.   SEC Filings; Financial Statements; Internal Controls.

(a)     SEC Filings.   The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such amended or superceding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. The Company and, to the Company’s Knowledge, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the

Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor, to the Company’s Knowledge, any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

(b)     Financial Statements.   The consolidated financial statements (including, in each case, any related notes thereto) of the Company contained in the Company SEC Reports (the “Company Financials”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective date or dates thereof and the consolidated results of the Company’s operations and cash flows for the periods then ended. The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Company Financials. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2005 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices. The Company has not had any unresolved dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

(c)     Internal Controls.   The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, and (vi) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. Neither the Company nor any of its Subsidiaries (including, to the Company’s Knowledge, any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries(other than a significant deficiency or material weakness that has been disclosed to the Audit Committee of the Board of Directors of the Company, and, in the case of a material weakness, that has been disclosed as required in the Company SEC Reports), (B) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing (other than claims or allegations that have been duly investigated and found not to involve any of the foregoing).

(d)     Accounting and Auditing Practices.   Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

(e)     Section 806 of the Sarbanes-Oxley Act.   To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.5.   Absence of Certain Changes or Events.   Other than as disclosed in Section 3.5 of the Company Disclosure Letter, from the date of the Company Balance Sheet through the date of this Agreement, there has not been, accrued or arisen:

(a)     any Company Material Adverse Effect;

(b)     any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(c)     any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(d)     any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities;

(e)     any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f)      any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits or any payment by the Company or any of its Subsidiaries of any bonus or any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), other than such actions taken in the ordinary course of business consistent with past practices with respect to Employees who are not officers or directors of the Company;

(g)     any amendment, termination or consent with respect to any Company Material Contract, Contract required to be disclosed in Section 3.17(b) of the Company Disclosure Letter;

(h)     any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(i)      any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital lease and receivables financings entered into in the ordinary course of business consistent with past practices which are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole;

(j)      any sale, lease, mortgage, pledge, license, encumbrance or other disposition of any properties or assets except the sale, lease, mortgage, pledge license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate to the business of the Company;

(k)     any material purchases of fixed assets, spares or other long-term assets other than in the ordinary course of business and in a manner consistent with past practices;

(l)      any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its assets, including, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices; or

(m)    any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole.

3.6.   Taxes.

(a)     For purposes of this Agreement:

(i)      “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which the Company or any of its Subsidiaries (or, with respect to Parent, BV Sub or Merger Sub) is or was a member.

(ii)     “Tax” or “Taxes” means all federal, state, local or foreign, net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges in the nature of a tax, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(iii)     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iv)     “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar taxes and fees (including any penalties and interest).

(b)     All material Tax Returns required to have been filed by or with respect to the Company and any of its Subsidiaries or a Relevant Group have been duly and timely filed, and each such Tax Return is true and accurate in all material respects and correctly and completely reflects in all material respects liability for Taxes and all other information required to be reported thereon. All material Taxes required to be paid by the Company and any of its Subsidiaries or a Relevant Group (whether or not shown on any Tax Return) have been timely paid. The Company and its Subsidiaries have adequately provided for liabilities for all material unpaid Taxes in the Company Financials, which liabilities represent current Taxes not yet due and payable, in accordance with GAAP.

(c)     There is no action, audit, dispute or claim pending, or to the Company’s Knowledge, threatened against, or with respect to, the Company or any of its Subsidiaries in respect of any Taxes. None of the Company or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor have any of them made (or had made on their behalf) any requests for such extensions. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens on any of the capital or assets of the Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes that are not yet due and payable.

(d)     Each of the Company and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid, and has collected and remitted all Taxes (including all sales and use Taxes), required to be collected and remitted, and has complied with all information reporting and backup withholding requirements.

(e)     Section 3.6 of the Company Disclosure Letter: (i) lists all federal, state, local, and foreign Tax Returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 2001, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to Parent correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by to the Company or its Subsidiaries since

January 1, 2001. None of the Company or its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(f)      None of the Company or any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)     None of the Company or any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. None of the Company or any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code. None of the Company or any of its Subsidiaries has received (or is subject to) any private ruling from any taxing authority or has entered into (or is subject to) any agreement with a taxing authority. None of the Company or any of its Subsidiaries has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(h)     None of the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company or any of its Subsidiaries has any liability for the Taxes of any other Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Relevant Group of which the Company or any of its Subsidiaries currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise. Except as set forth in Section 3.6 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(i)      None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

3.7.   Title to Properties.

(a)     Owned and Leased Properties.   Neither the Company nor any of its Subsidiaries has ever owned any real property. Section 3.7(a) of the Company Disclosure Letter sets forth a separate list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee and the date of the lease, license, sublease or other occupancy right and each amendment thereto. All such current leases which are material to the Company and its Subsidiaries taken as a whole are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto. The Company or its Subsidiaries currently occupies all of the Real Property for the operation of its business. No parties other than the Company or any of its Subsidiaries have a right to occupy any material Real Property, except for subleases described in the Company Disclosure Letter pursuant to which third parties have the right to occupy Real Property. The Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair (ordinary wear and tear excepted) and regularly maintained in accordance with standard industry practices and, to the Company’s Knowledge, the Real Property is in compliance, in all materials respects, with Applicable

Laws. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Real Property. The Company and each of its Subsidiaries has performed all of its obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases.

(b)     Lease Documents.   The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting to the Company and its Subsidiaries a right to occupy the Real Property, including all amendments, terminations and modifications thereof ( the “Lease Documents”); and there are no other Lease Documents affecting the Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

(c)     Title.   The Company and each of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and (iii) easements, covenants, conditions and restrictions and such other imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

3.8.   Intellectual Property.

(a)     Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or licensed to, the Company or its Subsidiaries.

“Company Products” shall mean all products and services that have been developed by or for the Company or any of its Subsidiaries and/or are owned, made, provided, distributed, imported, sold or licensed to third Persons by or on behalf of the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property Rights that are owned by the Company or that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority by or in the name of the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any medium.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances, extensions and any foreign equivalents of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for infringement or misappropriation of any of the foregoing.

“Shrink-Wrapped Code” means (a) generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than U.S. $20,000 for a perpetual license for a single user or work station (or $150,000 in the aggregate for all users and work stations), and (b) generally commercially available software programs that are not Company Products and are used internally by the Company in the ordinary course of business.

“Source Code” shall mean computer software and code, in form other than object code form, including, to the extent currently prepared and in existence, any related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(b)     No Default/No Conflict.   All unexpired written Contracts relating to either (i) Company Intellectual Property, or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries, are valid and in full force and effect, and enforceable in accordance with their terms. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts, subject to obtaining any consents and approvals as are set forth in Section 3.8(b) of the Company Disclosure Letter. Each of the Company and its Subsidiaries is in material compliance with, and has not breached any material term of any such Contracts or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any such Contract and, to the Knowledge of the Company, all other parties to such Contracts are in material compliance with, and have not breached any material term of, such Contracts. Following the Closing Date, and subject to obtaining any consents and approvals as are set forth in Section 3.8(b) of the Company Disclosure Letter, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(c)     No Infringement.   To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as it is currently conducted or proposed to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product, has not and does not infringe or misappropriate any Intellectual Property Rights of any third Person, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(d)     Notice.   Neither the Company nor any of its Subsidiaries has received notice, written or otherwise, from any third Person claiming that any Company Product or the operation of the business of the Company or its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any third Person or constitutes unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received notice, written or otherwise, from any third Person challenging the complete and exclusive ownership of or right to use the Company Intellectual Property, or suggesting that any third Person has any claim of legal or beneficial ownership with respect thereto. Neither the Company nor any of its Subsidiaries has received any notice, written or otherwise, challenging, terminating, amending or affecting the interest of the Company or its Subsidiaries, in the Company Intellectual Property.

(e)     Transaction.   Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any material written contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in Parent, any of its subsidiaries or the Surviving Corporation being obligated under such written contracts or agreements to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, the Company or any of them, respectively, its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby, subject to obtaining any consents and approvals required to be obtained in connection with any such written contracts and agreements.

(f)      Intellectual Property.   Each of the Company and its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has, and has implemented, a policy requiring each current and former employee, consultant and contractor to execute sufficient information and confidentiality agreements and all current and former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property have executed such agreements and either: (i) is a party to a “work made for hire” agreement or arrangement under which the Company or any Subsidiary is deemed to be the original owner/author of all right, title and interest in the Company Intellectual Property; or (ii) has executed a valid, enforceable and irrevocable assignment of or a valid and enforceable agreement to irrevocably assign in favor of the Company or any Subsidiary all right, title and interest in the Company Intellectual Property. The Company or its Subsidiaries own all right, title and interest in and to or otherwise have the right to use all Company Intellectual Property, subject to the terms of any applicable Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party, free and clear of all Liens or claims of others.

(g)     Section 3.8(g) of the Company Disclosure Letter lists all Company Registered Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries is current as of the date hereof and will be current as of the Closing Date in (A) the payment of all necessary registration, maintenance and renewal fees owing in connection with such Company Registered Intellectual Property and (B) the filing of documents that are required to be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Company Registered Intellectual Property.Section 3.8(g) of the Company Disclosure Letter lists all actions, including the making of any payments that need to be taken with the applicable registering governmental agency within 120 days of the date hereof to maintain, renew or preserve the rights of Company in any of the Company Registered Intellectual Property. To the Knowledge of the Company, all of the Company Registered Intellectual Property is valid and subsisting. To the Knowledge of the Company, the Company has not taken or failed to take any action, including with respect to disclosure of information in the application for or prosecution of any Company Registered Intellectual Property that would render such Company

Registered Intellectual invalid or unenforceable. No Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other material Legal Proceeding of any kind in the United States or in any other jurisdiction.

(h)     No Order.   The Company has not received any notice that any Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(i)      Open Source.   No open source, public source or freeware software, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict a licensee’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), was incorporated into or integrated or bundled with, any Company Products. Section 3.8(i) of the Company Disclosure Letter sets forth a list of all Open Source that is incorporated into or integrated or bundled with any Company Product and for each such use of Open Source: (i) a description of the Open Source, (ii) name of the applicable license, (iii) the applicable Company Product, and (iv) to the extent known by the Company, the copyright holder of such Open Source.

(j)      Source Code.   Neither the Company, nor any of its Subsidiaries, has disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any Source Code for any Company Product that is owned by the Company or a Subsidiary of the Company (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any third Person acting on their behalf to any third Person of any Company Source Code. Section 3.8(j) of the Company Disclosure Letter identifies each written Contract pursuant to which the Company has deposited, or is or may be required to deposit, Company Source Code with an escrow agent or any other Person. The execution of this Agreement or any of the other transactions contemplated by this Agreement will not result in the release from escrow of any Company Source Code.

(k)     Licenses-In.   Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth inSection 3.8(i) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 3.8(k) of the Company Disclosure Letter lists all written Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.

(l)      Supplier Agreements.   Section 3.8(l) of the Company Disclosure Letter lists all written Contracts that are material to the Company to which the Company or any of its Subsidiaries is a party and pursuant to which Company or is Subsidiaries licenses, purchases or acquires any Intellectual Property (including any parts, supplies and components) that is material to the design, manufacture or support of the Company Products.

(m)    Licenses-Out.   Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which have been provided to Parent),Section 3.8(m) of the Company Disclosure Letter lists all written contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party that have generated for the Company or any of its Subsidiaries more than $150,000 in revenue in a fiscal quarter in any of the last three fiscal years and under which the Company or any of its Subsidiaries has granted any license to the Company Intellectual Property.

(n)     Customer Information.   The Company and each of its Subsidiaries has all necessary rights to, and has taken commercially reasonable steps to protect the confidentiality of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its customers (the “Customer Information”). To the Knowledge of the Company, the Company and its Subsidiaries are in full compliance with all Applicable Laws, regulations and Contracts with respect to the use and disclosure of Customer Information and the consummation of the transactions contemplated by this Agreement will not violate such laws, regulations and contracts with respect to such Customer Information.

(o)     Third Person Infringement.   No third Person has been put on notice of, nor is the Company or its Subsidiaries aware of any facts which would indicate a likelihood that a third Person has, will be, or currently is infringing, misappropriating, diluting or otherwise misusing any of the Company Intellectual Property.

3.9.   Restrictions on Business Activities.   Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or Company Product or compete with any Person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products or (d) otherwise limiting or restricting the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or Company Intellectual Property or to purchase or otherwise obtain any software, components, parts or subassemblies.

3.10.  Governmental Authorizations.   Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or assets, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Company Permits”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. Each Company Permit is in full force and effect. As of the date hereof, no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of all Company Permits.

3.11.  Litigation.   There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (whether real, personal or mixed, tangible or intangible). There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (whether real, personal or mixed, tangible or intangible) by or before any Governmental Authority. There has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.12.  Compliance with Laws.   Neither the Company nor any of its Subsidiaries has been or is in violation or default in any material respect of any Applicable Law. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the

Company or any of its Subsidiaries in such a way as has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

3.13.  Environmental Matters.   Section 3.13 of the Company Disclosure Letter sets forth a complete list of all material Company Permits held by the Company or any of its Subsidiaries which have been issued under Environmental Laws (the “Environmental Permits”). The Environmental Permits set forth in Section 3.13 of the Company Disclosure Letter constitute all of the material Company Permits that relate to Environmental Matters, issued or required under Environmental Laws by any Governmental Authority in connection with the operation of the Company’s business. The Company and its Subsidiaries are now and for the last five years have been in material compliance with all Environmental Laws and all Environmental Permits. There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (i) that have given rise or could reasonably be expected to give rise to any material Liabilities of the Company and its Subsidiaries under any Environmental Laws or (ii) that have required or could reasonably be expected to require the Company and its Subsidiaries to incur any material cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages under any Environmental Laws or to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement under Environmental Laws. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication: (x) that any of them is or may be a potentially responsible Person or otherwise materially liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (y) of any failure by any of them to materially comply with any Environmental Laws or the requirements of any Environmental Permits; or (z) that any of them is requested or required by any Governmental Authority to perform any material investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other environmental matters.

3.14.  Brokers’ and Finders’ Fees.   Except for fees payable to Allen & Company, Inc. and Susquehanna Financial Group, LLLP pursuant to engagement letters, copies of which have been provided to Parent, neither the Company nor any of its Subsidiaries has (i) incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor (ii) entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

3.15.  Transactions with Affiliates.   Except as set forth in the Company SEC Reports filed on or prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16.  Employee Benefit Plans and Compensation.

(a)     Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Benefit Plan” means any Plan established by the Company or any of its Subsidiaries, or any predecessor of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries contributes or has contributed on behalf of any Employee, or under which any Employee, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights, or for which the Company or any of its Subsidiaries has any Liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as to any person, any trade or business, whether or not incorporated, which together with such person would be deemed, at any time through the Closing Date, a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation or holiday pay, day or dependent care, legal services, cafeteria, life, health, accident, sickness, disability, workmen’s compensation, medical, life, dental or other insurance, severance, separation or other employee benefit, fringe benefit, plan, program, trust, contract, practice, policy or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not in the nature of formal or informal understandings and whether or not included in or described in any employment manual or handbook.

(b)     Section 3.16 of the Company Disclosure Letter is a current, correct and complete list of all Company Benefit Plans.

(c)     All the Company Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other Applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Company Benefit Plans have been timely filed or delivered. There have not been any “prohibited transactions” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) involving any of the Benefit Plans that could subject the Company to any penalty or tax under ERISA or the Code.

(d)     Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified and exempt. Any such Internal Revenue Service determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of an excise, income or unrelated business income taxes under the Code or ERISA with respect to any such Company Benefit Plan.

(e)     The Company and ERISA Affiliates do not sponsor or contribute to, and have not in the past sponsored or contributed to, and have no Liabilities with respect to, any defined benefit plan subject to Title IV of ERISA or any “multi-employer plan” (as defined in Section 3(37) of ERISA).

(f)      The Company has delivered or made available to Purchaser current, correct and complete copies of the following documents: (i) all plan documents, amendments and trust agreements relating to each Company Benefit Plan; (ii) the most recent annual and periodic accountings of plan assets; (iii) the most recent Internal Revenue Service determination or notification letter for each Company Benefit Plan that is an “employee pension benefit plan” (as that term is defined in ERISA Section 3(2)) and a list identifying any amendment not covered by such determination or notification letter; (iv) annual reports filed on Form 5500 (including accompanying schedules) for each Company Benefit Plan for the last three (3) years, if such reports were required to be filed; (v) the current summary plan description, if any is required by ERISA, for each Company Benefit Plan; (vi) all insurance contracts, annuity contracts, investment management or advisory agreements, administration contracts, service provider agreements, audit reports, fidelity bonds and fiduciary liability policies relating to any Company Benefit Plan; and (vii) all material correspondence with any Governmental Authority relating to any Company Benefit Plan.

(g)     To the Knowledge of the Company and any of its Subsidiaries, all communications regarding each Company Benefit Plan by the Company, any of its Subsidiaries or by an Employee or agent of the Company reflect and have always reflected accurately the material terms of that Company Benefit Plan.

(h)     There are no pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened claims by or on behalf of any Company Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Company Benefit Plan, alleging any violation of ERISA or any other Applicable Laws, or claiming payments (other than benefit claims made in the ordinary course of the operation of such plans), nor is there, to the knowledge of the Company or any of its Subsidiaries, any basis for such claim. No Company Benefit Plan is the subject of any pending (or, to the Knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service , the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other regulatory agency, foreign or domestic.

(i)      All required payments and contributions under the Company Benefit Plans, including the payment of all insurance premiums, have been timely made. All such payments and contributions have been fully deducted by the Company or any of its Subsidiaries for federal income tax purposes. Such deductions have not been challenged or disallowed by any Governmental Authority and neither the Company nor any of its Subsidiaries has any reason to believe that such deductions are not properly allowable. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries has incurred any Liabilities for any tax, excise tax, penalty or fee with respect to any Company Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liabilities.

(j)      The execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any employee or former employee of the Company or any of its Subsidiaries. Furthermore, the execution of and performance of the transactions contemplated by this Agreement will not result in any payment, acceleration, vesting or increase in benefits with respect to any Employee or former Employee of the Company or its Subsidiaries that would be an “excess parachute payment” under Section 280G of the Code.

(k)     Neither the Company nor any of its Subsidiaries maintains any plan or arrangement that provides post retirement medical benefits, post retirement death benefits or other post retirement welfare benefits, other than to the extent required by Part 6 of Title I of ERISA.

(l)      There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company ending immediately prior to the date hereof. Each Company Benefit Plan may be amended or terminated, at any time determined by the Company in its sole discretion.

3.17.  Contracts.

(a)     Material Contracts.   For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i)      any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) with respect to the Company and its Subsidiaries;

(ii)     any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

(iii)     Any agreement granting, licensing, sublicensing or otherwise transferring any Intellectual Property Rights of the Company or its Subsidiaries other than in the ordinary course of business and consistent with past practices;

(iv)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business and consistent with past practices;

(v)     any material settlement agreement entered into within three years prior to the date of this Agreement;

(vi)     any Company Government Contract or Company Government Subcontract;

(vii)    any agreement, or group of agreements with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a material adverse effect on any Company Product or otherwise have a Company Material Adverse Effect; or

(viii)   any other agreement in effect at any time during the past three years which provided for any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more within a 12-month period.

(b)     Schedule of Material Contracts.   Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof which are described in Section 3.17(a), setting forth for each such Company Material Contract, the subsections of Section 3.17(a) applicable to such Company Material Contract.

(c)     No Breach.   All Company Material Contracts are valid and in full force and effect in all material respects, except to the extent they have previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Material Contract.

3.18.  Insurance.   Section 3.18 of the Company Disclosure Letter sets forth a list of all insurance policies, including worker’s compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and each of its Subsidiaries. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth in Section 3.18 of the Company Disclosure Letter is in full force and effect. To the Knowledge of the Company, there is no existing default or event which, with the giving of notice, lapse of time or both, would constitute a default, by any insured under any policy listed in Section 3.18 of the Company Disclosure Letter, except where the existence of such default would not be reasonably likely to be material to the Company and its Subsidiaries taken as a whole. All premiums and other amounts due on such policies have been paid, and the Company and its Subsidiaries have complied in all material respect with the provisions of such policies. The Company and its Subsidiaries have reported to their insurers all claims and pending circumstances that could potentially result in a claim, except where the failure to report such a claim would not be reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

3.19.  Accounts Receivable.   The Company has delivered or made available to Parent a list of all accounts receivable of the Company as of September 30, 2006, together with a range of days elapsed since invoice. All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are reasonably believed by the Company to be collectible except to the extent of reserves therefor set forth in the Company Financial Statements, or, for receivables arising subsequent to September 30, 2006, as reflected on the books and records of the Company (which are prepared in accordance with GAAP and the reserve practices and methodology used in preparation of the Company Balance Sheet). No Person has any Lien on any of the Company’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

3.20.  Warranties; Products Liability.   Neither the Company nor any Subsidiary has incurred any material expenses not reflected in the Company Financials in connection with any claims made by customers under the Company’s or any Subsidiary’s obligations under their guaranty, warranty, right of return and indemnity provisions during each of the last 3 fiscal years and the interim period covered by the Company Financials; and to the Company’s Knowledge, there is no reason why a material amount of any such expenses would be incurred in the future. During the last 3 fiscal years and the interim period covered by the Company Financials, neither the Company nor any Subsidiary has incurred any material liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any product or service manufactured, sold, leased or delivered by the Company or its Subsidiaries.

3.21.  Customers.   Section 3.21 of the Company Disclosure Letter lists the customers who, in the Company’s nine months ended September 30, 2006, were the fifteen (15) largest customers, as measured by gross revenue, of Company and its Subsidiaries (each, a “Significant Customer”). Neither the Company nor any Subsidiary intends to (a) terminate its relationship or any Contract between any Significant Customer and the Company or its Subsidiaries, (b) stop, or materially decrease the rate of supplying products or services (in each case, as measured against the Company’s historical rate of supplying products or services since January 1, 2003, or such shorter period of time the Company has been supplying products or services to such Significant Customer) to such Significant Customer, or (c) seek the exercise of any remedy against any such Significant Customer. The Company has no Knowledge of any intent on the part of a Significant Customer to (a) terminate its relationship or any Contract between such Significant Customer and the Company or its Subsidiaries, (b) stop, or materially decrease the rate of buying products or services (in each case, as measured against the Significant Customer’s historical rate of buying products or services since January 1, 2003, or such shorter period of time the Company has been supplying products or services to such Significant Customer) from the Company or any Subsidiary, (c) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries (other than non-material, bona fide disputes), (d) return products of the Company or its Subsidiaries, or (e) seek the exercise of any remedy against the Company or any Subsidiary. The Company has not since the Balance Sheet Date been engaged in a material dispute with any Significant Customer.

3.22.  Suppliers.   Section 3.22 of the Company Disclosure Letter lists the suppliers who, in the nine months ended September 30, 2006, were the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid by the Company and its Subsidiaries to such suppliers (each, a “Significant Supplier”). Neither the Company nor any Subsidiary has any intent of (a) terminating any Contract with any Significant Supplier, (b) stop, or materially decrease the rate of buying products or services (in each case, as measured against the Company’s historical rate of buying products or services since January 1, 2003) from any Significant Supplier, (c) refusing to pay any amount due to any Significant Supplier, (d) returning any products to any Significant Supplier or (e) seeking to exercise any remedy against any Significant Supplier. The Company has no Knowledge that any Significant Supplier intends to (a) terminate any Contract between such Significant Supplier and the Company or any of its Subsidiaries, (b) stop, or materially decrease the rate of supplying products or services (in each case, as measured against such Significant Supplier’s historical rate of supplying products or services since January 1, 2003) to the Company or any Subsidiary, (c) or seek to exercise any remedy against the Company or any of its Subsidiaries. The Company has not within the past year been engaged in a material dispute with any Significant Supplier.

3.23.  Export Control Laws.   The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”). The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals, There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals, and no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required. To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims.

3.24.  Foreign Corrupt Practices Act.   Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or Applicable Law with respect to anti-bribery in any jurisdiction other than the United Sates (collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to ensure compliance with the FCPA and has made available to Parent all documentation relating to ethical business practices.

3.25.  Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement to be included therein) or any amendment or supplement thereto shall (a) at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or (b) on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding any of the foregoing in thisSection 3.25, the Company makes no representation or warranty with respect to any information supplied by Parent, BV Sub or Merger Sub for inclusion or incorporation by reference in the Registration Statement.

3.26.  Fairness Opinion.   The Company’s Board of Directors has received a written opinion from Allen & Company, dated as of November 5, 2006, a copy of which has been delivered to Parent, that, as of such date and subject to the assumptions and qualifications made therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Company Fairness Opinion”). The special committee of the Company’s Board of Directors (the “Special Committee”) has received a written opinion from Susquehanna Financial Group, LLLP, dated as of November 5, 2006, a copy of which has been delivered to Parent, that, as of such date and subject to the assumptions and qualifications made therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Committee Fairness Opinion” and together with the Company Fairness Opinion, the “Fairness Opinions”).

3.27.  Government Contracts.   With respect to each Contract between the Company or any Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity (each such Contract or Bid, a “Company Government Subcontract”):

(a)     Each such Company Government Contract or Company Government Subcontract (other than Bids) was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect in all material respects, except to the extent such Company Government Contract or Company Government Subcontract (other than Bids) has previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Government Contract or Company Government Subcontract.

(b)     There are no material Legal Proceeding pending or, to the Knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Subsidiary of the Company pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any Governmental Authority, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced prior to the three-year period prior to the date hereof and is closed and no longer pending.

(c)     The Company and its Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Applicable Law relating to the safeguarding of, and access to, classified information. The execution, delivery and performance of this Agreement will not and the Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Subsidiary of the Company or any Employee of the Company or any Company Subsidiary.

3.28.  Takeover Statutes and Rights Plans.   Assuming the accuracy of the representations and warranties made by Parent, BV Sub and Merger Sub in Section 4.12, the Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL and any other similar Applicable Law, will not apply to Parent, BV Sub or Merger Sub or any Affiliate of any of them during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.29.  Tax-Free Reorganization.   Neither the Company, nor to the Knowledge of the Company, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

3.30.  Change of Control; Severance; Bonus Payments.   The Company is not a party to any agreement that would require any change of control, severance or bonus payment, or acceleration of vesting of any options, warrants or similar rights to acquire Company Securities in connection with the consummation of the Merger and the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, BV Sub AND MERGER SUB

Parent, BV Sub and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized executive officer of the Parent (the “Parent Disclosure Letter”) as follows:

4.1.   Organization

(a)     Organization; Good Standing; Power and Authority.   Each of Parent, BV Sub and Merger Sub is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have a Parent Material Adverse Effect, and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of Parent, BV Sub and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

(b)     Charter Documents.   Parent has delivered to the Company true and complete copies of the certificate of incorporation of Parent, as amended and restated to the date of this Agreement (as so amended and restated, the “Parent Charter”), the bylaws of Parent, as amended and restated to the date of this Agreement (as so amended and restated, the “Parent Bylaws”), the certificate of incorporation of Merger Sub (“Merger Sub Charter”) and the bylaws of Merger Sub (“Merger Sub Bylaws”), and the governing documents of BV Sub (“BV Sub Governing Documents”) and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter or Parent Bylaws, Merger Sub is not in violation of any of the provisions of the Merger Sub Charter or Merger Sub Bylaws and BV Sub is not in violation of the BV Sub Governing Documents.

4.2.   Capitalization.   As of the date hereof, the authorized capital stock of Parent consists of: (a) 400,000,000 shares of Parent Common Stock, $0.001 par value (“Parent Common Stock”), and (b) 10,000,000 shares of undesignated preferred stock, $0.001 par value (“Parent Preferred Stock”). At the close of business on November 3, 2006 (i) 93,472,470 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were issued and held by the Parent in its treasury, (iii) an aggregate of 4,825,439 shares of Parent Common Stock were issuable upon exercise of Parent Stock Options, (iv) an aggregate of 565,615 shares of Parent Common Stock were issuable upon lapsing of outstanding restricted stock units granted under the Parent Stock Option Plans, (v) an aggregate of 8,922,106 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent Stock Option Plans, and (vi) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Parent Charter, or any agreement to which Parent is a party or by which it is bound. Except as set forth above or as otherwise contemplated by this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (x) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interest in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Parent Subsidiary, (y) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 1,000 of which are issued and outstanding and all of which are owned by BV Sub. The authorized capital stock of BV Sub consists of 90,000 shares of BV Sub Common Stock, 18,000 of which are issued and outstanding and all of which are owned by Parent. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article II shall be, at the time of such issuance and delivery, duly authorized, validly issued, fully paid and non-assessable. Parent is in control of Merger Sub for purposes of Section 368(a)(2)(D) of the Code.

4.3.   Authority; No Conflict; Necessary Consents.

(a)     Authority.   Each of Parent, BV Sub and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery by each of Parent, BV Sub and Merger Sub of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, BV Sub and Merger Sub and no other action is required on the part of Parent, BV Sub and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent, BV Sub and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, BV Sub and Merger Sub, enforceable against each of Parent, BV Sub and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)     No Conflict.   The execution and delivery by Parent, BV Sub and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Parent Charter Documents, Merger Sub Charter Documents or BV Sub Governing Documents, (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any material Applicable Law or (iii) result in any breach of or constitute a default

(or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s, Merger Sub’s or BV Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent, BV Sub or Merger Sub pursuant to, any contract filed with the SEC in the Parent SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not reasonably be expected to result in a Parent Material Adverse Effect or materially adversely affect the ability of Parent, BV Sub or Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)     Necessary Consents.   No consent, waiver, approval, order, authorization, registration, declaration or filing with any Governmental Authority, or any Person, is required to be made or obtained by Parent, BV Sub or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Governmental Consents, (ii) any required filings under applicable state securities law, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to Parent, BV Sub and Merger Sub taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. No vote of Parent’s stockholders is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4.   SEC Filings.   Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such amended or superceding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. Parent has previously furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act. Parent has responded to all comment letters of the staff of the SEC relating to Parent SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of Parent. To Parent’s Knowledge, none of Parent’s SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Parent and, to the Parent’s Knowledge, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of

NYSE. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither Parent nor, to Parent’s Knowledge, any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.

4.5.   Financial Statements.   (a)    Financial Statements.   The consolidated financial statements of Parent included in Parent SEC Reports (the “Parent Financials”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of unaudited statements, as permitted by the SEC on Form 10-Q or Form 8-K or any successor form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. Parent does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Parent Financials. The books and records of Parent and Parent’s Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Parent Financials are consistent with such books and records. Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or in the notes thereto) included in the Parent SEC Reports, neither Parent nor any Parent Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to a consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of Parent’s most recent balance sheet in the ordinary course of business consistent with past practices. Parent has not had any unresolved dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

(b)     Internal Controls.   Parent and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Parent Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that material information relating to Parent and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of Parent, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries, and (vi) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves Parent’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries, are adequately and promptly disclosed to Parent’s independent auditors and the audit committee of Parent’s Board of Directors. Neither Parent nor any of its Subsidiaries (including, to Parent’s Knowledge, any Employee thereof) nor Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by Parent and its Subsidiaries (other than a significant deficiency or material weakness that has been disclosed to the Audit Committee of the Board of Directors of Parent, and, in the case of a material weakness, that has been disclosed as required in the Parent SEC Reports), (B) any fraud, whether or not material, that involves Parent’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing (other than claims or allegations that have been duly investigated and found not to involve any of the foregoing).

(c)     Accounting and Auditing Practices.   Neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

(d)     Section 806 of the Sarbanes-Oxley Act.   To Parent’s Knowledge, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, contractor, subcontractor or agent of Parent or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.6.   Absence of Changes.   Other than as disclosed in Section 4.6 of the Parent Disclosure Letter or in the Parent Financials, from January 1, 2006 through the date of this Agreement, Parent has conducted its business in all material respects only in the ordinary course, and since such date there has not been (a) any event or development, condition or occurrence that, individually or in the aggregate, has had a Parent Material Adverse Effect, (b) any material change in accounting methods, principles or practices by Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP, (c) any settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund, (d) any material revaluation, or any indication that such a revaluation was merited under GAAP, by Parent of any of its assets, including, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices; or (e) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Parent and its Subsidiaries taken as a whole.

4.7.   Governmental Authorizations.   Each material consent, license, permit, grant or other authorization (i) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or assets, or (ii) which is required for the operation of Parent’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Parent Permits”) has been issued or granted to Parent or any of its Subsidiaries, as the case may be. Each Parent Permit is in full force and effect. As of the date hereof, no suspension or cancellation of any Parent Permit is pending or, to the Knowledge of the Company, threatened. Parent and its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits.

4.8.   Litigation.   There is no material Legal Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent, any of its Subsidiaries or any of their respective properties or assets (whether real, personal or mixed, tangible or intangible). There is no investigation or other proceeding pending or, to the Knowledge of the Parent, threatened against the Parent, any of its Subsidiaries or any of their respective properties or assets (whether real, personal or mixed, tangible or intangible) by or before any Governmental Authority.

4.9.   Compliance with Laws.   Neither the Parent nor any of its Subsidiaries has been or is in violation or default in any material respect of any Applicable Law, except for such violations or defaults as would not result in a Parent Material Adverse Change. There is no agreement, judgment, injunction, order or decree binding upon the Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Parent or any of its Subsidiaries in such a way as to result in a Parent Material Adverse Effect.

4.10.  Tax-Free Reorganization.   Neither Parent, nor to the Knowledge of Parent, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

4.11.  Information Supplied.   None of the information supplied or to be supplied by or on behalf of Parent, BV Sub or Merger Sub for inclusion or incorporation by reference in the Registration Statement (including the Proxy Statement to be included therein) or any amendment or supplement thereto, or the Proxy Statement/Prospectus or any amendment or supplement thereto, shall (a) at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or (b) on the date of mailing to the stockholders of the Company of the Proxy Statement/Prospectus and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding any of the foregoing in this Section 4.11, Parent, BV Sub and Merger Sub make no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Registration Statement.

4.12.  Ownership of Company Common Stock.   Neither Parent nor any of Parent’s “affiliates” or “associates” directly or indirectly “owns,” and at all times since September 1, 2003 neither Parent nor any of parent’s affiliates directly or indirectly has “owned,” beneficially or otherwise, any Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.13.  Taxes.   (a)   All material Tax Returns required to have been filed by or with respect to the Parent and any of its Subsidiaries or a Relevant Group have been duly and timely filed, and each such Tax Return is true and accurate in all material respects and correctly and completely reflects in all material respects liability for Taxes and all other information required to be reported thereon. All material Taxes required to be paid by the Parent and any of its Subsidiaries or a Relevant Group (whether or not shown on any Tax Return) have been timely paid. The Parent and its Subsidiaries have adequately provided for liabilities for all material unpaid Taxes in the Parent Financials, which liabilities represent current Taxes not yet due and payable, in accordance with GAAP.

(b)     There is no action, audit, dispute or claim now pending, or to the Parent’s Knowledge, threatened against, or with respect to, the Parent and any of its Subsidiaries in respect of any Taxes. None of the Parent or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor have any of them made (or had made on their behalf) any requests for such extensions. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens on any of the capital or assets of the Parent and any of its Subsidiaries with respect to Taxes, other than Liens for Taxes that are not yet due and payable.

(c)     Each of the Parent and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid, and has collected and remitted all Taxes (including all sales and use Taxes), required to be collected and remitted, and has complied with all information reporting and backup withholding requirements.

(d)     None of the Parent or its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)     None of the Parent or any of its Subsidiaries has any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Relevant Group of which the Parent or any of its Subsidiaries currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise.

(f)      None of the Parent or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

Article V
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

5.1.   Conduct of Business by the Company.   Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, or as required by Applicable Law, or to the extent that Parent shall otherwise consent in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, the Company shall and shall cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all Applicable Laws, pay its debts and Taxes when due, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to preserve substantially intact its present business organization, keep available the services of its present executive officers and Employees and consultants, and preserve its relationships with its Employees, consultants, customers, suppliers, licensors, licensees, lessors and others with which it has significant business dealings. The Company also shall promptly notify in writing Parent of the occurrence of any Company Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter, the

Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(a)     Enter into any new line of business material to the Company and its Subsidiaries taken as a whole;

(b)     Declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock, or combine, split or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than dividends and distributions made by any Subsidiary of the Company to the Company in the ordinary course of business consistent with past practices;

(c)     Authorize for issuance, issue, deliver, sell, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights (including stock appreciation rights), rights to purchase or otherwise) any Company Securities or Subsidiary Securities or rights to acquire such securities, or enter into any other agreements or commitments of any character obligating it to issue any such securities or rights, or enter into any amendment of any term of any currently outstanding Company Securities or Subsidiary Securities or rights to acquire such securities, other than issuances of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof in accordance with their present terms;

(d)     Purchase, redeem or otherwise acquire or offer to redeem, purchase, or otherwise acquire, directly or indirectly, any Company Securities or Subsidiary Securities;

(e)     Cause, permit or propose to adopt any amendments to Company Charter Documents or the Subsidiary Charter Documents;

(f)      Adopt or implement any stockholder rights plan, “poison pill,” or other anti-takeover plan, arrangement or mechanism that, in each case, is applicable to Parent, BV Sub or Merger Sub or the transactions contemplated by this Agreement;

(g)     Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or purchasing a portion or all of the assets of, or by any other manner, any business or any Person or any division thereof, or otherwise acquire or agree to acquire any assets that are or are expected to be material, individually or in the aggregate, to the business of the Company or its Subsidiaries, or solicit or participate in any negotiations with respect to any of the foregoing;

(h)     Enter into, modify or amend in a manner materially adverse to the Company and its Subsidiaries taken as a whole, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to the Company and its Subsidiaries taken as a whole;

(i)      Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(j)      Sell, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets except for the sale, lease, license, encumbrance or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business and in a manner consistent with past practices, including with respect to the terms and conditions of any such sale, lease, license, encumbrance or other disposition;

(k)     With the exception of the Merger, adopt a plan of complete or partial liquidation dissolution, merger, consolidation, recapitalization, reorganization, or other restructuring of the

Company or any of its Subsidiaries, or alter, pursuant to the foregoing or other event, the corporate structure or ownership of any Subsidiary of the Company;

(l)      Incur, assume or prepay any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, any such indebtedness of another Person, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practices;

(m)    Make any payments, loans, extensions of credit or financing, advances or capital contributions to, or investments in, any other Person, other than (i) payments, loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (ii) employee loans, advances, or payments for bona fide travel and entertainment expenses reimbursement made in the ordinary course of business consistent with past practices, or (iii) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practices;

(n)     Sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or enter into any contract, arrangement or understanding with or on behalf of, any officer, director or employee of the Company, any of its Subsidiaries, any Affiliate of any of them, or any business entity in which the Company, any Subsidiary or any Affiliate of any of them, or any relative of any such Person, has any material, direct or indirect interest;

(o)     Commit any capital expenditure or expenditures in excess of $250,000 in the aggregate above the capital expenditures set forth in the Company’s fiscal 2006 budget forecasts.

(p)     Except as required by changes in GAAP or Applicable Law, and as concurred in by its independent auditors, (i) make any change in the Company’s methods or principles of accounting or (ii) revalue any of the Company’s assets, including writing down the value of inventory or writing-off notes or accounts receivable;

(q)     (i) Fail to file on a timely basis, including allowable extensions, with the appropriate Governmental Authorities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date and due on or prior to the Closing Date, (ii) fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns, other than payments that are the subject of a good-faith dispute, (iii) adopt or change any accounting method in respect of Taxes, (iv) enter into any agreement or settle or compromise any material claim or assessment in respect of Taxes, or (v) file any material Tax Election or material amended Tax Return or consent to any extension or waiver of the statutory period of limitations period applicable to any claim or assessment in respect of Taxes;

(r)      Commence, settle or compromise any pending or threatened Legal Proceeding, or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability, obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) by or against the Company or any Subsidiary of the Company or relating to any of their businesses, properties or assets (whether real, personal or mixed, tangible or intangible) , other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims or other Liabilities (i) reflected or reserved against in full in the Company Financials or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and that does not involve the payment, individually or in the aggregate, of an amount exceeding $250,000;

(s)     Except as required by Applicable Law or any contract or agreement currently binding on the Company or its Subsidiaries, (i) adopt, amend, modify, or increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any officer, Employee or director of the Company or any Subsidiary of the Company, (ii) adopt or amend in any manner, any Company Stock Option Plan, Company Benefit Plan or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or Employee (each, a “Company Employee Plan”), (iii) fail to make any required contribution to any Company Employee Plan, (iv) make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Company Options or reprice any Company Options, (vi) authorize cash payments in exchange for any Company Options, (vii) allocate bonus awards under a Company Employee Plan in a manner or amount not consistent with past practices, (viii) enter into any employment agreement, arrangement or understanding with any Employee or director or any indemnification agreement or arrangement with any Employee or director (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable “at will”), (ix) enter into any collective bargaining or amend or extend any existing collective bargaining agreement, or (x) hire any employees or retain any consultant other than in the ordinary course of business consistent with past practices or hire, elect or appoint any officers or directors;

(t)      (i) Grant any exclusive rights with respect to any Company Intellectual Property, (ii) divest any Company Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, (iii) enter into any material contract, agreement or license that adversely affects, or could reasonably be expected to adversely affect, any patents or applications therefor, in each case, of the Company and its Subsidiaries, any parent of the Company or any other affiliates of such entity, or (iv) abandon or permit to lapse any rights to any United States patent or patent application;

(u)     Take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code;

(v)     Enter into any contract, agreement, arrangement or understanding with a customer that contains any non-competition, exclusivity or “most favored nations” or similar terms or restrictions on the Company or its business, except for such terms or restrictions that would not restrict the business or assets of Parent and its Subsidiaries (other than the Surviving Corporation) in any way following completion of the Merger and are entered into in the ordinary course of business consistent with past practices; or

(w)     Enter into any contract, arrangement or understanding to do any of the foregoing and, except as specifically permitted by this Agreement, authorize, recommend, take, commit, or agree in writing or otherwise to take, or announce an intention to take, any of the actions described in this Section 5.1, or any other action that results or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied, (ii) result in any representation or warranty of the Company contained in this Agreement that is qualified as to materiality becoming untrue or incorrect or any representation or warranty not so qualified becoming untrue or incorrect in any material respect (provided that representations made as of a specific date shall be required to be so true and correct, subject to qualifications, as of such date only), (iii) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder, or (iv) otherwise materially impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation.

5.2.   Conduct of Business by Parent.   Parent also shall promptly notify in writing the Company of the occurrence of any Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Parent Material Adverse Effect.. Except as otherwise expressly contemplated by this Agreement, as described in Section 5.2 of the Parent Disclosure Letter, or as required by Applicable Law, or to the extent that the Company shall otherwise consent in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time (except as otherwise provided for in Section 5.2(d)), Parent, BV Sub and Merger Sub shall not do any of the following:

(a)     Adopt or propose to adopt any amendments to Parent Charter or Parent Bylaws that would reasonably be expected to interfere materially with the consummation of the Merger;

(b)     With respect to Parent only, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, other securities, or property) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such (except for purchases of Parent Common Stock pursuant to stock repurchase plans), unless the Exchange Ratio is proportionately adjusted, in which case the prior written consent of the Company shall not be required, but the Company shall be entitled to written notice of such event;

(c)     Adopt a plan of complete or partial liquidation or dissolution of Parent;

(d)     Take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code, which covenant shall continue to apply after the Effective Time; or

(e)     Enter into any contract, arrangement or understanding to do any of the foregoing, and except as specifically permitted by this Agreement, authorize, recommend, take, commit, or agree in writing or otherwise to take, or announce an intention to take, any of the actions described in this Section 5.2, or any other action that results or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII not being satisfied, (ii) result in any representation or warranty of Parent, BV Sub or Merger Sub contained in this Agreement that is qualified as to materiality becoming untrue or incorrect or any representation or warranty not so qualified becoming untrue or incorrect in any material respect (provided that representations made as of a specific date shall be required to be so true and correct, subject to qualifications, as of such date only), (iii) prevent Parent, BV Sub or Merger Sub from performing, or cause Parent, BV Sub or Merger Sub not to perform, its covenants or agreements hereunder, or (iv) otherwise materially impair the ability of Parent, BV Sub or Merger Sub to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation.

5.3.   Control of Other Party’s Business.   Nothing contained in this Agreement shall give Parent, BV Sub or Merger Sub, directly or indirectly, the right to control the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent, BV Sub, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective business operations.

Article VI
ADDITIONAL AGREEMENTS

6.1.   No Solicitation; Unsolicited Acquisition Proposals.

(a)     Termination of Certain Activities.   The Company and its Subsidiaries shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such third parties (including their employees, agents and representatives) in possession of confidential information about the Company in connection with an Acquisition Proposal to return or destroy all such information and all materials, documents, analyses and other work product containing or derived from that information.

(b)     No Solicitation.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective directors, officers or other employees, affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) in connection with any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of the provisions of this Section 6.1), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Proposal (except as permitted by Sections 6.1(c) or 8.1(j), or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent).

(c)     Unsolicited Acquisition Proposals.   Notwithstanding any other provision of this Agreement, prior to the receipt of the Requisite Stockholder Approval, the Company may, at the direction of the Board of Directors or the Special Committee, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 6.1(c), (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Board of Directors of the Company or the Special Committee reasonably determines in good faith (after consultation with its respective financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Board of Directors of the Company or the Special Committee reasonably determines in good faith (after consultation with its respective financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided further, that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company, its Subsidiaries or any representative of the Company or its Subsidiaries shall have materially breached or violated the terms of Section 6.1, (2) the Board of Directors of the Company or the Special Committee determines in good faith (after receiving the advice of its respective outside legal counsel) that such action is required in order to comply with its fiduciary duties to the stockholders of the Company under Delaware Law, (3) at least twenty-four (24) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company provides Parent written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall provide Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, (4) promptly following receipt of any written communications from such Person in connection with such Acquisition Proposal, the Company provides Parent a copy of all written materials provided by or on behalf of such Person, and (5) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (but only to the extent such information has not been previously furnished by the Company to Parent). Until any such Acquisition Proposal has been withdrawn, the Company shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person in connection with such Acquisition Proposal, request or inquiry, including material amendments or proposed material amendments to such Acquisition Proposal, request or inquiry (but only to the extent such information has not been previously furnished by the Company to Parent).

(d)     Actions by Others.   Without limiting the generality of the foregoing, it is understood and agreed by the parties hereto that any material breach or violation of the restrictions set forth above in this Section 6.1 by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a material breach of this Agreement by the Company.

6.2.   Board Recommendation.

(a)     Recommendation to Company Stockholders.   Subject to the terms of Section 6.2(b), the Board of Directors of the Company shall recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger in accordance with the applicable provisions of Delaware Law (the “Board Recommendation”) and the Proxy Statement/Prospectus shall include a statement to that effect.

(b)     Changes to Board Recommendation.   Subject to the terms of this Section 6.2(b), neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Board Recommendation (a “Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, the Board of Directors of the Company and the Special Committee may effect a Board Recommendation Change if and only if either:

(i)      (A) the Company has received an Acquisition Proposal that constitutes a Superior Proposal, (B) the Board of Directors of the Company or the Special Committee determines in good faith (after receiving the advice of its respective outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (D) below), that, in light of such Superior Proposal, the Board of Directors of the Company or the Special Committee is required, in order to comply with its fiduciary duties to the stockholders of the Company under Delaware Law, to effect a Board Recommendation Change, (C) prior to effecting such Board Recommendation Change, the Company shall have given Parent at least two (2) Business Days notice thereof and the opportunity to meet with the Board of Directors of the Company and the Special Committee and their outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (D) Parent shall not have made, within two (2) Business Days after receipt of the Company’s written notice of its intention to effect a Board Recommendation Change pursuant to this Section 6.2(b)(i), a counter-offer or proposal that the Board of Directors of the Company or the Special Committee reasonably determines in good faith, after consultation with its respective financial advisor and outside legal counsel, is at least as favorable to the stockholders of the Company as such Superior Proposal; or

(ii)     except for a Board Recommendation Change that is effected (or that is proposed to be effected) in response to or in connection with a Superior Proposal (it being understood and agreed by the parties that any Board Recommendation Change that is effected or that is proposed to be effected in response to or in connection with a Superior Proposal may be made only pursuant to Section 6.2(b)(i) immediately above), (A) the Board of Directors of the Company or the Special Committee determines in good faith (after receiving the advice of its respective outside legal counsel) that it is required to effect a Board Recommendation Change in order to comply with its fiduciary duties to the stockholders of the Company under Delaware Law, and (B) prior to effecting such Board Recommendation Change, the Company shall have given Parent at least two (2) Business Days notice thereof and the opportunity to meet with the Board of Directors of the Company and the Special Committee and their outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith the purported basis for the proposed Board Recommendation Change, Parent’s reaction thereto and any possible modification of the terms and conditions of this Agreement in response thereto.

(c)     Nothing in this Agreement is intended to or shall prohibit the Board of Directors of the Company or the Special Committee from taking and disclosing to the stockholders of the Company a position in accordance with Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act; provided, however, that, in each case, any statement(s) made by the Board of Directors of the Company or the Special Committee pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII.

6.3.   Meeting of Company Stockholders.

(a)     Call of Meeting; Solicitation of Proxies.   Subject to Section 6.4(a), the Company will take all action necessary to call, hold and convene a meeting of its stockholders, as promptly as practicable following the date hereof, for the purposes of voting on the adoption and approval of this Agreement and approval of the Merger (the “Company Stockholders’ Meeting”). The Company shall solicit proxies from the stockholders of the Company with respect to the adoption and approval of this Agreement and approval of the Merger and, consistent with its fiduciary duties, use its best efforts to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption and approval of this Agreement and approval of the Merger in accordance with Delaware Law, whether or not the Board of Directors of the Company or the Special Committee at any time subsequent to the date hereof shall have effected a Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the stockholders of the Company reject this Agreement and the Merger. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 6.3 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b)     Postponement or Adjournment.   The Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus or Registration Statement is provided to its stockholders in advance of a vote on the adoption and approval of this Agreement and approval of the Merger, or, if as of the time the Company Stockholders’ Meeting is originally scheduled to be convened (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(c)     Compliance with Law.   The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders’ Meeting are solicited, in compliance with the Exchange Act, Delaware Law, the Company’s Charter Documents, applicable listing and corporate governance rules and regulations of NASDAQ, and all other provisions of Applicable Law.

6.4.   Proxy Statement and Registration Statement.

(a)     Preparation and Filing.   As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and Parent shall file with the SEC the Registration Statement in accordance with the applicable requirements of the Securities Act (and, in which the Proxy Statement will be included) and the Company shall prepare the Proxy Statement in accordance with the applicable requirements of the Exchange Act (the Proxy Statement and the Prospectus included as part of the Registration Statement are referred to herein as the “Proxy Statement/Prospectus”). The Proxy Statement/Prospectus shall include the notice to stockholders required under Delaware Law with respect to the availability of appraisal rights to the stockholders of the Company. Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing. Parent and the Company shall use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company as promptly as practicable after the Registration Statement has been declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation and filing of the Registration Statement and the preparation, filing and distribution of the Proxy Statement/Prospectus.

(b)     Cooperation and Consultation; Amendments and Supplements.   No preparation or filing of the Registration Statement (including any amendments or supplements thereto) will be made by Parent, no preparation, filing or distribution of the Proxy Statement (including any amendments or supplements thereto) will be made by the Company, and no distribution of the Proxy Statement/Prospectus will be made by either Parent or the Company, in each case without providing the other party hereto with a reasonable opportunity to review and comment thereon. Parent and the Company each will notify the other party promptly upon the receipt of any comments from the SEC or its staff in connection with the initial filing of, or amendments or supplements to, the Registration Statement or Proxy Statement, as applicable, and shall supply each other with copies of all correspondence between Parent or the Company or any of their representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement and the Proxy Statement. If at any time prior to the Effective Time, Parent or the Company becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party becoming aware of such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law or SEC staff request, disseminated to the stockholders of the Company.

(c)     Effective Date; Notice of Certain Actions.   The parties shall notify each other promptly of the time when the Registration Statement has become effective. The parties also shall notify each other promptly of the issuance of any stop order affecting the Registration Statement or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or injunction or other action of the SEC or other Governmental Authority prohibiting or limiting the use of the Proxy Statement/Prospectus in connection with the solicitation of proxies from the stockholders of the Company with respect to the adoption and approval of this Agreement and approval of the Merger and the offer and issuance of Parent Common Stock in connection therewith.

6.5.   Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)     Confidentiality.   The parties acknowledge that Parent and the Company have previously executed a Confidentiality/Non-Disclosure Agreement dated May 31, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement shall be deemed incorporated herein as if it were set forth in its entirety and shall continue in full force and effect in accordance with its terms and be unaffected by any termination of this Agreement.

(b)     Access to Information.   The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, assets, books, contracts, commitments and records of the Company and its Subsidiaries, including all Intellectual Property used by the Company (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, attorneys, bankers and financial advisors and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Parent shall afford the Company and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) properties, assets, books, contracts, commitments and records of the Parent and its Subsidiaries and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law) of Parent and its Subsidiaries as the Company may reasonably request. Parent agrees to provide to the Company and its accountants, attorneys, bankers and financial advisors and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.5 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to the parties pursuant to this Section 6.5.

6.6.   Public Disclosure.   From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Applicable Law or any listing agreement with, in the case of Parent, the NYSE, and in the case of the Company, NASDAQ (in which case reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement). The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.7.   Regulatory Filings.

(a)     Regulatory Filings.   Each of Parent, BV Sub, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Applicable Law, and as promptly as practicable after the date hereof, each of Parent, BV Sub, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the Antitrust Laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other legal requirement relating to the Merger. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, Council Regulation (EC) 139/2004, the HSR Act, the Federal Trade Commission Act, as amended, and all other national, provincial, and state (U.S. and non-U.S.) statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or impeding or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.7(a) to comply in all material respects with all Applicable Law.

(b)     Exchange of Information.   Parent, BV Sub, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.7(a). Except where prohibited by Applicable Law, and subject to the Confidentiality Agreement, each of the Company and Parent shall (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any applicable antitrust or fair trade law or regulation), (iii) coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, provided, however, that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, and (iv) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences if permitted under Antitrust Laws. Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between counsel for Parent and counsel for the Company, Parent, BV Sub, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.

(c)     Notification.   Each of Parent, BV Sub, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any communications from any staff members or officials of any Governmental Authority in connection with any filings made pursuant to Section 6.7 hereof, (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Law and (iii) any communication received or given in connection with any proceeding by a private party seeking to enjoin the Merger under any Antitrust Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.7(a), Parent, BV Sub, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(d)     Limitation on Divestiture.   In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a) through (c), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or otherwise brought under any Antitrust Law that would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, BV Sub, Merger Sub and the Company shall use its commercially reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement. The Company shall not take or agree to take any Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its Subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement, without the prior written consent of Parent. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any material business, assets or properties of Parent, its Subsidiaries or affiliates or of the Company or its Subsidiaries, (ii) the imposition of any material limitation on the ability of Parent, its Subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or material assets or to acquire, hold or exercise all material rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any material impediment on Parent, its Subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

6.8.   Other SEC Filings.   Each of Parent and the Company shall file with the SEC all annual, quarterly and current reports required to be filed by Parent and the Company under the Exchange Act for any and all periods ending prior to the Effective Time, which such annual, quarterly and current reports shall (i) be made on a timely basis pursuant to the requirements applicable to each such type of report and (ii) comply in all material respects with the rules and regulations of the SEC applicable to each such type of report.

6.9.   State Anti-Takeover Law.   In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, the Company, at the direction of the Board of Directors of the Company, shall use its best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of any such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

6.10.  Third-Party Consents.   As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain the consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, all of which consents, waivers and approvals are set forth in Section 3.3(c)(ii) of the Company Disclosure Letter. As soon as practicable following the date hereof, Parent will use all commercially reasonable efforts to obtain the consents, waivers, and approvals under any of its or its Subsidiaries’ respective contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, all of which consents, waivers and approvals are set forth in Section 4.3(b) of the Parent Disclosure Letter. The Company’s consents, waivers and approvals shall be in a form reasonably acceptable to Parent and Parent’s consents, waivers and approvals shall be in a form reasonably acceptable to the Company.

6.11.  Notification of Certain Matters.

(a)     By the Company.

(i)      At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall give prompt notice to Parent, BV Sub and Merger Sub (A) of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (B) of the occurrence of any Company Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Company Material Adverse Effect, or (C) any Legal Proceedings commenced or threatened in writing by any Person (including a Governmental Authority) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement, including any Legal Proceeding commenced after the date hereof against the Company or any of its directors by any stockholders of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and the Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder Legal Proceeding and shall consider Parent’s views with respect to such stockholder Legal Proceeding and shall not settle any such stockholder Legal Proceeding without the prior written consent of Parent. No notification and no information or knowledge obtained through notification pursuant to this Section 6.11(a)(i) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.11(a)(i).

(ii)     At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent of (A) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Material Contract to which the Company or any of its Subsidiaries is a party or (B) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. No notification and no information or knowledge obtained through notification pursuant to this Section 6.11(a)(ii) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.11(a)(ii).

(b)     By Parent, BV Sub and Merger Sub.   At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent, BV Sub and Merger Sub shall give prompt notice to the Company (A) of any representation or warranty made by them contained in this Agreement becoming untrue or inaccurate in any material respect, or of any failure of Parent, BV Sub or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement or (B) of the occurrence of any Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Parent Material Adverse Effect, or (C) any Legal Proceedings commenced or threatened in writing by any Person (including a Governmental Authority) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement, including any Legal Proceeding commenced after the date hereof against Parent or any of its directors by any stockholders of Parent (on their own behalf or on behalf of Parent) relating to this Agreement or the transactions contemplated hereby. No notification and no information or knowledge obtained through notification pursuant to this Section 6.11(b) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to either party pursuant to this Section 6.11(b).

6.12.  Options and Warrants.

(a)     Assumption of Certain Options.   At the Effective Time, each then-outstanding Company Option that is (i) not yet vested and exercisable by its terms, and regardless of the exercise price thereof, (ii) vested, with a per share exercise price that is greater than the market price per share of the Company’s Common Stock on the day immediately prior to the Closing Date, or (iii) issued under the Company’s 1999 Non-Employee Option Plan, is vested and currently exercisable (including Company Options which vest in connection with the Merger under applicable “change of control” provisions of the Company Stock Option Plans or other agreements identified in Section 3.2 of the Company Disclosure Letter) and which has a per share exercise price that is less than or equal to the market price per share of the Company’s Common Stock on the day immediately prior to the Closing Date and which has not been exercised prior to the Effective Date (each, an “Assumed Option”) will be assumed by the Parent. Each Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions and including qualification as an incentive stock option under Section 422 of the Code if the Assumed Company Option so qualified), except that (i) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares underlying such Assumed Option and (B) 0.235 and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient of (X) the exercise price of such Assumed Option and (Y) 0.235. With respect to each Assumed Option, the same vesting schedule as was applicable to the Assumed Option prior to the Effective Time will be applicable to the Assumed Option following the Effective Time. As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Company Option by Parent and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option. Prior to the Closing Date, the Company shall take all action necessary to permit Parent to assume the Company Options identified in this Section 6.12, including the adoption of amendments to the Company Stock Option Plans and/or the stock option agreements pertaining to such outstanding Company Options intended to become Assumed Options and shall use commercially reasonable efforts to obtain the amendments or consents of, or acknowledgments and releases from the holders of such Company Options, if so requested by Parent, which such amendments, consents, acknowledgments or releases shall be in form reasonably satisfactory to Parent.

(b)     Company Options Not Assumed.

(i)      Except as otherwise provided in this Section 6.12(b), all outstanding Company Options which are vested and currently exercisable (including Company Options which shall vest in connection with the Merger under applicable “change of control” provisions of the Company Stock Option Plans or other agreements identified in Section 3.2 of the Company Disclosure Letter) and which have a per share exercise price that is less than or equal to the market price per share of the Company’s Common Stock on the day immediately prior to the Closing Date shall be cancelled, with such cancellation effective immediately prior to the Effective Time, and the Company shall promptly following the date of this Agreement (i) inform all affected holders of Company Options of the requirement to cause all of such Company Options to be cancelled and (ii) take all action necessary to cause such cancellation, including the adoption of amendments to the Company Stock Option Plans and/or the stock option agreements pertaining to all outstanding Company Options that are to be cancelled pursuant to this Section 6.12, and shall use commercially reasonable efforts to obtain the amendments or consents of, or acknowledgments and releases from the holders of such Company Options, if so requested by Parent, which such amendments, consents, acknowledgments or releases shall be in form reasonably satisfactory to Parent. With respect to the Company’s 1999 Non-Employee Option Plan, the Company’s obligation shall be limited to using all commercially reasonable efforts to cause the holders of Company Options outstanding under such plan to exercise such Company Options at or prior to Closing. The Company shall, promptly following the date of this Agreement, notify the holders of Company Options which may be affected by this Section 6.12(b) of the terms hereof.

(ii)     Notwithstanding the provisions of Section 5.1 and Section 6.12(b)(i), following the date of this Agreement and prior to the Closing Date, the Company, through action of its Board of Directors or Compensation Committee, may provide that the Company Options identified above in Section 6.12(b)(i) may, at the election of the holder of such Company Options and in lieu of exercising such Company Options for shares of Company Common Stock, elect to exchange such Company Options for the Merger Consideration by making a Cash Election, a Stock Election or a Non-Election and agreeing that such Election shall be subject to the provisions of Article II applicable to holders of Company Common Stock generally. Such Company Options as to which the holders thereof choose to make an Election are referred to herein as “Exchanged Options.”

(c)     Company Warrants.   Notwithstanding the provisions of Section 5.1, the Company, shall provide that all outstanding Company Warrants may, at the election of the holder of such Company Warrants and in lieu of exercising such Company Warrants for shares of Company Common Stock or having such Company Warrants continue in effect following consummation of the Merger, elect to exchange such Company Warrants for the Per Share Stock Consideration (on a net basis, taking into account the exercise price of such Company Warrants). Such Company Warrants as to which the holders thereof choose to receive the Per Share Stock Consideration are referred to herein as “Exchanged Warrants.” The Company shall promptly following the date of this Agreement obtain and deliver to Parent written agreements, in form agreed to by Parent, from each holder of outstanding Company Warrants identified on Schedule II, which agreements shall provide that such holder will (i) exercise such Company Warrants in full at or prior to Closing, (ii) agree to have such Company Warrants become Exchanged Warrants pursuant to this Section 6.12(c), or (iii) be subject to a new warrant or warrants in replacement of such Company Warrants, in form agreed to by Parent and such holders; provided, however, that holders of all Company Warrants identified on Schedule IV shall agree to have such Company Warrants become Exchanged Warrants pursuant to this Section 6.12(c).

6.13.  Form S-8.   Parent agrees to file a registration statement on Form S-8 (or any successor or other appropriate form) promptly after the Effective Time with respect to the shares of Parent Common Stock issuable with respect to any Company Options assumed by Parent in connection with the Merger, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Options assumed by Parent in accordance with this Agreement remain outstanding.

6.14.  Option Information.   Prior to the Effective Time, the Company shall provide to Parent with an update of the information required to be provided by the Company in accordance with Section 3.2(b) with respect to Company Options and Company Warrants, with such information to be as of the date immediately preceding the Effective Time.

6.15.  Indemnification.

(a)     Indemnity.   For a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, to the extent permitted by Applicable Law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements (true and correct copies of which have been provided to Parent) in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”), with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time. In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to), to the extent permitted by Applicable Law, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation in favor of such Indemnified Parties, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, that are at least as favorable as the indemnification and exculpation provisions contained in the Company Charter Documents and the Subsidiaries Charter Documents as in effect on the date hereof. Further, during such six-year period, neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time (in which indemnification could be sought by such Indemnified Party under the indemnification provisions in the Company Charter Documents or his or her indemnification agreement), brought against any Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents and Parent and the Surviving Corporation shall (and shall cause its or their Subsidiaries to), cooperate in the defense of any such matter; provided, however, that an unconditional release or consent from such Indemnified Party will not be required for the settlement, compromise or consent to the entry of any judgment by Parent or the Surviving Corporation in any pending or threatened action, suit, proceeding, investigation or claim in connection with liability of such Indemnified Party (i) for any breach of a director’s duty of loyalty to the Company or its Subsidiaries, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction from which a director derived an improper personal benefit.

(b)     Insurance.   For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to cause to be maintained directors’ and officers’ liability insurance covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring on or prior to the Effective Time in an amount and scope at least as favorable as those in the current directors’ and officers’ insurance policy of the Company; provided, however, that in no event will Parent and/or the Surviving Corporation be required to pay annual premiums in excess of 250% of the current annual insurance premium. In the event that the annual premium would exceed 250% of the current annual insurance premium the Parent will cause the Surviving Corporation to cause to be maintained, for such amount the maximum amount of coverage as is available. Notwithstanding the foregoing, Parent may satisfy its and the Surviving Corporation’s obligations under this Section 6.15(b) by purchasing a “tail” policy, or prior to the Effective Time or consenting to the purchase of a “tail” policy by the Company (which consent will not be unreasonably withheld, conditioned or delayed) (x) under the Company’s existing directors’ and officers’ insurance policy or otherwise from Parent’s insurance carrier on the date hereof or (y) from an insurance carrier with a financial rating of AX or better as rated by A.M. Best , which, in either case has an effective term of six (6) years from the Effective Time, covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and is written in an amount and scope at least as favorable as those in the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c)     Third–Party Beneficiaries.   This Section 6.15 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

(d)     Tolling.   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.15 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)     Continuing Obligation.   In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.15.

6.16.  Affiliates.   The Company shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of the Company, as such term is used in Rule 145 under the Securities Act. The Company shall cause its respective affiliates to deliver to Parent, not later than ten (10) days prior to the date of the Company Stockholders’ Meeting, a written agreement substantially in the form attached as Exhibit B (the “Affiliate Letter”), and shall to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver such Affiliate Letters at least five (5) days prior to the Closing Date.

6.17.  Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18.  Tax Matters.   Each party shall use all commercially reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all commercially reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

6.19.  FIRPTA Compliance.   On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.20.  NYSE Listing.   Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.21.  Termination or Exchange of Certain Agreements and Plans.

(a)     Termination of Investor Rights Agreement.   Prior to the Effective Time, the Company shall take all action necessary to cause the termination of the Fourth Amended and Restated Investor Rights Agreement dated August 30, 2005 and shall provide Parent with written documentation of such action.

(b)     Termination of Loan and Security Agreement.   Prior to the Effective Time, the Company shall take all action necessary to cause the cancellation or termination of the Loan and Security Agreement, dated as of August 28, 2006, by and between the Company and Square 1 Bank and shall provide Parent with written documentation of such action.

(c)     Termination of 401(k) Plan.   Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include an arrangement under Section 401(k) of the Code (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless, no later than ten (10) Business Days prior to the Closing Date, Parent provides such written notice to the Company, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan.

(d)     Warrant Agreements.   At or prior to the Closing, the Company shall have delivered to Parent written agreements, in form agreed to by Parent and the Company prior to the date hereof, from each holder of outstanding Company Warrants set forth on Schedule II, which agreement shall provide that such holder will either exercise such Company Warrants in full at or prior to Closing or be subject to a new warrant or warrants in replacement of such Company Warrants, in form agreed to by Parent and such holders.

6.22.  Additional Actions; Further Assurances.   Subject to the terms and conditions of this Agreement, each party agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and transactions contemplated hereby, subject, however, to the Requisite Stockholder Approval. Each of the parties agrees further shall take such additional action to deliver or cause to be delivered to other parties at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the

Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1.   Conditions to the Obligations of Each Party to Effect the Merger.   The respective obligations of each of Parent, BV Sub, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, or, to extent permitted by Applicable Law, the waiver at or prior to the Closing Date of each of the following conditions:

(a)     Company Stockholder Approval.   This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the Requisite Stockholder Approval.

(b)     No Legal Prohibition.   No Governmental Authority of competent jurisdiction shall have (i) adopted or issued a statute, rule, regulation or order or taken any other action (including the failure to have taken an action) that is in effect, in any case having the effect (or which reasonably could be expected to have the effect) of (A) making illegal the Merger or the transactions contemplated hereby or prohibiting or otherwise preventing the consummation of the Merger or any of the transactions contemplated hereby, (B) prohibiting or limiting in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (C) compelling the Company, Parent or any Subsidiary of Parent to take an Action of Divestiture as a result of the Merger or any of the transactions contemplated by this Agreement, or (ii) issued or granted or threatened in writing to issue or grant any judgment, injunction, order, decree, ruling or similar action (whether temporary, preliminary or permanent in character) that is in effect and has (or which reasonably could be expected to have) the effect of (A) making illegal the Merger or the transactions contemplated hereby or prohibiting or otherwise preventing the consummation of the Merger or any of the transactions contemplated hereby, (B) seeking to prohibit or limit or prohibiting or limiting in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (C) seeking to compel or compelling the Company, Parent or any Subsidiary of Parent to take an Action of Divestiture as a result of the Merger or any of the transactions contemplated by this Agreement.

(c)     HSR Act.   All waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or shall have terminated.

(d)     Other Governmental Consents.   Each of the parties shall have obtained all other Necessary Governmental Consents required to consummate the Merger and the transactions contemplated thereby.

(e)     Registration Statement.   The Registration Statement shall have been declared effective by the SEC in accordance with the applicable provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn.

(f)      Dissenting Shares.   The number of shares of Company capital stock which, as of the Closing, have become or could reasonably be expected to become Dissenting Shares shall not exceed ten percent (10%) of the aggregate number of shares of Company capital stock outstanding as of the record date for the Company Stockholders’ Meeting.

(g)     NYSE Listing.   The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2.   Additional Conditions to the Obligations of Parent, BV Sub and Merger Sub.

The obligations of Parent, BV Sub and Merger Sub to effect the Merger shall be subject to the satisfaction, or, to extent permitted by Applicable Law, the waiver by Parent, BV Sub and Merger Sub, at or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties.   Each of the representations and warranties of the Company set forth in this Agreement or in any other document delivered pursuant hereto, without giving effect to any “material,” “materially” or Company Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct in each case as of the date hereof and as of the Effective Time with the same effect as if made anew at and as of the Effective Time (except to the extent such representations and warranties specifically relate to a different date, in which case such representations and warranties shall be true and correct as of such different date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, for purposes of determining the accuracy of the Company’s representations and warranties under this Section 7.2(a), any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

(b)     Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(c)     No Company Material Adverse Effect.   From the date hereof through the Effective Time, there shall not have occurred and be continuing any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(d)     Tax Opinion.   Parent shall have received an opinion of Pepper Hamilton LLP, dated as of the Closing Date, to the effect that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) Parent and the Company shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Parent or the Company because of the Merger. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, BV Sub, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. In the event that counsel to Parent shall not render the opinion contemplated by this Section 7.2(d), this condition shall nonetheless be deemed satisfied if counsel to the Company shall render such opinion to Parent, in form and substance reasonably satisfactory to Parent; provided, however, that in rendering such opinion, such counsel may rely upon the representations letters referred to in this Section 7.2(d).

(e)     Third Party Consents.   The Company shall have delivered to Parent all of the consents, waivers and approvals set forth in Section 3.3(c)(i) of the Company Disclosure Letter.

(f)      Rule 145.   Parent shall have received the Affiliate Letters from all Persons who are “affiliates” of the Company, as such term is used in Rule 145 under the Securities Act.

(g)     Company Warrants.   The Company shall have obtained and delivered to Parent promptly following the date of this Agreement, written agreements, in form agreed to by Parent, from each holder of outstanding Company Warrants identified on Schedule II, which agreements shall provide that such holder will (i) exercise such Company Warrants in full at or prior to Closing, (ii) agreed to have such Company Warrants become Exchanged Warrants pursuant to Section 6.12(c), or (iii) be subject to a new warrant or warrants in replacement of such Company Warrants, in form agreed to by

Parent and such holders; provided, however, that holders of all Company Warrants identified on Schedule IV shall agree to have such Company Warrants become Exchanged Warrants pursuant to Section 6.12(c).

(h)     Closing Deliveries.   All documents, instruments, certificates or other items required hereunder to be delivered at the Closing by or on behalf of the Company shall have been delivered.

(i)      Officers’ Certificates.   Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(j)      Termination of Certain Agreements; Termination of 401(k) Plan.   Parent shall have received evidence, satisfactory to Parent, of termination of (i) the Fourth Amended and Restated Investor Rights Agreement dated August 30, 2005, as amended among the Company and the parties listed therein, (ii) the Loan and Security Agreement, dated as of August 28, 2006, by and between the Company and Square 1 Bank, (iii) the 401(k) Plan and (iv) the Comerica Letter of Credit.

7.3.   Additional Conditions to the Obligations of the Company.   The obligations of the Company to effect the Merger shall be subject to the satisfaction, or, to extent permitted by Applicable Law, the waiver by the Company, at or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties.   Each of the representations and warranties of Parent, BV Sub and Merger Sub set forth in this Agreement or in any other document delivered pursuant hereto, without giving effect to any “material,” “materially” or Parent Material Adverse Effect qualification contained in such representations and warranties, shall be true and correct in each case as of the Effective Time (except to the extent such representations and warranties specifically related to a different date, in which case such representations and warranties shall be true and correct as of such different date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. In addition, for purposes of determining the accuracy of the Parent’s representations and warranties under this Section 7.3(a), any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

(b)     Agreements and Covenants.   Parent, BV Sub and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c)     No Parent Material Adverse Effect.   From the date hereof through the Effective Time, there shall not have occurred and be continuing any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

(d)     Tax Opinion.   The Company shall have received an opinion of Klehr, Harrison, Harvey, Branzburg & Ellers, LLP, dated as of the Closing Date, to the effect that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) Parent and the Company shall each be a party to that reorganization, (iii) no gain or loss shall be recognized by a holder of Company Common Stock who exchanges shares of Company Common Stock solely for shares of Parent Common Stock except for any gain or loss recognized with respect to any cash received in lieu of fractional share interests, (iv) with respect to a holder of Company Common Stock who exchanges shares of Company Common Stock for shares of Parent Common Stock and cash, gain or income realized (if any), but not loss, will be recognized on the exchange, but only to the extent such gain or income does not exceed the amount of cash received, and (v) with respect to a holder of Company Common Stock who exchanges shares of Company Common Stock solely for cash, gain or loss will be recognized equal to the difference, if any, between the amount of cash received and the tax basis of exchanged shares of Company Common Stock. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, BV Sub, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. In the event that counsel to the Company shall not render the opinion contemplated by this Section 7.3(d), this condition shall nonetheless be deemed satisfied if counsel to the Parent shall render such opinion to the Company, in form and substance reasonably satisfactory to the Company; provided, however, that in rendering such opinion, such counsel may rely upon the representations letters referred to in this Section 7.3(d).

(e)     Third Party Consents   Parent shall have delivered to the Company all of the consents, waivers and approvals set forth in Section 4.3(c) of the Parent Disclosure Letter.

(f)      Closing Deliveries.   All documents, instruments, certificates or other items required to be delivered at the Closing by or on behalf of Parent, BV Sub and Merger Sub.

(g)     Officers’ Certificates.   The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by an authorized executive officer of Parent (with respect to the representations, warranties, covenants and agreements of Parent) and signed on behalf of Merger Sub by an authorized executive officer of Merger Sub (with respect to the representations, warranties, covenants and agreements of Merger Sub) to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1.   Termination.   This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the Requisite Stockholder Approval:

(a)     by mutual written consent of each of Parent and the Company;

(b)     by either Parent or the Company if the Merger shall not have been consummated by May 31, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; and, provided further that, in the event that the conditions set forth in Sections 7.1(c) or 7.1(d) shall not have been satisfied by May 31, 2007, and all other conditions set forth in Article VII have been satisfied (other than those conditions that by their terms are to be satisfied or waived at Closing), either Parent or the Company may unilaterally extend the End Date until June 30, 2007 upon written notice to the other by May 31, 2007, in which case the Termination Date shall be deemed for all purposes to be June 30, 2007;

(c)     by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have (i) adopted or issued a statute, rule, regulation or order or taken any other action (including the failure to have taken an action) that is in effect, in any case having the effect (or which reasonably could be expected to have the effect) of (A) making illegal the Merger or the transactions contemplated hereby or prohibiting or otherwise preventing the consummation of the Merger or any of the transactions contemplated hereby, (B) prohibiting or limiting in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (C) compelling the Company, Parent or any Subsidiary of Parent to take an Action of Divestiture as a result of the Merger or any of the transactions contemplated by this Agreement, or (ii) issued or granted any judgment, injunction, order, decree, ruling or similar action (whether temporary, preliminary or permanent in character) that is in effect and has (or which reasonably could be expected to have) the effect of (A) making illegal the Merger or the transactions contemplated hereby or prohibiting or otherwise preventing the consummation of the Merger or any of the transactions contemplated hereby, (B) seeking to prohibit or limit or prohibiting or limiting in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (C) seeking to compel or compelling the Company, Parent or any Subsidiary of Parent to take an Action of Divestiture as a result of the Merger or any of the transactions contemplated by this Agreement, which judgment, injunction, order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any provision of this Agreement results in or has been the primary cause of the imposition of such judgment, injunction, order, decree, ruling or other action; and provided, further, that the right to terminate this agreement pursuant to this Section 8.1(c) shall not be available to any party who has not used all commercially reasonable efforts to lift any such judgment, injunction, order, decree, ruling or other action;

(d)     by either Parent or the Company if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting (including any postponement or adjournment thereof); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company in the event that the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company in accordance with its obligations under Sections 6.3 and 6.4 hereof;

(e)     by Parent, in the event a Triggering Event with respect to the Company shall have occurred; for the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) the Company shall have materially breached (or be deemed, pursuant to the terms thereof, to have breached) the provisions of Section 6.1 or Section 6.2, (ii) the Company’s Board of Directors or any committee thereof shall for any reason have taken action (or failed to have taken action) such that a Change of Recommendation has occurred, (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the Board Recommendation, (iii) the Company’s Board of Directors or any committee thereof shall have for any reason approved or recommended that the stockholders of the Company approve any Acquisition Proposal (whether or not a Superior Proposal), (iv) the Company shall have entered into any letter of intent or similar document with respect to, or any agreement, contract or commitment accepting or agreeing to discuss, any Acquisition Proposal (whether or not a Superior Proposal), except for a confidentiality agreement entered into in accordance with Section 6.1, or (v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made by a Person unaffiliated with Parent, and the Company shall have sent to the stockholders of the Company, pursuant to Rule 14e-2 under the Exchange Act, a statement of the Board of Directors of the Company or any committee thereof recommending that the stockholders of the Company accept such Acquisition Proposal and tender shares of Company stock into such Acquisition Proposal, if made in the form of a tender or exchange offer;

(f)      by Parent, if since the date of this Agreement, there shall have been any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (it being understood and agreed by the parties that if a Company Material Adverse Effect shall occur following the date of this Agreement and Parent chooses to terminate the Agreement in accordance with this Section 8.1(f), the Company shall not have any right to cure the Company Material Adverse Effect pursuant to Section 8.1(g);

(g)     by Parent, if the Company shall have breached any of its covenants or obligations under this Agreement or if any representation or warranty of the Company under this Agreement shall have been untrue or incorrect, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or incorrect, provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Closing Date through the exercise of all commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach, as long as the Company continues to exercise all commercially reasonable efforts to cure such breach during such 20 day period (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20 day period; provided, however, that if the Closing Date is to occur on a date which is less than 20 days following the date of receipt of written notice by Parent to the Company, then such breach must be cured at or prior to the Closing Date);

(h)     by the Company, if since the date of this Agreement, there shall have been any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect (it being understood and agreed by the parties that if a Parent Material Adverse Effect shall occur following the date of this Agreement and the Company chooses to terminate the Agreement in accordance with this Section 8.1(h), Parent shall not have any right to cure the Parent Material Adverse Effect pursuant to Section 8.1(i);

(i)      by the Company, if Parent, BV Sub or Merger Sub shall have breached any of its respective covenants or obligations under this Agreement or if any representation or warranty of Parent, BV Sub or Merger Sub under this Agreement shall have been untrue or incorrect, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or incorrect, provided, however, that if such inaccuracy in the Parent, BV Sub or Merger Sub’s representations and warranties or breach by the Parent, BV Sub or Merger Sub is curable by Parent, BV Sub or Merger Sub prior to the Closing Date through the exercise of all commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(i) prior to 20 days following the receipt of written notice from the Company to Parent, BV Sub and Merger Sub of such breach, as long as Parent, BV Sub and Merger Sub continue to exercise all commercially reasonable efforts to cure such breach during such 20 day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(i) if it shall have materially breached this Agreement or if such breach by Parent, BV Sub or Merger Sub is cured within such 20 day period; provided, however, that if the Closing Date is to occur on a date which is less than 20 days following the date of receipt of written notice by the Company to Parent, then such breach must be cured at or prior to the Closing Date); or

(j)      by the Company, if prior to approval of the Merger and this Agreement by the stockholders of the Company in accordance with this Agreement and concurrently with the termination, the Company shall enter into a definitive binding agreement with respect to a Superior Proposal (other than as a result of a breach or violation of the terms of Section 6.1) and the Company shall have paid to Parent the Termination Fee.

8.2.   Notice of Termination; Effect of Termination.   Any valid termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the valid termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except as set forth in Section 6.5(a), Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability to another party for any fraud or willful breach of this Agreement. In addition, the parties acknowledge and agree that no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3.   Fees and Expenses.

(a)     General.   Except as otherwise set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fees and related expenses (but not attorneys’ fees and expenses) in connection with (i) the filing of the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and all premerger notification and reports forms under similar Applicable Laws of other jurisdictions, and (ii) the filing, printing and mailing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b)     Termination Fee.

(i)      The Company shall pay to Parent a fee equal to $6,250,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A)(1) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) or (2) this Agreement is terminated by Parent pursuant to Section 8.1(g), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the stockholders of the Company and not withdrawn (a “Prior Acquisition Proposal”), and (C) within twelve (12) months following the termination of this Agreement, either (X) an Acquisition is consummated with the Person having made a Prior Acquisition Proposal (whether or not the Prior Acquisition Proposal referenced in the preceding clause (B)), or (Y) the Company enters into a letter of intent, memorandum of understanding or other agreement or understanding providing for an Acquisition Proposal with the Person having made such Prior Acquisition Proposal (whether or not the Prior Acquisition Proposal referenced in the preceding clause (B)), or (Z) the Person having made a Prior Acquisition Proposal acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed which included such Person that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 50% or more of the combined power to vote generally for the election of directors and the Company’s Board of Directors has taken any action for the benefit of such Person or group, that facilitates the acquisition by such Person or group of such beneficial ownership (whether or not the transaction or transactions through which such beneficial ownership was obtained was the Prior Acquisition Proposal referenced in the preceding clause (B)). For the purpose of this Section 8.3(b)(i), the percentage “50%” shall be substituted for “10%” and “90%” in the definition of Acquisition Proposal with respect to any transaction which does not involve a Person who, as of the date hereof or at any time prior to the Effective Time, holds or has the right to acquire any shares of capital stock of the Company (other than Parent).

(ii)     In the event that this Agreement is terminated by the Company pursuant to Section 8.1(j), the Company shall pay to Parent a fee equal to the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after demand by Parent; provided, however, that if this Agreement is terminated by Parent pursuant to Section 8.1(e)(ii) and the publicly-stated reason for the Board

Recommendation Change is the occurrence and continuation of a Parent Material Adverse Effect, no Termination Fee pursuant to this Section 8.3(b)(ii) shall be payable.

(iii)     In the event that this Agreement is terminated by the Company pursuant to Section 8.1(j), the Company shall pay to Parent a fee equal to the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after demand by Parent.

(c)     Enforcement.   The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, BV Sub and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 8.3(b), and, in order to obtain such payment, the Parent makes a claim that results in a judgment against the Company for the amounts set forth in Section 8.3(b), the Company shall pay to the Parent the reasonable costs and expenses of the Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made. Payment of the Termination Fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of any breach of this Agreement.

8.4.   Amendment.   Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the stockholders of the Company; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment to this Agreement may be made which under Applicable Law or the applicable listing and corporate governance rules and regulations of NASDAQ further approval by the stockholders of the Company is required, unless such further stockholder approval is so obtained. This Agreement may amended only by execution of an instrument in writing signed on behalf of each of Parent, BV Sub, Merger Sub and the Company.

8.5.   Extension; Waiver.   At any time prior to the Effective Time any party hereto may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties made to such party in this Agreement or in any document delivered pursuant hereto, and waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party agreeing to such extension or waiver. Any delay by a party in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

9.1.   Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Parent, BV Sub and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attention: Lawrence M. Kaplan, General Counsel
Telephone: (312) 894-7000
Telecopy: (312) 894-7228

with copies (which shall not constitute notice) to:

Pepper Hamilton LLP
600 Fourteenth Street, N.W., Suite 500
Washington, D.C. 20005
Attention: Thomas L. Hanley
Telephone: (202) 220-1200
Telecopy: (202) 220-1665

if to the Company, to:

Traffic.com, Inc.
851 Duportail Road
Wayne, PA 19087
Attention: Brian Sisko, General Counsel
Telephone: (610) 725-9700
Telecopy: (610) 725-0847

with copies (which shall not constitute notice) to:

Klehr, Harrison, Harvey, Branzburg & Ellers, LLP
260 South Broad Street
Philadelphia, PA 19102
Attention: William Matthews and Barry Siegel
Telephone: 215-568-6060
Telecopy: 215-5686603

with an additional copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Attention: Frederick H. Alexander, Esq.
Facsimile: 302-425-4666

9.3.   Interpretation.   When a reference is made in this Agreement to Exhibits or the Schedules, such reference shall be to the corresponding Exhibit or Schedule to this Agreement, unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to the corresponding Article or Section of this Agreement, unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4.   Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5.   Attorneys’ Fees.   If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

9.6.   Entire Agreement; Third-Party Beneficiaries.   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Voting Agreements and other Exhibits and Schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and shall survive any termination of this Agreement. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.15.

9.7.   Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8.   Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

9.9.   Rules of Construction.   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10.  Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 9.10 shall be void.

9.11.  Specific Performance.   The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions pursuant thereto as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.12.  Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent, BV Sub and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby.

9.13.  Waiver of Jury Trial.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PARENT:
NAVTEQ CORPORATION
By:	/s/ DAVID B. MULLEN
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
B.V. SUB:
NAVTEQ HOLDINGS B.V.
By:	/s/ DAVID B. MULLEN
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
MERGER SUB:
NAVTEQ HOLDINGS DELAWARE, INC.
By:	/s/ DAVID B. MULLEN
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
COMPANY:
Traffic.com, INC.
By:	/s/ ROBERT N. VERRATTI
Name:	Robert N. Verratti
Title:	CEO

Exhibit A-1

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2006 by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Traffic.com, Inc., a Delaware corporation (the “Company”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the Company. Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, BV Sub and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and options, warrants or other rights to acquire such number of shares of Company Common Stock as set forth on the signature page hereto; and

WHEREAS, as a material inducement and a condition to Parent, BV Sub and Merger Sub entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Parent, BV Sub and Merger Sub, to enter into this Agreement to facilitate the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Stockholder hereby agree as follows:

1.      Certain Definitions.   For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2.      Representations and Warranties of Stockholder.   The Stockholder represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)     The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. The Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement). Such Shares constitute all of the Shares beneficially owned by the Stockholder. The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b)     The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes (assuming due execution and delivery of this Agreement by Parent, BV Sub and Merger Sub) a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by the Stockholder will not violate any agreement or court order to which the Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust, except for any of the foregoing as would not impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(c)     Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d)     If the Stockholder is married and the Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms.

(e)     The Stockholder understands and acknowledges that Parent is entering into, and causing BV Sub and Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Parent’s reliance on the Stockholder’s representations and warranties contained herein.

3.      Representations and Warranties of the Company.   The Company hereby represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)     The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)     Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Company, compliance by the Company with the provisions hereof or performance of its obligations hereunder.

4.      Representations and Warranties of Parent, BV Sub and Merger Sub.   Parent and Merger Sub hereby represent and warrant to the Stockholder as follows:

(a)     Parent, BV Sub and Merger Sub have the corporate power and authority to enter into and perform all of their respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent, BV Sub and Merger Sub and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)     Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent, BV Sub or Merger Sub, compliance by Parent, BV Sub and Merger Sub with the provisions hereof or performance of their obligations hereunder.

5.      Voting Agreement.

(a)     The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal. In all other matters, the Shares shall be voted by and in the manner determined by the Stockholder.

(b)     Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

6.      Grant of Irrevocable Proxy.   Concurrently with the execution and delivery of this Agreement, the Stockholder has delivered to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Shares. Such Proxy shall be irrevocable to the fullest extent permitted by Applicable Law and shall terminate upon the termination of this Agreement.

7.      No Solicitation.   The Stockholder shall, and shall cause its affiliates that it controls and its and its control affiliates’ respective directors, officers, employees, investment bankers, attorneys, financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Transaction, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Parent). The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 7 by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

8.      No Transfers During Voting Period.   The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company Options or Warrants to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

9.      Acquisition of Additional Shares.

(a)     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Parent of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b)     In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

10.    No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

11.    Disclosure.   The Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Parent reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The New York Stock Exchange in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Parent using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure. In addition, the Stockholder will cooperate with Parent in connection with the filing of any Schedule 13D or amendment thereto that Parent reasonably determines is required under the Exchange Act in connection with this Agreement.

12.    Consent and Waiver.   The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party. Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, the Stockholder’s right to receive its portion of the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute the Stockholder’s sole and exclusive right against the Company and/or Parent or Merger Sub in respect of the Stockholder’s status as a stockholder of the Company.

13.    Confidentiality.   The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its limited partners, investment bankers, attorneys, financial and other advisors) until the Parent has publicly disclosed the Merger, except for disclosures which the Stockholder’s legal counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to Parent as promptly as practicable. Subject to the exception in the immediately preceding sentence, neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

14.    Termination.   This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date.

15.    Miscellaneous.

(a)     This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b)     Any failure of the Stockholder, on the one hand, or Parent and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Parent or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 15(b).

(c)     All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

If to the Stockholder, at the address set forth on the
signature page, with a copy to the address provided
thereto (if blank no such copy shall be required).

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attention: Lawrence M. Kaplan
Facsimile: 312-894-7212

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, N.W.
Washington, D.C. 20005
Attention: Thomas L. Hanley
Facsimile: 202-220-1665

(d)     Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Parent and Merger Sub and its and their successors and permitted assigns and shall be binding upon the Stockholder and the Stockholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)     This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law provisions.

(f)      EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g)     Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and

(iv) consents to service being made through the notice procedures set forth in Section 15(c). Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein for the delivery of notices generally shall be effective service of process for any legal proceeding in connection with this Agreement or the transactions contemplated hereby.

(h)     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)      In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j)      The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k)     This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l)      The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n)     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)     Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p)     From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION	NAVTEQ HOLDINGS B.V.
By:	By:
Name:	Name:
Title:	Title:
NAVTEQ HOLDINGS DELAWARE, INC.
By:
Name:
Title:
STOCKHOLDER	SPOUSE SIGNATURE (if applicable)

Name (print)	Name (print)

Signature	Signature
Stockholder Address:	with a copy to:

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Traffic.com, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Judson D. Green, David Mullen and Lawrence M. Kaplan of NAVTEQ Corporation, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Shares. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Voting Agreement of even date herewith (the “Voting Agreement”) by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent, BV Sub and Merger Sub entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, BV Sub, Merger Sub and the Company. The Merger Agreement provides for the merger of the Company with and into Merger Sub (the “Merger”), and Stockholder will be entitled to receive a portion of the consideration payable in connection with the Merger. The term “Expiration Date”, as used in this Proxy, shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) the occurrence of a Material Adverse Amendment. The term “Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period (as defined in the Voting Agreement), to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)    in favor of the approval and adoption of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment;

(b)    against the approval of any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; and

(c)    against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (as defined in the Merger Agreement).

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The Stockholder may vote the Shares on all other matters. Notwithstanding anything in this Proxy to the contrary, if the Stockholder is a director or officer of the Company, nothing contained in this Proxy shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[signature page follows]

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

STOCKHOLDER:
Signature:
Name:
Address

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:

Exhibit A-2

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 5, 2006 by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Traffic.com, Inc., a Delaware corporation (the “Company”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the Company. Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, BV Sub and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and options, warrants or other rights to acquire such number of shares of Company Common Stock as set forth on the signature page hereto;

WHEREAS, the Stockholder has expressed its intention to elect to receive the Merger Consideration in respect of such Shares (as defined below) beneficially owned by such Stockholder entirely in shares of Parent Common Stock through the making of a Stock Election;

WHEREAS, as a material inducement and a condition to Parent, BV Sub and Merger Sub entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Parent, BV Sub and Merger Sub, to enter into this Agreement to facilitate the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Stockholder hereby agree as follows:

1.     Certain Definitions.   For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment; provided, however, that the obligations of the Stockholder pursuant to Section 9 hereof shall survive the Expiration Date and continue for such time as provided in Section 9.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, however, that nothing herein shall obligate the holder to acquire additional equity securities of the Company, by exercise of options, warrants or other rights to acquire, or otherwise.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2.     Representations and Warranties of Stockholder.   The Stockholder represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)    The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. The Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement). Such Shares constitute all of the Shares beneficially owned by the Stockholder. The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b)    The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes (assuming due execution and delivery of this Agreement by Parent, BV Sub and Merger Sub) a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by the Stockholder will not violate any agreement or court order to which the Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust, except for any of the foregoing as would not impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(c)    Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d)    The Stockholder understands and acknowledges that Parent is entering into, and causing BV Sub and Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Parent’s reliance on the Stockholder’s representations and warranties contained herein.

3.     Representations and Warranties of the Company.   The Company hereby represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)    The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)    Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Company, compliance by the Company with the provisions hereof or performance of its obligations hereunder.

4.     Representations and Warranties of Parent, BV Sub and Merger Sub.   Parent, BV Sub and Merger Sub hereby represent and warrant to the Stockholder as follows:

(a)    Parent, BV Sub and Merger Sub have the corporate power and authority to enter into and perform all of their respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent, BV Sub and Merger Sub and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)    Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent, BV Sub or Merger Sub, compliance by Parent, BV Sub and Merger Sub with the provisions hereof or performance of their obligations hereunder.

5.     Voting Agreement.

(a)    The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal. In all other matters, the Shares shall be voted by and in the manner determined by the Stockholder.

(b)    Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

6.     Grant of Irrevocable Proxy.   Concurrently with the execution and delivery of this Agreement, the Stockholder has delivered to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Shares. Such Proxy shall be irrevocable to the fullest extent permitted by Applicable Law and shall terminate upon the termination of this Agreement.

7.     No Solicitation.   The Stockholder shall, and shall cause its affiliates that it controls and its and its control affiliates’ respective directors, officers, employees, investment bankers, attorneys, financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Transaction, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Parent). The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 7 by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

8.     No Transfers During Voting Period.   The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company Options or Warrants to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

9.     Agreement Regarding Stock Election; Lock-Up.

(a)    The Stockholder agrees that, in connection with the consummation of the Merger, it shall elect to receive the Merger Consideration in respect of such Shares beneficially owned by such Stockholder entirely in shares of Parent Common Stock (the “Acquired Parent Shares”) through the making of a Stock Election under the Merger Agreement. The Stockholder agrees that it shall submit one or more Form(s) of Election designating a Stock Election with respect to all of the Shares and, in the event that the Stockholder should fail to submit a Form or Form(s) of Election with such designation with respect to any or all of the Shares, the Stockholder authorizes Parent and the Exchange Agent to submit a Form or Form(s) of Election with such designation in the name and on behalf of the Stockholder.

(b)    The Stockholder agrees that from the Effective Time and continuing for a period of six (6) months following the Effective Time (the “Lock-Up Expiration Date”), such Stockholder shall not, directly or indirectly, (i) Transfer any of the Acquired Parent Shares, or enter into any contract, option or other agreement to Transfer any of the Acquired Parent Shares, or otherwise cause or permit the Transfer of any Acquired Parent Shares or (ii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Acquired Parent Shares. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Acquired Parent Shares. The restrictions on transfer provided in this Section 9(b) shall be in addition to any restrictions on transfer of the Acquire Parent Shares imposed by Applicable Law.

(c)    Notwithstanding anything to the contrary contained herein, the Stockholder may Transfer Acquired Parent Shares (i) if such transfer occurs by operation of law or statutes governing the effects of a merger, (ii) as a distribution to limited partners of the Stockholder (provided, however, that such limited partners agree in writing to be bound by the applicable terms of this Section 9), (iii) at any time after Parent consummates a transaction, or enters into an agreement, that would cause or result in a Change In Control of Parent; or (iv) at any time after any agreement that imposes a Transfer restriction on Parent Acquired Shares by any other stockholder of the Company has terminated or been amended, or any rights of Parent or obligations of such stockholder under such agreement have been waived. In addition, the Stockholder may Transfer up to that number of shares (A) not in excess of five percent (5%) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the New York Stock Exchange (“NYSE”) on the date of initiation of such Transfer is not less than $40, (B) not in excess of 15 percent (15%) (including any shares Transferred pursuant to the immediately preceding clause (A)) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $45, and (C) not in excess of 25 percent (25%) (including any shares Transferred pursuant to the immediately preceding clauses (A) and (B)) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $50. For purposes of this paragraph, “Change In Control” means (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person, or related persons of (i) ownership, beneficial or otherwise, of issued and outstanding shares of capital stock of a party, the result of which acquisition is that such person or such group possesses 50% or more of the combined voting power of all then-issued and outstanding capital stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or such other governing body in the event a party or any successor entity is not a corporation); (b) a merger, consolidation or other reorganization or recapitalization of a party with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 50% of the combined voting power of all then-issued and outstanding stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; (c) the stockholders of a party approve a plan of complete liquidation of such party; or (d) a sale or disposition, whether in one or a series of transactions, of all or substantially all of a party’s assets.

10.    Acquisition of Additional Shares.

(a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Parent of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b)    In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

11.    No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

12.    Disclosure.   The Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Parent reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The New York Stock Exchange in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Parent using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure. In addition, the Stockholder will cooperate with Parent in connection with the filing of any Schedule 13D or amendment thereto that Parent reasonably determines is required under the Exchange Act in connection with this Agreement.

13.    Consent and Waiver.   The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party. Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, the Stockholder’s right to receive its portion of the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute the Stockholder’s sole and exclusive right against the Company and/or Parent or Merger Sub in respect of the Stockholder’s status as a stockholder of the Company.

14.    Confidentiality.   The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its limited partners, investment bankers, attorneys, financial and other advisors) until the Parent has publicly disclosed the Merger, except for disclosures which the Stockholder’s legal counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to Parent as promptly as practicable. Subject to the exception in the immediately preceding sentence, neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

15.    Termination.   This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date; provided, however, that the provisions of Section 9(b) shall continue in effect after the Expiration Date until the Lock-Up Expiration Date and the provisions of Section 13 and Section 16 shall continue in effect with respect to Section 9(b) until the Lock-Up Termination Date.

16.    Miscellaneous.

(a)    This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b)    Any failure of the Stockholder, on the one hand, or Parent and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Parent or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 16(b).

(c)    All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to the Stockholder, at the address set forth on the
signature page, with a copy to the address provided
thereto.

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attention: Lawrence M. Kaplan
Facsimile: 312-894-7212

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, N.W.
Washington, D.C. 20005
Attention: Thomas L. Hanley
Facsimile: 202-220-1665

(d)    Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Parent and Merger Sub and its and their successors and permitted assigns and shall be binding upon the Stockholder and the Stockholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)    This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law provisions.

(f)     EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g)    Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 16(c). Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein for the delivery of notices generally shall be effective service of process for any legal proceeding in connection with this Agreement or the transactions contemplated hereby.

(h)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)     In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j)     The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k)    This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l)     The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n)    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Parent shall reimburse the reasonable legal fees and expenses incurred by Stockholder up to a maximum of $20,000.

(o)    Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p)    From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION	NAVTEQ HOLDINGS B.V.
By:	By:
Name:	Name:
Title:	Title:
NAVTEQ HOLDINGS DELAWARE, INC.
By:
Name:
Title:
STOCKHOLDER

Name (print)

Signature
Stockholder Address:	with a copy to:

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Traffic.com, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Judson D. Green, David Mullen and Lawrence M. Kaplan of NAVTEQ Corporation, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Shares. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Voting Agreement of even date herewith (the “Voting Agreement”) by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent, BV Sub and Merger Sub entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, BV Sub, Merger Sub and the Company. The Merger Agreement provides for the merger of the Company with and into Merger Sub (the “Merger”), and Stockholder will be entitled to receive a portion of the consideration payable in connection with the Merger. The term “Expiration Date”, as used in this Proxy, shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) the occurrence of a Material Adverse Amendment. The term “Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period (as defined in the Voting Agreement), to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)    in favor of the approval and adoption of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment;

(b)    against the approval of any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; and

A-1-1

(c)    against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (as defined in the Merger Agreement).

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The Stockholder may vote the Shares on all other matters. Notwithstanding anything in this Proxy to the contrary, if the Stockholder is a director or officer of the Company, nothing contained in this Proxy shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[signature page follows]

A-1-2

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

STOCKHOLDER:
Signature:
Name:
Address

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:

A-1-3

Exhibit B

Form of Affiliate Agreement

NAVTEQ Corporation
222 Merchandise Mart
Suite 900
Chicago, Illinois 60654

Ladies and Gentlemen:

The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an “affiliate” of Traffic.com, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of November 6, 2006 (the “Agreement”), by and among NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, the Company will be merged with and into Merger Sub (the “Merger”).

As a result of the Merger, the undersigned will be entitled to receive cash and shares of Common Stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) in exchange for shares of common stock of the Company owned by the undersigned. In connection therewith, the undersigned hereby represents and warrants to, and covenants with, Parent as set forth below and acknowledges and agrees that the execution and delivery of this Affiliate Agreement by the undersigned is a material inducement to Parent, BV Sub and Merger Sub to enter into the Merger Agreement.

(a)     The undersigned shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

(b)     The undersigned has carefully read this Affiliate Agreement and discussed its requirements and other applicable limitations upon the undersigned’s ability to offer, sell, transfer or otherwise dispose of the Parent Common Stock, to the extent the undersigned believes necessary, with the undersigned’s counsel.

(c)     The undersigned has been advised that the issuance of shares of Parent Common Stock to the undersigned in connection with the Merger is expected to be registered by Parent under the Act through the filing by Parent of a Registration Statement with the Commission on Form S-4. However, the undersigned has also been advised that because at the time the Merger was submitted to a vote of the stockholders of the Company, the undersigned may be deemed an affiliate of the Company, and the distribution by the undersigned of the Parent Common Stock has not been registered under the Act, the undersigned may not offer, sell, transfer or otherwise dispose of Parent Common Stock issued to the undersigned in connection with the Merger unless (i) such offer, sale, transfer or other disposition has been registered under the Act, (ii) such offer, sale, transfer or other disposition is made in conformity with the volume and other applicable limitations imposed by Rule 145 under the Act, or (iii) in the opinion of counsel, in form and substance reasonably acceptable to Parent or under a “no-action” letter or interpretative letter obtained by the undersigned from the staff of the Commission, such offer, sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d)     The undersigned understands that Parent will be under no obligation to register the offer, sale, transfer or other disposition of the Parent Common Stock by the undersigned or on the undersigned’s behalf under the Act.

B-1-1

(e)     The undersigned understands that stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Common Stock owned by the undersigned and that there may be placed on the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 COVERING THE RESALE OF SUCH SHARES OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

(f)      The undersigned also understands that unless undersigned certifies to Parent that the transfer by the undersigned of the undersigned’s Parent Common Stock has been registered under the Act or is a transfer made in conformity with the provisions of this Affiliate Agreement, Parent reserves the right, in its sole discretion, to place the a substantially similar legend as that set forth in (e) above on the certificates issued to any transferee of shares from the undersigned.

(g)     By Parent’s execution of this Affiliate Agreement, Parent hereby agrees with the undersigned as follows:

(1)     For so long as Parent is obligated to file reports pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), Parent shall (a) use its commercially reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Exchange Act and (ii) furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Common Stock by the undersigned under Rule 145, and (b) otherwise use its commercially reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to the undersigned that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the 12 months preceding the date of this Affiliate Agreement.

(2)     It is understood and agreed that an offer, sale or other transfer of the shares of Parent Common Stock shall be permitted and the legends in paragraph (e) or (f) above shall be removed in connection therewith by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent (i) a copy of a “no action” or interpretive letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that such offer sale or other transfer is permissible under the Act and/or such legend is not required for purposes of the Act, (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that the offer, sale or other transfer of such shares by the holder thereof is no longer subject to Rule 145, or (iii) satisfactory evidence that the shares of Parent Common Stock represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145.

(3)     It is understood and agreed that an offer, sale or other transfer of the shares of Parent Common Stock shall be permitted and the legends in paragraph (e) or (f) above shall be removed in connection therewith by delivery of substitute certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned or (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned.

B-1-2

Execution of this Affiliate Agreement should not be considered an admission on the undersigned’s part that the undersigned is an “affiliate” of the Company as described in the first paragraph of this Affiliate Agreement or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this Affiliate Agreement.

Very truly yours,

[Print Name]
Acknowledged this day of , 2006.
NAVTEQ CORPORATION
By:
Name:
Title:

B-1-3

SCHEDULE I

Parties to Voting Agreement

•  TL Ventures III, L.P.

•  TL Ventures III Offshore, L.P.

•  TL Ventures III Interfund, L.P.

•  TL Ventures IV, L.P.

•  TL Ventures IV Interfund, L.P.

•  Robert N. Verratti

•  David L. Jannetta

•  The Jannetta Family Trust

•  Mark J. DeNino

•  Christopher M. Rothey

1

SCHEDULE II

List of Company Warrants

•  Safeguard Delaware, Inc. (Warrant for 17,565 shares of Common Stock of the Company dated April 22, 2005)

•  National Electrical Benefit Fund (Warrant for 116,666 shares of Common Stock of the Company dated April 22, 2005)

•  PA Early Stage Partners, L.P. (Warrant for 66,666 shares of Common Stock of the Company dated August 24, 2005)

•  Square 1 Bank (Warrant for 26,087 shares of Common Stock of the Company dated August 27, 2006)

•  Comerica Bank (Warrant for 100,000 shares of Series E Preferred Stock of the Company convertible into 33,333 shares of Common Stock of the Company dated December 7, 2003 and Warrant for 25,000 shares of Series E Preferred Stock of the Company convertible into 8,333 shares of Common Stock of the Company dated July 8, 2003)

•  Potomac Technology Development, LLC (Warrant for 41,666 shares of Common Stock of the Company dated April 17,2002)

•  PNC Bank, National Association (Warrant for 10,000 shares of Common Stock of the Company dated January 26, 2001)

•  Hearst Communications, Inc. (Warrant for 13,333 shares of Common Stock of the Company dated March 16, 2001)

1

SCHEDULE III

Holders Making Stock Elections

•  TL Ventures III, L.P.

•  TL Ventures III Offshore, L.P.

•  TL Ventures III Interfund, L.P.

•  TL Ventures IV, L.P.

•  TL Ventures IV Interfund, L.P.

1

SCHEDULE IV

Holders of Exchanged Warrants

•  TL Ventures IV, L.P.

•  TL Ventures IV Interfund, L.P.

•  TL Ventures III, L.P.

•  TL Ventures III Interfund, L.P.

•  TL Ventures III Offshore, L.P.

1

Annex B-1

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2006 by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Traffic.com, Inc., a Delaware corporation (the “Company”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the Company. Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, BV Sub and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and options, warrants or other rights to acquire such number of shares of Company Common Stock as set forth on the signature page hereto; and

WHEREAS, as a material inducement and a condition to Parent, BV Sub and Merger Sub entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Parent, BV Sub and Merger Sub, to enter into this Agreement to facilitate the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Stockholder hereby agree as follows:

1.      Certain Definitions.   For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2.      Representations and Warranties of Stockholder.   The Stockholder represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)     The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. The Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement). Such Shares constitute all of the Shares beneficially owned by the Stockholder. The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b)     The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes (assuming due execution and delivery of this Agreement by Parent, BV Sub and Merger Sub) a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by the Stockholder will not violate any agreement or court order to which the Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust, except for any of the foregoing as would not impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(c)     Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d)     If the Stockholder is married and the Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms.

(e)     The Stockholder understands and acknowledges that Parent is entering into, and causing BV Sub and Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Parent’s reliance on the Stockholder’s representations and warranties contained herein.

3.      Representations and Warranties of the Company.   The Company hereby represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)     The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)     Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Company, compliance by the Company with the provisions hereof or performance of its obligations hereunder.

4.      Representations and Warranties of Parent, BV Sub and Merger Sub.   Parent and Merger Sub hereby represent and warrant to the Stockholder as follows:

(a)     Parent, BV Sub and Merger Sub have the corporate power and authority to enter into and perform all of their respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent, BV Sub and Merger Sub and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)     Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent, BV Sub or Merger Sub, compliance by Parent, BV Sub and Merger Sub with the provisions hereof or performance of their obligations hereunder.

5.      Voting Agreement.

(a)     The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal. In all other matters, the Shares shall be voted by and in the manner determined by the Stockholder.

(b)     Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

6.      Grant of Irrevocable Proxy.   Concurrently with the execution and delivery of this Agreement, the Stockholder has delivered to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Shares. Such Proxy shall be irrevocable to the fullest extent permitted by Applicable Law and shall terminate upon the termination of this Agreement.

7.      No Solicitation.   The Stockholder shall, and shall cause its affiliates that it controls and its and its control affiliates’ respective directors, officers, employees, investment bankers, attorneys, financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of

Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Transaction, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Parent). The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 7 by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

8.      No Transfers During Voting Period.   The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company Options or Warrants to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

9.      Acquisition of Additional Shares.

(a)     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Parent of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b)     In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

10.    No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

11.    Disclosure.   The Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Parent reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The New York Stock Exchange in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Parent using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure. In addition, the Stockholder will cooperate with Parent in connection with the filing of any Schedule 13D or amendment thereto that Parent reasonably determines is required under the Exchange Act in connection with this Agreement.

12.    Consent and Waiver.   The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party. Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, the Stockholder’s right to receive its portion of the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute the Stockholder’s sole and exclusive right against the Company and/or Parent or Merger Sub in respect of the Stockholder’s status as a stockholder of the Company.

13.    Confidentiality.   The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its limited partners, investment bankers, attorneys, financial and other advisors) until the Parent has publicly disclosed the Merger, except for disclosures which the Stockholder’s legal counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to Parent as promptly as practicable. Subject to the exception in the immediately preceding sentence, neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

14.    Termination.   This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date.

15.    Miscellaneous.

(a)     This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b)     Any failure of the Stockholder, on the one hand, or Parent and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Parent or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 15(b).

(c)     All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to the Stockholder, at the address set forth on the
signature page, with a copy to the address provided
thereto (if blank no such copy shall be required).

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attention: Lawrence M. Kaplan
Facsimile: 312-894-7212

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, N.W.
Washington, D.C. 20005
Attention: Thomas L. Hanley
Facsimile: 202-220-1665

(d)     Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Parent and Merger Sub and its and their successors and permitted assigns and shall be binding upon the Stockholder and the Stockholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)     This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law provisions.

(f)      EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g)     Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 15(c). Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein for the delivery of notices generally shall be effective service of process for any legal proceeding in connection with this Agreement or the transactions contemplated hereby.

(h)     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)      In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j)      The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k)     This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l)      The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n)     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)     Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p)     From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION		NAVTEQ HOLDINGS B.V.
By:	/s/ DAVID B. MULLEN	By:	/s/ DAVID B. MULLEN
Name:	David B. Mullen	Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer
NAVTEQ Holdings Delaware, Inc.
By:	/s/ DAVID B. MULLEN
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
STOCKHOLDER		SPOUSE SIGNATURE (if applicable)

Name (print)		Name (print)

Signature		Signature
Stockholder Address:		with a copy to:

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION		NAVTEQ HOLDINGS B.V.
By:		By:
Name:	David B. Mullen	Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer
NAVTEQ HOLDINGS DELAWARE, INC.
By:
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
ROBERT N. VERRATTI		SPOUSE SIGNATURE (if applicable)
Robert N. Verratti		N/A
Name (print)		Name (print)
/s/ ROBERT N. VERRATTI
Signature		Signature
Stockholder Address:		with a copy to:
210 Springhouse Pond
Wayne, PA 19087

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	397,021
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	83,333
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

Voting Agreement — Signature Page — Execution Copy

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION		NAVTEQ HOLDINGS B.V.
By:		By:
Name:	David B. Mullen	Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer
NAVTEQ HOLDINGS DELAWARE, INC.
By:
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
DAVID L. JANNETTA		SPOUSE SIGNATURE (if applicable)
N/A
Name (print)		Name (print)
/s/ DAVID L. JANNETTA
Signature		Signature
Stockholder Address:		with a copy to:
1135 Parson Curry Lane
Malvern, PA 19355

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	367,917
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	475,698
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

Voting Agreement — Signature Page — Execution Copy

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION		NAVTEQ HOLDINGS B.V.
By:		By:
Name:	David B. Mullen	Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer
NAVTEQ HOLDINGS DELAWARE, INC.
By:
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
THE JANNETTA FAMILY TRUST		SPOUSE SIGNATURE (if applicable)
N/A
Name (print)		Name (print)
/s/ DAVID L. JANNETTA
Signature		Signature
Stockholder Address:		with a copy to:
1135 Parson Curry Lane
Malvern, PA 19355

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	51,900
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	0
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

Voting Agreement — Signature Page — Execution Copy

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION		NAVTEQ HOLDINGS B.V.
By:		By:
Name:	David B. Mullen	Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer
NAVTEQ HOLDINGS DELAWARE, INC.
By:
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
MARK J. DENINO		SPOUSE SIGNATURE (if applicable)
Mark J. DeNino		N/A
Name (print)		Name (print)
/s/ MARK J. DENINO
Signature		Signature
Stockholder Address:		with a copy to:
Box 2303
Southeastern, PA 19399

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	117,082
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	12,500
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

Voting Agreement — Signature Page — Execution Copy

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION		NAVTEQ HOLDINGS B.V.
By:		By:
Name:	David B. Mullen	Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer
NAVTEQ HOLDINGS DELAWARE, INC.
By:
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
CHRISTOPHER M. ROTHEY		SPOUSE SIGNATURE (if applicable)
N/A
Name (print)		Name (print)
/s/ CHRISTOPHER M. ROTHEY
Signature		Signature
Stockholder Address:		with a copy to:
2180 Pikeland Rd.
Malvern, PA 19355

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	1,666
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	140,514
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

Voting Agreement — Signature Page — Execution Copy

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Traffic.com, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Judson D. Green, David Mullen and Lawrence M. Kaplan of NAVTEQ Corporation, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Shares. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Voting Agreement of even date herewith (the “Voting Agreement”) by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent, BV Sub and Merger Sub entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, BV Sub, Merger Sub and the Company. The Merger Agreement provides for the merger of the Company with and into Merger Sub (the “Merger”), and Stockholder will be entitled to receive a portion of the consideration payable in connection with the Merger. The term “Expiration Date”, as used in this Proxy, shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) the occurrence of a Material Adverse Amendment. The term “Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period (as defined in the Voting Agreement), to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)     in favor of the approval and adoption of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment;

(b)     against the approval of any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; and

(c)     against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (as defined in the Merger Agreement).

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The Stockholder may vote the Shares on all other matters. Notwithstanding anything in this Proxy to the contrary, if the Stockholder is a director or officer of the Company, nothing contained in this Proxy shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[signature page follows]

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

ROBERT N. VERRATTI	SPOUSE SIGNATURE (if applicable)
Robert N. Verratti	N/A
Name (print)	Name (print)
/s/ ROBERT N. VERRATTI
Signature	Signature
Stockholder Address:	with a copy to:
210 Springhouse Pond
Wayne, PA 19087

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	397,021
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	83,333
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

DAVID L. JANNETTA	SPOUSE SIGNATURE (if applicable)
N/A
Name (print)	Name (print)
/s/ DAVID L. JANNETTA
Signature	Signature
Stockholder Address:	with a copy to:
1135 Parson Curry Lane
Malvern, PA 19355

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	367,917
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	475,698
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

MARK J. DENINO	SPOUSE SIGNATURE (if applicable)
Mark J. Denino	N/A
Name (print)	Name (print)
/s/ MARK J. DENINO
Signature	Signature
Stockholder Address:	with a copy to:
Box 2303
Southeastern, PA 19399

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	117,082
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	12,500
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

THE JANNETTA FAMILY TRUST	SPOUSE SIGNATURE (if applicable)
N/A
Name (print)	Name (print)
/s/ DAVID L. JANNETTA
Signature	Signature
Stockholder Address:	with a copy to:
1135 Parson Curry Lane
Malvern, PA 19355

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	51,900
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	0
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

CHRISTOPHER M. ROTHEY	SPOUSE SIGNATURE (if applicable)
N/A
Name (print)	Name (print)
/s/ CHRISTOPHER M. ROTHEY
Signature	Signature
Stockholder Address:	with a copy to:
2180 Pikeland Rd.
Malvern, PA 19355

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	1,666
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	140,514
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	0

Annex B-2

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 5, 2006 by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Traffic.com, Inc., a Delaware corporation (the “Company”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the Company. Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, BV Sub and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and options, warrants or other rights to acquire such number of shares of Company Common Stock as set forth on the signature page hereto;

WHEREAS, the Stockholder has expressed its intention to elect to receive the Merger Consideration in respect of such Shares (as defined below) beneficially owned by such Stockholder entirely in shares of Parent Common Stock through the making of a Stock Election;

WHEREAS, as a material inducement and a condition to Parent, BV Sub and Merger Sub entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Parent, BV Sub and Merger Sub, to enter into this Agreement to facilitate the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, BV Sub, Merger Sub and the Stockholder hereby agree as follows:

1.      Certain Definitions.   For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment; provided, however, that the obligations of the Stockholder pursuant to Section 9 hereof shall survive the Expiration Date and continue for such time as provided in Section 9.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional

B-2-1

equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, however, that nothing herein shall obligate the holder to acquire additional equity securities of the Company, by exercise of options, warrants or other rights to acquire, or otherwise.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2.      Representations and Warranties of Stockholder.   The Stockholder represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)     The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. The Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement). Such Shares constitute all of the Shares beneficially owned by the Stockholder. The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b)     The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes (assuming due execution and delivery of this Agreement by Parent, BV Sub and Merger Sub) a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by the Stockholder will not violate any agreement or court order to which the Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust, except for any of the foregoing as would not impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(c)     Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d)     The Stockholder understands and acknowledges that Parent is entering into, and causing BV Sub and Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Parent’s reliance on the Stockholder’s representations and warranties contained herein.

3.      Representations and Warranties of the Company.   The Company hereby represents and warrants to Parent, BV Sub and Merger Sub as follows:

(a)     The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited

B-2-2

by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)     Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Company, compliance by the Company with the provisions hereof or performance of its obligations hereunder.

4.      Representations and Warranties of Parent, BV Sub and Merger Sub.   Parent, BV Sub and Merger Sub hereby represent and warrant to the Stockholder as follows:

(a)     Parent, BV Sub and Merger Sub have the corporate power and authority to enter into and perform all of their respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent, BV Sub and Merger Sub and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)     Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Parent, BV Sub or Merger Sub, compliance by Parent, BV Sub and Merger Sub with the provisions hereof or performance of their obligations hereunder.

5.      Voting Agreement.

(a)     The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal. In all other matters, the Shares shall be voted by and in the manner determined by the Stockholder.

(b)     Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

6.      Grant of Irrevocable Proxy.   Concurrently with the execution and delivery of this Agreement, the Stockholder has delivered to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Shares. Such Proxy shall be irrevocable to the fullest extent permitted by Applicable Law and shall terminate upon the termination of this Agreement.

7.      No Solicitation.   The Stockholder shall, and shall cause its affiliates that it controls and its and its control affiliates’ respective directors, officers, employees, investment bankers, attorneys,

B-2-3

financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, BV Sub, Merger Sub or any designees of Parent, BV Sub or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Transaction, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Parent). The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 7 by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

8.      No Transfers During Voting Period.   The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company Options or Warrants to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

9.      Agreement Regarding Stock Election; Lock-Up.

(a)     The Stockholder agrees that, in connection with the consummation of the Merger, it shall elect to receive the Merger Consideration in respect of such Shares beneficially owned by such Stockholder entirely in shares of Parent Common Stock (the “Acquired Parent Shares”) through the making of a Stock Election under the Merger Agreement. The Stockholder agrees that it shall submit one or more Form(s) of Election designating a Stock Election with respect to all of the Shares and, in the event that the Stockholder should fail to submit a Form or Form(s) of Election with such designation with respect to any or all of the Shares, the Stockholder authorizes Parent and the Exchange Agent to submit a Form or Form(s) of Election with such designation in the name and on behalf of the Stockholder.

B-2-4

(b)     The Stockholder agrees that from the Effective Time and continuing for a period of six (6) months following the Effective Time (the “Lock-Up Expiration Date”), such Stockholder shall not, directly or indirectly, (i) Transfer any of the Acquired Parent Shares, or enter into any contract, option or other agreement to Transfer any of the Acquired Parent Shares, or otherwise cause or permit the Transfer of any Acquired Parent Shares or (ii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Acquired Parent Shares. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Acquired Parent Shares. The restrictions on transfer provided in this Section 9(b) shall be in addition to any restrictions on transfer of the Acquire Parent Shares imposed by Applicable Law.

(c)     Notwithstanding anything to the contrary contained herein, the Stockholder may Transfer Acquired Parent Shares (i) if such transfer occurs by operation of law or statutes governing the effects of a merger, (ii) as a distribution to limited partners of the Stockholder (provided, however, that such limited partners agree in writing to be bound by the applicable terms of this Section 9), (iii) at any time after Parent consummates a transaction, or enters into an agreement, that would cause or result in a Change In Control of Parent; or (iv) at any time after any agreement that imposes a Transfer restriction on Parent Acquired Shares by any other stockholder of the Company has terminated or been amended, or any rights of Parent or obligations of such stockholder under such agreement have been waived. In addition, the Stockholder may Transfer up to that number of shares (A) not in excess of five percent (5%) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the New York Stock Exchange (“NYSE”) on the date of initiation of such Transfer is not less than $40, (B) not in excess of 15 percent (15%) (including any shares Transferred pursuant to the immediately preceding clause (A)) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $45, and (C) not in excess of 25 percent (25%) (including any shares Transferred pursuant to the immediately preceding clauses (A) and (B)) of the Acquired Parent Shares beneficially owned by the Stockholder at the Effective Time if the price per share of Parent common stock as reported on the NYSE on the date of the initiation of such Transfer is not less than $50. For purposes of this paragraph, “Change In Control” means (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person, or related persons of (i) ownership, beneficial or otherwise, of issued and outstanding shares of capital stock of a party, the result of which acquisition is that such person or such group possesses 50% or more of the combined voting power of all then-issued and outstanding capital stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or such other governing body in the event a party or any successor entity is not a corporation); (b) a merger, consolidation or other reorganization or recapitalization of a party with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 50% of the combined voting power of all then-issued and outstanding stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; (c) the stockholders of a party approve a plan of complete liquidation of such party; or (d) a sale or disposition, whether in one or a series of transactions, of all or substantially all of a party’s assets.

B-2-5

10.    Acquisition of Additional Shares.

(a)     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Parent of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b)     In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

11.    No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

12.    Disclosure.   The Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Parent reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The New York Stock Exchange in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Parent using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure. In addition, the Stockholder will cooperate with Parent in connection with the filing of any Schedule 13D or amendment thereto that Parent reasonably determines is required under the Exchange Act in connection with this Agreement.

13.    Consent and Waiver.   The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party. Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, the Stockholder’s right to receive its portion of the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute the Stockholder’s sole and exclusive right against the Company and/or Parent or Merger Sub in respect of the Stockholder’s status as a stockholder of the Company.

14.    Confidentiality.   The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its limited partners, investment bankers, attorneys, financial and other advisors) until the Parent has publicly disclosed the Merger, except for disclosures which the Stockholder’s legal counsel advises are necessary in order to fulfill such Stockholder’s obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to Parent as promptly as practicable. Subject to the exception in the immediately preceding sentence, neither the Stockholder, nor any of its affiliates shall issue or cause the publication of any press release or other

B-2-6

public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

15.    Termination.   This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date; provided, however, that the provisions of Section 9(b) shall continue in effect after the Expiration Date until the Lock-Up Expiration Date and the provisions of Section 13 and Section 16 shall continue in effect with respect to Section 9(b) until the Lock-Up Termination Date.

16.    Miscellaneous.

(a)     This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b)     Any failure of the Stockholder, on the one hand, or Parent and Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Parent or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 16(b).

(c)     All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to the Stockholder, at the address set forth on the
signature page, with a copy to the address provided
thereto.

if to Parent, BV Sub or Merger Sub, to:

NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
Attention: Lawrence M. Kaplan
Facsimile: 312-894-7212

with a copy to:

Pepper Hamilton LLP
600 Fourteenth Street, N.W.
Washington, D.C. 20005
Attention: Thomas L. Hanley
Facsimile: 202-220-1665

(d)     Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Parent and Merger Sub and its and their successors and permitted assigns and shall be binding upon the Stockholder and the Stockholder’s heirs, successors

B-2-7

and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e)     This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law provisions.

(f)      EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g)     Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 16(c). Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein for the delivery of notices generally shall be effective service of process for any legal proceeding in connection with this Agreement or the transactions contemplated hereby.

(h)     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)      In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j)      The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k)     This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l)      The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred

B-2-8

hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n)     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Parent shall reimburse the reasonable legal fees and expenses incurred by Stockholder up to a maximum of $20,000.

(o)     Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p)     From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[signature page follows]

B-2-9

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

NAVTEQ CORPORATION		NAVTEQ HOLDINGS B.V.
By:	/s/ DAVID B. MULLEN	By:	/s/ DAVID B. MULLEN
Name:	David B. Mullen	Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer
NAVTEQ HOLDINGS DELAWARE, INC.
By:	/s/ DAVID B. MULLEN
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer

B-2-10

counterpart signature page

IN WITNESS WHEREOF, the parties hereto have signed this Stockholder Voting Agreement, in the case of each of Parent, BV Sub and Merger Sub, by its duly authorized officer, as of the date first above written.

TL VENTURES III, L.P.		TL VENTURES III oFFSHORE, L.P.
By:	TL Ventures III Management L.P., its general partner	By:	TL Ventures III Offshore Partners, L.P., its general partner
By:	TL Ventures III LLC, its general partner	By:	TL Ventures III Offshore Ltd., its general partner
By:	/s/ MARK J. DEnINO	By:	/s/ MARK J. DEnINO
TL vENTURES III iNTERFUND, L.P.		TL vENTURES IV, L.P.
By:	TL Ventures III LLC, its general partner	By:	TL Ventures IV Management L.P., its general partner
By:	/s/ MARK J. DEnINO	By:	TL Ventures IV LLC,
its general partner
		By:	/s/ MARK J. DEnINO
TL vENTURES IV iNTERFUND, L.P.
By:	TL Ventures IV LLC, its general partner
By:	/s/ MARK J. DEnINO
Stockholder Address:		with a copy to:
TL Ventures		Dechert LLP
435 Devon Park Drive — Bldg. 700		2929 Arch Street
Wayne, PA		Philadelphia, PA 19104
Attention: Mark J. DeNino		Attention: Henry N. Nassau, Esq. and
Fax: 484-582-1099		John D. Larocca, Esq.
Fax: 215-994-2222

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	6,913,181
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	0
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	701,140

Voting Agreement — Signature Page — Execution Copy

B-2-11

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Traffic.com, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Judson D. Green, David Mullen and Lawrence M. Kaplan of NAVTEQ Corporation, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Shares. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Voting Agreement of even date herewith (the “Voting Agreement”) by and among NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands (“BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent, BV Sub and Merger Sub entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, BV Sub, Merger Sub and the Company. The Merger Agreement provides for the merger of the Company with and into Merger Sub (the “Merger”), and Stockholder will be entitled to receive a portion of the consideration payable in connection with the Merger. The term “Expiration Date”, as used in this Proxy, shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (iii) the occurrence of a Material Adverse Amendment. The term “Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) is approved by the Company’s Board of Directors notwithstanding the fact that in such vote the Stockholder’s nominee on the Company’s Board of Directors voted against such amendment.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period (as defined in the Voting Agreement), to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a)     in favor of the approval and adoption of the Merger Agreement and approval of the Merger, not including any Material Adverse Amendment;

(b)     against the approval of any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; and

B-2-12

(c)     against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (as defined in the Merger Agreement).

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The Stockholder may vote the Shares on all other matters. Notwithstanding anything in this Proxy to the contrary, if the Stockholder is a director or officer of the Company, nothing contained in this Proxy shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[signature page follows]

B-2-13

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

TL vENTURES III, L.P.		TL vENTURES III OFFSHORE, L.P.
By:	TL Ventures III Management L.P., its general partner	By:	TL Ventures III Offshore Partners, L.P., its general partner
By:	TL Ventures III LLC, its general partner	By:	TL Ventures III Offshore Ltd., its general partner
By:	/s/ MARK J. DEnINO	By:	/s/ MARK J. DEnINO
TL VENTURES III iNTERFUND, L.P.		TL VENTURES IV, L.P.
By:	TL Ventures III LLC, its general partner	By:	TL Ventures IV Management L.P., its general partner
By:	/s/ MARK J. DEnINO	By:	TL Ventures IV LLC,
its general partner
		By:	/s/ MARK J. DEnINO
TL VENTURES IV iNTERFUND, L.P.
By:	TL Ventures IV LLC, its general partner
By:	/s/ MARK J. DEnINO
Stockholder Address:		with a copy to:
TL Ventures		Dechert LLP
435 Devon Park Drive — Bldg. 700		2929 Arch Street
Wayne, PA		Philadelphia, PA 19104
Attention: Mark J. DeNino		Attention: Henry N. Nassau, Esq. and
Fax: 484-582-1099		John D. Larocca, Esq.
Fax: 215-994-2222

Shares Beneficially Owned:

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY STOCKHOLDER:	6,913,181
NUMBER OF SHARES SUBJECT TO COMPANY OPTIONS HELD BY STOCKHOLDER:	0
NUMBER OF SHARES SUBJECT TO COMPANY WARRANTS HELD BY STOCKHOLDER:	701,140

B-2-14

Annex C-1

November 5, 2006

The Board of Directors
Traffic.com, Inc.
851 Duportail Road
Wayne, PA 19087

Members of the Board of Directors:

We are pleased to confirm in writing the opinion provided orally to the Board of Directors of Traffic.com, Inc. (the “Company”) at its meeting held on November 5, 2006. We understand that the Company, NAVTEQ Corporation, a Delaware corporation (the “Parent”), NAVTEQ Holdings B.V., a corporation organized under the laws of The Netherlands and a wholly-owned subsidiary of Parent (the “BV Sub”), NAVTEQ Holdings Delaware, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BV Sub (the “Merger Sub”) are entering into an Agreement and Plan of Merger (the “Agreement”) proposing to effect a business combination transaction as described in the Agreement (the “Merger”).

As further described in the Agreement, subject to the applicable provisions of Delaware law, at the effective time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall continue as the surviving corporation of the Merger. We understand that the consideration per share of the Company’s common stock to be paid, subject to allocation and pro ration, by the Parent, BV Sub and Merger Sub to the stockholders of the Company in the Merger shall consist, at the election of the holder thereof, of either: (i) $8.00 in cash (the “Per Share Cash Consideration”) or (ii) 0.235 shares of the Parent’s common stock, par value $0.001 per share (the “Per Share Stock Consideration”). The aggregate cash consideration to be paid by Parent, BV Sub and Merger Sub to the shareholders of the Company in the Merger shall not exceed $49 million (the “Cash Consideration Cap”) and the aggregate stock consideration to be paid by Parent, BV Sub and Merger Sub to the shareholders of the Company in the Merger shall not exceed 4.3 million shares of the Parent’s common stock (the “Stock Consideration Cap”). If the Company’s shareholders’ stock elections or cash elections exceed the Cash Consideration Cap or the Stock Consideration Cap, respectively, then the excess of such elections will be subject to pro ration.

As you know, Allen & Company LLC (“Allen”) has been engaged by the Company to render certain financial advisory services. In this connection, pursuant to our March 22, 2006 engagement letter agreement (the “Engagement Letter”), you have asked us to render our opinion as to the fairness from a financial point of view to the holders of the Company’s common stock of the consideration to be paid in connection with the Merger. Pursuant to the Engagement Letter, Allen will receive a fee for its services in connection with the Merger which is contingent upon the closing of the Merger. The Company has also agreed to reimburse Allen’s expenses and indemnify Allen against certain liabilities arising out of such engagement.

Allen, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As of the date of this letter, Allen or its affiliates do not have a position in the common stock of the Company or the Parent. In addition, in the ordinary course of its business as a broker-dealer and market maker, Allen may have long or short positions, either on a discretionary or nondiscretionary basis, for its own account or for those of its clients, in the securities (or related derivative securities) of the Company or the Parent.

Our opinion as expressed herein reflects and gives effect to our general familiarity with the Company and the Parent as well as information which we received during the course of this assignment, including information provided by senior managements of the Company and the Parent in the course of discussions relating to this engagement. In arriving at our opinion, we neither conducted a physical inspection of the properties and facilities of the Company or the Parent nor made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Parent, or conducted any analysis concerning the solvency of the Company.

In rendering our opinion, we have relied upon and assumed with your consent the accuracy and completeness of all of the financial, accounting, tax and other information that were available to us from public sources, that was provided to us by the Company or the Parent or their respective representatives, or that was otherwise reviewed by us. With respect to financial projections provided to us, we have assumed with your consent that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the managements of the Company or the Parent as to the future operating and financial performance of the Company or the Parent, respectively. We assume no responsibility for and express no view or opinion as to such forecasts or the assumptions on which they are based.

We have assumed that the Merger will be consummated in accordance with the terms and conditions set forth in the draft Agreement and the draft agreements ancillary thereto that we have reviewed.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In arriving at our opinion, we have among other things:

(i)      Reviewed and analyzed the terms and conditions of the Agreement and related documents (none of which prior to the delivery of this opinion has been executed by the parties)

(ii)     Analyzed the consideration being offered for the Company’s outstanding shares pursuant to the terms of the Agreement

(iii)     Reviewed trends in the syndicated content, traditional advertising media, online content, automotive/road data service, image database and spatial software industries

(iv)     Reviewed and analyzed the business prospects and financial condition of the Company and the Parent

(v)     Reviewed the historical business information and financial results of the Company and the Parent

(vi)     Reviewed non-public business information and financial information of the Company and the Parent provided by the management of the Company and the Parent

(vii)    Reviewed the budgets and updated forecasts for fiscal year 2006 prepared by the managements of the Company and the Parent

(viii)   Reviewed projected results for fiscal years 2007-2009 prepared by the management of the Company

(ix)     Reviewed projected results for fiscal year 2007 prepared by the management of the Parent

(x)     Reviewed information obtained from meetings with senior management of the Company and the Parent

(xi)     Reviewed and analyzed the daily trading statistics of, and the Wall Street research expectations for, the Company and the Parent’s common stocks

(xii)    Reviewed and analyzed public financial information of publicly traded comparable companies in the syndicated content, traditional advertising media, online content, automotive/road data service, image database and spatial software industries

(xiii)   Reviewed and analyzed public financial information of transactions involving comparable companies in the syndicated content, traditional advertising supported media, online content and automotive / road data service industries

(xiv)   Analyzed premiums paid in comparably sized (i) cash, (ii) stock, and (iii) cash and stock transactions during the past four (4) years

(xv)    Analyzed the implied value of the Company based on (i) the multiples of publicly traded comparable companies, (ii) the premiums paid in comparably sized cash and stock transactions, (iii) the transaction multiples of comparable company M&A transactions and (iv) our discounted cash flow analyses

(xvi)   Conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein

It is understood that this opinion is solely for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent.

This opinion does not constitute a recommendation as to what course of action the Board of Directors or any securityholder of the Company should pursue in connection with the Merger, or otherwise address the merits of the underlying decision by the Company to engage in the Merger. We express no opinion as to the price at which any share of capital stock of the Company will trade either before or after the Merger.

We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. For the purposes of our opinion, we have assumed with your consent that all governmental, regulatory, or other consents necessary for the consummation of the Merger as contemplated by the Agreement will be obtained without any adverse effect on the Company.

Our opinion is limited to the fairness, from a financial point of view, as of the date hereof, of the consideration to be paid in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Per Share Cash Consideration and the Per Share Stock Consideration to be paid in connection with the Merger are fair from a financial point of view to the holders of the Company’s common stock.

Very truly yours,
ALLEN & COMPANY LLC
By:
JOHN H. JOSEPHSON
Managing Director

Annex C-2

November 5, 2006

Special Committee of the Board of Directors
Traffic.com, Inc.
851 Duportail Road, Suite 220
Wayne, PA 19087

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view as of the date hereof, to the stockholders (other than the Enumerated Shareholders (as defined below) and any stockholder who demands and perfects appraisal rights) of Traffic.com, Inc. (the “Company”) of the Merger Consideration (as defined below) to be paid to such stockholders pursuant to the Agreement and Plan of Merger, dated as of November 5, 2006 (the “Agreement”), to be entered into by and among the Company, NAVTEQ Corporation (the “Parent”), NAVTEQ Holdings B.V. (“B.V. Sub”), a wholly-owned subsidiary of Parent, and NAVTEQ Holdings Delaware, Inc. (“Merger Sub”), a direct, wholly-owned subsidiary of the B.V. Sub. The Agreement provides for the merger (the “Merger”) of the Company with and into the Merger Sub pursuant to which, among other things, each issued and outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) will be converted into the right to receive, at the election of the holder thereof, (i) .235 shares of Parent Common Stock (the “Per Share Stock Consideration,”) or (ii) cash in the amount of $8.00, without interest (the “Per Share Cash Consideration”), subject to the election and allocation procedures set forth in the Agreement, the Cash Consideration Cap, the Stock Consideration Cap and the agreements to make Stock Elections set forth in the Agreement.. The Per Share Cash Consideration and the Per Share Stock Consideration are each referred to herein as the Merger Consideration. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used in this opinion but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In arriving at our opinion, we have: (i) reviewed the financial terms and conditions of a draft of the Agreement dated November 5, 2006; (ii) reviewed certain publicly available historical business and financial information relating to the Company and the Parent; (iii) reviewed various financial forecasts and other data provided to us by the Company and the Parent relating to their businesses, as well as various publicly available financial analyst forecasts with respect to the Company and the Parent; (iv) held discussions with members of the senior management of both the Company and the Parent with respect to the respective businesses and prospects of the Company and the Parent; (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and the Parent; (vi) reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to that of the Company and the Parent; (vii) performed a discounted cash flow analysis of the Company on a standalone basis; (viii) reviewed the historical stock prices and trading volumes of the Company Common Stock and the Parent’s common stock; and (ix) conducted such other studies, analyses and investigations and considered such other financial, economic, and market criteria as we deemed necessary or appropriate in arriving at our opinion.

C-2-1

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information provided to us by the Company and the Parent or otherwise discussed with or reviewed by us and have not assumed any responsibility to verify independently such information. Each of the Company and the Parent has advised us that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have further relied upon the assurances of the Company’s and the Parent’s respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor the Parent is a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to the Company, the Parent and the Merger reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s and Parent’s respective management. We express no opinion as to any financial forecasts, pro forma adjustments, net operating loss or other estimates or business outlook or forward-looking information of the Company or the Parent or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and the Parent, and on the assumptions of the Company’s management, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Parent and the Agreement, including, without limitation, the amount of the Merger Consideration.

We have also assumed, with your consent, that (i) the Agreement, when executed and delivered by the parties thereto, will conform to the draft reviewed by us in all respects material to our analysis, (ii) the Merger will be consummated pursuant to the terms of the Agreement without amendment thereto and without waiver by any party of any conditions or obligations thereunder, (iii) the Merger will be treated as a tax-free reorganization for federal income tax purposes and (iv) all the necessary regulatory or other approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Parent or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any assets or liabilities (fixed, contingent or other) of the Company or the Parent, and have not been furnished with any such appraisals or valuations. We have made no physical inspection of the properties or facilities of either the Company or the Parent in connection with this opinion. The analyses we performed in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of any entity, including the Company or the Parent. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Parent or any of their respective affiliates is a party or may be subject and at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. Further, for the avoidance of doubt, we express no opinion herein as to the long-term viability of the Parent following the Merger, including the potential for or timing of commercialization of any product or service, the nature and extent of the Parent’s financing needs or the ability of the Parent to satisfy any such financing needs. No company or transaction used in any analysis for purposes of comparison is identical to the Company, the Parent or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, the Parent and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

C-2-2

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein (i) as to the price at which shares of Company Common Stock have traded or such stock may trade following announcement of the Merger or at any other future time or (ii) as to the price at which shares of common stock of the Parent may trade following the announcement or consummation of the Merger or at any other future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or whether a stockholder should elect stock or cash consideration. Except with respect to the use of this opinion in connection with any document that is required to be filed with the Securities and Exchange Commission and/or required to be mailed by the Company to its shareholders relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness as of the date hereof, from a financial point of view, to holders, other than the Enumerated Shareholders, of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other aspect or implication of the Merger or any other terms, agreements, arrangements or understandings entered into by the Company or any other person relating to the Merger or otherwise. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company. Further, we were not requested to, nor did we, solicit or assist the Company in soliciting indications of interest from third parties for all or any part of the Company or any alternative transaction. However, we understand that Allen & Co. solicited third parties about the potential sale of all or any part of the Company.

We received a fee upon our engagement by the Company to render an opinion to you, and we are entitled to be paid an additional fee, a portion of which is payable upon us having substantially completed the work that, in our determination, is appropriate to prepare us to render this opinion, regardless of the conclusion reached by us in this opinion, and a portion of which is payable upon, and contingent on, the consummation of the Merger. Additionally, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we and/or our affiliated and related entities may actively trade securities of the Company and the Parent for our and/or their own account or effect transactions in such securities for the accounts of our customers and, accordingly, we and/or our affiliated and related entities may at any time hold a long or short position in such securities. In connection with our engagement by the Company, we agreed not to provide or agree to provide any services on behalf of the Company, an affiliate of the Company or the Parent until the consummation of the Merger, the termination of our engagement by the Company or February 28, 2007, whichever is earlier. Following the consummation of the Merger (or other relevant event), we may seek to provide investment banking services to the Company, the Parent, and their respective affiliates for which we may receive compensation. Also, one or our affiliates is a specialist on the American Stock Exchange in options on the Parent’s common stock and another affiliate is a market maker on the ASDAQ National Market in the Company Common Stock. For purposes of our opinion, the term “Enumerated Shareholders” shall mean any current or former employee of the Company who may receive any payments of other benefits as a result of the Merger pursuant to any agreement other than the Agreement.

C-2-3

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Enumerated Shareholders). In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Sincerely,

Susquehanna Financial Group, LLLP

SUSQUEHANNA FINANCIAL GROUP, LLLP

C-2-4

Annex D

Section 262 of the Delaware General Corporation Law Concerning Appraisal Rights

§ 262. Appraisal rights.

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)     Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)     Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)     In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

(1)     If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)     If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)      Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)     After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)      The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)      The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)      The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.               Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of these actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

NAVTEQ’s certificate of incorporation and bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Any repeal or modification of these provisions shall not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment or repeal.

NAVTEQ has obtained and expect to maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

NAVTEQ has entered into indemnity agreements with our directors and officers providing the indemnification described above.

Item 21.               Exhibits and Financial Statement Schedules

(a)

Exhibit Number	Exhibit Description
2.1

Agreement and Plan of Merger by and among NAVTEQ Corporation, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and Traffic.com, Inc. dated as of November 5, 2006 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

3.1	Amended and Restated Certificate of Incorporation. (1)
3.2	Amended and Restated Bylaws. (1)
4.1	Specimen Common Stock Certificate. (1)
5.1	Opinion of Pepper Hamilton LLP, regarding the legality of the securities being issued.
8.1	Opinion of Pepper Hamilton LLP, relating to tax matters.
8.2*	Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, relating to tax matters.
10.1

Voting Agreement, dated as of November 5, 2006, by and among NAVTEQ Corporation and each of Robert N. Verratti, David L. Jannetta, The Jannetta Family Trust, Mark J. DeNino, and Christopher M. Rothey (included as Annex B-1 to the proxy statement/prospectus forming a part of this registration statement).

10.2

Voting Agreement, dated as of November 5, 2006, by and among NAVTEQ Corporation and each of TL Ventures III L.P., TL Ventures III Offshore L.P., TL Ventures III Interfund L.P., TL Ventures IV L.P. and TL Ventures IV Interfund L.P. (included as Annex B-2 to the proxy statement/prospectus forming a part of this registration statement).

21.1*	Subsidiaries of the Registrant.
23.2	Consent of KPMG LLP.
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.4	Consent of Pepper Hamilton LLP (included in Exhibits 5.1 and 8.1).
23.5*	Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP (included in Exhibit 8.2).
24.1*	Power of Attorney (included in Part II of this Registration Statement).
99.1	Opinion of Allen & Company LLC (included as Annex C-1 to the proxy statement/prospectus included in this Registration Statement).
99.2	Opinion of Susquehanna Financial Group, LLLP (included as Annex C-2 to the proxy statement/prospectus included in this Registration Statement).
99.3*	Consent of Allen & Company LLC.
99.4*	Consent of Susquehanna Financial Group, LLLP.
99.5*	Form of Proxy Card of Traffic.com, Inc.

(1)                 Filed with NAVTEQ’s Registration Statement on Form S-1 (Registration No. 333-114637), as amended, and incorporated herein by reference.

*                         Previously filed.

Item 22.               Undertakings

(1)                 The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                 That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                     If the registrant is relying on Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that time an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                 The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)                 The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 (the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)                 Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)                 The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 22, 2007.

Navteq CORPORATION
By:	/s/ Judson C. Green
Judson C. Green
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Judson C. Green	Director, President and Chief Executive Officer
Judson C. Green	(Principal Executive Officer)	January 22, 2007
/s/ David B. Mullen	Executive Vice President and Chief Financial Officer
David B. Mullen	(Principal Financial Officer)	January 22, 2007
/s/ Neil T. Smith	Vice President and Corporate Controller
Neil T. Smith	(Principal Accounting Officer)	January 22, 2007
*
Christopher B. Galvin	Chairman of the Board	January 22, 2007
*
Richard J.A. de Lange	Director	January 22, 2007
*
Andrew J. Green	Director	January 22, 2007

Signature	Title	Date
*
Willam L. Kimsey	Director	January 22, 2007
*
Scott D. Miller	Director	January 22, 2007
*
Dirk-Jan van Ommeren	Director	January 22, 2007

By:	/s/ Judson C. Green	January 22, 2007
Judson C. Green, as
Attorney-in-Fact